    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 2, 1997


                                                      REGISTRATION NO. 333-17291

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                               AMENDMENT NO. 1 TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            WASHINGTON MUTUAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             WASHINGTON                             6712                             91-1653725
      (STATE OF INCORPORATION)          (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
                                        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NO.)

                               1201 THIRD AVENUE
                               SEATTLE, WA 98101
                                 (206) 461-2000
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                MARC R. KITTNER
                             SENIOR VICE PRESIDENT
                            WASHINGTON MUTUAL, INC.
                               1201 THIRD AVENUE
                               SEATTLE, WA 98101
                                 (206) 461-2000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:


         FAY L. CHAPMAN                        JOHN K. HUGHES                          GREGG A. NOEL
        DAVID R. WILSON                       DEWEY BALLANTINE            SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
   FOSTER PEPPER & SHEFELMAN           1775 PENNSYLVANIA AVENUE, N.W.             300 SOUTH GRAND AVENUE
       1111 THIRD AVENUE                   WASHINGTON, D.C. 20006                       SUITE 3400
           SUITE 3400                                                             LOS ANGELES, CA 90071
       SEATTLE, WA 98101                                                              (213) 687-5000
         (206) 447-4400


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE



     This Registration Statement contains two forms of prospectus: one to be used in connection with an offering in the United States and Canada (the "U.S. Prospectus") and one to be used in a concurrent offering outside the United States and Canada (the "International Prospectus"). The two prospectuses are identical except for the front and back cover pages, the inside front cover page, and the section entitled "Underwriting." The form of U.S. Prospectus is included herein and is followed by the alternate pages to be used in the International Prospectus. Each of the alternate pages for the International Prospectus included herein is labeled "Alternate Page for International Prospectus." Final forms of each Prospectus will be filed with the Securities and Exchange Commission under Rule 424(b).

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES

     MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION TIME BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL

     THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                             SUBJECT TO COMPLETION



                  PRELIMINARY PROSPECTUS DATED JANUARY 2, 1997


PROSPECTUS


                               15,085,305 SHARES

                            [WASHINGTON MUTUAL LOGO]

                                  COMMON STOCK
                            ------------------------


     Of the 15,085,305 shares (the "Shares") of common stock, no par value ("Common Stock"), of Washington Mutual, Inc., a Washington corporation ("Washington Mutual" or the "Company"), offered hereby, 14,000,000 Shares are being offered by the Federal Deposit Insurance Corporation (the "FDIC"), for the account of the FSLIC Resolution Fund (the "FRF") and 1,085,305 Shares are offered by certain other stockholders of the Company identified herein (collectively with the FRF, the "Selling Stockholders"). See "Selling Stockholders." The FDIC is a government-controlled corporation and instrumentality of the United States of America that manages the FRF(the FDIC in its capacity as manager of the FRF is referred to herein as the "FDIC-Manager"). The Shares were issued in connection with a recent transaction pursuant to which Washington Mutual acquired Keystone Holdings, Inc. ("Keystone Holdings") by merger, as a result of which the direct and indirect subsidiaries of Keystone Holdings, including American Savings Bank, F.A. ("ASB"), became subsidiaries of the Company. See "The Keystone Transaction." The Company will not receive any proceeds from the sale of the Shares hereunder.



     Of the 15,085,305 Shares offered hereby,           Shares are being offered
in the United States and Canada by the U.S. Underwriters (the "U.S. Offering")
and           Shares are being offered outside the United States and Canada by the International Managers (the "International Offering" and, together with the U.S. Offering, the "Offerings"). The initial public offering price and the aggregate underwriting discount per share are identical for the Offerings. See "Underwriting."



     The Company's Common Stock is traded on the National Market tier of The Nasdaq Stock Market (the "Nasdaq Stock Market") under the symbol "WAMU." On December 30, 1996, the last reported sale price of the Common Stock was $43 1/8 per share.


     SEE "RISK FACTORS" BEGINNING ON PAGE 11 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION,
   PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                      PRICE TO            UNDERWRITING       PROCEEDS TO SELLING
                                       PUBLIC              DISCOUNT(1)         STOCKHOLDERS(2)
-------------------------------------------------------------------------------------------------
Per Share......................           $                     $                     $
-------------------------------------------------------------------------------------------------
Total..........................           $                     $                     $
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

(1) The Company and the Selling Stockholders have severally agreed to indemnify the several Underwriters (the "Underwriters") against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."


(2) Before deduction of expenses payable by the Company estimated to be $720,000.


     The Shares are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Shares
will be made in New York, New York, on or about             , 1997.
                            ------------------------

MERRILL LYNCH & CO.                       FRIEDMAN, BILLINGS, RAMSEY & CO., INC.
                            ------------------------

               The date of this Prospectus is             , 1997

     MAP OF THE STATES OF WASHINGTON, OREGON, CALIFORNIA, UTAH, IDAHO, MONTANA, ARIZONA, COLORADO AND NEVADA AND A TABLE SETTING FORTH THE NUMBERS OF THE COMPANY'S BRANCHES, LOAN PRODUCTION CENTERS, COMMERCIAL BANK OFFICES AND NUMBER OF HOUSEHOLDS SERVED.

                            ------------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ STOCK MARKET'S SMALLCAP MARKET, THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ STOCK MARKETS' SMALLCAP MARKET, THE NASDAQ NATIONAL MARKET OR OTHERWISE IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934.

                               PROSPECTUS SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus or in documents incorporated herein by reference and is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Prospectus and the other documents incorporated herein by reference. Unless otherwise indicated, all references herein to Washington Mutual or the Company refer to the combined entity including Keystone Holdings on a restated basis as if the respective companies had been combined for all periods presented.

                                  THE COMPANY

     With a history dating back to 1889, Washington Mutual is a regional financial services company committed to serving consumers and small to mid-sized businesses throughout the Western United States. Through its subsidiaries, the Company engages in the following activities:


     - MORTGAGE LENDING AND CONSUMER BANKING ACTIVITIES. Through its principal subsidiaries, Washington Mutual Bank ("WMB"), American Savings Bank, F.A., and Washington Mutual Bank fsb ("WMBfsb"), at September 30, 1996, the Company operated 410 financial centers and 94 loan centers offering a full complement of mortgage lending and consumer banking products and services. For the nine months ended September 30, 1996, WMB was the leading originator of first-lien single-family residential loans in Washington and Oregon, and ASB was the second largest such originator in California.



     - COMMERCIAL BANKING ACTIVITIES. Through the commercial banking division of WMB, at September 30, 1996, the Company operated 47 full-service business branches offering a range of commercial banking products and services to small to mid-sized businesses. WMB commenced its commercial banking activities through the acquisition of Enterprise Bank of Bellevue, Washington ("Enterprise") in 1995 and Western Bank of Coos Bay, Oregon ("Western") in 1996.



     - INSURANCE ACTIVITIES. Through WM Life Insurance Co. ("WM Life") and ASB Insurance Agency, Inc. ("ASB Insurance"), the Company underwrites and sells annuities and sells a range of life insurance contracts and selected property and casualty insurance policies.


     - BROKERAGE ACTIVITIES. Through ASB Financial Services, Inc. ("ASB Financial"), Murphey Favre, Inc. ("Murphey Favre") and Composite Research and Management Co. ("Composite Research"), the Company offers full service securities brokerage and acts as the investment advisor to and the distributor of mutual funds.

     The Company operates in Washington, California, Oregon, Utah, Idaho, Montana, Arizona, Colorado and Nevada. These operations constitute one of the largest banking franchises in the Western United States and serve more than 1.3 million households. At September 30, 1996, the Company had consolidated assets of $43.7 billion, deposits of $24.0 billion, and stockholders' equity of $2.4 billion.


     In December 1996, Washington Mutual consummated the merger of Keystone Holdings with and into the Company and certain other transactions in connection therewith (the "Transaction") and thereby acquired ASB. Washington Mutual issued 47,883,333 shares of Common Stock in the Transaction. At September 30, 1996, ASB had assets of $21.3 billion and deposits of $12.9 billion and operated 158 branches and 63 loan centers, substantially all of which were located in California.


     Washington Mutual intends to continue operating ASB under the name "American Savings Bank" in ASB's markets and has retained a significant number of ASB's management team to guide ASB's operations. Washington Mutual intends to introduce its consumer banking products and approaches throughout ASB's branch system and to expand ASB's loan origination capabilities.

     The principal executive offices of Washington Mutual are located in the Washington Mutual Tower, 1201 Third Avenue, Suite 1500, Seattle, Washington 98101, and its telephone number is (206) 461-2000.

                               BUSINESS STRATEGY


     In 1995, Washington Mutual introduced a revised strategic plan designed to position the Company to achieve higher levels of profitability and growth. Elements of this strategic plan include strengthening Washington Mutual's consumer banking franchise throughout the West; expanding the commercial banking franchise; managing Washington Mutual's sensitivity to movements in interest rates; maintaining asset quality; and operating more efficiently.



     Acquisitions have played an integral role in Washington Mutual's past growth and business line expansion. Since 1988, Washington Mutual has acquired numerous financial institutions and substantial assets, including two commercial banks, which significantly expanded its geographic reach beyond the state of Washington. The Company anticipates that acquisitions will continue to be an important element of its strategic plan in the future. The acquisition of ASB (the Company's largest acquisition to date) allowed Washington Mutual to expand into California with a well-capitalized institution with similar business strategies, strong management and complementary product capabilities. Washington Mutual believes that the acquisition of ASB satisfies elements of the Company's strategic plan, including:



     - STRENGTHENS CONSUMER BANKING FRANCHISE THROUGHOUT THE WESTERN UNITED STATES. The acquisition of ASB gave Washington Mutual immediate access to the consumer banking market in California. ASB has a state-wide presence in California, which at September 30, 1996, included 158 branches and 63 loan centers, predominantly concentrated in the Los Angeles and San Francisco areas. In addition, the acquisition of ASB added more than 575,000 new households to Washington Mutual's customer base. Although ASB has primarily been a residential mortgage lender, the Company intends to introduce its consumer banking products into the ASB system during 1997 and 1998.



     - DECREASES WASHINGTON MUTUAL'S SENSITIVITY TO INTEREST RATE
       MOVEMENTS. ASB's loan and investment portfolios consist primarily of adjustable-rate mortgages ("ARMs") and adjustable-rate mortgage-backed securities ("MBS"). These portfolios complement Washington Mutual's pre-Transaction portfolios, which contained a much higher percentage of fixed-rate mortgages. The addition of ASB's loan and investment portfolios to Washington Mutual's portfolios accelerated the Company's efforts to restructure its portfolios to reduce the sensitivity of its results of operations to changes in prevailing interest rates.


                         BACKGROUND OF THE TRANSACTION


     HISTORY OF KEYSTONE HOLDINGS. Keystone Holdings commenced operations in December 1988 as an indirect holding company for ASB. ASB was formed by Keystone Holdings Partners L.P. ("KHP") to effect the December 1988 acquisition (the "1988 Acquisition") of certain assets and liabilities of the failed savings and loan association subsidiary (the "Failed Association") of Financial Corporation of America. In connection with the 1988 Acquisition, the Federal Savings and Loan Insurance Corporation ("FSLIC") received warrants (the "Warrants"), that represented the right to purchase capital stock of ASB's corporate parent, which is an intermediary holding company between Keystone Holdings and ASB. In addition, the 1988 Acquisition had a "good bank/bad bank" structure, with ASB, the "good bank," acquiring substantially all of the Failed Association's performing loans and fixed assets and assuming substantially all of its deposit liabilities. New West Federal Savings and Loan Association ("New West"), the "bad bank," was formed to acquire the Failed Association's other assets (including nonperforming loans) and liabilities with a view toward their liquidation. New West was divested by Keystone Holdings prior to consummation of the Transaction.



     THE TRANSACTION. In the Transaction, the Company issued 47,883,333 shares of Common Stock as follows: 25,883,333 shares were issued to KHP, the sole shareholder of Keystone Holdings, which shares were subsequently distributed to the general and limited partners of KHP (the "KHP Investors"); 14,000,000 shares were issued to the FRF in exchange for the Warrants; and 8,000,000 shares (the "Litigation Escrow Shares") were issued to an escrow for the benefit of the KHP Investors and the FRF (the "Litigation Escrow"). Shares will be released from the Litigation Escrow to the extent that Washington Mutual receives net cash proceeds ("Case Proceeds") from certain litigation that Keystone Holdings and certain of its affiliates were pursuing against the United States, which litigation became an asset of the Company in the

Transaction. See "The Keystone Transaction -- The Litigation Escrow." The Transaction was treated as a pooling-of-interests for accounting purposes.


     At December 20, 1996, Robert M. Bass, the single largest KHP Investor, beneficially owned 9,478,300 shares of Common Stock, and the contingent right to receive up to 1,901,276 Litigation Escrow Shares, for an aggregate of 11,379,576 shares of Common Stock (approximately 9.5 percent of the Common Stock then outstanding). Mr. Bass is not selling any shares of Common Stock in the Offerings. After the sale of all the Shares offered hereby by the FDIC-Manager on behalf of the FRF, the FRF will no longer beneficially own any shares of Common Stock, but will have the contingent right to receive and will beneficially own 2,808,000 Litigation Escrow Shares. See "Selling Stockholders." Holders of contingent rights to receive Litigation Escrow Shares will have the power to direct the Escrow Agent to vote such Litigation Escrow Shares. See "The Keystone Transaction -- The Litigation Escrow."



     As part of the Transaction, Washington Mutual, KHP and the FDIC-Manager entered into a Registration Rights Agreement (the "Registration Rights Agreement"), which provides that Washington Mutual will use its best efforts to register for resale under the Securities Act shares of Common Stock issued in the Transaction. Pursuant to the Registration Rights Agreement, Washington Mutual agreed to file the registration statement of which this Prospectus is a part (together with all exhibits and amendments thereto, the "Registration Statement") and use its best efforts to cause it to be declared effective by the Securities and Exchange Commission (the "Commission"). Pursuant to the Registration Rights Agreement, Washington Mutual has also agreed to file with the Commission and use its best efforts to cause to become effective as soon as practicable after nine months from the closing of the Transaction, a shelf registration statement (the "Initial Shelf Registration") for sale from time to time of all shares of Common Stock issued in the Transaction that are not sold hereunder, other than the Litigation Escrow Shares (the "Registrable Common"). Washington Mutual also agreed in the Registration Rights Agreement to file with the Commission as soon as practicable after distribution of the Litigation Escrow Shares, and use its best efforts to cause to become effective, an additional shelf registration statement for the sale of such shares. During the three-year period following the effectiveness of the Initial Shelf Registration, persons who hold 15 percent or more of the Registrable Common may require the Company, an aggregate of four times, to facilitate an underwritten public offering of the Registrable Common; and each of the KHP Investors and the FRF (or their transferees) are entitled to notice of any registrations by the Company of Common Stock for sale under the Securities Act for its own account (with certain exceptions) and to include their shares therein.


                              RECENT DEVELOPMENTS


     REDEMPTION OF KEYSTONE ENTITIES PREFERRED STOCK AND DEBT SECURITIES. Upon consummation of the Transaction, the Company redeemed $10.5 million of debt securities and $80.0 million of nonconvertible preferred stock issued by New American Capital, Inc. ("New Capital"), a subsidiary of Keystone Holdings. Washington Mutual has also given the required notices to redeem in January 1997 $354.0 million of additional debt securities issued by New Capital. By redeeming such equity and debt, management believes it can significantly reduce its overall cost of funds. See "Management's Discussion and Analysis of Financial Position and Results of Operations -- Liquidity."



     TRANSACTION EXPENSES AND ADDITION TO RESERVE FOR LOAN LOSSES. Washington Mutual anticipates recording a net after-tax charge of approximately $210 million for Transaction-related expenses, including an addition of $125.0 million to the reserve for loan losses in the fourth quarter of 1996. The additional reserve for loan losses was provided principally because certain Washington Mutual credit administration and asset management philosophies and procedures differed from those of ASB. The balance of the expenses recorded was related to severance and management payments, payments related to a tax settlement between Keystone Holdings and the FRF, write-downs of software and equipment, premiums paid in redemption of New Capital debt securities, professional fees and investment banking fees. See "The Keystone
Transaction -- Transaction Expenses and Addition to Reserve for Loan Losses."

     Utah Federal Merger. On November 30, 1996, the Company consummated a merger of Utah Federal Savings Bank, a federal savings bank ("Utah Federal"), with and into WMBfsb (the "Utah Federal Merger"). The Company issued 347,176 shares of Common Stock in the Utah Federal Merger. At September 30, 1996, Utah Federal operated five branches and two loan production offices in Utah and had assets of $122.2 million, deposits of $106.9 million and stockholders' equity of $11.9 million.



     United Western Merger. On September 6, 1996, Washington Mutual entered into an agreement to acquire United Western Financial Group, Inc. of Salt Lake City ("United Western") and its subsidiaries, including United Savings Bank, Uniwest Service Corporation and Western Mortgage Loan Corporation, for $80.3 million in cash (the "United Western Merger"), subject to certain adjustments. United Western operates eight branches in Utah, one branch in Idaho and seven loan production offices. At September 30, 1996, United Western had assets of $414.9 million, deposits of $294.4 million and stockholders' equity of $53.8 million. The United Western Merger is subject to various conditions, including the approval of shareholders of United Western and the receipt of all required regulatory approvals. There can be no assurances when or if the United Western Merger will be consummated, although the Company expects it to close in January 1997.



     Recent Federal Legislation. On September 30, 1996, President Clinton signed legislation intended in part to recapitalize the Savings Association Insurance Fund ("SAIF") and to reduce the gap between SAIF premiums and Bank Insurance Fund ("BIF") premiums. The legislation provided for a special one-time assessment on SAIF-insured deposits that were held as of March 31, 1995, including certain deposits acquired after that date. The assessment was designed to bring the SAIF's reserve ratio to the legally required level of $1.25 for every $100 in insured deposits. Prior to this legislation, deposits of Washington Mutual subsidiaries insured through the SAIF were subject to regular FDIC assessments of 23 cents per $100 per year. Beginning in January 1997, deposits of well-capitalized institutions insured through the SAIF probably will be subject to regular FDIC assessments of 6.4 cents per $100 per year, while deposits of well-capitalized institutions insured through the BIF probably will be subject to regular FDIC assessments of 1.3 cents per $100 per year.


     Washington Mutual's special assessment on deposits held by WMB, ASB and WMBfsb resulted in a pretax charge of $124.2 million, which was recorded in the quarter ended September 30, 1996. Based on current levels of deposits, Washington Mutual estimates that the reduction in the regular assessment on its SAIF deposits beginning in 1997 should result in annual savings of approximately $31.2 million.

     Redemption of Series D Preferred Stock. On November 30, 1996, the Company mailed a notice of redemption to holders of its $6.00 Noncumulative Convertible Perpetual Preferred Stock, Series D (the "Series D Preferred Stock"), for redemption of the Series D Preferred Stock on December 31, 1996. The Series D Preferred Stock is redeemable at $103.60 per share or is convertible into 3.8709 common shares per share, or an aggregate of approximately 5.4 million shares of Common Stock. The Company anticipates that substantially all of the Series D Preferred Stock will be converted into Common Stock.

                             SUMMARY FINANCIAL DATA


     The following table presents summary supplemental financial data for Washington Mutual. This table is derived from and should be read in conjunction with the Supplemental Consolidated Financial Statements of Washington Mutual and the Notes thereto, which are included elsewhere in this Prospectus. The Transaction was accounted for as a pooling-of-interests. The financial statements presented herein are designated as "supplemental" because generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. The assets, liabilities, and results of operations of Keystone Holdings have been recorded on the books of Washington Mutual at their values as carried on the books of Keystone Holdings, and no goodwill was created. Washington Mutual supplemental financial information contained in this Prospectus has been restated as if the respective companies had been combined for all periods presented. As such, the information presented herein is not comparable to that reflected in the Company's annual report on Form 10-K for the year ended December 31, 1995, or the restated financial statements of the Company contained in the Company's current report on Form 8-K dated October 18, 1996, as amended. Because of the significant increase in Washington Mutual's size as a result of the acquisition early in 1993 of Pacific First Bank, a Federal Savings Bank ("Pacific First") (which was accounted for by the purchase method), the financial results for the years ended and as of December 31, 1995, 1994, and 1993, are not generally comparable to prior periods or dates. The information as of September 30, 1996 and for the nine-month periods ended September 30, 1996 and 1995 is not necessarily indicative of the operating results for the entire year.



                                          NINE MONTHS ENDED
                                            SEPTEMBER 30,                           YEAR ENDED DECEMBER 31,
                                       -----------------------   --------------------------------------------------------------
     SUPPLEMENTAL FINANCIAL DATA          1996         1995         1995         1994         1993         1992         1991
-------------------------------------- ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                         (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Interest income....................... $2,338,585   $2,145,717   $2,916,086   $2,295,413   $2,198,578   $2,170,969   $2,407,639
Interest expense......................  1,455,202    1,425,089    1,923,436    1,335,358    1,211,896    1,302,489    1,645,630
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net interest income...................    883,383      720,628      992,650      960,055      986,682      868,480      762,009
Provision for loan losses.............     58,138       57,540       74,987      122,009      158,728      158,537       85,807
Other income..........................    183,822      152,225      208,339      220,794      246,576      174,365      175,806
Other expense.........................    684,542      525,024      700,514      695,517      687,519      561,688      516,348
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Income before income taxes,
  extraordinary items, cumulative
  effect of change in tax accounting
  method, and minority interest.......    324,525      290,289      425,488      363,323      387,011      322,620      335,660
Income taxes..........................     97,344       77,877      111,906      109,880       96,034       42,462       45,920
Provision (benefit) for payments in
  lieu of taxes.......................     14,465       (1,410)       7,887         (824)      14,075       53,980       85,221
Extraordinary items, net of federal
  income tax effect(1)................         --           --           --           --       (8,953)      (4,638)          --
Cumulative effect of change in tax
  accounting method...................         --           --           --           --       13,365       60,045           --
Minority interest in income of
  consolidated subsidiaries(2)........    (10,504)     (12,244)     (15,793)     (13,992)     (13,991)     (14,030)     (14,095)
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net income............................ $  202,212   $  201,578   $  289,902   $  240,275   $  267,323   $  267,555   $  190,424
                                       ==========   ==========   ==========   ==========   ==========   ==========   ==========
Net income attributable to common
  stock............................... $  188,397   $  187,640   $  271,318   $  221,691   $  253,764   $  262,140   $  185,549
                                       ==========   ==========   ==========   ==========   ==========   ==========   ==========
Net income per common share:(3)
  Primary.............................      $1.68        $1.72        $2.47        $2.09        $2.42        $2.82        $2.20
  Fully diluted.......................       1.66         1.69         2.42         2.06         2.36         2.71         2.10
Cash dividends declared per common
  share(4)............................       0.66         0.57         0.77         0.70         0.50         0.33         0.28
Common stock dividend payout
  ratio(4)............................      29.56%       26.52%       25.74%       24.50%       15.98%       15.43%       13.06%
Net interest margin...................       2.89         2.55         2.62         2.90         3.31         3.36         3.14
Efficiency ratio......................      64.14        60.15        58.33        58.90        55.75        53.86        55.06
Return on average assets..............       0.63         0.68         0.73         0.69         0.84         1.29         0.99
Return on average stockholders'
  equity..............................      10.59        12.04        13.44        12.66        15.95        21.05        17.84
Return on average common stockholders'
  equity..............................      10.69        12.24        13.73        12.95        16.78        21.05        17.84

                                                                       DECEMBER 31,
 SUPPLEMENTAL FINANCIAL   SEPTEMBER 30,  ------------------------------------------------------------------------
          DATA                1996           1995           1994           1993           1992           1991
------------------------- ------------   ------------   ------------   ------------   ------------   ------------
                          (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Total assets............. $ 43,711,945   $ 42,026,622   $ 37,481,296   $ 33,614,912   $ 27,678,923   $ 25,531,041
Available-for-sale
  securities.............   10,063,100     12,154,725      4,282,160      1,751,905             --             --
Held-to-maturity
  securities.............    2,986,296      3,197,720      4,456,031      5,663,635      4,638,473      3,845,573
Loans:
  Residential............   20,977,192     17,303,305     17,766,215     13,828,459     11,734,594      9,745,201
  Residential
    construction.........      668,976        615,814        549,271        430,215        366,808        342,623
  Commercial real
    estate...............    3,732,685      3,487,574      4,699,220      4,515,449      3,194,184      2,573,423
  Manufactured housing,
    second mortgage and
    other consumer.......    3,056,982      2,841,854      2,573,327      2,403,169      1,431,834      1,322,917
  Commercial.............      295,263        179,568        129,048        131,468        118,717        112,312
  Reserve for loan
    losses...............     (234,341)      (235,275)      (244,989)      (245,062)      (179,612)      (130,423)
                          ------------   ------------   ------------   ------------   ------------   ------------
    Total loans.......... $ 28,496,757   $ 24,192,840   $ 25,472,092   $ 21,063,698   $ 16,666,525   $ 13,966,053
                          ============   ============   ============   ============   ============   ============
Deposits................. $ 23,978,515   $ 24,462,960   $ 23,344,006   $ 23,516,317   $ 20,729,204   $ 19,950,479
Annuities................      868,438        855,503        799,178        713,383        571,428        433,767
Borrowings...............   15,873,476     13,724,132     11,147,389      6,653,241      4,563,052      3,626,292
Stockholders'
  equity(3)..............    2,421,916      2,541,704      1,854,836      1,765,560      1,467,835      1,139,080
Stockholders' equity
  ratio..................         5.54%          6.05%          4.95%          5.25%          5.30%          4.46%
Nonperforming assets as a
  percentage of total
  assets.................         0.74           0.81           1.12           1.55           2.03           1.68
Reserve for loan losses
  as a percentage of:
  Nonperforming loans....       108.33         110.04          87.22          72.74          54.58          45.50
  Nonperforming assets...        72.53          69.42          58.52          46.91          31.98          30.37
Fully diluted book value
  per common share(3)....       $19.61         $20.70         $15.33         $14.84         $12.78         $11.32
Number of common shares
  used to calculate fully
  diluted book value per
  common share(3)........  117,456,773    117,107,107    113,140,169    110,876,251    109,351,928    100,669,322
Weighted average common
  shares(3)..............  117,327,806    115,363,724    111,664,374    110,753,774    103,446,289     96,786,054


---------------
(1) Extraordinary items include the call of subordinated capital notes, resulting in pretax losses of $2.2 million and $3.1 million during 1993 and 1992, and penalties for prepayment of FHLB advances, resulting in pretax losses of $10.8 million and $3.6 million during 1993 and 1992.


(2) Reflects earnings on preferred stock issued by New Capital, which was redeemed by the Company in December 1996.



(3) As computed on a fully diluted basis, including common stock equivalents. The 8,000,000 Litigation Escrow Shares are reflected in earnings per share using the treasury stock method. At the effective date of the Transaction, there was no dilutive effect of the 8,000,000 Litigation Escrow Shares. As a result, stockholders' equity, book value per share, common shares and weighted average shares outstanding, and primary and fully diluted earnings per share were not affected by the issuance of the Litigation Escrow Shares. The reference price of the Common Stock for purposes of the treasury stock method is $42.75 per share. The Litigation Escrow Shares generally will be dilutive to the extent that the market price of the Common Stock exceeds the reference price.



(4) Dividends include only amounts paid to Washington Mutual shareholders without consideration of prior business combinations.

     The following tables set forth other summary financial data for the periods and as of the dates indicated for each of Washington Mutual and Keystone Holdings prior to the Transaction on a noncombined basis without giving effect to the Transaction. The Summary Financial Data for each company on a stand-alone basis is intended for informational purposes only and is not indicative of the future financial position or future results of operations of the combined Company.

WASHINGTON MUTUAL (PRE-TRANSACTION):

                                          NINE MONTHS ENDED
                                            SEPTEMBER 30,              YEAR ENDED DECEMBER 31,
                                       -----------------------   ------------------------------------
                                          1996         1995         1995         1994         1993
                                       ----------   ----------   ----------   ----------   ----------
                                                           (DOLLARS IN THOUSANDS)
Interest income......................  $1,258,257   $1,163,101   $1,578,960   $1,258,550   $1,081,309
Interest expense.....................     729,739      707,803      960,724      651,871      520,750
                                       ----------   ----------   ----------   ----------   ----------
Net interest income..................     528,518      455,298      618,236      606,679      560,559
Provision for loan losses............       8,738        8,450       11,150       20,400       35,225
Other income (expense), net..........    (263,103)    (225,254)    (299,781)    (296,798)    (242,299)
Income taxes.........................      95,615       76,883      107,504      108,159       98,864
                                       ----------   ----------   ----------   ----------   ----------
Net income from continuing
  operations.........................     161,062      144,711      199,801      181,322      184,171
  Extraordinary items, net of federal
     income tax effect...............          --           --           --           --       (8,953)
  Cumulative effect in change of tax
     accounting method...............          --           --           --           --       13,365
                                       ----------   ----------   ----------   ----------   ----------
  Net income.........................  $  161,062   $  144,711   $  199,801   $  181,322   $  188,583
                                       ==========   ==========   ==========   ==========   ==========
  Net income attributable to common
     stock...........................  $  147,247   $  130,773   $  181,217   $  162,738   $  175,025
                                       ==========   ==========   ==========   ==========   ==========
  Net interest margin................        3.30%        2.55%        3.14%        3.65%        4.15%
  Efficiency ratio...................       58.84        57.56        56.74        57.27        55.37
  Return on average assets...........        0.96         0.95         0.97         1.03         1.31
  Return on average stockholders'
     equity..........................       13.04        13.45        13.31        13.77        16.89
  Return on average common
     stockholders' equity............       13.39        13.90        13.73        14.30        18.31


                                                                     SEPTEMBER       DECEMBER
                                                                        30,             31,
                                                                       1996            1995
                                                                    -----------     -----------
                                                                      (DOLLARS IN THOUSANDS)
Total assets......................................................  $22,413,697     $22,420,379
Loans.............................................................   14,652,743      13,035,250
Deposits..........................................................   11,076,868      11,306,436
Borrowings........................................................    8,578,497       8,332,275
Nonperforming assets as a percentage of total assets..............         0.46%           0.41%
Reserve for loan losses as a percentage of:
  Nonperforming loans.............................................       186.64          209.91
  Nonperforming assets............................................       139.89          153.07

KEYSTONE HOLDINGS (PRE-TRANSACTION):


                                         NINE MONTHS ENDED
                                           SEPTEMBER 30,              YEAR ENDED DECEMBER 31,
                                       ----------------------   ------------------------------------
                                          1996        1995         1995         1994         1993
                                       ----------   ---------   ----------   ----------   ----------
                                                          (DOLLARS IN THOUSANDS)
Interest income......................  $1,080,328   $ 982,616   $1,337,126   $1,036,863   $1,117,269
Interest expense.....................     725,463     717,286      962,712      683,487      691,146
                                       ----------    --------   ----------   ----------   ----------
Net interest income..................     354,865     265,330      374,414      353,376      426,123
Provision for loan losses............      49,400      49,090       63,837      101,609      123,503
Other income (expense), net..........    (237,617)   (147,545)    (192,394)    (177,925)    (198,644)
Income taxes (benefit)...............       1,729         994        4,402        1,721       (2,830)
Provision (benefit) for payments in
  lieu of taxes......................      14,465      (1,410)       7,887         (824)      14,075
                                       ----------    --------   ----------   ----------   ----------
Net income from continuing
  operations.........................      51,654      69,111      105,894       72,945       92,731
Minority interest in income of
  consolidated subsidiaries(1).......     (24,812)    (25,160)     (21,092)     (22,621)     (10,474)
                                       ----------    --------   ----------   ----------   ----------
Net income...........................  $   26,842   $  43,951   $   84,802   $   50,324   $   82,257
                                       ==========    ========   ==========   ==========   ==========
Net income attributable to common
  stock..............................  $   26,842   $  43,951   $   84,802   $   50,324   $   82,257
                                       ==========    ========   ==========   ==========   ==========
Net interest margin..................        2.43%       1.93%        2.02%        2.12%        2.57%
Efficiency ratio.....................       72.24       64.40        59.27        60.33        55.15
  Return on average assets...........        0.18        0.30         0.44         0.29         0.48
  Return on average stockholder's
     equity..........................        3.98        7.35        15.15         9.04        15.30
  Return on average common
     stockholder's equity............        3.98        7.35        15.15         9.04        15.30



                                                                     SEPTEMBER       DECEMBER
                                                                        30,             31,
                                                                       1996            1995
                                                                    -----------     -----------
                                                                      (DOLLARS IN THOUSANDS)
Total assets......................................................  $21,298,248     $19,703,656
Loans.............................................................   13,844,014      11,175,031
Deposits..........................................................   12,901,647      13,005,029
Borrowings........................................................    7,294,879       5,391,857
Nonperforming assets as a percentage of total assets..............         1.03%           1.24%
Reserve for loan losses as a percentage of:
  Nonperforming loans.............................................        64.75           78.07
  Nonperforming assets............................................        40.74           46.08


---------------
(1) Reflects earnings on preferred stock issued by New Capital.

                                  RISK FACTORS

     In addition to all the information in this Prospectus and the documents incorporated herein by reference, the following risk factors should be considered carefully in evaluating an investment in the Shares offered hereby.

EXPECTED BENEFITS OF COMBINED BUSINESS MAY NOT BE ACHIEVED

     The Company anticipates that substantial benefits will occur as a result of the Transaction. Whether the anticipated benefits of the Transaction are ultimately achieved, however, will depend on a number of factors, including the ability of the Company to capitalize on its combined asset base and strategic position and its ability to achieve administrative cost savings at projected levels within projected time frames. The ability of the Company to operate efficiently, at least in the short term, will be enhanced by its ability to retain key ASB personnel. There can be no assurance that the expected benefits of the Transaction relative to the combined business will be achieved.

ECONOMIC CONDITIONS AND REAL ESTATE RISK


     Washington Mutual's lending operations are concentrated in Washington, California and Oregon. The bulk of its assets are loans and securities secured by residential real estate in those states. As a result, the financial condition and results of operations of the Company will be subject to general economic conditions and, in particular, the conditions in the single-family or multi-family residential real estate markets prevailing in Washington, California and Oregon. If economic conditions in any one of those states worsen or if the market for residential real estate in particular declines, the Company may suffer decreased net income or losses associated with higher default rates and decreased collateral values on its existing portfolio, and may not be able to originate the volume of single-family or multi-family residential mortgage loans or achieve the level of deposits currently anticipated. Approximately one-half of the Company's loan assets at September 30, 1996 were acquired in the Transaction and are secured by properties in California. In the early 1990's, the California economy sustained an economic recession that resulted in declines in property values and increases in the levels of delinquencies, foreclosures and losses for many of the state's financial institutions. Though the California economy generally began to show signs of recovery in 1994 continuing through 1996, certain real estate submarkets in which ASB operates remain weak. No assurance can be given that levels of delinquencies, foreclosures and losses in the Company's portfolio of loans and investments secured by properties in California will continue to decline or that such levels will not increase.


INTEREST RATE RISK


     Washington Mutual realizes its income principally from the differential or spread between the interest earned on loans, investments and other interest-earning assets and the interest paid on deposits and borrowings. Net interest spreads are affected by the difference between the repricing characteristics of interest-earning assets and deposits and borrowings and by changes in market and contractual interest rates. Washington Mutual generally will have better financial results in a steep yield curve environment. Loan volumes and yields, as well as the volume of and rates on investments, deposits and borrowings, are affected by market interest rates. Generally, Washington Mutual will experience increased interest rate spreads during periods of downward interest rate movement and decreased interest rate spreads during periods of upward interest rate movement. This effect is ameliorated somewhat by the large percentage of adjustable-rate assets in the Company's loan portfolio. Nevertheless, the adjustments in the interest rates on the ARMs inherently lag by a few months changes in the cost of funds. To the extent that interest rates generally are increasing, the Company's interest rate spread, and thus net income, will in most cases be negatively affected.


COMPETITION

     Washington Mutual faces significant competition both in attracting and retaining deposits and in making loans in all of its market areas. Its most direct competition for deposits has historically come from other thrift institutions, credit unions, and commercial banks doing business in its primary market areas of Washington,

California and Oregon. As with all banking organizations, however, Washington Mutual has experienced increasing competition from nonbanking sources, including mutual funds, corporate and governmental debt securities and other investment alternatives. Washington Mutual's competition for loans comes principally from other thrift institutions, commercial banks, mortgage banking companies, consumer finance companies, credit unions, insurance companies and other institutional lenders. Many of these competitors have more significant financial resources, larger market share and greater name recognition than the Company. The existence of such competitors may make it difficult for Washington Mutual to achieve its financial goals. In addition to the normal competitive factors described above, Washington Mutual management at the holding company level has limited operating experience in California, which has a much larger population with more large financial institution competitors than the states in which WMB has historically operated. Accordingly, there can be no assurance that the Company's consumer banking strategy will prove successful in the California market.


ACQUISITION STRATEGY

     The Company intends to continue its growth through the acquisition of financial institutions. In this regard, Washington Mutual routinely reviews such acquisition opportunities, but currently has no binding commitments to acquire any specific business or other material assets, other than United Western. Washington Mutual cannot predict whether it will be successful in consummating additional acquisitions or what the consequences of any such acquisition would be. Acquisitions entail numerous risks, including difficulties in the integration of operations and systems, the diversion of management's attention from other business concerns and the potential loss of key employees of any acquired businesses.

REGULATION


     Each of the Company (as a savings and loan holding company), WMB, ASB and WMBfsb is subject to significant regulation, which has materially affected their businesses, as well as the businesses of other banking organizations, in the past and is likely to do so in the future. Statutes and regulations currently affecting the Company or its subsidiaries may be changed at any time, and the interpretation of these statutes and regulations by examining authorities is also subject to change. There can be no assurance that future changes in the regulations or in their interpretations will not adversely affect the business of Washington Mutual.


GOVERNMENTAL IMMUNITY OF THE FRF AND FDIC-MANAGER AS SELLING STOCKHOLDER


     The doctrine of sovereign immunity, as limited by the Federal Tort Claims Act, 28 U.S.C. sec.sec. 1346(b) and 2671 et seq., as amended (the "Federal Tort Claims Act"), provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by an act of Congress. The Federal Tort Claims Act bars claims for fraud or misrepresentation, and courts have held, in cases involving the FDIC as well as other federal agencies and instrumentalities, that the United States may assert its sovereign immunity against claims brought under the federal securities laws. Thus, any attempt to assert a claim against the FDIC-Manager or the FRF alleging a violation of the federal securities laws (including the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act")), resulting from an alleged material misstatement in or material omission from the Registration Statement or this Prospectus, or any other act or omission in connection with the Offerings to which this Prospectus relates, probably would be barred. In addition, Section 2(f)(1) of the Federal Deposit Insurance Act specifically provides that directors, members, officers and employees of the FDIC have no liability under the Securities Act with respect to any claim arising out of or resulting from any alleged act or omission by such person within the scope of such person's employment in connection with any transaction involving the disposition of assets (or any interests in assets or any obligations backed by any assets) by the FDIC. Moreover, the FDIC-Manager has advised Washington Mutual that the FDIC and its directors, officers, agents, and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Exchange Act by virtue of
Section 3(c) thereof. Accordingly, any attempt to assert such a claim against the directors, members, officers or employees of the FDIC for a violation of the Securities Act or the Exchange Act resulting from an alleged material misstatement in or material omission from the Registration Statement or this Prospectus or any other act or omission in connection with the Offerings of the Shares hereunder probably would be barred.


FORWARD-LOOKING STATEMENTS MAY NOT PROVE ACCURATE

     When used or incorporated by reference in this Prospectus, the words "anticipate," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth under "Risk Factors" and elsewhere in this Prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, expected or projected. Several key factors that have a direct bearing on Washington Mutual's ability to attain its goals are discussed above. These forward-looking statements speak only as of the date of this Prospectus. The Company expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectation with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                                USE OF PROCEEDS

     All of the Shares offered hereby are being offered by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of the Shares.

                          MARKET PRICES AND DIVIDENDS

     Washington Mutual Common Stock is traded on the Nasdaq Stock Market under the symbol "WAMU." The table below sets forth, for the calendar quarters indicated, the reported high and low sales prices of the Common Stock as reported on the Nasdaq Stock Market, and the dividends declared on such stock.


                                                                   WASHINGTON MUTUAL COMMON STOCK
                                                                   -------------------------------
                                                                    HIGH       LOW       DIVIDENDS
                                                                   ------     ------     ---------
1994   First Quarter...........................................    $25.00     $19.13       $0.16
       Second Quarter..........................................     21.50      18.25        0.17
       Third Quarter...........................................     21.63      19.63        0.18
       Fourth Quarter..........................................     20.63      15.75        0.19
1995   First Quarter...........................................     20.75      16.63        0.19
       Second Quarter..........................................     24.75      20.00        0.19
       Third Quarter...........................................     26.75      22.50        0.19
       Fourth Quarter..........................................     29.50      24.75        0.20
1996   First Quarter...........................................     32.25      27.63        0.21
       Second Quarter..........................................     30.38      26.13        0.22
       Third Quarter...........................................     39.25      28.50        0.23
       Fourth Quarter (through December 30, 1996)..............     45.88      36.50        0.24



     On December 30, 1996, there were 15,982 shareholders of record of the Common Stock.


     Dividends may be paid on the Common Stock as and when declared by the Washington Mutual Board of Directors out of funds legally available for the payment of dividends. Each quarter, the Washington Mutual Board of Directors considers the payment of dividends. The factors affecting this determination include Washington Mutual's long-term interests, current and projected earnings, adequacy of capitalization, and expected asset and deposit growth, as well as other financial conditions, legal, regulatory and contractual restrictions, and tax considerations. See "Description of Washington Mutual Capital
Stock -- Dividend Policy."

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company at September 30, 1996, restated following the Transaction as if Washington Mutual and Keystone Holdings had been combined at the date presented.


                                                                         SEPTEMBER 30, 1996
                                                                      -------------------------
                                                                                         AS
                                                                        AMOUNT       ADJUSTED(1)
                                                                      ----------     ----------
                                                                       (DOLLARS IN THOUSANDS)
Long term debt......................................................   $ 688,268      $ 667,768
Minority interest(2)................................................      80,000             --
Stockholders' equity:
  Capital surplus:
     Preferred stock -- no par value -- 10,000,000 shares
      authorized;
       6,122,400 shares outstanding; 4,722,500 shares outstanding
       as adjusted..................................................     250,158        110,168
     Common stock -- no par value -- 350,000,000 shares authorized;
       120,037,913 shares outstanding(3); 125,456,773 shares
      outstanding as adjusted.......................................     677,958        817,948
  Valuation reserve for available-for-sale securities...............     (19,570)       (19,570)
  Retained earnings.................................................   1,513,370      1,303,370
                                                                      ----------     ----------
          Total stockholders' equity................................   2,421,916      2,211,916
                                                                      ----------     ----------
          Total capitalization......................................  $3,190,184     $2,879,684
                                                                      ==========     ==========
Consolidated capital ratios:
  Stockholders' equity..............................................        5.54%          5.09%
  Tangible stockholders' equity.....................................        5.24           4.78
  Tangible common stockholders' equity..............................        4.97           4.51
  Book value per fully diluted common share.........................      $19.61         $17.83


------------------------

(1) Adjusted to record (i) the approximately $210 million in anticipated after-tax Transaction related expenses, (ii) the redemption of New Capital's preferred stock and subordinated notes and (iii) the conversion of all shares of the Company's Series D Preferred Stock into 5,418,860 shares of Common Stock. See "Keystone Transaction -- Transaction Expenses and Addition to Reserve for Loan Losses" and "Management's Discussion and Analysis of Financial Position and Results of Operations -- Liquidity."


(2) Preferred stock issued by New Capital, which was redeemed by the Company upon consummation of the Transaction.


(3) Includes the 8,000,000 Litigation Escrow Shares. Washington Mutual is using the treasury stock method to determine the effect of the 8,000,000 Litigation Escrow Shares upon the Company's financial statements. At the effective date of the Transaction, there was no dilutive effect of the 8,000,000 Litigation Escrow Shares. As a result, stockholders' equity, book value per share and primary and fully diluted earnings per share were not affected by the issuance of the Litigation Escrow Shares. The reference price of the Litigation Escrow Shares for purposes of the treasury stock method is $42.75 per share. The Litigation Escrow Shares generally will be dilutive to the extent that the market price of the Common Stock exceeds the reference price.

                            THE KEYSTONE TRANSACTION

THE TRANSACTION


     On December 20, 1996 (the "Effective Date"), Keystone Holdings merged with and into Washington Mutual, with Washington Mutual as the surviving corporation. The separate existence of Keystone Holdings ceased upon the Effective Date and the direct and indirect subsidiaries of Keystone Holdings, including ASB but excluding New West, became subsidiaries of Washington Mutual. On the Effective Date, Washington Mutual also acquired the Warrants.


     In the Transaction, Washington Mutual issued 47,883,333 shares of Common Stock, as follows: 25,883,333 shares to KHP, 14,000,000 shares to the FRF and 8,000,000 shares to the Litigation Escrow for the benefit of KHP and the FRF. See " -- The Litigation Escrow" below. The shares issued to KHP and the contingent right to receive the portion of the Litigation Escrow Shares attributable to KHP were distributed by KHP to the KHP Investors immediately following consummation of the Transaction.

     As an integral part of the Transaction, Washington Mutual, KHP and the FDIC-Manager entered into the Registration Rights Agreement, pursuant to which Washington Mutual is required to use its best efforts to register for resale to the public under the Securities Act certain shares of Common Stock issued in the Transaction. Pursuant to the Registration Rights Agreement, Washington Mutual filed the Registration Statement for the sale of the Shares offered hereby.


     Pursuant to the Registration Rights Agreement, Washington Mutual has also agreed to file with the Commission and use its best efforts to cause to become effective as soon as practicable after nine months from the closing of the Transaction the Initial Shelf Registration for sale from time to time of all shares of Registrable Common. Washington Mutual also agreed in the Registration Rights Agreement to file with the Commission as soon as practicable after distribution of the Litigation Escrow Shares, and use its best efforts to cause to become effective an additional shelf registration statement for the sale of such shares. During the three-year period following the effectiveness of the Initial Shelf Registration, persons who hold 15 percent or more of the Registrable Common may require the Company, an aggregate of four times, to facilitate an underwritten public offering of the Registrable Common, and the KHP Investors and the FRF are entitled to notice of any registrations by the Company of Common Stock for sale under the Securities Act for its own account (with certain exceptions) and to include their shares therein.


TRANSACTION EXPENSES AND ADDITION TO RESERVE FOR LOAN LOSSES


     Washington Mutual anticipates recording a net after-tax charge of approximately $210 million for Transaction expenses, including a $125.0 million addition to the reserve for loan losses in the fourth quarter of 1996. The Transaction expenses recorded were related to severance and management payments, payments related to a tax settlement between Keystone Holdings and the FRF, write-downs of software and equipment, premiums paid in redemption of New Capital debt securities, professional fees and investment banking fees. An additional component of the after-tax charge was a downward adjustment to Keystone Holdings' deferred tax assets, which will have diminished value to the combined entity due to limitations provided in the Internal Revenue Code on the use of acquired net operating loss carryforwards. See "Business -- Taxation of the Company -- Net Operating Loss Carryforward Deductions."



     The addition to the reserve for loan losses was provided principally because a number of Washington Mutual credit administration and asset management philosophies and procedures differed from those of ASB. Those differences consisted principally of the following: (i) Washington Mutual is more proactive in dealing with emerging credit problems and tends to prefer foreclosure actions to induce borrowers to correct defaults, whereas ASB was not as proactive and tended to prefer workouts in lieu of a more aggressive foreclosure stance; and
(ii) ASB considered the risk characteristics of its portfolio of loans secured by apartment buildings of less than $1.0 million to be similar to the risk characteristics of its single-family residential portfolio; Washington Mutual, on the other hand, considers the risk characteristics of that portfolio to be more closely aligned with its commercial real estate loan portfolio, which tends to have a higher incidence of loan losses than the single-family residential portfolio. Washington Mutual is conforming ASB's asset management practices, administration, philosophies and procedures to those of WMB and WMBfsb. The plan of realization of troubled loans differed between the companies and therefore resulted in different levels of loss reserves. The addition to the reserve for loan losses was to a lesser degree provided because Washington Mutual believed that, while there has been an increase in the value of residential real estate in certain California markets, a decline in collateral values for some portions of the California real estate market occurred in late 1996.


THE LITIGATION ESCROW


     KHP, Keystone Holdings and certain of its subsidiaries are plaintiffs in a lawsuit against the United States (the "Case"). In the Case, among other claims, plaintiffs allege that as part of the 1988 Acquisition, they entered into a contract with the FSLIC and the Federal Home Loan Bank Board entitling the plaintiffs to certain economic benefits, and that the U.S. government breached that contract, causing damage to the plaintiffs. A number of other savings institutions have asserted similar types of claims against the U.S. government. Pursuant to the Agreement for Merger among the Company, Keystone Holdings and certain of its affiliates (the "Merger Agreement"), the Case became an asset of Washington Mutual at the Effective Date and the Company will receive any recovery in the Case. Due to its ownership of the Warrants, the FRF was entitled to receive an economic benefit from any recovery from the Case. As consideration for the possible future recovery of Case Proceeds, Washington Mutual issued the Litigation Escrow Shares to The Bank of New York as escrow agent (the "Escrow Agent") to be held for the benefit of the KHP Investors and the FRF.


     The Litigation Escrow Shares are registered in the name of the Escrow Agent, who will hold such shares together with any dividends, distributions or any additional or substitute securities with respect to such shares, as well as any interest or earnings on such dividends, distributions or additional or substitute securities (collectively, the "Escrow Fund"). The Escrow Agent will vote the Litigation Escrow Shares in accordance with instructions received from each of the KHP Investors and the FDIC-Manager with respect to their respective interests in the Litigation Escrow Shares (64.9 percent for KHP Investors and 35.1 percent for the FDIC-Manager). The Escrow Agent will hold the Escrow Fund until the earlier of the date that is the sixth anniversary of the Effective Date or until the entire Escrow Fund has been released from the Litigation Escrow (the "Escrow Expiration Date"). In general, the Escrow Expiration Date will be automatically extended to 10 years from the Effective Date if, prior to the sixth anniversary of the Effective Date, there has been any judgment or final settlement in the Case granted or entered in favor of Washington Mutual or any of its subsidiaries. The Escrow Expiration Date may be extended further if Case Proceeds are paid in installments. In the event that Washington Mutual receives any Case Proceeds on or before the Escrow Expiration Date, the Escrow Agent will make distributions of all or a portion of the Escrow Fund, 64.9 percent to the KHP Investors and 35.1 percent to the FRF. The number of Litigation Escrow Shares to be distributed will be calculated based on a formula in the Merger Agreement. The Escrow Agent may make more than one distribution out of the Escrow Fund if Case Proceeds are received in two or more installments. In general, if no Case Proceeds have been received, beginning on the last day of the full calendar month immediately following the sixth anniversary of the Effective Date and on the last day of every succeeding month, the Escrow Agent will return to Washington Mutual for cancellation a number of shares equal to 1.25 percent of the number of Litigation Escrow Shares, together with any dividends and distributions received on such shares and any interest or earnings on such dividends. At the Escrow Expiration Date, any remaining Litigation Escrow Shares, together with any amounts in the Escrow Fund, will be returned to Washington Mutual.

     The ultimate outcome of the Case is uncertain, and there can be no assurance that any recovery in the Case will result in Case Proceeds that exceed the value of the Litigation Escrow Shares plus costs and expenses. Generally, Washington Mutual will not benefit financially from the Case unless Case Proceeds exceed such an amount and, in negotiating the Transaction, Washington Mutual ascribed no value to the possibility that the Case Proceeds would exceed such amount. As a result, it is uncertain what, if any, effect recovery in the Case will have on the financial position of Washington Mutual.

                            SELECTED FINANCIAL DATA


     The following table presents selected financial data for Washington Mutual. This table is derived from and should be read in conjunction with the Supplemental Consolidated Financial Statements of Washington Mutual and the notes thereto, which are included elsewhere in this Prospectus. The Transaction was accounted for as a pooling-of-interests. The financial statements presented herein are designated as "supplemental" because generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. The assets, liabilities, and results of operations of Keystone Holdings have been recorded on the books of Washington Mutual at their values as carried on the books of Keystone Holdings, and no goodwill was created. Washington Mutual supplemental financial information contained in this Prospectus has been restated as if the respective companies had been combined for all periods presented. As such, the information presented herein is not comparable to that reflected in the Company's annual report on Form 10-K for the year ended December 31, 1995, or the restated financial statements of the Company contained in the Company's current report on Form 8-K dated October 18, 1996, as amended. Because of the significant increase in Washington Mutual's size as a result of the acquisition early in 1993 of Pacific First (which was accounted for by the purchase method), the financial results for the years ended and as of December 31, 1995, 1994, and 1993, are not generally comparable to prior periods or dates. The information as of September 30, 1996 and for the nine-month periods ended September 30, 1996 and 1995 is not necessarily indicative of the operating results for the entire year.

                                          NINE MONTHS ENDED
                                            SEPTEMBER 30,                           YEAR ENDED DECEMBER 31,
                                       -----------------------   --------------------------------------------------------------
                                          1996         1995         1995         1994         1993         1992         1991
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
SUPPLEMENTAL FINANCIAL DATA
Interest income......................  $2,338,585   $2,145,717   $2,916,086   $2,295,413   $2,198,578   $2,170,969   $2,407,639
Interest expense.....................   1,455,202    1,425,089    1,923,436    1,335,358    1,211,896    1,302,489    1,645,630
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net interest income..................     883,383      720,628      992,650      960,055      986,682      868,480      762,009
Provision for loan losses............      58,138       57,540       74,987      122,009      158,728      158,537       85,807
Other income.........................     183,822      152,225      208,339      220,794      246,576      174,365      175,806
Other expense........................     684,542      525,024      700,514      695,517      687,519      561,688      516,348
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Income before income taxes,
  extraordinary items, cumulative
  effect of change in
  tax accounting method, and minority
  interest...........................     324,525      290,289      425,488      363,323      387,011      322,620      335,660
Income taxes.........................      97,344       77,877      111,906      109,880       96,034       42,462       45,920
Provision (benefit) for payments in
  lieu of taxes......................      14,465       (1,410)       7,887         (824)      14,075       53,980       85,221
Extraordinary items, net of federal
  income tax effect(1)...............          --           --           --           --       (8,953)      (4,638)          --
Cumulative effect of change in tax
  accounting method..................          --           --           --           --       13,365       60,045           --
Minority interest in income of
  consolidated subsidiaries(2).......     (10,504)     (12,244)     (15,793)     (13,992)     (13,991)     (14,030)     (14,095)
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net income...........................   $ 202,212    $ 201,578    $ 289,902    $ 240,275    $ 267,323    $ 267,555    $ 190,424
                                        =========    =========    =========    =========    =========    =========    =========
Net income attributable to
  common stock.......................   $ 188,397    $ 187,640    $ 271,318    $ 221,691    $ 253,764    $ 262,140    $ 185,549
                                        =========    =========    =========    =========    =========    =========    =========
Net income per common share(3)
  Primary............................       $1.68        $1.72        $2.47        $2.09        $2.42        $2.82        $2.20
  Fully diluted......................        1.66         1.69         2.42         2.06         2.36         2.71         2.10
Cash dividends declared per common
  share(4)...........................        0.66         0.57         0.77         0.70         0.50         0.33         0.28
Common stock dividend payout
  ratio(4)...........................       29.56%       26.52%       25.74%       24.50%       15.98%       15.43%       13.06%
Net interest margin..................        2.89         2.55         2.62         2.90         3.31         3.36         3.14
Efficiency ratio.....................       64.14        60.15        58.33        58.90        55.75        53.86        55.06
Return on average assets.............        0.63         0.68         0.73         0.69         0.84         1.29         0.99
Return on average stockholders'
  equity.............................       10.59        12.04        13.44        12.66        15.95        21.05        17.84
Return on average common
  stockholders' equity...............       10.69        12.24        13.73        12.95        16.78        21.05        17.84

                                                                                 DECEMBER 31,
                                      SEPTEMBER 30,   -------------------------------------------------------------------
                                          1996           1995          1994          1993          1992          1991
                                      -------------   -----------   -----------   -----------   -----------   -----------
                                                     (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
SUPPLEMENTAL FINANCIAL DATA
Total assets........................   $43,711,945    $42,026,622   $37,481,296   $33,614,912   $27,678,923   $25,531,041
Available-for-sale securities.......    10,063,100     12,154,725     4,282,160     1,751,905            --            --
Held-to-maturity securities.........     2,986,296      3,197,720     4,456,031     5,663,635     4,638,473     3,845,573
Loans:
  Residential.......................    20,977,192     17,303,305    17,766,215    13,828,459    11,734,594     9,745,201
  Residential construction..........       668,976        615,814       549,271       430,215       366,808       342,623
  Commercial real estate............     3,732,685      3,487,574     4,699,220     4,515,449     3,194,184     2,573,423
  Manufactured housing, second           3,056,982      2,841,854     2,573,327     2,403,169     1,431,834     1,322,917
    mortgage and other consumer.....
  Commercial........................       295,263        179,568       129,048       131,468       118,717       112,312
  Reserve for loan losses...........      (234,341)      (235,275)     (244,989)     (245,062)     (179,612)     (130,423)
                                      -------------   -----------   -----------   -----------   -----------   -----------
        Total loans.................   $28,496,757    $24,192,840   $25,472,092   $21,063,698   $16,666,525   $13,966,053
                                      =================  ==========  ==========    ==========    ==========    ==========
Deposits............................   $23,978,515    $24,462,960   $23,344,006   $23,516,317   $20,729,204   $19,950,479
Annuities...........................       868,438        855,503       799,178       713,383       571,428       433,767
Borrowings..........................    15,873,476     13,724,132    11,147,389     6,653,241     4,563,052     3,626,292
Stockholders' equity(3).............     2,421,916      2,541,704     1,854,836     1,765,560     1,467,835     1,139,080
Stockholders' equity ratio..........          5.54%          6.05%         4.95%         5.25%         5.30%         4.46%
Nonperforming assets as a percentage          0.74           0.81          1.12          1.55          2.03          1.68
  of total assets...................
Reserve for loan losses as a
  percentage of:
  Nonperforming loans...............        108.33         110.04         87.22         72.74         54.58         45.50
  Nonperforming assets..............         72.53          69.42         58.52         46.91         31.98         30.37
Fully diluted book value per common         $19.61         $20.70        $15.33        $14.84        $12.78        $11.32
  share(3)..........................
Number of common shares used to        117,456,773    117,107,107   113,140,169   110,876,251   109,351,928   100,669,322
  calculate fully diluted book value
  per common share(3)...............
Weighted average common shares(3)...   117,327,806    115,363,724   111,664,374   110,753,774   103,446,289    96,786,054


---------------
(1) Extraordinary items include the call of subordinated capital notes, resulting in pretax losses of $2.2 million and $3.1 million during 1993 and 1992, and penalties for prepayment of FHLB advances, resulting in pretax losses of $10.8 million and $3.6 million during 1993 and 1992.
(2) Reflects earnings on preferred stock issued by New Capital, which was redeemed by the Company in December 1996.

(3) As computed on a fully-diluted basis, including common stock equivalents. The 8,000,000 Litigation Escrow Shares are reflected in earnings per share using the treasury stock method. At the effective date of the Transaction, there was no dilutive effect of the 8,000,000 Litigation Escrow Shares. As a result, stockholders' equity, book value per share, common shares and weighted average shares outstanding, and primary and fully diluted earnings per share were not affected by the issuance of the Litigation Escrow Shares. The reference price of the Litigation Escrow Shares for purposes of the treasury stock method is $42.75 per share. The Litigation Escrow Shares generally will be dilutive to the extent that the market price of the Common Stock exceeds the reference price.


(4) Dividends include only amounts paid to Washington Mutual shareholders without consideration of prior business combinations.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL POSITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Supplemental Consolidated Financial Statements and Notes thereto presented elsewhere in this Prospectus.

GENERAL

     Washington Mutual is a regional financial services company committed to serving consumers and small to mid-sized businesses throughout the Western United States. The Company's banking subsidiaries accept deposits from the general public, make residential and consumer loans, and engage in certain commercial banking activities. Washington Mutual also underwrites and sells annuities, sells other insurance products, offers full service securities brokerage, and acts as the investment advisor to and the distributor of mutual funds.


     THE KEYSTONE ACQUISITION. In December 1996, Keystone Holdings merged with and into Washington Mutual and all of its subsidiaries, including ASB, became subsidiaries of the Company. ASB will remain an operating subsidiary of the Company. The Transaction was accounted for as a pooling-of-interests. The financial information presented herein has been restated as if the respective companies had been combined for all periods presented. Accordingly, unless otherwise noted, all references to Washington Mutual or the Company refer to the combined entity including Keystone Holdings.


     The Company anticipates that it will consolidate certain head office functions and back office operations of ASB. The Company anticipates achieving cost savings from such consolidations of between $30 million and $50 million (pretax) in 1998 depending upon the amount of growth in ASB's residential lending and other consumer banking activities and additional growth, if any, in the Company's California operations.

     OTHER ACQUISITION ACTIVITY. During the first half of 1993, Washington Mutual merged with Pioneer Savings Bank ("Pioneer") and acquired a substantial portion of the assets of Pacific First. As a result of acquiring Pacific First, the Company became substantially larger, with significant operations both in Oregon and Washington. In 1994 and 1995, Washington Mutual continued to expand its operations through business combinations with other financial institutions with locations in Washington, Utah and Montana.

     During 1995, Washington Mutual took steps to diversify its operations into commercial banking. In August 1995, the Company acquired Enterprise and in January 1996, acquired Western, a commercial bank with branch operations throughout Oregon. Each of these transactions was accounted for as a pooling-of-interests. See "Business -- Business Combinations."

     RECENT FEDERAL LEGISLATION. On September 30, 1996, President Clinton signed legislation intended in part to recapitalize the SAIF and to reduce the gap between SAIF premiums and BIF premiums. The legislation provided for a special one-time assessment on SAIF-insured deposits that were held as of March 31, 1995, including certain deposits acquired after that date. The assessment was designed to bring the SAIF's reserve ratio to the legally required level of $1.25 for every $100 in insured deposits. Prior to this legislation, deposits of Washington Mutual subsidiaries insured through the SAIF were subject to regular FDIC assessments of 23 cents per $100 per year. Beginning in January 1997, deposits of well-capitalized institutions insured through the SAIF probably will be subject to regular FDIC assessments of 6.4 cents per $100 per year, while deposits of well-capitalized institutions insured through the BIF probably will be subject to regular FDIC assessments of 1.3 cents per $100 per year.

     Washington Mutual's special assessment on deposits held by WMB, ASB and WMBfsb resulted in a pretax charge of $124.2 million, which was taken in the quarter ended September 30, 1996. Based on current levels of deposits, Washington Mutual estimates that the reduction in the regular assessment on its SAIF deposits beginning in 1997 should result in annual savings of approximately $31 million.

RESULTS OF OPERATIONS


     NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED WITH NINE MONTHS ENDED SEPTEMBER 30, 1995. Net income for the nine months ended September 30, 1996 was $202.2 million or $1.66 per fully diluted share, compared with $201.6 million or $1.69 per fully diluted share for the nine months ended September 30, 1995. Net income was reduced by a pretax charge of $124.2 million representing the Company's portion of the one-time assessment paid by savings institutions and banks to recapitalize the SAIF. For the nine months ended September 30, 1996, the Company's return on average assets ("ROA") and return on average common stockholders' equity ("ROCE") were 0.63 percent and 10.69 percent, compared with
0.68 percent and 12.24 percent for the same period in 1995. Excluding the one-time nonrecurring SAIF assessment, net income, net income per fully diluted share, ROA and ROCE would have been $288.0 million, $2.39, 0.94 percent and
15.40 percent, respectively, for the nine months ended September 30, 1996.



     Net Interest Income. The Company's net interest income of $883.4 million for the nine months ended September 30, 1996 increased from $720.6 million for the same period a year earlier. The 1996 increase reflected the effect of two primary factors. First, average interest earning assets of $40.7 billion for the nine months ended September 30, 1996 increased eight percent from the same period in 1995. Second, the net interest margin (which measures the Company's annualized net interest income as a percentage of average interest-earning assets) rose to 2.89 percent for the nine months ended September 30, 1996 from
2.55 percent for the same period in 1995.



     To a certain extent, the Company's net interest margin is affected by changes in the yield curve. Banks generally have better financial results in a steep yield curve environment. At September 30, 1996, the difference between the yield on a three-month treasury bill and a 30-year bond was 187 basis points compared with only 119 basis points a year earlier. This increased differential helped increase the Company's net interest margin. Rising interest rates in the first nine months of 1995 had a negative effect on the margin due to the lag in repricing of the Company's ARMs, particularly its ARMs indexed to the Cost of Funds Index of the Eleventh District Federal Home Loan Bank (San Francisco) ("COFI"). In the first nine months of 1996, short-term interest rates, the main component of COFI, declined slightly with the result that the repricing lag provided a slight benefit to the margin.



     The net interest spread rose to 2.76 percent for the nine months ended September 30, 1996 from 2.42 percent for the same period in 1995. (The net interest spread is the difference between the Company's yield on interest-earning assets and its cost of funds.) Although long-term interest rates were generally higher during 1996 when compared with 1995, the Company's combined yield on loans and investments rose only six basis points to 7.66 percent for the nine months ended September 30, 1996, compared with 7.60 percent for the same period in 1995. As part of a strategy initiated in late 1995 and continued in 1996 to restructure the Company's asset base, the Company purchased adjustable-rate assets while selling fixed-rate assets. See "-- Interest Rate Risk Management." The disposition of these higher yield fixed-rate assets and inclusion of more adjustable-rate assets partially offset the increased yields resulting from higher market interest rates. The decrease in market short-term interest rates during 1996 led to a decline in the Company's cost of funds to
4.90 percent for the nine months ended September 30, 1996, from 5.18 percent for the same period in 1995. In addition to the favorable interest rate environment, the Company's cost of funds was positively affected by a change in its deposit mix. Maturing time deposit accounts were replaced, in part, with lower interest-cost money market and checking accounts. An increase in market short-term interest rates would make it difficult to maintain the current levels for the net interest margin, net interest spread and net interest income.



     Other Income. Other income increased by 21 percent to $183.8 million for the nine months ended September 30, 1996, from $152.2 million for the same period in 1995.

     Other income consisted of the following:

                                                                       NINE MONTHS ENDED
                                                                         SEPTEMBER 30,
                                                                     ---------------------
                                                                       1996         1995
                                                                     --------     --------
                                                                          (DOLLARS IN
                                                                          THOUSANDS)
    Depositor fees.................................................  $ 76,309     $ 55,361
    Loan servicing fees............................................    31,769       21,050
    Other service fees.............................................    38,640       36,685
    Other operating income.........................................    25,804       22,289
    Gain (loss) on sale of loans, inclusive of write-downs.........    15,223       (2,117)
    Gain (loss) on sale of other assets, inclusive of                  (3,923)         726
      write-downs..................................................
    Loss on sale of covered assets.................................        --      (37,399)
    Effect of FDIC assistance payment..............................        --       55,630
                                                                     --------     --------
              Total other income...................................  $183,822     $152,225
                                                                     ========     ========


     Depositor fees increased 38 percent to $76.3 million for the nine months ended September 30, 1996 from $55.4 million during the same period in 1995. The increase was primarily the result of a revised fee structure on checks drawn on nonsufficient funds and overdraft fees combined with an aggressive marketing campaign that substantially increased the number of checking accounts. The growth in depositor fees has been tempered somewhat by an increase in the amount of transaction-related losses incurred by the Company resulting from the increased number of checking accounts. Transaction-related losses (included in other operating expense) totaled $8.3 million for the nine months ended September 30, 1996, compared with $6.0 million for the same period in 1995. Management closely monitors the amount of losses incurred to assure the profitability of its deposit products.



     Loan servicing fees were $31.8 million for the nine months ended September 30, 1996, a 51 percent increase from $21.1 million during the same period in 1995. The average balance of loans serviced for others for the nine months ended September 30, 1996 increased 47 percent from the same period in 1995 due primarily to loan securitizations. Also contributing to the 1996 increase was $1.4 million of additional loan servicing fees booked in September 1996 resulting from a change related to the loan servicing system. Loans serviced for others totaled $23.9 billion at September 30, 1996.


     Loan servicing fees consisted of the following:

                                                                       NINE MONTHS ENDED
                                                                         SEPTEMBER 30,
                                                                     ---------------------
                                                                       1996         1995
                                                                     --------     --------
                                                                          (DOLLARS IN
                                                                          THOUSANDS)
    Loan servicing income..........................................  $ 54,851     $ 37,670
    Amortization of mortgage servicing rights......................   (23,082)     (16,620)
                                                                     --------     --------
              Loan servicing fees..................................  $ 31,769     $ 21,050
                                                                     ========     ========


     Other service fees, principally generated by the Company's nonbanking subsidiaries, were $38.6 million for the nine months ended September 30, 1996, compared with $36.7 million for the same period in 1995.



     Gains on the sale of loans were $15.2 million for the nine months ended September 30, 1996, compared with a loss of $2.1 million for the same period in 1995. The gains in the 1996 period resulted from the sale of fixed-rate loans as part of the Company's program of selling fixed-rate loan production with the objective of reducing the effect of future movements in interest rates.



     In addition, on January 1, 1996, WMB and WMBfsb adopted Statement of Accounting Standards ("SFAS") No. 122, Accounting for Mortgage Servicing Rights, which had been adopted by ASB on January 1, 1995. SFAS No. 122 eliminates the distinction between servicing rights that are purchased and those that are retained upon the sale or securitization of loans. The statement requires mortgage servicers to record the servicing rights on loans as separate assets, no matter what their origin. Banks that sell or securitize loans and retain the servicing rights are required to allocate the total cost of the loans between servicing rights and principal balance.

     During the first nine months of 1996, the Company capitalized $26.5 million of mortgage servicing rights as a result of SFAS No. 122. Capitalizing the mortgage servicing rights on loans originated for sale effectively reduces the Company's cost basis in the loans and leads to higher gains on sale. As a result, gains on the sale of loans were $13.9 million more for the nine months ended September 30, 1996 than would have been recognized under prior accounting policies.

     Mortgage servicing rights, net of amortization and the valuation allowance were as follows:

                                                                       NINE MONTHS ENDED
                                                                         SEPTEMBER 30,
                                                                     ---------------------
                                                                       1996         1995
                                                                     --------     --------
                                                                          (DOLLARS IN
                                                                          THOUSANDS)
    Balance, beginning of period...................................  $104,495     $ 70,911
      Additions....................................................    57,602       50,614
      Amortization.................................................   (23,082)     (16,620)
      Valuation allowance..........................................      (530)        (700)
                                                                     --------     --------
    Balance, end of period.........................................  $138,485     $104,205
                                                                     ========     ========

     The Company records its valuation allowance for mortgage servicing rights as an offset against gains on the sale of loans.


     Losses on the sale of other assets were $3.9 million for the nine months ended September 30, 1996, compared with gains of $726,000 for the same period in 1995. The net loss in the first nine months of 1996 consisted primarily of securities transaction losses of $7.8 million partially offset by the recognition of a $4.1 million previously deferred gain on the March 1995 sale of Mutual Travel, Inc. ("Mutual Travel"), the Company's travel agency subsidiary. The losses on the sale of securities during 1996 were incurred in connection with the Company's strategy to reduce its exposure to movements in interest rates. See "-- Net Interest Income" and "-- Interest Rate Risk Management."



     A sale of "covered assets" occurred during the nine months ended September 30, 1995. "Covered assets" are assets as to which ASB was entitled to government assistance as part of the 1988 Acquisition. See "-- For the Three Years Ended December 31, 1995 -- Other Income." There was no comparable transaction in 1996.


     Other Expense. Other expense for the nine months ended September 30, 1996 totaled $684.5 million (inclusive of the one-time SAIF recapitalization assessment of $124.2 million) compared with $525.0 million during the same period in 1995. The efficiency ratio, one commonly accepted measure of a bank's operating efficiency, is the ratio of its operating expenses to revenues (net interest income and other income). The Company's efficiency ratio, excluding the nonrecurring SAIF recapitalization assessment, was 52.5 percent for the nine months ended September 30, 1996 compared with 60.2 percent for the same period in 1995. The effect of increases in other expense during the first nine months of 1996 (exclusive of the SAIF recapitalization assessment) was offset by substantial increases in net interest income and other income for the same period.

     Other expense consisted of the following:

                                                                       NINE MONTHS ENDED
                                                                         SEPTEMBER 30,
                                                                     ---------------------
                                                                       1996         1995
                                                                     --------     --------
                                                                          (DOLLARS IN
                                                                          THOUSANDS)
    Salaries and employee benefits.................................  $250,106     $233,785
    Occupancy and equipment........................................    88,592       82,665
    Regulatory assessments.........................................    36,533       41,124
    SAIF recapitalization assessment...............................   124,193           --
    Data processing fees...........................................    28,766       24,527
    Other operating expense........................................   127,062      113,623
    Amortization of goodwill and other intangible assets...........    20,881       21,337
    Real estate owned operations, inclusive of write-downs.........     8,409        7,963
                                                                     --------     --------
              Total other expense..................................  $684,542     $525,024
                                                                     ========     ========

     Salaries and employee benefits increased to $250.1 million for the nine months ended September 30, 1996 from $233.8 million for the same period in 1995 due primarily to increases in staffing levels in commercial banking, financial centers and loan administration. Full-time equivalent employees were 8,214 at September 30, 1996, up from 7,854 at September 30, 1995. The increase in full-time equivalent employees was moderated by the sale of the Company's item processing operation and outsourcing in the information systems and property management departments during 1996.


     Occupancy and equipment expense increased to $88.6 million for the nine months ended September 30, 1996, compared with $82.7 million for the same period in 1995. This increase was primarily due to the growth in the number of financial centers, an expansion of head office facilities and technology upgrades.



     Regulatory assessments (excluding the one-time SAIF recapitalization assessment) decreased to $36.5 million for the nine months ended September 30, 1996, compared with $41.1 million for the same period in 1995, reflecting a reduction in the assessment rate on the portion of the Company's deposits insured through the BIF.



     Other operating expense (including data processing fees) increased 12.8 percent to $155.8 million for the nine months ended September 30, 1996, compared with $138.2 million for the same period in 1995. Increases in 1996 were due in part to higher telecommunications expenses, professional fees associated with process reengineering projects and acquisition-related charges.



     Taxation. The provision for income taxes was $97.3 million for the nine months ended September 30, 1996 compared to $77.9 million for the same period in 1995, representing an effective tax rate of 30 percent compared to a 27 percent effective tax rate for the same period in the prior year. See "-- For the Three Years Ended December 31, 1995 -- Taxation" for a discussion of the variance from normal corporate tax rates.



     With respect to Keystone Holdings, the provision for payments in lieu of taxes was $14.5 million, compared with a benefit of $1.4 million for the same period in 1995. The change in payments in lieu of taxes was primarily a result of deductions taken in 1995 that were not taken for the same period in 1996. See "Business -- Tax Related Agreements -- Assistance Agreement."



     In August 1996, Keystone Holdings amended prior year federal tax returns to reduce tax bad debt deductions and to make other amendments. As a result, the net operating loss carryforwards were reduced by approximately $756 million. In September 1996, ASB amended prior year state tax returns to reduce tax bad debt deductions. The result was to decrease state net operating loss carryforwards by approximately $545 million. The decrease in the gross deferred tax asset as a result of the amendments that reduced the federal and state net operating loss carryforwards was offset by an equal decrease in the valuation allowance to the deferred tax asset.

     FOR THE THREE YEARS ENDED DECEMBER 31, 1995. Washington Mutual's 1995 net income of $289.9 million increased from $240.3 million in 1994 and $267.3 million in 1993. Fully diluted earnings per share were $2.42 in 1995, compared with $2.06 in 1994 and $2.36 in 1993. Washington Mutual's ROA for 1995 equaled
0.73 percent, up from 0.69 percent in 1994 and down from 0.84 percent in 1993. Its ROCE for 1995 was 13.73 percent, up from 12.95 percent in 1994 and down from
16.78 percent in 1993. During 1993, Washington Mutual operated in a highly favorable interest rate environment. However, an increase of approximately 250 basis points in short-term market interest rates in 1994 led to a compression of the net interest margin and a corresponding pressure on net interest income in 1994 and 1995. Certain short-term interest rates decreased 25 basis points in mid-1995 and again in December 1995, resulting in an improved operating environment for the Company over 1994.



     Net Interest Income. Net interest income of $992.7 million for 1995 increased from $960.1 million in 1994, which in turn was 3 percent lower than the $986.7 million earned during 1993. The growth in net interest income in 1995 was due primarily to an increase in average interest-earning assets. Although average interest-earning assets increased 14 percent during 1995, a decline in the net interest margin limited the increase in net interest income. A significant portion of the Company's ARMs are indexed to COFI. In both 1995 and 1994, the net interest margin was negatively affected by the lag between COFI and changes in the repricing of the Company's interest-bearing liabilities.


     The increase in market interest rates during 1994 had a negative effect on the net interest margin during much of 1995. The net interest margin for 1995 of
2.62 percent declined from 2.90 percent in 1994 and 3.31 percent in 1993. See "-- Interest Rate Risk Management" and "Supplemental Consolidated Financial Statements -- Note 18: Interest Rate Risk Management."


     The lower market interest rates during 1993 resulted in a significant portion of the Company's loans being refinanced and mortgage-backed securities being prepaid, as borrowers sought to lower their interest rates. The result was a decline in the yield on interest-earning assets to 6.93 percent in 1994 from
7.37 percent in 1993. In general, the costs of deposits and borrowings were also lower in 1994, compared with 1993. However, due to an increase in the level and cost of certain borrowings, the Company's overall cost of funds of 4.11 percent during 1994 was virtually unchanged from 4.12 percent during 1993. The full effect of the rise in short-term rates that began in late 1994 was felt in 1995 (mitigated somewhat by a subsequent lowering of short-term rates mid-year) increasing the cost of funds during 1995 to 5.17 percent. The yield on interest-earning assets during 1995 increased to only 7.70 percent because long-term interest rates did not increase as much as short-term rates. The Company also was not in a position to take full advantage of the increase in long-term interest rates because a sizable portion of its earning assets were fixed rate. The net interest spread declined to 2.53 percent for 1995 from 2.82 percent in 1994 and 3.25 percent in 1993.

     The following table sets forth information regarding the Company's consolidated average statements of financial condition, together with the total dollar amounts of interest income and expense and the weighted average interest rates for the periods presented.


                          YEAR ENDED DECEMBER 31, 1995        YEAR ENDED DECEMBER 31, 1994        YEAR ENDED DECEMBER 31, 1993
                        ---------------------------------   ---------------------------------   ---------------------------------
                                                INTEREST                            INTEREST                            INTEREST
                          AVERAGE                INCOME       AVERAGE                INCOME       AVERAGE                INCOME
                        BALANCE(1)    RATE     OR EXPENSE   BALANCE(2)    RATE     OR EXPENSE   BALANCE(2)    RATE     OR EXPENSE
                        -----------   -----    ----------   -----------   -----    ----------   -----------   -----    ----------
                                                                 (DOLLARS IN THOUSANDS)
ASSETS
Investments...........  $11,260,051    7.06%   $  795,444   $ 8,790,748    5.64%   $  495,556   $ 5,955,132    6.35%   $  378,084
New West Note(3)......      723,800    8.13        58,841     2,346,753    6.01       141,039     3,894,221    6.19       241,014
Loans(4)..............   25,877,673    7.97     2,061,801    21,987,836    7.54     1,658,818    19,998,871    7.90     1,579,480
                        -----------    ----      --------    ----------    ----      --------    ----------    ----      --------
    Total
      interest-earning
      assets..........   37,861,524    7.70     2,916,086    33,125,337    6.93     2,295,413    29,848,224    7.37     2,198,578
Other assets..........    1,841,038      --            --     1,744,338      --            --     1,732,053      --            --
                        -----------    ----      --------    ----------    ----      --------    ----------    ----      --------
    Total assets......  $39,702,562      --            --   $34,869,675      --            --   $31,580,277      --            --
                        ===========    ====      ========    ==========    ====      ========    ==========    ====      ========
LIABILITIES AND
  STOCKHOLDERS' EQUITY
Deposits:
  Checking accounts...  $ 2,389,793    1.20    $   28,672   $ 2,424,250    1.22        29,530   $ 2,308,229    1.47    $   34,019
  Savings and money
    market
    accounts..........    6,648,539    3.94       261,958     6,107,997    2.74       167,091     6,174,860    2.82       174,437
  Time deposits.......   15,242,445    5.54       844,188    14,557,602    4.51       656,045    14,600,232    4.52       659,722
                        -----------    ----      --------    ----------    ----      --------    ----------    ----      --------
        Total
          deposits....   24,280,777    4.67     1,134,818    23,089,849    3.69       852,666    23,083,321    3.76       868,178
Borrowings:
  Annuities...........      801,129    5.58        44,716       734,969    4.51        33,143       629,636    5.92        37,258
  Federal funds
    purchased.........      305,468    5.30        16,188            --      --            --            --      --            --
  Securities sold
    under agreements
    to
    repurchase........    7,749,929    6.23       482,698     4,328,894    4.68       202,677     2,176,260    3.62        78,853
  Advances from the
    FHLB..............    3,482,200    5.81       202,422     3,962,913    5.38       213,259     3,148,089    6.18       194,631
  Other
    interest-bearing
    liabilities.......      558,320    7.63        42,594       397,307    8.46        33,613       403,942    8.16        32,976
                        -----------    ----      --------    ----------    ----      --------    ----------    ----      --------
        Total
         borrowings...   12,897,046    6.11       788,618     9,424,083    5.12       482,692     6,357,927    5.41       343,718
                        -----------    ----      --------    ----------    ----      --------    ----------    ----      --------
    Total
      interest-bearing
      liabilities.....   37,177,823    5.17     1,923,436    32,513,932    4.11     1,335,358    29,441,248    4.12     1,211,896
Other liabilities.....      367,702      --            --       458,350      --            --       463,052      --            --
                        -----------    ----      --------    ----------    ----      --------    ----------    ----      --------
    Total
      liabilities.....   37,545,525      --            --    32,972,282      --            --    29,904,300      --            --
Stockholders'
  equity..............    2,157,037      --            --     1,897,393      --            --     1,675,977      --            --
                        -----------    ----      --------    ----------    ----      --------    ----------    ----      --------
    Total liabilities
      and
      stockholders'
      equity..........  $39,702,562      --            --   $34,869,675      --            --   $31,580,277      --            --
                        ===========    ====      ========    ==========    ====      ========    ==========    ====      ========
Net interest spread
  and net interest
  income..............                 2.53%   $  992,650                  2.82%   $  960,055                  3.25%   $  986,682
                        ===========    ====      ========    ==========    ====      ========    ==========    ====      ========
Net interest margin...                 2.62%                               2.90%                               3.31%


---------------

(1) Average balances were calculated on a monthly basis. Due to the relative consistency of the Company's asset and liability balances during 1995, the average balances calculated on a monthly basis approximate the average balances calculated on a daily basis and were representative of the Company's operations in 1995.


(2) Average balances were calculated on a daily basis for Keystone Holdings balances and were calculated on a monthly basis for Washington Mutual. Due to the relative consistency of the Company's asset and liability balances during 1994 and 1993, the average balances calculated on a monthly basis approximate the average balances calculated on a daily basis and were representative of the Company's operations in 1994 and 1993.


(3) See "Supplemental Consolidated Financial Statements -- Note 8: Note Receivable."

(4) Nonaccruing loans were included in the average loan amounts outstanding.

     The following table presents certain information regarding changes in interest income and interest expense of the Company during the periods indicated. The dollar amounts of interest income and interest expense fluctuate depending upon the changes in the respective interest rates and upon changes in the respective amounts (volume) of the Company's interest-earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in volume (changes in average outstanding balances multiplied by the prior period's rate) and (ii) changes in rate (changes in average interest rate multipled by the prior period's rate). Changes in rate/volume (changes in rate times the change in volume) are allocated proportionately to the changes in volume and the changes in rate.



                                              1995 VS. 1994                                    1994 VS. 1993
                                -----------------------------------------        -----------------------------------------
                                 INCREASE (DECREASE) DUE                          INCREASE (DECREASE) DUE
                                           TO                                               TO
                                -------------------------         TOTAL          -------------------------         TOTAL
                                VOLUME(1)          RATE           CHANGE         VOLUME(2)         RATE            CHANGE
                                --------         --------        --------        --------        ---------        --------
                                                                  (DOLLARS IN THOUSANDS)
INTEREST INCOME
Investments...................  $157,735         $142,153        $299,888        $153,638        $ (36,166)       $117,472
New West Note.................  (167,731)          85,533         (82,198)        (93,190)          (6,785)        (99,975)
Loans(3)......................   305,959           97,024         402,983         144,295          (64,957)         79,338
                                --------         --------         -------        --------        ---------        --------
    Total interest income.....   295,963          324,710         620,673         204,743         (107,908)         96,835
INTEREST EXPENSE
Deposits:
  Checking accounts...........      (417)            (441)           (858)          1,831           (6,320)         (4,489)
  Savings and money market
    accounts..................    15,877           78,990          94,867          (1,874)          (5,472)         (7,346)
  Time deposits...............    32,067          156,076         188,143          (1,924)          (1,753)         (3,677)
                                --------         --------         -------        --------        ---------        --------
    Total deposit expense.....    47,527          234,625         282,152          (1,967)         (13,545)        (15,512)
Borrowings:
  Annuities...................     3,178            8,395          11,573           9,745          (13,860)         (4,115)
  Federal funds purchased.....    16,188               --          16,188              --               --              --
  Securities sold under
    agreements
    to repurchase.............   197,482           82,539         280,021          95,589           28,235         123,824
  Advances from the FHLB......   (31,996)          21,159         (10,837)         37,304          (18,676)         18,628
  Other.......................    11,855           (2,874)          8,981            (525)           1,162             637
                                --------         --------         -------        --------        ---------        --------
    Total borrowing expense...   196,707          109,219         305,926         142,113           (3,139)        138,974
                                --------         --------         -------        --------        ---------        --------
    Total interest expense....   244,234          343,844         588,078         140,146          (16,684)        123,462
                                --------         --------         -------        --------        ---------        --------
Net interest income...........  $ 51,729         $(19,134)       $ 32,595        $ 64,597        $ (91,224)       $(26,627)
                                ========         ========         =======        ========        =========        ========


---------------
(1) Average balances in 1995 were calculated on a monthly basis. Due to the relative consistency of the Company's asset and liability balances during 1995, the average balances calculated on a monthly basis approximate the average balances calculated on a daily basis and were representative of the Company's operations in 1995.

(2) Average balances were calculated on a daily basis.

(3) Nonaccruing loans were included in the average loan amounts outstanding.


     Other Income. Other income was $208.3 million in 1995, down from $220.8 million in 1994 and $246.6 million in 1993. Other income has declined in each of the years presented, primarily due to one-time gains that were recorded in 1993 and to a lesser extent in 1994. Other income in 1993 included $75.1 million in gain on the sales of loans and other assets. The significant level of gain on sales of assets during 1993 largely resulted from asset restructurings to accommodate the acquisition of Pacific First. In addition, a large number of loans were sold during 1993 as a result of high loan origination volume fueled by home loan refinancing and a declining interest rate environment which enabled the Company to sell these loans at a gain.

     Other income consisted of the following:


                                                              YEAR ENDED DECEMBER 31,
                                                         ----------------------------------
                                                           1995         1994         1993
                                                         --------     --------     --------
                                                               (DOLLARS IN THOUSANDS)
    Depositor fees.....................................  $ 79,017     $ 45,255     $ 39,872
    Loan servicing fees................................    29,315       23,247       20,569
    Other service fees.................................    49,679       65,248       71,921
    Other operating income.............................    31,035       39,630       39,082
    Gain on sale of loans, inclusive of write-downs....     1,717       23,488       25,266
    Gain (loss) on sale of other assets, inclusive of
      write-downs......................................      (655)      23,926       49,866
    Loss on sale of covered assets.....................   (37,399)          --           --
    Effect of FDIC assistance payment..................    55,630           --           --
                                                         --------     --------     --------
      Total other income...............................  $208,339     $220,794     $246,576
                                                         ========     ========     ========


     Depositor fees of $79.0 million in 1995 increased substantially from fees of $45.3 million in 1994 and $39.9 million in 1993. The increase in depositor fees reflected substantial account growth coupled with a revised fee structure for certain deposit services. The primary component of this growth was noninterest-bearing checking accounts, considered the core accounts of consumer banking. Checking accounts are an attractive means of providing low-cost deposits, producing added fee income and generating opportunities to sell the Company's other products and services.


     Loan servicing fees were $29.3 million in 1995, up from $23.2 million in 1994. The balance of mortgage servicing rights also increased during this period to $104.5 million at December 31, 1995, from $70.9 million a year earlier. This higher level of loan servicing fees recognized and capitalized servicing rights both reflected an increase in the amount of loans serviced for others and the implementation of SFAS No. 122 in 1995 by ASB. The portfolio of loans serviced for others increased to $21.4 billion at December 31, 1995, from $15.3 billion at the end of 1994 as a result of the purchase of servicing rights on $4.2 billion of loans and the securitization and sale of residential loans. During 1994, the Company purchased the rights to service $3.9 billion of ARMs and sold servicing rights relating to $1.9 billion of its fixed-rate loan portfolio.


     Loan servicing fees consisted of the following:

                                                              YEAR ENDED DECEMBER 31,
                                                         ----------------------------------
                                                           1995         1994         1993
                                                         --------     --------     --------
                                                               (DOLLARS IN THOUSANDS)
    Loan servicing income..............................  $ 53,155     $ 43,665     $ 47,652
    Amortization of mortgage servicing rights..........   (23,840)     (20,418)     (27,083)
                                                         --------     --------     --------
      Loan servicing fees..............................  $ 29,315     $ 23,247     $ 20,569
                                                         ========     ========     ========


     Mortgage servicing rights, net of amortization and the valuation allowance, were as follows:



                                                              YEAR ENDED DECEMBER 31,
                                                         ----------------------------------
                                                           1995         1994         1993
                                                         --------     --------     --------
                                                               (DOLLARS IN THOUSANDS)
    Balance, beginning of year.........................  $ 70,911     $ 66,031     $ 77,945
      Additions........................................    58,306       38,385       21,446
      Sales............................................        --      (13,087)          --
      Amortization.....................................   (23,840)     (20,418)     (27,083)
      Valuation allowance..............................      (882)          --       (6,277)
                                                         --------     --------     --------
    Balance, end of year...............................  $104,495     $ 70,911     $ 66,031
                                                         ========     ========     ========


     The principal components of other service fees consist of service fees generated by the Company's nonbanking subsidiaries. Nonbanking service fees totaled $24.8 million in 1995, down from $37.9 million in

1994 and $43.1 million in 1993, primarily due to declining sales of securities products and the March 1995 sale of Mutual Travel. Due to the drop in nonbanking service fees, other service fees in 1995 totaled $49.7 million, compared with $65.2 million in 1994 and $71.9 million in 1993.


     The gain on sale of loans, inclusive of write-downs on mortgage servicing rights, totaled $1.7 million in 1995, compared with $23.5 million in 1994 and $25.3 million in 1993. During 1994, a $25.0 million gain was realized on the sale of the Company's credit card portfolio with a book value of $151.9 million. Except as noted above, sales activity in 1995 and 1994 was minimal as Washington Mutual retained or securitized most of its loan production. During 1993, gains of $31.4 million were earned on a sales volume of $1.8 billion, but prepayment activity required a write-down of mortgage servicing rights of $6.1 million.



     During 1995, the net loss of $655,000 on the sale of other assets, inclusive of write-downs, was primarily due to an $8.4 million write-down recorded due to credit quality deterioration on certain MBS partially offset by gains generated through the sale of fixed-rate MBS. Included in gains on the sale of other assets in 1994 of $23.9 million was the recognition of a $20.4 million gain on the sale of mortgage servicing rights related to the sale of $1.9 billion of loans serviced for others. Adjustments to Washington Mutual's balance sheet to accommodate the acquisition of Pacific First were responsible for approximately half of the $49.9 million in gains on the sale of other assets during 1993. During this restructuring, Washington Mutual primarily sold MBS to reduce the preacquisition size of its balance sheet. The balance of the 1993 gain included a $23.0 million gain resulting from a transaction among ASB, New West and their affiliates and the FDIC and the Resolution Trust Corporation (the "RTC"), which served to modify a number of the credit support and other arrangements that had been put in place at the time of the 1988 Acquisition.



     Other income for the year ended December 31, 1995 included $18.2 million, net, related to the sale of certain assets by ASB. These assets, single-family residential loans, were acquired by ASB in the 1988 Acquisition and were designated by relevant agreements as covered assets. The loss on the sale of the covered assets was offset by a payment received during the same year from the FRF representing compensation, under the terms of the 1988 Acquisition, for the remaining value of such covered assets computed in accordance with the Assistance Agreement (as defined below).



     Other Expense. Total other expense of $700.5 million in 1995 increased slightly, compared with $695.5 million in 1994 and $687.5 million in 1993. Between 1993 and 1994, WMB's expenses increased by $20.4 million due to increased operations and number of financial centers. Partially offsetting this increase were efficiency measures taken at ASB, which reduced its operating expenses by $12.4 million. Washington Mutual's efficiency ratio was 58.3 percent for 1995 versus 58.9 percent for 1994 and 55.7 percent for 1993. The increase in the efficiency ratio from 1993 to 1994 was a result of a decrease in net interest income.


     Other expense consisted of the following:

                                                              YEAR ENDED DECEMBER 31,
                                                         ----------------------------------
                                                           1995         1994         1993
                                                         --------     --------     --------
                                                               (DOLLARS IN THOUSANDS)
    Salaries and employee benefits.....................  $313,304     $315,424     $316,929
    Occupancy and equipment............................   111,381      102,403      106,419
    Regulatory assessments.............................    54,909       54,887       52,444
    Data processing fees...............................    36,538       33,862       35,613
    Other operating expense............................   145,394      146,463      132,178
    Amortization of goodwill and other intangible
      assets...........................................    28,306       29,076       24,690
    Real estate owned operations, inclusive of
      write-downs......................................    10,682       13,402       19,246
                                                         --------     --------     --------
      Total other expense..............................  $700,514     $695,517     $687,519
                                                         ========     ========     ========

     At year-end 1995, the Company had full-time equivalent employees of 7,903, virtually unchanged from 7,915 at the end of 1994, and from 7,889 at the end of 1993.

     The increase in occupancy and equipment expense to $111.4 million in 1995 from $102.4 million in 1994 and $106.4 million in 1993 was primarily due to the growth in the number of financial centers, an expansion of head office facilities and technology upgrades. The decrease between 1993 and 1994 resulted from efficiency measures at ASB, which more than offset general increases at the rest of the Company.


     Regulatory assessments totaled $54.9 million in both 1995 and 1994, compared with $52.4 million in 1993. Although total deposits outstanding increased in 1995, the increase in deposit balances was offset by a reduction in the premium rate for BIF-insured deposits. The expense increase in 1994 was primarily the result of the increase in total deposits outstanding.

     Other operating expense (including data processing fees) increased to $181.9 million in 1995 from $180.3 million (inclusive of a $5.0 million expense for a legal settlement) in 1994 and $167.8 million in 1993. See "-- Nonbanking Subsidiary Operations." Other operating expenses tend to rise with the increased size of the Company.

     Goodwill and other intangible assets have resulted from business combinations accounted for as purchase transactions. Goodwill and other intangible assets are amortized using the straight-line method over the period that is expected to be benefited. The acquisition of Pacific First in the second quarter of 1993 was the most significant of such business combinations and resulted in the creation of $178.2 million in goodwill and other intangible assets to be amortized over 10 years. The amortization of goodwill and other intangible assets was $28.3 million in 1995, compared with $29.1 million in 1994 and $24.7 million in 1993.

     The reduction in expense from real estate owned ("REO") operations is generally attributable to a decline in the provision for REO losses, which were $10.5 million, $15.5 million and $26.9 million in 1995, 1994, and 1993, respectively. See "-- Asset Quality -- Provision for Loan Losses and Reserve for Loan Losses."

     Extraordinary Items. In 1993, Washington Mutual redeemed for cash all $40.0 million in principal of its 10.50 percent subordinated capital notes due March 15, 1999 for an after-tax charge of $1.6 million. Also during 1993, Washington Mutual prepaid advances from the Federal Home Loan Bank ("FHLB") of Seattle totaling $432.6 million for an after-tax charge of $7.4 million.

     Taxation. Income taxes include federal income taxes and applicable state income taxes. See "Business -- Taxation."


     As a result of the Budget Act, which was signed into law on August 10, 1993, the corporate tax rate increased to 35 percent effective January 1, 1993. Washington Mutual was also required under the Budget Act to report certain securities and other assets at fair market value effective January 1, 1993. This rule, however, has not had a material effect on the income tax provision of the Company.



     In connection with the 1988 Acquisition, the Internal Revenue Service entered into a closing agreement (the "Closing Agreement") with respect to the federal income tax consequences of the 1988 Acquisition and certain aspects of the taxation of Keystone Holdings and certain of its affiliates. The Closing Agreement contains provisions that are intended to ensure that losses generated by New West would be available to offset income of ASB for federal income tax purposes. In connection with the 1988 Acquisition, Keystone Holdings and certain of its affiliates entered into a number of continuing agreements with the predecessor to the FRF, which agreements were designed, in part, to provide that over time 75 percent of most of the federal income tax savings and 19.5 percent of most of the California tax savings (in each case computed in accordance with specific provisions contained in the Assistance Agreement between Keystone Holdings and the predecessors to the FRF (the "Assistance Agreement") in connection with the 1988 Acquisition) would be paid by Keystone Holdings to New West for the benefit of the FRF. The provision for such payments is reflected in the financial statements as "payments in lieu of taxes." See
"Business -- Tax-Related Agreements -- Assistance Agreement." Due to the above arrangements, the Company's effective tax rate (including payments in lieu of taxes) for the three years ended December 31, 1995 has ranged from approximately 28 percent to 30 percent, compared to a normal corporate tax rate of 35 percent.



     In February 1992, the Financial Accounting Standards Board ("FASB") issued SFAS No. 109, Accounting for Income Taxes, which changed the accounting principles governing accounting for income taxes. The statement requires the use of the liability method in accounting for income taxes and eliminates on a prospective basis the former exception from the provision of deferred income taxes on thrift bad debt reserves. The change was implemented in 1992 for ASB and during the first quarter of 1993 for Washington Mutual (without regard to ASB). The change resulted in an after-tax cumulative positive adjustment to earnings of $60.0 million in 1992 and $13.4 million in 1993.

     NONBANKING SUBSIDIARY OPERATIONS. For a description of the Company's principal nonbanking subsidiaries, see "Business -- Washington Mutual's Operating Subsidiaries."

     Nonbanking subsidiary results of operations were as follows:


                                                 NINE MONTHS ENDED
                                                   SEPTEMBER 30,         YEAR ENDED DECEMBER 31,
                                                 -----------------     ---------------------------
                                                  1996      1995        1995      1994      1993
                                                 -------   -------     -------   -------   -------
                                                              (DOLLARS IN THOUSANDS)
WM Life Insurance Co...........................  $11,832   $10,912     $14,292   $12,482   $ 9,900
ASB Financial Services, Inc....................   10,027     7,850      10,599    11,245    14,089
Composite Research & Management Co.............    2,516     2,095       2,967     2,854     2,539
ASB Insurance Agency, Inc......................    1,438       441       1,100        --        --
Murphey Favre, Inc.............................      561       442         437    (2,249)    4,334
Mutual Travel, Inc.............................       --       229         229     1,178     1,266
Other..........................................    4,478      (654)       (644)      (23)       39
                                                 -------   -------     -------   -------   -------
Net income before amortization of goodwill and
  other intangible assets, elimination of
  intercompany transactions, and income
  taxes........................................   30,852    21,315      28,980    25,487    32,167
Amortization of goodwill and other intangible
  assets.......................................      105       749         932     1,501     1,874
                                                 -------   -------     -------   -------   -------
Net income before elimination of intercompany
  transactions and income taxes................  $30,747   $20,566     $28,048   $23,986   $30,293
                                                 =======   =======     =======   =======   =======



     Nine Months Ended September 30, 1996 Compared With Nine Months Ended September 30, 1995. Operating income (net income before amortization of goodwill and other intangible assets, elimination of intercompany transactions and income taxes) for the nine months ended September 30, 1996 was $30.9 million, compared with $21.3 million for the same period in 1995.


     WM Life improved its pretax operating income to $11.8 million for the first nine months of 1996, from $10.9 million in the same period of 1995. Most of the increase in WM Life pretax operating income was due to higher net interest income resulting from growth in net interest-earning assets.


     ASB Financial had pretax operating income of $10.0 million for the nine months ended September 30, 1996, an increase of 27 percent, compared with $7.9 million for the same period last year, primarily as a result of greater securities sales.


     Composite Research's pretax operating income improved slightly to $2.5 million during for the first nine months of 1996 from $2.1 million during the same period in 1995. At September 30, 1996, Composite Research's assets under management totaled $1.3 billion.


     Pretax operating income for ASB Insurance for the nine months ended September 30, 1996 totaled $1.4 million, compared with $441,000 for the same period in 1995. ASB Insurance began operations in 1995.



     Murphey Favre posted pretax operating income of $561,000 for the first nine months of 1996, compared with $442,000 during the same period in 1995. During 1996, Murphey Favre recorded a $1.7 million charge resulting from a legal settlement with residents of Montana related to the sale by Murphey Favre between 1987 and 1990 of bonds issued by Homestead Savings of Millbrae, California.


     The results of operations during the first nine months of 1996 for other nonbanking subsidiaries included the recognition of a previously deferred gain of $4.1 million on the 1995 sale of Mutual Travel.

     For the Three Years Ended December 31, 1995. Operating income was $29.0 million in 1995, compared with $25.5 million in 1994 and $32.2 million in 1993.

     WM Life improved its operating performance, posting pretax operating income of $14.3 million in 1995, up from $12.5 million in 1994 and $9.9 million in 1993. Contributing to the improvement in earnings were strong sales of annuities. However, annuities outstanding at year-end 1995 were up only 7 percent to $855.5 million, from $799.2 million at the end of 1994 due to a high level of surrenders of annuity contracts. Annuities outstanding at the end of 1994 were up 12 percent from $713.4 million at the end of 1993.



     Higher sales commissions and salaries expense, related to higher securities commission revenues, resulted in a decrease in pretax operating income at ASB Financial in 1995 from $11.2 million in 1994 to $10.6 million in 1995. 1994 pretax operating income was reduced from the 1993 levels of $14.1 million primarily as a result of declining securities commission revenue.


     Composite Research's financial performance has remained steady during the past three years, with pretax operating income rising slightly to $3.0 million in 1995 from $2.9 million in 1994 and $2.5 million in 1993. Assets of the Composite Group of mutual funds, managed by Composite Research, were $1.3 billion at December 31, 1995, $1.1 billion at year-end 1994 and $1.3 billion at December 31, 1993. Although there has been a net outflow of investor funds, the differences in asset balances are primarily due to fluctuations in market valuation of the mutual fund assets.


     In 1995, its first year of operations, pretax operating income for ASB Insurance totaled $1.1 million.


     Lower sales reduced pretax operating income for Murphey Favre to $437,000 in 1995. The pretax net loss of $2.2 million in 1994 resulted primarily from the $5.0 million expense of a legal settlement related to the sale by Murphey Favre between 1987 and 1990 of bonds issued by Homestead Savings of Millbrae, California. Murphey Favre earned $4.3 million on a pretax basis during 1993.

     The 1994 pretax operating income of Mutual Travel was $1.2 million, compared with $1.3 million in 1993. In March 1995, Washington Mutual sold Mutual Travel to a company whose principal shareholders were Mutual Travel's management team. The sales price resulted in a pretax gain of $4.1 million, which was recognized in 1996.

REVIEW OF FINANCIAL POSITION


     ASSETS. At September 30, 1996, the Company's assets were $43.7 billion, an increase of 4 percent from $42.0 billion at December 31, 1995. During 1995, total assets grew $4.5 billion to end the year at $42.0 billion. At December 31, 1994, total assets were $37.5 billion, an increase of $3.9 billion from December 31, 1993. Most of the growth during 1994, 1995 and 1996 resulted from retaining originated loans (either as part of the loan portfolio or as MBS). Growth in assets is limited by management's decision to maintain all of its banks at a "well-capitalized" level.


     INVESTMENT ACTIVITIES. Washington Mutual's investment portfolio at September 30, 1996 was carried at $13.1 billion, a 15 percent decrease from the December 31, 1995 balance of $15.4 billion. During the first nine months of 1996, the Company continued the restructuring of its investment portfolio by selling fixed-rate securities and replacing them with adjustable-rate securities. This portfolio restructuring was intended to reduce Washington Mutual's sensitivity to changes in market interest rates. As noted above, however, the portfolio restructuring also contributed to a decline in the yield on interest-earning investment securities. See "-- Net Interest Income."


     At September 30, 1996, the Company's investment portfolio included $10.1 billion of available-for-sale securities, $3.0 billion of held-to-maturity securities (with a fair value of $3.0 billion), and $2.2 million of trading account securities. MBS constituted $11.6 billion or 89 percent of the total investment portfolio.



     The Company's investment portfolio increased 77 percent to $15.4 billion at December 31, 1995 from $8.7 billion a year, primarily due to the Company's retention of $6.6 billion of loans which it securitized. Also in 1995, as in 1994, Washington Mutual leveraged its capital through purchases of investment securities. These purchases were funded mostly through borrowings. By leveraging the balance sheet through the use of these wholesale activities, Washington Mutual generated additional net interest income.

     At December 31, 1995, the Company's investment portfolio included $12.2 billion of available-for-sale securities, $3.2 billion of held-to-maturity securities (with a fair value of $3.3 billion), and $238,000 of trading account securities. During 1995, the FASB issued a report entitled A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities, Questions and Answers which allowed companies a one-time reassessment and related reclassification from the held-to-maturity category to the available-for-sale category without adverse accounting consequences for the remainder of the portfolio. Pursuant to the FASB report, Washington Mutual reclassified $4.9 billion of its held-to-maturity securities into the available-for-sale category on December 1, 1995. Of the securities transferred, over half were fixed-rate securities. During 1994, there were no transfers between the available-for-sale and held-to-maturity portfolios, nor were there any sales from the held-to-maturity portfolio. See "Business -- Asset and Liability Management."



     LOANS. Total loans outstanding, including loans held for sale, at September 30, 1996 were $28.5 billion, up from $24.2 billion at December 30, 1995 and $25.5 billion at year-end 1994. Changes in the loan balances are primarily driven by originations of new loans, prepayments of existing loans, scheduled repayments of principal, and loan securitizations.


     Loans originated by product line consisted of the following:


                                            NINE MONTHS ENDED
                                              SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                                        --------------------------     ----------------------------------------
                                           1996            1995           1995           1994           1993
                                        -----------     ----------     ----------     ----------     ----------
                                        (DOLLARS IN THOUSANDS)
Real estate:
  Residential (1-4 family units):
    Fixed rate........................  $ 2,772,973     $1,363,634     $2,365,603     $1,040,035     $3,972,550
    Adjustable-rate...................    4,557,338      3,233,001      4,455,740      5,288,231      3,173,748
  Residential construction............      973,432        674,208        935,827      1,034,176        847,217
  Apartment buildings.................      352,811        245,495        348,942        618,201        674,672
  Other commercial real estate........      183,416        115,701        166,987        136,749        164,435
                                        -----------     ----------     ----------     ----------     ----------
         Total real estate loans......    8,839,970      5,632,039      8,273,099      8,117,392      8,832,622
Consumer:
  Second mortgage and other
    consumer..........................      689,425        539,318        722,871        776,176        768,666
  Manufactured housing................      251,678        207,047        274,115        277,358        210,819
                                        -----------     ----------     ----------     ----------     ----------
         Total consumer loans.........      941,103        746,365        996,986      1,053,534        979,485
Commercial business...................      258,634        119,784        167,830        128,539        103,722
                                        -----------     ----------     ----------     ----------     ----------
         Total loans originated.......  $10,039,707     $6,498,188     $9,437,915     $9,299,465     $9,915,829
                                        ===========     ==========     ==========     ==========     ==========
Residential refinances to total
  residential originations............        40.83%         38.09%         42.14%         48.31%         76.68%


     In 1993 and early 1994, the Company's originations included significant refinancing activity that was generated by low market interest rates. Higher interest rates in 1994 curtailed refinancing activity for the year and resulted in an increase in residential adjustable-rate originations compared to residential fixed-rate originations. As a consequence of higher interest rates, total lending volumes in 1994 were below those in 1993. Refinancings increased again during the second half of 1995 as market interest rates declined. The decline in apartment building originations from 1994 to 1995 was due to a management decision at ASB to reduce lending volumes in that product line.


     DEPOSITS. Total deposits decreased to $24.0 billion at September 30, 1996 from $24.5 billion at December 31, 1995. Time deposits at WMB were allowed to run off because management chose not to be as aggressive in the repricing of time deposits. Partially offsetting the $795.8 million decline in time deposits were increases in the level of money market and checking accounts. Both of these products have the benefit of lower interest costs. Total deposits increased to $24.5 billion at December 31, 1995, from $23.3 billion at December 31, 1994.

     While the vast majority of deposits are retail in nature, the Company does engage in certain wholesale activities -- primarily accepting time deposits from political subdivisions and public agencies. The Company considers wholesale deposits to be an alternative borrowing source rather than a customer relationship, and as such, their levels are determined by management's decisions as to the most economic funding sources.


     The following table sets forth information relating to deposit flows, total deposits and the weighted average interest rate on deposit accounts:


                                         NINE MONTHS ENDED
                                           SEPTEMBER 30,                      YEAR ENDED DECEMBER 31,
                                    ---------------------------     -------------------------------------------
                                       1996            1995            1995            1994            1993
                                    -----------     -----------     -----------     -----------     -----------
                                    (DOLLARS IN THOUSANDS)
Decrease due to deposit outflow...  $(1,283,490)    $  (592,633)    $  (432,942)    $(1,236,514)    $(1,912,765)
Increase due to acquired
  deposits........................           --         417,078         417,078         211,537       3,831,700
Increase due to interest
  credited........................      799,045         842,413       1,134,818         852,666         868,178
                                    -----------     -----------     -----------     -----------     -----------
  Increase (decrease) in total
    deposits......................  $  (484,445)    $   666,858     $ 1,118,954     $  (172,311)    $ 2,787,113
                                    ===========     ===========     ===========     ===========     ===========
Total deposits at end of period...  $23,978,515     $24,010,864     $24,462,960     $23,344,006     $23,516,317
Weighted average rate for the
  period..........................         4.43%           4.67%           4.69%           3.69%           3.76%


     BORROWINGS. Washington Mutual's borrowings primarily take the form of federal funds purchased, securities sold under agreements to repurchase and advances from the FHLB of Seattle and San Francisco. These borrowing sources totaled $1.0 billion, $8.6 billion and $5.5 billion, respectively, at September 30, 1996, compared with $433.4 million, $8.0 billion and $4.7 billion, respectively, at year-end 1995. At December 31, 1994, the Company had $6.6 billion of securities sold under agreements to repurchase, $4.1 billion of advances from the FHLB of Seattle and San Francisco and no federal funds purchased. See "Business -- Sources of Funds -- Borrowings and Annuities."


ASSET QUALITY


  PROVISION FOR LOAN LOSSES AND RESERVE FOR LOAN LOSSES.



     Nine Months Ended September 30, 1996 Compared With Nine Months Ended September 30, 1995. The provision for loan losses is based upon management's estimate of the amount necessary to maintain adequate reserves for losses inherent in the Company's loan portfolio. The estimate of inherent losses is developed by considering a number of factors, including matters pertinent to the underlying quality of the loan portfolio and management's policies, practices and intentions with respect to credit administration and asset management. The provision for loan losses for the nine months ended September 30, 1996 was $58.1 million, which was substantially unchanged from $57.5 million for the same period in 1995, primarily reflecting the fact that the dollar amounts of nonperforming loans were substantially the same in both periods. The balance of the reserve for loan losses was $234.3 million at September 30, 1996, virtually unchanged from $235.3 million at December 31, 1995. Reserves charged off, net of recoveries, totaled $59.1 million for the nine months ended September 30, 1996, compared with $69.3 million for the same period in 1995.

     Changes in the reserve for loan losses were as follows:


                                                                   NINE MONTHS ENDED SEPTEMBER
                                                                               30,
                                                                   ---------------------------
                                                                     1996               1995
                                                                   --------           --------
                                                                     (DOLLARS IN THOUSANDS)
Balance, beginning of period.....................................  $235,275           $244,989
Provision for loan losses........................................    58,138             57,540
Reserves added through business combinations.....................        --              5,372
Reserves charged-off:
  Residential....................................................   (40,387)           (42,670)
  Residential construction.......................................       (14)              (112)
  Commercial real estate.........................................   (17,636)           (26,163)
  Manufactured housing, second mortgage and other consumer.......    (6,583)            (5,906)
  Commercial business............................................      (296)              (283)
                                                                   --------           --------
                                                                    (64,916)           (75,134)
Reserves recovered:
  Residential....................................................     3,323              1,763
  Residential construction.......................................        --                 47
  Commercial real estate.........................................     1,886              3,093
  Manufactured housing, second mortgage and other consumer.......       580                715
  Commercial business............................................        55                255
                                                                   --------           --------
                                                                      5,844              5,873
                                                                   --------           --------
Balance, end of period...........................................  $234,341           $238,640
                                                                   ========           ========
Net charge-offs as a percentage of average loans.................      0.22%              0.27%
Reserve for loan losses as a percentage of:
  Nonperforming loans............................................    108.33             119.89
  Nonperforming assets...........................................     72.53              71.68


     As part of the process of determining the adequacy of the reserve for loan losses, management reviews its loan portfolio for specific weaknesses. A portion of the reserve is then allocated to reflect the identified loss exposure. The September 30, 1996 analysis of residential construction, commercial real estate and commercial business loans resulted in an allocation of $23.5 million of the reserve. At December 31, 1995, the Company had allocated reserves of $16.6 million. The remaining reserve of $210.8 million at September 30, 1996 was unallocated and available for potential losses from any of the Company's loans.

     An analysis of the reserve for loan losses was as follows:


                                                             SEPTEMBER 30, 1996     DECEMBER 31, 1995
                                                             ------------------     -----------------
                                                                      (DOLLARS IN THOUSANDS)
Allocated reserves:
  Commercial real estate...................................       $ 21,682              $  16,488
  Residential construction.................................            193                    158
  Commercial business......................................          1,672                     --
                                                             --------------         -------------
                                                                    23,547                 16,646
Unallocated reserves.......................................        210,794                218,629
                                                             -------------          -------------
     Total reserve for loan losses.........................       $234,341              $ 235,275
                                                             ==============         =============


     A reserve for REO losses is maintained for any subsequent decline in the value of foreclosed property. The reserve for REO losses was $6.6 million at September 30, 1996, compared with $10.1 million at December 31, 1995. The level is based upon a routine review of the REO portfolio and the strength of national and local economies.

     The Company recorded a $125.0 million addition to the reserve for loan losses at the Effective Date. The additional reserve for loan losses was provided principally because a number of Washington Mutual's credit administration and asset management philosophies and procedures differed from those of ASB. Those differences consisted principally of the following: (i) Washington Mutual is more proactive in dealing with emerging credit problems and tends to prefer foreclosure actions to induce borrowers to correct defaults, whereas ASB was not as proactive and tended to prefer workouts in lieu of a more aggressive foreclosure stance; and (ii) ASB considered the risk characteristics of its portfolio of loans secured by apartment buildings of less than $1.0 million to be similar to its single-family residential portfolio; Washington Mutual, on the other hand, considers the risk characteristics of that portfolio to be more closely aligned with its commercial real estate loan portfolio, which tends to have a higher incidence of loan losses than the single-family residential portfolio. Washington Mutual is conforming ASB's asset management practices, administration, philosophies and procedures to those of WMB and WMBfsb. The plan of realization of troubled loans differed between the companies and therefore resulted in different levels of loss reserves. The addition to the reserve for loan losses was to a lesser degree provided because Washington Mutual believed that, while there had been an increase in the value of residential real estate in certain California markets, a decline in collateral values for some portions of the California real estate market occurred in late 1996. Management of the Company has individually reviewed ASB's large performing and nonperforming loans and performed a review of its other loan portfolios and is developing appropriate strategies for such credits. As a result, Washington Mutual expects that approximately one-third of the additional $125.0 million provision will be allocated to loans in the commercial real estate loan portfolio. The remainder is attributed to ASB's apartment building loans with balances under $1.0 million and to various residential loan portfolios, for which specific reserve allocations will not be recorded.



     For the Five Years Ended December 31, 1995. The provision for loan losses during 1995 was $75.0 million, compared with $122.0 million in 1994 and $158.7 million in 1993. The 1995 provision reflected a decline in the level of nonperforming assets, particularly California residential and apartment building real estate loans. The 1994 provision reflected a significant decline in the levels of certain nonperforming assets, but was increased from levels otherwise indicated by $12.5 million related to losses resulting from the Northridge, California earthquake in January 1994


     The provision for loan losses of $158.7 million during 1993 was virtually unchanged from 1992's level of $158.5 million, but up significantly from $85.8 million during 1991. During 1991, California's general economic indicators, including employment, consumer confidence and the value of residential real estate, began to deteriorate. These trends continued through 1992 and 1993. In response to these trends, the Company increased its reserve for loan losses through the provision for loan losses during those years and tightened underwriting standards at ASB. Management believes that the stricter underwriting standards initiated at ASB in the latter part of 1991 and 1992 have helped to alleviate the level of loan delinquencies, despite the recessionary conditions that existed in California. The delinquency experience of loans originated by ASB subsequent to 1992 has been significantly less than that of those originated prior to 1992. Management believes that the high rate of delinquencies in prior years' originations can be attributed to a limited documentation program offered by ASB during 1989 and 1990 as well as the general decline in the value of residential real estate that resulted in the deterioration of many borrowers' equity. The loan loss provision in 1992 and 1993 was also affected by the increase in the size of the loan portfolio, and in 1993, caution about the quality of the loans acquired from Pacific First.


     Integral to determining the level of the provision for loan losses in any given year is an analysis of actual loss experience and plans for problem loan administration and resolution. Loan charge-offs, net of recoveries for 1995, totaled $90.1 million, which was less than the level of net charge-offs of $123.0 million in 1994, $139.3 million in 1993, and $114.7 million in 1992. The downward trend in residential delinquencies over the past two years resulted in reduced charge-offs and declines in the overall provision for loan losses during 1995. Charge-offs on loans secured by commercial real estate were relatively higher in 1995 than in prior years. Although charge-offs have increased, commercial real estate delinquencies as a percentage of the total commercial real estate loan portfolio have declined significantly, contributing to the lower overall provision for loan losses. At year-end 1992, commercial credits, which consisted primarily of high-yield bonds, declined to

$14.0 million from $22.2 million at the end of the previous year. This decline was mostly due to $6.6 million in sales during the year. However, by the end of 1992, nonperforming assets in this portfolio had increased to $8.5 million from $360,000 one year earlier. This increase in nonperforming credits was anticipated by management and was considered in the 1991 analysis of the reserve for loan losses. During 1991, a major portion of net charge-offs were the result of losses on commercial credits. The Company's exposure to commercial credits has declined significantly in recent years.

     Changes in the reserve for loan losses were as follows:


                                                            YEAR ENDED DECEMBER 31,
                                              ----------------------------------------------------
                                                1995       1994       1993       1992       1991
                                              --------   --------   --------   --------   --------
                                                             (DOLLARS IN THOUSANDS)
Balance, beginning of year..................  $244,989   $245,062   $179,612   $130,423   $ 94,523
Provision for loan losses...................    74,987    122,009    158,728    158,537     85,807
Reserves added through business
  combinations..............................     5,372        921     46,000      5,321        573
Reserves charged-off:
  Residential...............................   (57,147)   (89,637)   (93,799)   (77,815)   (14,074)
  Residential construction..................      (125)      (190)      (297)      (937)      (139)
  Commercial real estate....................   (33,149)   (26,835)   (26,967)   (19,377)    (7,624)
  Manufactured housing, second mortgage and
     other consumer.........................    (6,888)   (10,544)   (16,964)   (17,017)   (13,055)
  Commercial business/credits...............      (813)    (2,065)    (3,065)    (1,321)   (18,544)
                                              --------   --------   --------   --------   --------
          Total reserves charged off........   (98,122)  (129,271)  (141,092)  (116,467)   (53,436)
Reserves recovered:
  Residential...............................     2,393      2,522         45         17         36
  Residential construction..................        47         --         --         --        314
  Commercial real estate....................     4,426      2,186        889        571        598
  Manufactured housing, second mortgage and
     other consumer.........................       701      1,117        768        313        315
  Commercial business/credits...............       482        443        112        897      1,693
                                              --------   --------   --------   --------   --------
          Total reserves recovered..........     8,049      6,268      1,814      1,798      2,956
                                              --------   --------   --------   --------   --------
Balance, end of year........................  $235,275   $244,989   $245,062   $179,612   $130,423
                                              ========   ========   ========   ========   ========
Net charge-offs as a percentage of average
  loans.....................................      0.35%      0.56%      0.70%      0.69%      0.34%


     As part of the process of determining the adequacy of the reserve for loan losses, management reviews the loan portfolio for specific weaknesses. A portion of the reserve is then allocated to reflect the identified loss exposure. Residential real estate and consumer loans are not individually analyzed for impairment and loss exposure because of the significant number of loans and their relatively small individual balances. Residential construction, commercial real estate and commercial business loans with balances over $1.0 million were evaluated individually for impairment, which resulted in an allocation of $16.6 million of the reserve for loan losses at year-end 1995, compared with an allocation of $21.4 million a year earlier. Contributing to the decline was a reduction in the level of allocated reserves related to commercial real estate in California.

     Unallocated reserves are established for loss exposure that may exist in the remainder of the loan portfolio but has yet to be identified. In determining the adequacy of unallocated reserves, management considers changes in the size and composition of the loan portfolio, actual historical loan loss experience, and current and anticipated economic conditions.

     An analysis of the reserve for loan losses was as follows:


                                                                  DECEMBER 31,
                                              ----------------------------------------------------
                                                1995       1994       1993       1992       1991
                                              --------   --------   --------   --------   --------
                                                             (DOLLARS IN THOUSANDS)
Allocated reserves:
  Commercial real estate....................  $ 16,488   $ 20,025   $ 22,833   $ 22,496   $  5,736
  Residential construction..................       158      1,327      1,503      1,219      1,901
  Commercial business/credits...............        --         --      1,718      5,597     10,064
                                              --------   --------   --------   --------   --------
          Total allocated reserves..........    16,646     21,352     26,054     29,312     17,701
Unallocated reserves........................   218,629    223,637    219,008    150,300    112,722
                                              --------   --------   --------   --------   --------
          Total loan loss reserves..........  $235,275   $244,989   $245,062   $179,612   $130,423
                                              ========   ========   ========   ========   ========
Total reserve for loan losses as a
  percentage of:
     Nonperforming loans....................    110.04%     87.22%     72.74%     54.58%     45.60%
     Nonperforming assets...................     69.42      58.52      46.91      31.98      30.37


     CLASSIFIED ASSETS The following table sets forth the Company's classified assets, which consist of nonaccrual loans, loans under foreclosure, REO and performing loans (including substandard troubled debt restructurings) and securities that exhibit credit quality weaknesses. When and if loans sold on a recourse basis are nonperforming, they are included in nonaccrual loans. See "Supplemental Consolidated Financial Statements -- Note 1: Summary of Significant Accounting Policies."

                                                                                  DECEMBER 31,
                                                               SEPTEMBER 30,   -------------------
                                                                   1996          1995       1994
                                                               -------------   --------   --------
                                                                     (DOLLARS IN THOUSANDS)
Nonaccrual loans and loans under foreclosure.................    $ 216,325     $213,802   $280,899
REO..........................................................      106,748      125,101    137,767
                                                                  --------     --------   --------
          Total nonperforming assets.........................      323,073      338,903    418,666
Troubled debt restructurings (classified as substandard).....       87,239       85,483     54,583
Other classified assets......................................      133,257      129,264    169,004
                                                                  --------     --------   --------
          Total classified assets............................    $ 543,569     $553,650   $642,253
                                                                  ========     ========   ========


     Nonperforming assets decreased to 0.74 percent of total assets at September 30, 1996 or $323.1 million, compared with $338.9 million or 0.81 percent of total assets at December 31, 1995. Nonperforming assets decreased 19 percent to $338.9 million at the end of 1995, from $418.7 million at the end of 1994. At September 30, 1996, nonperforming assets in California accounted for 71 percent of total nonperforming assets, down from 75 percent and 83 percent at the ends of 1995 and 1994. The decline in residential nonperforming loans from 1993 through 1995 is largely a result of a tightening of underwriting standards at ASB beginning in mid-1991. Declining market rents and occupancy rates in certain areas of Los Angeles that were negatively affected by the economic environment during the three years ended December 31, 1995, as well as the Los Angeles riots in 1992 and the Northridge earthquake in January 1994, contributed to higher charge-offs in the apartment loan portfolio in 1994 and 1995, thereby reducing the level of nonperforming apartment loans. See " -- Provision for Loan Losses and Reserve for Loan Losses."

     Nonperforming assets and troubled debt restructurings consisted of the following:


                                                                      DECEMBER 31,
                                  SEPTEMBER 30,   ----------------------------------------------------
                                      1996          1995       1994       1993       1992       1991
                                  -------------   --------   --------   --------   --------   --------
                                                         (DOLLARS IN THOUSANDS)
Nonaccrual loans and loans under
  foreclosure
  Real estate loans:
     Residential................    $ 163,521     $158,040   $172,136   $233,618   $253,888   $232,460
     Residential construction...        7,512        9,550      4,640      8,527      5,856     14,583
     Apartment buildings........       12,558       23,300     70,944     53,474     37,059      5,734
     Other commercial real
       estate...................       17,780       12,663     23,549     20,516     14,883     22,501
                                     --------     --------   --------   --------   --------   --------
       Total real estate
          loans.................      201,371      203,553    271,269    316,135    311,686    275,278
Second mortgage and other
  consumer loans................        8,972        7,502      6,969     14,783      7,218      8,192
Manufactured housing loans......        5,033        1,923      1,643      2,207      1,571      1,680
Commercial business
  loans/credits.................          949          824      1,018      3,785      8,580        867
                                     --------     --------   --------   --------   --------   --------
     Total nonperforming
       loans....................      216,325      213,802    280,899    336,910    329,055    286,017
REO, net of REO reserves........      106,748      125,101    137,767    185,492    232,568    143,385
                                     --------     --------   --------   --------   --------   --------
     Total nonperforming
       assets...................    $ 323,073     $338,903   $418,666   $522,402   $561,623   $429,402
                                     ========     ========   ========   ========   ========   ========
Troubled debt restructurings....    $  95,053     $ 90,623   $ 54,583   $ 68,670   $104,538   $  9,131
Nonperforming assets as a
  percentage of total assets....         0.74%        0.81%      1.12%      1.55%      2.03%      1.68%


     Nonperforming assets by geographic concentration were as follows:


                                                             SEPTEMBER 30, 1996
                                        -------------------------------------------------------------
                                                                                    OTHER
                                        CALIFORNIA WASHINGTON   OREGON     UTAH    STATES     TOTAL
                                        --------   ----------   -------   ------   -------   --------
                                                           (DOLLARS IN THOUSANDS)
Real estate loans:
  Residential.........................  $122,110    $ 29,889    $ 3,933   $  680   $ 6,909   $163,521
  Residential construction............        --       5,410      1,778      324        --      7,512
  Apartment buildings.................    12,558          --         --       --        --     12,558
  Other commercial real estate........    10,265       4,382        499       --     2,634     17,780
                                        --------     -------    -------   ------   -------   --------
     Total real estate loans..........   144,933      39,681      6,210    1,004     9,543    201,371
Second mortgage and other consumer
  loans...............................     1,679       3,522      1,689       29     2,053      8,972
Manufactured housing loans............        --       2,135      1,111      115     1,672      5,033
Commercial business loans.............        --          16        750       --       183        949
                                        --------     -------    -------   ------   -------   --------
     Total nonperforming loans........   146,612      45,354      9,760    1,148    13,451    216,325
REO...................................    88,833      22,652        779       --     1,120    113,384
REO reserves..........................                                                         (6,636)
                                        --------     -------    -------   ------   -------   --------
     Total nonperforming assets.......  $235,445    $ 68,006    $10,539   $1,148   $14,571   $323,073
                                        ========     =======    =======   ======   =======   ========
Nonperforming assets by state as a
  percentage of total nonperforming
  assets..............................        71%         21%         3%      --         5%       100%



     IMPAIRED LOANS. On January 1, 1995, the Company adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan. It is applicable to all loans except large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment. Loans collectively evaluated for impairment include residential real estate and consumer loans because of the significant number of loans and their relatively small balances. All residential construction, commercial real estate and commercial business loans over $1.0 million are individually evaluated for impairment. Factors involved in determining impairment include, but are not limited to, the financial condition of the borrower, the value of the underlying collateral, and current economic conditions. SFAS No. 114 also applies to all loans that are restructured in a troubled debt restructuring, subsequent to the adoption of SFAS No. 114, as defined by SFAS No. 15. A troubled debt restructuring is a restructuring in which the creditor grants a concession to the borrower that it would not otherwise consider. At September 30, 1996, the Company had $95.1 million of restructured loans of which $72.8 million, though performing, were considered to be impaired. Troubled debt restructurings that were not considered to be impaired were restructured prior to 1995 and have been performing according to the terms of the restructure.



     A loan is impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. SFAS No. 114 requires that impairment of loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The Company bases the measurement of loan impairment on the fair value of the loan's underlying collateral. The amount by which the recorded investment in the loan exceeds the value of the impaired loan's collateral is included in the Company's allocated reserve for loan losses. Any portion of an impaired loan classified as loss under regulatory guidelines is charged off.



     At September 30, 1996, loans totaling $195.3 million were impaired, of which $122.8 million had allocated reserves of $21.6 million. The remaining $72.5 million were either nonperforming or previously written down and had no reserves allocated to them. Of the $195.3 million of impaired loans, $36.2 million were on nonaccrual status or under foreclosure. The average balance of impaired loans during 1996 was $189.8 million and the Company recognized $14.7 million of related interest income. Interest income is normally recognized on an accrual basis; however, if the impaired loan is nonperforming, interest income is then recorded on the receipt of cash.


     Impaired loans and the related allocated reserve for loan losses were as follows:

                                                                     SEPTEMBER 30, 1996
                                                      -------------------------------------------------
                                                      GROSS LOAN     AMOUNT      NET LOAN    ALLOCATED
                                                        AMOUNT     CHARGED-OFF    AMOUNT     RESERVES
                                                      ----------   -----------   --------   -----------
                                                                   (DOLLARS IN THOUSANDS)
Nonaccrual loans and loans under foreclosure:
  With allocated reserves...........................   $ 26,853      $ 3,782     $ 23,071     $ 4,553
  Without allocated reserves........................     13,100           --       13,100          --
                                                       --------       ------     --------     -------
                                                         39,953        3,782       36,171       4,553
Troubled debt restructurings:
  With allocated reserves...........................     23,607           --       23,607       3,605
  Without allocated reserves........................     50,197          971       49,226          --
                                                       --------       ------     --------     -------
                                                         73,804          971       72,833       3,605
Other impaired loans:
  With allocated reserves...........................     76,392          290       76,102      13,454
  Without allocated reserves........................     15,016        4,844       10,172          --
                                                       --------       ------     --------     -------
                                                         91,408        5,134       86,274      13,454
                                                       --------       ------     --------     -------
  Total impaired loans..............................   $205,165      $ 9,887     $195,278     $21,612
                                                       ========       ======     ========     =======


     At December 31, 1995, loans totaling $169.1 million were impaired, of which $91.7 million had allocated reserves of $16.6 million. The remaining $77.4 million were either nonperforming or previously written down, and had no reserves allocated to them. Of the $169.1 million of impaired loans, $26.7 million were on nonaccrual status or under foreclosure, and $142.3 million (including $57.1 million of troubled debt restructurings) were performing but judged to be impaired. See "-- Asset Quality -- Classified Assets" and "Supplemental Consolidated Financial Statements -- Note 6: Loans."

     Impaired loans and the related allocated reserve for loan losses were as follows:

                                                                      DECEMBER 31, 1995
                                                      -------------------------------------------------
                                                      GROSS LOAN     AMOUNT      NET LOAN    ALLOCATED
                                                        AMOUNT     CHARGED-OFF    AMOUNT     RESERVES
                                                      ----------   -----------   --------   -----------
                                                                   (DOLLARS IN THOUSANDS)
Nonaccrual loans and loans under foreclosure:
  With allocated reserves...........................   $  9,853      $ 1,224     $  8,629     $ 2,192
  Without allocated reserves........................     19,226        1,113       18,113          --
                                                       --------       ------     --------      ------
                                                         29,079        2,337       26,742       2,192
Troubled debt restructurings:
  With allocated reserves...........................     16,917           --       16,917       3,115
  Without allocated reserves........................     40,733          516       40,217          --
                                                       --------       ------     --------      ------
                                                         57,650          516       57,134       3,115
Other impaired loans:
  With allocated reserves...........................     66,161           33       66,128      11,339
  Without allocated reserves........................     25,665        6,600       19,065          --
                                                       --------       ------     --------      ------
                                                         91,826        6,633       85,193      11,339
                                                       --------       ------     --------      ------
     Total impaired loans...........................   $178,555      $ 9,486     $169,069     $16,646
                                                       ========       ======     ========      ======

INTEREST RATE RISK MANAGEMENT

     Washington Mutual engages in a comprehensive asset and liability management program that attempts to reduce the risk of significant decreases in net interest income caused by interest rate changes. One of the Company's strategies to reduce the effect of future movements in interest rates is to increase the percentage of adjustable-rate assets in its portfolio. During the first nine months of 1996, the Company securitized and then sold the majority of the fixed-rate loans it originated, while retaining nearly all of its adjustable-rate loan production. The Company retained the servicing rights to the loans that were sold. In addition, as part of the restructuring strategy initiated in late 1995, the Company purchased adjustable-rate assets and sold fixed-rate mortgage-backed securities.

     A conventional measure of interest rate sensitivity for thrift institutions is the one-year gap, which is calculated by dividing the difference between assets maturing or repricing within one year and total liabilities maturing or repricing within one year by total assets. The Company's assets and liabilities that mature or reprice within one year were as follows:

                                                               SEPTEMBER 30, 1996   DECEMBER 31, 1995
                                                               ------------------   -----------------
                                                                       (DOLLARS IN MILLIONS)
Interest-sensitive assets....................................       $ 29,885            $  27,733
Derivative instruments designated against assets.............          1,750                1,825
Interest-sensitive liabilities...............................        (33,858)             (31,471)
Derivative instruments designated against liabilities........          1,799                  832
                                                                    --------             --------
Net liability sensitivity....................................       $   (424)           $  (1,081)
                                                                    ========             ========
One-year gap.................................................          (0.97)%              (2.57)%

     The implementation of strategies to reduce interest rate risk, however, generally has the negative effect of lowering current period earnings. The Company monitors its interest rate sensitivity and attempts to reduce the risk of a significant decrease in net interest income caused by a change in interest rates; nevertheless, rising interest rates or a flat yield curve adversely affect the Company's operations. Management tries to balance these two factors in administering its interest rate risk program.

     As part of the asset and liability management program, the Company actively manages the asset and liability maturities and at various times uses derivative instruments, such as interest rate exchange agreements and interest rate cap agreements, to reduce the negative effect that rising rates could have on net interest income. Derivative instruments, if not used appropriately, can subject a company to unintended financial exposure. Management, in conjunction with the Company's Board of Directors, has established strict policies and guidelines for the use of derivative instruments. Moreover, Washington Mutual has used these instruments for many years to mitigate interest rate risk. Under no circumstances are these instruments used as techniques to generate earnings by speculating on the movements of interest rates, nor does the Company act as a dealer of these instruments. See "Supplemental Consolidated Financial Statements -- Note 18:
Interest Rate Risk Management."

     At the end of 1995, Washington Mutual's one-year gap was a negative 2.57 percent, compared to a positive 7.76 percent at the end of 1994. While the one-year gap at December 31, 1995 on a consolidated basis is fairly neutral, the level of interest sensitivity is not the same throughout the organization. WMB's one-year gap was a negative 13.3 percent at the end of 1995 due in large part to the preference of its customers for fixed-rate loan products. Management can compensate for this preference by selling fixed-rate loans, purchasing adjustable-rate assets, and strategically using hedging instruments, all of which were done during 1995. Since the vast majority of interest-earning assets at ASB are COFI ARM products, however, its one-year gap at the end of 1995 was a positive 9.6 percent.


     At September 30, 1996, interest-sensitive assets of $29.9 billion and interest-sensitive liabilities of $33.9 billion were scheduled to mature or reprice within one year. At September 30, 1996, the Company's one-year gap was a negative 0.97 percent. The Company's interest rate sensitivity has decreased with the sale of WMB's fixed-rate MBS undertaken in 1996 and the retention of ARMs originated by ASB. It still, however, suffers from some short-term volatility of net income because of the effect of COFI lag. Management hopes to reduce this short-term volatility in part by increasing production of non-COFI adjustable-rate products and short-term fixed-rate products such as consumer loans. At September 30, 1996, the Company had entered into interest rate exchange agreements and interest rate cap agreements with notional values of $14.8 billion. Without these instruments, the Company's one-year gap at September 30, 1996, would have been a negative 9.0 percent as opposed to a negative 0.97 percent. See "Supplemental Consolidated Financial Statements --
Note 18: Interest Rate Risk Management" for a discussion of the use of derivative instruments.

     Interest sensitivity analysis by maturity or repricing period for Washington Mutual at December 31, 1995 was as follows:


                                        WITHIN    WITHIN    AFTER ONE    AFTER TWO    AFTER FIVE
                                          0-3      4-12     BUT WITHIN   BUT WITHIN   BUT WITHIN    AFTER
                                        MONTHS    MONTHS    TWO YEARS    FIVE YEARS    10 YEARS    10 YEARS    TOTAL
                                        -------   -------   ----------   ----------   ----------   --------   -------
                                                                    (DOLLARS IN MILLIONS)
Interest-sensitive assets:
  Cash, cash equivalents, and trading
    account securities(1).............. $ 1,061   $    --    $      --    $      --    $      --   $     --   $ 1,061
  Available-for-sale securities(2).....   5,284     2,457          396        1,260        1,248      1,263    11,908
  Held-to-maturity securities..........   3,025         3            1           32           66         71     3,198
  Loans(3):
    Real estate loans..................  11,733     2,817        1,410        2,592        1,513      1,368    21,433
    Manufactured housing, second
      mortgage and other consumer......     593       638          499          744          336         81     2,891
    Commercial business................      94        28           13           24           16          5       180
                                        -------   -------   ----------   ----------   ----------   --------   -------
         Total loans...................  12,420     3,483        1,922        3,360        1,865      1,454    24,504
                                        -------   -------   ----------   ----------   ----------   --------   -------
         Total interest-securities
           assets......................  21,790     5,943        2,319        4,652        3,179      2,788    40,671
Derivative instruments affecting
  interest rate sensitivity:
  Interest rate exchange agreements:
    Designated against
      available-for-sale securities....     775       (75)        (200)        (500)          --         --        --
  Interest rate cap agreements:
    Designated against
      available-for-sale securities....   1,975      (850)        (875)        (250)          --         --        --
                                        -------   -------   ----------   ----------   ----------   --------   -------
         Total effect of derivative
           instruments.................   2,750      (925)      (1,075)        (750)          --         --        --
                                        -------   -------   ----------   ----------   ----------   --------   -------
         Total interest-sensitive
           assets......................  24,540     5,018        1,244        3,902        3,179      2,788    40,671
Interest-sensitive liabilities:
  Deposits(4)..........................   9,799     9,895        3,017        1,495           90        159    24,455
  Borrowings and other liabilities.....  10,870       907        1,165        1,473          151         14    14,580
                                        -------   -------   ----------   ----------   ----------   --------   -------
         Total interest-sensitive
           liabilities.................  20,669    10,802        4,182        2,968          241        173    39,035
Derivative instruments affecting rate
  sensitivity:
  Interest rate exchange agreements:
    Designated against deposits and
      short-term borrowings............    (663)     (159)         485          337           --         --        --
    Interest rate cap agreements:
      Designated against deposits and
         short-term borrowings.........     (10)       --           10           --           --         --        --
                                        -------   -------   ----------   ----------   ----------   --------   -------
         Total effect of derivative
           instruments.................    (673)     (159)         495          337           --         --        --
                                        -------   -------   ----------   ----------   ----------   --------   -------
         Total interest-sensitive
           liabilities.................  19,996    10,643        4,677        3,305          241        173    39,035
                                        -------   -------   ----------   ----------   ----------   --------   -------
         Net asset (liability)
           sensitivity................. $ 4,544   $(5,625)   $  (3,433)   $     597    $   2,938   $  2,615   $ 1,636
                                        ========  ========   =========    =========    =========   ========   ========
Cumulative net (liability) asset
  sensitivity.......................... $ 4,544   $(1,081)
Cumulative net (liability) asset
  sensitivity as a percentage of total
  assets...............................   10.81%    (2.57)%


---------------
(1) Includes accrued interest on interest-earning assets.
(2) Excludes mark-to-market adjustment.
(3) Excludes deferred loan fees, reserve for loan losses and premium and discount on purchased loans.

(4) Excludes premium on purchased deposits. Deposits without stated maturity are included in the category "Due within 0-3 months."

     While the one-year gap helps provide some information about a financial institution's interest sensitivity, it does not predict the trend of future earnings. For this reason, Washington Mutual uses financial modeling to forecast earnings under different interest rate projections. Although this modeling is very helpful in managing interest rate risk, it does require significant assumptions for the projection of loan prepayment rates, loan origination volumes and liability funding sources that may prove to be inaccurate.

     Effective January 1, 1994, Washington Mutual adopted, as required, SFAS No.
115. This statement requires investment and equity securities to be segregated into three categories: trading, held-to-maturity and available-for-sale.


     The available-for-sale portfolio is maintained as a source of investment income as well as potential liquidity should it be necessary for the Company to raise cash or reduce its asset size. Because the available-for-sale portfolio is required to be carried at fair value, its carrying value fluctuates with changes in market factors, primarily interest rates. This portfolio is substantially composed of MBS, of which approximately 70 percent have adjustable rates and the remainder have fixed rates. In an attempt to modify the interest flows on these securities as well as protect against market value changes, certain interest rate exchange agreements and interest rate cap agreements have been designated to the available-for-sale portfolio. The effect of such agreements in a rising interest rate environment is to shorten the effective repricing period of the underlying assets. Specifically, as short-term interest rates increase, the overall yield of the portfolio rises. However, the yield is constrained by periodic and lifetime interest rate adjustment limits or caps on the underlying adjustable-rate assets and also by the very nature of the fixed-rate assets in the portfolio. The Company, therefore, seeks to shorten the repricing period by entering into interest rate cap agreements that are intended to provide an additional layer of interest rate protection against the effect of the periodic and lifetime interest rate adjustment limits or caps and fixed-rate securities in the portfolio. Through the use of specific interest rate cap agreement provisions, management attempts to reduce the repricing ceiling of the portfolio and to effectively shorten the repricing period. Thus, the Company has a degree of interest rate protection when interest rates increase because the interest rate cap agreements provide a mechanism for repricing the investment portfolio generally on pace with current market rates. In a similar way, interest rate exchange agreements are utilized to provide protection in an increasing rate environment, but also result in sensitivity in a downward market. There can be no assurance that interest rate exchange agreements and interest rate cap agreements will provide the Company with protection in all scenarios or to the full extent of the Company's exposure.



     The following table presents the effect interest rate exchange agreements and interest rate cap agreements would have had on the repricing period of securities in the available-for-sale portfolio in an increasing interest rate environment (up 200 basis points) for the period the derivatives are outstanding:


                                                               DECEMBER 31, 1995
                                            -------------------------------------------------------
                                                               AFTER ONE
                                            REPRICE WITHIN     BUT WITHIN       AFTER
                                               ONE YEAR        TWO YEARS      TWO YEARS      TOTAL
                                            --------------     ----------     ---------     -------
                                                             (DOLLARS IN MILLIONS)
Principal amount of securities............     $  7,741           $396         $ 3,771      $11,908
Effect of derivative instruments..........        3,715             --          (3,715)          --
                                               --------           ----         -------      -------
  Principal amount of securities after
     effect of derivative instruments.....     $ 11,456           $396         $    56      $11,908
                                               ========           ====         =======      =======

     The following table presents the effect interest rate exchange agreements and interest rate cap agreements would have had on the repricing period of securities in the available-for-sale portfolio in a decreasing interest rate environment (down 200 basis points) for the period the derivatives are outstanding:

                                                               DECEMBER 31, 1995
                                            -------------------------------------------------------
                                                               AFTER ONE
                                            REPRICE WITHIN     BUT WITHIN       AFTER
                                               ONE YEAR        TWO YEARS      TWO YEARS      TOTAL
                                            --------------     ----------     ---------     -------
                                                             (DOLLARS IN MILLIONS)
Principal amount of securities............     $  7,741           $396         $ 3,771      $11,908
Effect of derivative instruments..........        1,165             --          (1,165)          --
                                               --------           ----         -------      -------
  Principal amount of securities after
     effect of derivative instruments.....     $  8,906           $396         $ 2,606      $11,908
                                               ========           ====        ========      =======

LIQUIDITY

     Liquidity management focuses on the need to meet both short-term funding requirements and long-term growth objectives. The long-term growth objectives of the Company are to attract and retain stable consumer deposit relationships and to maintain stable sources of wholesale funds. Because the low interest rate environment of recent years inhibited consumer deposits, Washington Mutual has supported its growth through business combinations with other financial institutions and by increasing its use of wholesale borrowings. Should the Company not be able to increase deposits either internally or through acquisitions, its ability to grow would be dependent upon, and to a certain extent limited by, its borrowing capacity.

     Washington Mutual monitors its ability to meet short-term cash requirements using guidelines established by its Board of Directors. The operating liquidity ratio is used to ensure that normal short-term secured borrowing capacity is sufficient to satisfy unanticipated cash needs. The volatile dependency ratio measures the degree to which the Company depends on wholesale funds maturing within one year weighted by the dependability of the source. At September 30, 1996, the Company had substantial liquidity compared with its established guidelines.

     The Company also computes ratios promulgated by the FDIC to monitor the liquidity position of WMB. The regulatory liquidity ratio measures WMB's ability to use liquid assets to meet unusual cash demands. The regulatory dependency ratio measures WMB's reliance upon potentially volatile liabilities to fund long-term assets. WMB manages both ratios to remain within the acceptable ranges and, at September 30, 1996, met the established FDIC guidelines.


     Regulations promulgated by the Office of Thrift Supervision (the "OTS") require that ASB and WMBfsb maintain for each calendar month an average daily balance of liquid assets at least equal to 5.00 percent of the prior month's average daily balance of net withdrawable deposits plus borrowings due within one year. At September 30, 1996, ASB's liquid assets consisted of currency, cash in banks, short-term investments in federal funds and bankers acceptances. Also included were MBS with maturities of five years or less. ASB's liquidity ratio was 6.23 percent, 5.29 percent and 5.04 percent at September 30, 1996, December 31, 1995 and December 31, 1994, respectively.


     Washington Mutual's major sources of funds are the collection of loan principal and interest payments, attracting deposits, and borrowing from the FHLB of Seattle and San Francisco and elsewhere. In addition, Washington Mutual is able to generate funds through the sale of loans and investment securities available for sale. The Company uses these funds primarily to originate loans and maintain its investment portfolio. See "Supplemental Consolidated Financial Statements -- Consolidated Statements of Cash Flows."

     At September 30, 1996, the Company's banking subsidiaries were able to borrow an additional $10.8 billion through the use of collateralized borrowings using unpledged mortgage-backed securities and other wholesale sources. The ability of the Company's banking subsidiaries to make dividends to the Company is influenced by legal, regulatory and economic restrictions.

     In November 1996, Washington Mutual received commitments for $200.0 million of Revolving Credit Facilities with two tranches (the "Facilities"): a $100.0 million 364-day facility and a $100.0 million 4-year facility. Chase Manhattan Bank will act as Administrative Agent for the Facilities. Proceeds of the Facilities were used for funding needs at the closing of the Transaction, including redemption of the New Capital securities, and are available for general corporate purposes, including providing capital at a subsidiary level.


CAPITAL REQUIREMENTS


     At September 30, 1996, Washington Mutual's banking subsidiaries exceeded all current regulatory capital requirements and were classified as well-capitalized institutions, the highest regulatory standard.



     The regulatory capital ratios of WMB, WMBfsb and ASB and minimum regulatory requirements for a well-capitalized institution were as follows:



                                                      SEPTEMBER 30, 1996
                                                  ---------------------------    WELL-CAPITALIZED
                                                   WMB      WMBFSB      ASB          MINIMUM
                                                  -----     ------     ------    ----------------
FDIC capital ratios:
  Leverage......................................   5.63%       --%         --%          5.00%
  Tier 1 risk-based.............................  10.19        --          --           6.00
  Total risk-based..............................  10.99        --          --          10.00
OTS capital ratios:
  Tangible......................................     --      6.75        5.21           1.50
  Leverage......................................     --      6.75        5.22           5.00
  Risk-based....................................     --     11.42       10.46          10.00


     WM Life is subject to risk-based capital requirements developed by the National Association of Insurance Commissions. This measure uses four major categories of risk to calculate an appropriate level of capital to support an insurance company's overall business operations. The four risk categories are asset risk, insurance risk, interest rate risk and business risk. At December 31, 1995, WM Life's capital was 672 percent of its required regulatory risk-based level.

     The Company's securities subsidiaries are also subject to capital requirements. At December 31, 1995, all of Washington Mutual's securities subsidiaries were in compliance with their applicable capital requirements.

                                    BUSINESS

THE COMPANY

     With a history dating back to 1889, Washington Mutual is a regional financial services company committed to serving consumers and small to mid-sized businesses throughout the Western United States. Through its subsidiaries, the Company engages in the following activities:


- MORTGAGE LENDING AND CONSUMER BANKING ACTIVITIES. Through its principal subsidiaries, Washington Mutual Bank, American Savings Bank, F.A., and Washington Mutual Bank fsb, at September 30, 1996, the Company operated 410 financial centers and 94 loan centers offering a full complement of mortgage lending and consumer banking products and services. For the nine months ended September 30, 1996, WMB was the leading originator of first-lien single-family residential loans in Washington and Oregon, and ASB was the second largest in California.



- COMMERCIAL BANKING ACTIVITIES. Through the commercial banking division of WMB, at September 30, 1996, the Company operated 47 full-service business branches offering a range of commercial banking products and services to small to midsized businesses. WMB commenced its commercial banking activities through the acquisition of Enterprise in 1995 and Western in 1996.



- INSURANCE ACTIVITIES. Through WM Life Insurance Co. and ASB Insurance Agency, Inc., the Company underwrites and sells annuities and sells a range of life insurance contracts, and selected property and casualty insurance policies.


- BROKERAGE ACTIVITIES. Through ASB Financial Services, Inc., Murphey Favre, Inc. and Composite Research and Management Co., the Company offers full service securities brokerage and acts as the investment advisor to and the distributor of mutual funds.

     The Company operates in Washington, California, Oregon, Utah, Idaho, Montana, Arizona, Colorado and Nevada. These operations constitute one of the largest banking franchises in the Western United States and serve more than 1.3 million households. At September 30, 1996, the Company had consolidated assets of $43.7 billion, deposits of $24.0 billion, and stockholders' equity of $2.4 billion.


     In December 1996, Washington Mutual consummated the merger of Keystone Holdings with and into the Company and certain other transactions in connection therewith and thereby acquired ASB. Washington Mutual issued 47,883,333 shares of Common Stock in the Transaction. At September 30, 1996, ASB had assets of $21.3 billion and deposits of $12.9 billion and operated 158 branches and 63 loan centers, substantially all of which were located in California.


     Washington Mutual intends to continue operating ASB under the name "American Savings Bank" in ASB's markets and has retained a significant number of ASB's management team to guide ASB's operations. Washington Mutual intends to introduce its consumer banking products and approaches throughout ASB's branch system and to expand ASB's loan origination capabilities.

THE REORGANIZATION

     Washington Mutual was formed in August 1994 by its predecessor, Washington Mutual Savings Bank ("WMSB"), a former Washington state-chartered savings bank, for the purpose of serving as a holding company in the reorganization of WMSB into a holding company structure (the "Reorganization"). The Reorganization was completed in November 1994 through the merger of WMSB into WMB, with WMB as the surviving entity. As a result of the Reorganization, Washington Mutual became the parent company of the companies of which WMSB was, prior to the Reorganization, the parent company.

     As a result of the Reorganization, all common and preferred shareholders of WMSB became shareholders of Washington Mutual on a one-for-one basis with substantially the same relative rights, privileges and preferences. Except as noted otherwise, references in this Prospectus to "Washington Mutual" or the "Company" refer to both (i) Washington Mutual, Inc. and its consolidated subsidiaries after the consumma-tion of the Reorganization; and (ii) WMSB and its consolidated subsidiaries prior to the consummation of the Reorganization.

BUSINESS STRATEGY

     In 1995, Washington Mutual revised its strategic plan to position the Company for higher levels of future profitability and growth. The main elements of this strategic plan are:


- Strengthen the Company's consumer banking franchise throughout the West. The Company focuses on increasing the number of households served within its market areas and the scope of its customer relationships. Washington Mutual primarily attracts new customers by offering competitive consumer-oriented deposit products, including "Free Checking" and money market accounts. The Company actively markets to its customers residential mortgages and a variety of higher margin consumer loan products, including manufactured housing loans, home equity loans and lines of credit, automobile and boat loans, student loans, and unsecured consumer loans, as well as investment products, including mutual funds and annuities. To further its penetration within its principal markets, Washington Mutual delivers its products through several alternative distribution channels that allow it to target sub-markets within its franchise area. These alternative delivery channels complement the Company's freestanding financial center network and include in-store financial centers, loan centers, interactive banking kiosks, and telephone banking operations. The Company plans to strengthen its franchise through the continued introduction of its consumer products to all of its market areas, targeted de novo branch openings, and selected in-market acquisitions.


- Expand the commercial banking franchise. The Company is developing and growing a commercial banking presence in Washington, Oregon, and Idaho. The commercial banking division of WMB, which operates primarily as "Western Bank," focuses on serving the needs of small to mid-sized businesses and offers a full range of commercial banking products, including business checking accounts and secured and unsecured loans. The lending activities of the commercial banking division generally provide higher margins than the Company's residential mortgage lending activities. The Company plans to expand its commercial banking activities within its existing market areas and eventually to other parts of the Company's franchise.

- Decrease sensitivity to interest rate movements. The Company intends to decrease the sensitivity of its net interest income to movements in market interest rates. Through purchases and sales of loans and mortgage-backed securities and the retention of internally originated ARMs, the Company has decreased the percentage of fixed-rate assets and increased the percentage of adjustable-rate assets in its loan and investment portfolios in order to more closely match its liability base. The acquisition of ASB with its portfolio of adjustable-rate loans has furthered this strategy.

- Maintain asset quality. Management is committed to maintaining a conservative credit culture even as it pursues growth and diversification opportunities in new markets and product areas. The Company has targeted a nonperforming assets to total assets ratio of one percent or less as a credit quality policy objective.

- Operate more efficiently. The Company has a long-term target of reducing to 50 percent or lower its ratio of operating expenses to revenues. To that end, the Company has undergone an extensive process reengineering review and introduced a number of initiatives to manage expense levels and improve productivity, including the consolidation and outsourcing of certain back office functions and the development of new banking systems and software applications.

     The Company historically has used acquisitions of other financial institutions to further its strategic plan. Since 1988, the Company has completed 16 acquisitions, two of which were commercial banks, which have expanded the Company's geographic service area beyond the state of Washington. The Company anticipates that acquisitions will continue to be an important element of its strategic plan in the future.

WASHINGTON MUTUAL'S OPERATING SUBSIDIARIES

     WASHINGTON MUTUAL BANK. WMB's principal business is providing a broad range of financial services, primarily to consumers. These services include accepting deposits from the general public and making residential mortgage loans, consumer loans and limited types of commercial real estate loans, primarily loans secured by multi-family properties. Beginning in the latter half of 1995, WMB, through its mergers with Enterprise and Western, diversified its traditional activities into commercial banking.


     At September 30, 1996, WMB had assets of $20.4 billion, deposits of $11.0 billion and operated 226 financial centers, of which 155 were in Washington and 71 were in Oregon; 27 loan centers, of which 19 were in Washington and eight were in Oregon; and 47 full-service business branches, of which one was in Washington and 46 were in Oregon. WMB operates under Title 32 (Mutual Savings Banks) of the Revised Code of Washington. Its deposits are insured by the FDIC through the BIF and the SAIF.


     AMERICAN SAVINGS BANK, F.A. ASB's principal business is accepting deposits from the general public and making residential mortgage loans and loans secured by multi-family properties. At September 30, 1996, ASB had assets of $21.3 billion, deposits of $12.9 billion and operated 158 branches in California and 63 loan offices in California and Arizona. In November 1996, ASB opened two loan offices in Colorado and one in Nevada. ASB's deposits are insured by the FDIC through the SAIF.


     WASHINGTON MUTUAL BANK FSB. WMBfsb's principal business includes accepting deposits from the general public and making residential loans, consumer loans and limited types of commercial real estate loans, primarily loans secured by multi-family properties. At September 30, 1996, WMBfsb had assets of $889.7 million, deposits of $323.4 million, and operated 26 financial centers, of which 16 were in Utah, seven were in Idaho, two were in Montana and one was in Oregon, and operated one loan center in Idaho and one in Utah. On November 30, 1996, WMBfsb acquired Utah Federal, which at September 30, 1996, operated five branches and two loan production offices in Utah and had assets of $122.2 million, deposits of $106.9 million and stockholders' equity of $11.9 million. WMBfsb's deposits are insured by the FDIC through the SAIF.


     WM LIFE INSURANCE COMPANY. WM Life, an Arizona-domiciled life insurance company, is licensed under state law to issue annuities in seven states. In addition, WM Life owns Empire Life Insurance Co. ("Empire"), which is currently licensed under state law to issue annuities in 28 states. WM Life currently issues fixed and variable flexible premium deferred annuities, single premium fixed deferred annuities and single premium immediate annuities. Empire currently issues fixed flexible premium deferred annuities and single premium immediate annuities. Both companies conduct business through licensed independent agents. The majority of such agents are employees of affiliates of the Company and operate in WMB's financial centers. Annuities presently are issued primarily in Washington and Oregon. At September 30, 1996, WM Life had assets of $1.1 billion.


     ASB INSURANCE AGENCY, INC . ASB Insurance is a registered insurance broker that offers a wide array of products, including life and property and casualty insurance and annuities, in California.


     ASB FINANCIAL SERVICES, INC. ASB Financial is a registered broker-dealer that distributes a broad array of mutual funds in California. ASB Financial representatives are available for consultation regularly or by appointment in many of ASB's branches.

     COMPOSITE RESEARCH & MANAGEMENT CO. Composite Research is a registered investment advisor. Composite Research is the investment advisor of eight mutual funds. At September 30, 1996, Composite Research had a total of $1.3 billion in funds under management in the eight mutual funds.

     MURPHEY FAVRE, INC. Murphey Favre is a registered broker-dealer that offers a broad range of securities brokerage services, including distribution of mutual funds in Washington, Oregon, Idaho, Utah and Montana. Murphey Favre has seven free-standing offices, and Murphey Favre representatives are available for consultation regularly or by appointment in many of WMB's financial centers.

LENDING ACTIVITIES

     GENERAL. The Company's lending activities are carried on through its banking subsidiaries, WMB, ASB and WMBfsb. At September 30, 1996, the Company's total loan portfolio (carried at historical cost) of $28.7 billion (exclusive of reserve for loan losses) included $21.0 billion in mortgage loans secured by first liens on 1 to 4 family residential properties; $669.0 million in residential construction loans; $3.7 billion in mortgage loans secured by commercial real estate such as apartment buildings, office buildings, warehouses, shopping centers and medical office buildings; $3.1 billion in consumer loans; and $295.3 million in commercial business loans. For a discussion of the fair value of the loan portfolio, see "Supplemental Consolidated Financial Statements -- Note 30:
Fair Value of Financial Instruments."

     Washington state law gives state-chartered savings banks such as WMB broad lending powers, subject to certain statutory restrictions on total investment in different types of loans. WMB may make loans secured by residential and commercial real estate, secured and unsecured consumer loans, and secured and unsecured commercial loans. ASB and WMBfsb have somewhat narrower lending authority, but can make loans secured by residential and commercial real estate, certain secured and unsecured consumer loans, and a limited amount of secured and unsecured commercial loans.

     In originating loans, the Company must compete directly with other savings banks, savings and loan associations, commercial banks, credit unions, mortgage companies and life insurance companies (primarily in the commercial real estate area) and indirectly with government-sponsored entities ("GSEs") such as the Federal National Mortgage Association ("FNMA"), the Federal Home Loan Mortgage Corporation ("FHLMC"), or the Government National Mortgage Association ("GNMA"). In addition, the Company's lending activities are heavily influenced by economic trends affecting the availability of funds and by general interest rate levels as well as by competitive factors such as the lower cost structure of less regulated originators and the influence of government-sponsored entities in establishing rates. The condition of the construction industry and the demand for housing also directly affect residential lending volumes.

     In addition to interest earned on loans, the Company receives fees for originating loans and for providing loan commitments. The Company also charges fees for loan modifications, late payments, changes of property ownership and other miscellaneous services. Fees received in connection with loan originations are deferred and amortized into interest income over the life of the loan. The Company also receives fees for servicing loans for others.


     The Company's loans, exclusive of reserve for loan losses, consisted of the following:



                                    SEPTEMBER 30, 1996         DECEMBER 31, 1995          DECEMBER 31, 1994
                                  ----------------------     ----------------------     ----------------------
                                                   % OF                       % OF                       % OF
                                    AMOUNT        TOTAL        AMOUNT        TOTAL        AMOUNT        TOTAL
                                  -----------     ------     -----------     ------     -----------     ------
                                                             (DOLLARS IN THOUSANDS)
Real estate
  Residential:
    Fixed rate loans............  $15,792,060       55.0%    $12,717,134       52.0%    $12,773,458       49.7%
    Adjustable rate loans.......    5,185,132       18.0       4,586,171       18.8       4,992,757       19.4
  Residential construction
    loans.......................      668,976        2.3         615,814        2.5         549,271        2.1
  Apartment buildings...........    2,473,925        8.6       2,310,344        9.5       3,497,582       13.6
  Other commercial real estate
    loans.......................    1,258,760        4.4       1,177,230        4.8       1,201,638        4.7
                                  -----------     ------     -----------     ------     -----------     ------
         Total real estate
           loans................   25,378,853       88.3      21,406,693       87.6      23,014,706       89.5
Second mortgage and other
  consumer loans................    2,078,073        7.3       1,974,673        8.1       1,841,613        7.2
Manufactured housing loans......      978,909        3.4         867,181        3.6         731,714        2.8
Commercial business loans.......      295,263        1.0         179,568        0.7         129,048        0.5
                                  -----------     ------     -----------     ------     -----------     ------
         Total loans............  $28,731,098      100.0%    $24,428,115      100.0%    $25,717,081      100.0%
                                  ===========     ======     ===========     ======     ===========     ======



     Residential loans comprised 64.9, 69.7 and 69.1 percent of total loans at December 31, 1993, 1992 and 1991, respectively. Residential construction loans comprised 2.0, 2.2 and 2.4 percent of total loans at December 31, 1993, 1992 and 1991, respectively. Commercial real estate loans comprised 21.2, 19.0 and 18.3 percent of total loans at December 31, 1993, 1992 and 1991, respectively. Manufactured housing, second mortgage and other consumer loans and commercial business loans comprised 11.3 and 0.6; 8.4 and 0.7; and 9.4 and 0.8 percent of total loans at December 31, 1993, 1992 and 1991, respectively.

     At September 30, 1996, loans, exclusive of reserve for loan losses, by geographic concentration were as follows:


                                                                                        OTHER
                           CALIFORNIA      WASHINGTON       OREGON         UTAH         STATES          TOTAL
                           -----------     ----------     ----------     --------     ----------     -----------
Real estate:
  Residential............  $12,214,647     $6,245,015     $1,695,022     $230,860     $  591,648     $20,977,192
  Residential
    construction.........           --        355,498        247,639       44,582         21,257         668,976
  Apartment buildings....    1,551,243        556,446        249,233       57,098         59,905       2,473,925
  Other commercial real
    estate...............      358,789        406,153        357,548       30,847        105,423       1,258,760
                           -----------     ----------     ----------     --------     ----------      ----------
         Total real
           estate
           loans.........   14,124,679      7,563,112      2,549,442      363,387        778,233      25,378,853
Second mortgage and other
  consumer...............       89,994      1,131,229        529,647       23,693        303,510       2,078,073
Manufactured housing.....      106,569        443,534        219,935       31,663        177,208         978,909
Commercial business......           --        108,065        185,944          104          1,150         295,263
                           -----------     ----------     ----------     --------     ----------      ----------
         Total loans.....  $14,321,242     $9,245,940     $3,484,968     $418,847     $1,260,101     $28,731,098
                           ===========     ==========     ==========     ========     ==========      ==========
Loans by geographic
  concentration as a
  percentage of total
  loans..................           50%            32%            12%           1%             5%            100%



  RESIDENTIAL LOANS.


     General. Primarily as a result of recent business combinations, the size of the Company's residential loan portfolio has increased dramatically. The bulk of the Company's residential loan portfolio is focused in California, Washington and Oregon.

     All of the Company's residential mortgage lending is subject to nondiscriminatory underwriting standards, and most is subject to loan origination and documentation procedures acceptable to the secondary market. All loans are subject to underwriting review and approval by various levels of Company personnel, depending on the size of the loan.

     The Company requires title insurance on all first liens on real property securing loans and also requires that fire and casualty insurance be maintained on properties in an amount at least equal to the total of the Company's loan amount plus all prior liens on the property or the replacement cost of the property, whichever is less.


     Mortgage insurance currently is required on all residential real estate loans originated at a loan-to-value ratio of 90 percent or above. Any exceptions must be reported to the board of directors of the subsidiary bank issuing the credit. At September 30, 1996, six percent of the Company's residential real estate loan portfolio had loan-to-value ratios of 90 percent or above at origination and were without mortgage insurance.


     Under federal regulations, a real estate loan may not exceed 100 percent of the appraised value of the property at the time of origination. In addition, savings associations are required by regulation to adopt written policies that establish appropriate limits and standards for real estate loans and to consider certain regulatory guidelines in establishing these policies. These guidelines specify that savings associations should not originate any commercial, multi-family or nonowner-occupied 1 to 4 family mortgage loan with an initial loan-to-value ratio in excess of 85 percent. The guidelines further provide that savings associations should not originate any owner-occupied 1 to 4 family mortgage loan with a loan-to-value ratio that equals or exceeds 90 percent at origination, unless such loan is protected by an appropriate credit enhancement in the form of either mortgage insurance or readily marketable collateral. These real estate lending guidelines recognize that it may be appropriate for a savings association to originate mortgage loans with loan-to-value ratios exceeding these specified levels, provided that the aggregate amount of all loans in excess of these limits does not exceed a specified level of such association's total capital and such loans are identified in the association's records and reported at least quarterly to its board of directors.

     WMB and WMBfsb Residential Lending. WMB makes available to borrowers in Washington and Oregon a full range of residential loans, including FHA-insured and VA-guaranteed loans, conventional fixed-rate loans for terms of five, 15 or 30 years, and ARMs. WMBfsb makes the same loan products available to customers in Utah, Montana and Idaho.


     ARMs are advantageous to the Company because adjustable-rate loans better match the Company's natural liability base. However, WMB's and WMBfsb's ability to originate ARMs in lieu of fixed-rate loans has varied in response to changes in market interest rates. Between 1992 and 1993, ARMs constituted less than 25 percent of WMB's residential loan originations, reflecting continuing lower market interest rates. When interest rates rose in 1994, ARMs totaled 62 percent of WMB's residential loan originations. However, interest rates declined in mid-1995 and, as a result, ARMs totaled 32 percent of WMB's and 28 percent of WMBfsb's residential loan originations during 1995. For the nine months ended September 30, 1996, ARMs accounted for 35 percent of WMB's and 33 percent of WMBfsb's residential loan originations.



     Under WMB's and WMBfsb's current ARM programs, the borrower may choose among loans that have the initial interest rate fixed for one, three or five years before the adjustments begin. Currently, such ARMs are indexed to the one-year Constant Maturity Treasury Index and have annual caps of two percent. Under most options, the borrower may elect, between the 6th and the 60th months, to convert to a fixed-rate loan payable over the remainder of the original term. There is no conversion fee, and the fixed interest rate is indexed to the then-current required net yield for loans sold to FNMA.



     The majority of WMB's and WMBfsb's loan originations satisfy all requirements to make them saleable in the secondary market. In the first nine months of 1996, WMB and WMBfsb securitized and sold $785.7 million of its fixed-rate loans, but did not sell any ARMs. See "-- Loan Securitization."


     WMB and WMBfsb originate loans through all of their branches as well as through home loan centers and loan representatives located in real estate brokers' offices. In addition, a small portion of their originations comes through loan brokers. WMB was the leading originator of first lien residential mortgage loans in both Washington and Oregon for the nine months ended September 30, 1996.


     ASB Residential Lending. ASB offers an array of mortgage products to customers in California, Arizona, Nevada and Colorado. The primary products are COFI ARMs that adjust monthly with maturities up to a maximum of 40 years; mortgages that have a fixed initial rate for up to five years and then reprice monthly at a set margin over COFI until maturity ("Flex-5 Loans") and fixed-rate 15-, 20- and 30-year mortgages. For the nine months ended September 30, 1996, substantially all of ASB's 1996 ARM residential loan originations were indexed to COFI.



     As interest rates increased in the latter part of 1994 and the first half of 1995, the rates on COFI ARMs rose and the difference between those rates and the rates on fixed rate loans narrowed. As a result, the origination volume of fixed-rate loans at ASB increased, while the origination volume on adjustable-rate loans stabilized. The same conditions also made the Flex-5 loans more popular. Nevertheless, because ASB sells virtually all of its fixed-rate product on the secondary market, its portfolio is comprised almost entirely of ARMs. At September 30, 1996, ASB's gross loan balance consisted of 97 percent ARMs and 3 percent fixed-rate loans. The majority of the ARMs adjust monthly to a predetermined margin over COFI.


     The monthly payments on substantially all of ASB's ARMs adjust annually with the adjustment limited to 7.5 percent per year (except at the end of each five-year interval during the life of the loan, when the payment may be adjusted by more than 7.5 percent to assure that the loan will amortize over the remaining term). These protections for borrowers can result in monthly payments that are greater or less than the amount necessary to amortize a loan by its maturity at the interest rate in effect in any particular month. In the event that a monthly payment is not sufficient to pay the interest accruing on the loan, the shortage is added to the principal balance and is repaid through future monthly payments. This is referred to as negative amortization. The portion of outstanding loan principal arising from negative amortization was $26.5 million at September 30, 1996.

     The majority of ASB's fixed-rate loan originations are salable in the secondary market either through FNMA or, in the case of loans with balances larger than the FNMA/FHLMC limit for conforming loans

("Jumbo loans"), to private investors. For the nine months ended September 30, 1996, all of such originations (12 percent of total originations) have been sold. The remainder of ASB's originations, approximately 88 percent of the total for the nine months ended September 30, 1996, are intended for ASB's portfolio. These loans are almost entirely COFI ARMs.


     One of the primary market segments in which ASB originates loans for its portfolio is that group of borrowers who are creditworthy, but who are unable for one reason or another to provide some of the documentation required to meet agency secondary market rules. These loans are referred to as low documentation (or alternative documentation) loans. Through September 30, 1996, approximately 47 percent of ASB's 1996 portfolio originations consisted of low documentation loans. The documentation that is omitted generally relates to the credit or employment history of the borrower and not to the value of the collateral. All low documentation loans are fully supported by appraisals and title insurance. In addition, the maximum loan-to-value ratio on low documentation loans is 80 percent and the required ratio decreases as the amount of the loan increases. The average loan-to-value ratio on all low documentation loans originated in the nine months ended September, 30, 1996 is 68 percent. Low documentation loans are generally priced at a premium to FNMA or FHLMC conforming loans.


     The delinquency experience on low documentation loans originated by ASB in 1994, 1995 and 1996 is comparable to the experience on ASB's COFI ARM portfolio as a whole. The delinquency experience on ASB's portfolio as a whole has historically been higher than the delinquency experience at WMB and WMBfsb.

     ASB does not originate residential mortgage loans in its branches. All direct originations (54.3 percent of total residential originations for the nine months ended September 30, 1996) are through its 63 loan centers. In addition, ASB indirectly originates loans through independent mortgage brokers throughout the state of California. Indirect originations accounted for 45.7 percent of total residential loan originations for the nine months ended September 30, 1996.

     ASB's wholesale mortgage broker distribution channel was established in 1991 to serve geographic regions not covered by residential loan centers. Initially the participating brokers were primarily in northern California but in 1993 the program was expanded to the rest of the state. Participation grew through 1994 and 1995 and it has become a significant element of ASB's overall lending strategy, including in its more recently opened loan production offices in Arizona, Colorado and Nevada. To monitor credit quality, ASB conducts extensive due diligence and reviews the stability and credit experience of each broker prior to accepting any loan packages. Loan production from the wholesale channel is subjected to the same underwriting standards as loan production from the residential loan centers. All underwriting decisions are made by ASB personnel.

     ASB was the second largest originator of first lien residential mortgage loans in California for the nine months ended September 30, 1996.

     RESIDENTIAL CONSTRUCTION LOANS. WMB and WMBfsb provide financing for two different categories of residential construction loans. A custom construction loan is made to the intended occupant of a house to finance its construction. Speculative construction loans are made to borrowers who are in the business of building homes for resale. Speculative construction loans are made either on a house-by-house basis or, in certain circumstances, through a collateralized, limited line of credit. Speculative construction lending involves somewhat more risk than custom construction loans and involves different underwriting considerations. All construction loans require approval by various levels of Company personnel, depending on the size of the loan. Construction loans for nonconforming residential properties (properties other than single-family detached houses) are subject to more stringent approval requirements than loans for conforming properties.


     Residential construction loans are an integral part of WMB's overall lending program. Construction loans are of short duration, generally 12 to 18 months, and have adjustable rates, so they are an important element in the Company's interest rate sensitivity management. Speculative construction loans are generally priced at a higher spread than are permanent residential loans.


     In addition, the residential construction loan program provides a source of permanent loans. Most custom construction loans have provisions for conversion to permanent loan status upon completion of construction.

Speculative construction loan builders are a good source of referrals when their buyers need financing. WMB has a program under which it waives certain closing fees for borrowers who are buying homes for which WMB provided construction financing.


     At September 30, 1996, 57 percent of the residential construction portfolio was custom construction loans and 43 percent was speculative construction loans. The demand for residential construction loans is sensitive to the same factors as the market for residential loans generally. Lower market interest rates help to improve the market for houses generally and this, in turn, stimulates new construction. As a result, originations of residential construction loans in the first nine months of 1996 totaled $973.4 million, an increase of 44 percent from $674.2 million for the first nine months of 1995.


     ASB has never originated any residential construction loans.


  COMMERCIAL REAL ESTATE LOANS.


     General. Commercial real estate lending generally entails greater risks than residential mortgage lending. Commercial real estate loans typically involve large loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment experience on loans secured by income-producing properties usually depends on the successful operation of the related real estate project and thus may be subject, to a greater extent, to adverse conditions in the real estate market or in the economy generally. In recent years, commercial real estate values in many areas of the country have substantially declined, particularly in California, as a result of excess supply and weak economies.

     In all commercial real estate lending, the Company considers the location, marketability and overall attractiveness of the project. Washington Mutual's current underwriting guidelines for commercial real estate loans require an economic analysis of each property with regard to the annual revenue and expenses, debt service coverage and fair value to determine the maximum loan amount. Commercial real estate loans require approval at various levels of Company personnel, depending on the size of the loan.

     WMB and WMBfsb Commercial Real Estate Lending. The Boards of Directors of both WMB and WMBfsb have adopted lending policies that generally limit future commercial real estate loan originations to Washington, Oregon, Idaho, Utah, Montana and contiguous states. WMB's existing commercial real estate loan portfolio is principally concentrated in Washington, Oregon and California. WMBfsb's commercial real estate loan portfolio is concentrated in Utah and Montana.


     During the past few years, WMB focused its commercial real estate lending on small to mid-sized apartment lending (loans of $2.5 million or less). The focus on apartment lending has been altered by the Company's diversification into commercial banking. Both the Enterprise and Western commercial real estate portfolios consisted of predominantly nonresidential commercial real estate. However, the relatively small size of both Enterprise and Western before they merged with WMB placed constraints on the size and to some extent the type of loans they could make. For example, the individual loan size limitations made meaningful participation in office building and urban retail loans impossible. With the added flexibility provided by WMB's size, the size and the type of commercial real estate loans that WMB will be able to make will change; this will generally increase the risk characteristics of the commercial loan portfolio.


     ASB Commercial Real Estate Lending. ASB's commercial real estate portfolio is concentrated in California. Due to ASB's past desire to remain a "traditional thrift lender," management historically did not emphasize commercial loan originations other than for apartment properties. No commercial loans, other than apartment loans, have been originated by ASB since 1994, at which time such commercial loans represented approximately 1 percent of total loan originations by principal balance. Because of credit weaknesses in the small to mid-sized apartment house market in California, in 1994, ASB tightened its underwriting of apartment property loans. Due to tightened underwriting standards, apartment loan originations have declined as a percentage of the total from 10.9 percent in 1994 to 5.3 percent in 1995 and 4.7 percent for the first nine months of 1996. From time to time, ASB originates mobile-home loans and refinances its existing commercial loans.

     Under OTS regulations, a savings association may invest in commercial real estate loans up to 400 percent of its total risk-based capital. ASB was in compliance with this limitation at September 30, 1996. The amount of apartment lending and residential lending is not limited by federal regulation.

     Commercial Real Estate Portfolio Management. In order to monitor its commercial real estate loan portfolio, the Company periodically (i) inspects real estate collateral based on the loan risk classification, the loan size and the location of the collateral; (ii) analyzes the economic condition of markets in which the Company has a geographic concentration; and (iii) reviews operating statements and rent rolls, updated financial and tax statements of borrowers, evidence of insurance coverage and evidence that real estate taxes have been paid. These procedures are designed to analyze the economic viability of the property and to determine whether or not the debt service coverage and loan-to-value ratios remain consistent with the Company's underwriting policies. It is the intention of management to perform a continual review of the commercial real estate loan portfolio in light of the condition of the real estate market. Based upon the above procedures, the Company classifies loans that fall below underwriting standards into various risk or watch categories.

     LOAN SECURITIZATION. The Company from time to time, depending on its asset and liability management strategy, converts a portion of its loan portfolio into either FHLMC participation certificates, GNMA mortgage-backed securities or FNMA conventional mortgage-backed securities, (collectively "GSE MBS"). This securitization of its loans provides the Company with increased liquidity both because the mortgage securities are more readily marketable than the underlying loans and because they can be used as collateral for borrowing.


     WMB has historically securitized its fixed-rate loan production with the intent to sell those MBS in the secondary market and, from time to time, securitizes other loans and retains the resulting MBS as investment securities. ASB generally securitizes substantially all of its fixed-rate production for potential sale in the secondary market. Loans securitized through GSEs for sale in the secondary market are sold without recourse and become obligations of the applicable GSE. Generally, the servicing of the loans is retained by the Company with the servicing fee income fixed by the relevant GSE.



     In 1995 and 1996, the Company securitized loans with FHLMC and FNMA under programs in which the owner of the MBS has recourse against the originator of the loans rather than the GSE. These MBS are generally saleable in the secondary market and can be used as collateral for borrowings and to meet regulatory liquidity requirements. Generally, however, MBS created under this program are retained by the originator, and the Company has retained the majority of MBS created under these programs. In 1995, ASB created a real estate mortgage investment conduit (a "REMIC") by means of which it securitized a pool of loans consisting of $1.2 billion in apartment loans and $200.0 million of its Flex-5 Loans. To date, ASB has not sold any portion of this REMIC and the entire amount is still owned by ASB with full recourse. The Company has, however, sold securitized loans with recourse. At September 30, 1996, the Company's total recourse obligation with respect to securitized loans was $6.9 billion, of which $989.1 million represented the retained recourse obligation for securitized loans which had been sold.


     When MBS composed of loans originated by the Company's banking subsidiaries are owned by such banking subsidiaries, they are serviced in the same manner as any other loan in the loan portfolio. In addition, when loans sold with recourse become nonperforming, the loans and the associated collateral properties are included in the Company's total nonperforming assets.

     MANUFACTURED HOUSING, SECOND MORTGAGE AND OTHER CONSUMER LOANS. WMB and WMBfsb offer consumer loan programs in Washington, Oregon, Utah, Idaho and Montana that include: (i) manufactured housing loans; (ii) second mortgage loans for a variety of purposes, including purchase, renovation, or remodeling of property, and for uses unrelated to the security; (iii) loans for the purchase of automobiles, pleasure boats and recreational vehicles; (iv) student loans; and (v) loans for general household purposes, including loans made under Washington Mutual's secured line of credit programs. Consumer loans, in addition to being an important part of the Company's orientation toward consumer financial services, promote greater net interest income stability because of their somewhat shorter maturities and faster prepayment characteristics. The size of the consumer loan portfolio has grown in recent years. It is management's intention to introduce these products into ASB's service area. Lending in this area may involve special risks, including decreases in the value of collateral and transaction costs associated with foreclosure and repossession.

     Consumer loans generally are secured loans and are made based on an evaluation of the collateral and the borrower's creditworthiness, including such factors as income, other indebtedness and credit history. Secured consumer loan amounts typically do not exceed 80 percent of the value of the collateral, less the outstanding balance of any first-mortgage loan. Manufactured housing loans do not exceed 90 percent of the value of the collateral plus taxes and other costs. Additional limitations may be based on the customer's income, credit history and other factors showing creditworthiness, and lines of credit are subject to periodic review, revision and, when deemed appropriate by the Company, cancellation as a result of changes in the borrower's financial circumstances.

     As a result of the acquisition of Pacific First, the amount of loans in the Company's portfolio that were for the purchase of recreational vehicles, pleasure boats and automobiles increased. While Washington Mutual is authorized to make these loans, they have not been a significant part of the Company's consumer loan business in recent years. At September 30, 1996, the Company's portfolio included $74.5 million of recreational vehicle loans, $42.2 million of boat loans and $70.2 million of automobile loans. The other acquisitions completed from 1993 through 1996 did not have a material effect on the Company's consumer loan portfolio.

     ASB has originated various types of consumer loans that are generally unsecured lines of credit and loans that are secured by personal property. These loans have historically been provided as a service to ASB's existing customers and have not represented a significant portion of its business. In the first quarter of 1994, ASB discontinued its credit card operations and sold its entire credit card portfolio for a gain of $25.0 million.


     COMMERCIAL BUSINESS LOANS. The Company's commercial business loans are mainly loans to small to mid-sized businesses and to individuals, secured by a variety of business and personal assets, real estate and equipment or are in some cases unsecured. They are originated through WMB's commercial banking division, which at September 30, 1996, accounted for $1.1 billion of WMB's assets.


     The commercial banking division offers a full range of commercial banking products and services through 47 free standing, full service commercial banking branches, supplemented by ten business banking centers located near or in WMB financial centers.

ASSET QUALITY

     GENERAL. Washington Mutual reviews its assets for weakness on a regular basis. Reserves are maintained for assets classified as substandard or doubtful. Any portion of an asset classified as loss is immediately written off. Washington Mutual's comprehensive process for identifying impaired assets, classifying assets and asset review is performed on a quarterly basis. The objective of the review process is to identify any trends and determine the levels of loss exposure to evaluate the need for an adjustment to the reserve accounts.

     The principal measures of asset problems are the levels of nonaccrual loans, loans under foreclosure and REO (nonperforming assets or "NPAs"), levels of impaired loans, the size of the provision for loan losses, loan charge-offs and the size of the write-downs in the value of REO. See "Management's Discussion and Analysis of Financial Position and Results of Operations -- Asset Quality -- Classified Assets."

     Management ceases to accrue interest income on any loan that becomes 90 days or more delinquent and reserves all interest accrued up to that time. In addition, when circumstances indicate concern as to the future collectibility of the principal of a commercial real estate loan, management stops accruing interest on the loan, whether or not it has reached the 90-day delinquency point. Thereafter, interest income is accrued only if and when, in management's opinion, projected cash proceeds are deemed sufficient to repay both principal and interest. All loans on which interest is not being accrued are referred to as loans on nonaccrual status.

     Nonperforming loans include loans on which payment is 90 days or more delinquent and loans that are under foreclosure (a category that includes properties for which decrees of foreclosure have been granted but that are held under sheriffs' certificates pending expiration of the borrowers' redemption rights).

     REO. Real estate that served as security for a defaulted loan and becomes REO is recorded on the Company's books at the lower of the outstanding loan balance (net of any reserves charged off) or fair value, the determination of which takes into account the effect of sales and financing concessions that may be required to market the property. If management's estimate of fair value at the time a property becomes REO is less than the loan balance, the loan is written down at that time by a charge to the reserve for loan losses.

     The REO reserve provides for losses that may result from unforeseen market changes in the REO portfolio and declines in fair values of properties subsequent to their initial transfer to REO.

     REO properties are analyzed periodically to determine the adequacy of the REO reserve. Any adjustment in the reserve that results from such evaluations is charged to the results of REO operations in the period in which it is identified. Personal property that has been repossessed is recorded at the lower of the outstanding loan balance (net of any charge-offs) or fair value at the time the property was repossessed. See "Management's Discussion and Analysis of Financial Position and Results of Operations -- Asset Quality" for further discussion.

     PROVISION FOR LOAN LOSSES AND RESERVE FOR LOAN LOSSES. Loan loss reserves are based upon management's continuing analysis of pertinent factors underlying the quality of the loan portfolio. These factors include changes in the size and composition of the loan portfolio, historical loan loss experience, industry-wide loss experience, current and anticipated economic conditions and detailed analysis of individual loans and credits for which full collectibility may not be assured, as well as management's policies, practices and intentions with respect to credit administration and asset management.

     As part of the process of determining the adequacy of the reserve for loan losses, management reviews the Company's loan portfolio for specific weaknesses. Residential construction, commercial real estate and commercial business loans that are above the thresholds described above or are delinquent are evaluated individually for impairment. This detailed analysis includes techniques to estimate the fair value of loan collateral and the existence of potential alternative sources of repayment. When available information confirms that specific loans or portions thereof are uncollectible, those amounts are charged-off against the reserve for loan losses. The existence of some or all of the following criteria will generally confirm that a loss or impairment has incurred: the loan is significantly delinquent and the borrower has not evidenced the ability or intent to bring the loan current; the Company has no recourse to the borrower, or if it does, the borrower has insufficient assets to pay the debt; or the fair value of the loan collateral is significantly below the current loan balance, and there is little or no near-term prospect for improvement.

     Unallocated reserves are established for loss exposure that may exist in the remainder of the loan portfolio but has not yet been identified. In determining the adequacy of unallocated reserves, management considers changes in the size and composition of the loan portfolio, actual historical loan loss experience, and current and anticipated economic conditions.


     The Company recorded an additional $125.0 million to the reserve for loan losses at the Effective Date. The additional reserve for loan losses was provided principally because a number of credit administration and asset management philosophies and procedures of WMB differed from those of ASB. The Company is conforming ASB's administration, philosophies and procedures to those of WMB and WMBfsb. The additional reserve for loan losses was to a lesser degree provided because the Company believed that while there had been an increase in the value of residential real estate in certain California markets, a decline in collateral values in some portions of the California real estate market occurred in late 1996.



     It is possible that the provision for loan losses may, in the future, change as a percentage of total loans. The reserve for loan losses is maintained at a level sufficient to provide for estimated loan losses based on evaluating known and inherent risks in the loan portfolio. See "Management's Discussion and Analysis of Financial Position and Results of Operations -- Asset
Quality -- Provision for Loan Losses and Reserve for Loan Losses."

INVESTING ACTIVITIES

     GENERAL. Washington Mutual has authority under state law to make any investment, but may be subject to certain restrictions imposed by the Home Owners' Loan Act ("HOLA"). Under Washington state law, WMB has authority to make any investment deemed prudent by its board of directors, and may invest in commercial paper, corporate bonds, mutual fund shares, debt and equity securities issued by creditworthy entities and interests in real estate located inside or outside of Washington state. The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), however, prohibits a state bank (such as WMB) from making or retaining equity investments that are not permissible for a national bank, subject to certain exceptions.

     ASB and WMBfsb have authority to make investments specified by HOLA and applicable regulations, including the purchase of governmental obligations, investment-grade commercial paper, and investment-grade corporate debt securities. Under the laws of the states of Arizona and Washington, respectively, WM Life and Empire have broad authority to make investments in debt and equity securities subject to applicable reserve requirements and risk-based capital requirements.


     Effective January 1, 1994, Washington Mutual adopted, as required, SFAS No.
115. This statement required investment and equity securities to be segregated into three categories: "trading" securities, "held-to-maturity" securities and "available-for-sale" securities. As a result of SFAS No. 115, at September 30, 1996, a net unrealized loss (on an after-tax basis) of $19.6 million associated with available-for-sale securities was included as a separate component of stockholder's equity. At September 30, 1996, the Company's investment portfolio included $3.0 billion of held-to-maturity securities (with a fair value of $3.0 billion), $10.1 billion of available-for-sale securities and $2.2 million of trading account securities. At September 30, 1996, MBS accounted for $11.6 billion or 89 percent of the total investment portfolio.


     The Company's investment portfolio by investment type at carrying value consisted of the following:

                                          SEPTEMBER 30,                   DECEMBER 31,
                                          -------------     -----------------------------------------
                                              1996             1995            1994           1993
                                          -------------     -----------     ----------     ----------
                                                            (DOLLARS IN THOUSANDS)
Investment securities:
  U.S. government and agency
     obligations........................   $    210,865     $   345,510     $  565,025     $  459,664
  Corporate debt obligations............        538,163         607,926        617,548        550,608
  Municipal obligations.................        105,730          92,508         80,762         73,360
  Equity securities.....................        617,484         525,153        387,997        347,167
                                           ------------     ------------    ----------     ----------
                                              1,472,242       1,571,097      1,651,332      1,430,799
Mortgage-backed securities:
  U.S. government agency................     10,714,973      12,561,748      6,113,146      4,984,828
  Private issue.........................        859,300       1,222,270        913,941      1,014,843
                                           ------------     ------------    ----------     ----------
                                             11,574,273      13,784,018      7,027,087      5,999,671
Derivative instruments:
  Interest rate exchange agreements.....            507         (11,847)        18,654             --
  Interest rate cap agreements..........          4,525           9,415         41,690             --
                                           ------------     ------------    ----------     ----------
                                                  5,032          (2,432)        60,344             --
                                           ------------     ------------    ----------     ----------
     Total investment portfolio.........   $ 13,051,547     $15,352,683     $8,738,763     $7,430,470
                                           ============     ============    ==========     ==========

     For a discussion of the stated maturities of the Company's investment portfolio at December 31, 1995, see Notes 4 and 5 to the Supplemental Consolidated Financial Statements.


     The risk of loss upon default of the borrower is generally greater for corporate debt securities than for real estate loans. In addition, investments by the Company in debt or equity securities of an issuer are generally much larger than investments in any particular real estate loan, resulting in a greater effect on the Company in the event of default or decline in market value. The Company regularly analyzes these securities for impairment of value and makes adjustments in their carrying value or yield as appropriate.


     Historically, the yield on private-issue MBS, collateralized mortgage obligations, and purchased loan pools has exceeded the yield on GSE MBS because they expose the Company to certain risks that are not inherent in GSE MBS, such as credit risk and liquidity risk. These assets are not guaranteed by the U.S. government or one of its agencies because the loan size, underwriting or underlying collateral of these assets often does not meet set industry standards. Consequently, there is a higher potential of loss of the principal investment. Additionally, the Company may not be able to sell such assets in certain market conditions as the number of interested buyers may be limited at that time. Furthermore, the complex structure of certain collateralized mortgage obligations in the Company's portfolio increases the difficulty in assessing the portfolio's risk and its fair value. Examples of some of the more complex structures include certain collateralized mortgage obligations where the Company holds subordinated tranches, certain collateralized mortgage obligations that have been resecuritized, and certain securities that contain a significant number of Jumbo loans.


     In an effort to reduce these risks, beginning in 1995, the Company has performed credit reviews on each individual security or loan pool prior to purchase. Such a review includes consideration of the collateral characteristics, borrower payment histories and information concerning loan delinquencies and losses of the underlying collateral. After a security is purchased, similar information is monitored on a periodic basis. Furthermore, the Company has established internal guidelines limiting the geographic concentration of the underlying collateral.


     At September 30, 1996, the Company held $859.3 million of private-issue MBS. Of that amount, 29 percent were the highest investment grade (AAA), 57 percent were rated investment grade (AA or A), 8 percent were rated lowest investment grade (BBB) and 6 percent were rated below investment grade (BB or below). The Company's policy is not to purchase securities that are below investment grade. The below investment grade securities in the Company's portfolio at September 30, 1996 were the result of downgrades of such securities by the rating agencies. During 1995, the Company realized $8.4 million of losses on certain securities in the below investment grade portfolio due to credit quality deterioration.


SOURCES OF FUNDS


     DEPOSITS. At September 30, 1996, WMB accepted deposits at 273 financial centers in Washington and Oregon, ASB accepted deposits at 158 branches in California, and WMBfsb accepted deposits at 26 financial centers in Utah, Idaho, Montana and Oregon. The Company's banking subsidiaries compete with other financial institutions in attracting savings deposits. Competition from commercial banks has been particularly strong due to their extensive branch systems. In addition, there is strong competition for customer dollars from credit unions, mutual funds and nonbank corporations, such as securities brokerage companies and other diversified companies, some of which have nationwide networks of offices.


     In recent years, deposit growth has resulted almost exclusively from business combinations. At September 30, 1996, the Company's deposits totaled $24.0 billion. During 1993, the acquisition of Pacific First and the merger with Pioneer added $3.8 billion and $659.5 million in deposits, respectively. Additional business combinations during 1994 and 1995 added $211.5 million and $417.1 million in deposits, respectively. The merger with ASB added $12.9 billion in deposits. ASB itself had grown deposits through acquisition, with $4.0 billion in acquired deposits over its less than eight year life. Without the addition of the acquired deposits, the Company's deposits would have decreased from December 31, 1993 to September 30, 1996.

     The Company offers traditional passbook and statement savings accounts as well as checking accounts. In addition, the Company offers money market deposit accounts ("MMDAs") with higher minimum balances that offer higher yields.

     The Company's deposits consisted of the following:

                                                                           DECEMBER 31,
                                                  SEPTEMBER 30,     ---------------------------
                                                      1996             1995            1994
                                                  -------------     -----------     -----------
                                                             (DOLLARS IN THOUSANDS)
    Checking accounts:
      Interest bearing..........................   $  2,037,577     $ 2,111,124     $ 2,342,407
      Noninterest bearing.......................        797,717         665,205         499,282
                                                   ------------     ------------    ------------
                                                      2,835,294       2,776,329       2,841,689
    Savings accounts............................      1,719,506       1,905,659       2,224,784
    MMDAs.......................................      5,106,381       4,667,884       3,502,981
    Time deposit accounts
      Due within one year.......................     12,244,657      12,696,186      10,496,491
      After one but within two years............        999,017       1,410,809       2,780,944
      After two but within three years..........        592,354         409,580         765,219
      After three but within four years.........        378,757         243,541         293,167
      After four but within five years..........         79,280         258,415         293,522
      After five years..........................         23,269          94,557         145,209
                                                   ------------     ------------    ------------
                                                     14,317,334      15,113,088      14,774,552
                                                   ------------     ------------    ------------
         Total deposits.........................   $ 23,978,515     $24,462,960     $23,344,006
                                                   ============     ============    ============

     WMB's and WMBfsb's Deposits. WMB and WMBfsb offer a broad range of deposit products and at September 30, 1996 had a total of $11.1 billion in deposits, $5.3 billion of which were time deposits, $4.2 billion of which were MMDAs and savings accounts; and $1.6 billion of which were checking accounts. The most popular time deposit is a product called Investor's Choice, which is a time deposit with maturities available from one to 120 months in any one of three deposit size categories. Interest rates on Investor's Choice time deposits generally increase with increased maturity and amount. Less than 50 percent of deposits at September 30, 1996 were time deposits and of those, only $1.1 billion or 22 percent of total time deposits had original maturities longer than one year.


     Since 1995, WMB and WMBfsb have been heavily promoting a "Free Checking" account. This account has helped to reduce the overall cost of funds by increasing the percentage of deposits that are noninterest-bearing. At September 30, 1996, $702.0 million or 45 percent of WMB's and WMBfsb's total checking accounts did not bear interest.


     WMB and WMBfsb have also actively promoted MMDAs because, while a somewhat volatile source of deposits, they have the advantage of being variable-rate liabilities. At September 30, 1996, WMB and WMBfsb had an aggregate of $3.3 billion in MMDAs and only $973.0 million in regular savings accounts.

     Wholesale deposits, primarily time deposits, are sold to political subdivisions and public agencies. The Company considers wholesale deposits to be a borrowing source rather than a customer relationship.

     ASB's Deposits. Like WMB and WMBfsb, ASB's deposit liabilities are primarily short term. Of ASB's total deposits of $12.9 billion at September 30, 1996, only $940.0 million was in time deposits with original maturities of longer than one year.


     Like WMB and WMBfsb, ASB has also promoted a checking account, in its case "Mileage Checking." Mileage Checking is, unlike Free Checking, an interest-bearing checking account product. At September 30, 1996, ASB had total interest-bearing checking deposits of $1.2 billion. Management of the Company hopes to reduce ASB's cost of funds in the future by introducing Free Checking in ASB's markets. Management also hopes to interest more of ASB's depositors in MMDAs, which currently account for only 14 percent of ASB's deposits.


     Borrowings and Annuities. The Company uses borrowings, in addition to deposit acquisitions, as an integral part of funding its growth. In addition to the borrowings discussed below, at September 30, 1996, the

Company was in a position to obtain an additional $10.8 billion, primarily through the use of collateralized borrowings and deposits of public funds using unpledged mortgage-backed securities and other wholesale borrowing sources. See "Management's Discussion and Analysis of Financial Position and Results of Operation -- Liquidity."


     Borrowings include the sale of securities subject to repurchase agreements, the purchase of federal funds, the issuance of mortgage-backed bonds or notes, capital notes and other types of debt securities, and funds obtained as advances from the FHLB of Seattle and the FHLB of San Francisco. The Company also has access to the Federal Reserve Bank's discount window. Under Washington state law, WMB may borrow up to 30 percent of total assets, but sales of securities subject to agreements to repurchase are not deemed borrowings under such law, and borrowings from federal, state or municipal governments, agencies or instrumentalities thereof also are not subject to the 30 percent limit.


     The following table shows the Company's borrowings:



                                                       SEPTEMBER             DECEMBER 31,
                                                          30,         ---------------------------
                                                         1996            1995            1994
                                                      -----------     -----------     -----------
Annuities...........................................  $   868,438     $   855,503     $   799,178
Federal funds purchased.............................    1,030,500         433,420              --
Securities sold under agreements to repurchase......    8,615,157       7,984,756       6,637,346
Advances from the FHLB..............................    5,539,551       4,715,739       4,128,977
New Capital borrowings..............................      364,500         364,500         300,500
Other...............................................      323,768         225,717          80,566
                                                      -----------     -----------     -----------
     Total borrowings...............................  $16,741,914     $14,579,635     $11,946,567
                                                      ===========     ===========     ===========



     The Company actively engages in repurchase agreements with authorized broker-dealers and major customers selling U.S. government and corporate securities and MBS under agreements to repurchase them or similar securities at a future date. At September 30, 1996, the Company had $8.6 billion of such borrowings.


     WMB, WMBfsb and WM Life are members of the FHLB of Seattle and ASB is a member of the FHLB of San Francisco. As members, each company maintains a credit line that is a percentage of its total regulatory assets, subject to collateralization requirements. At year-end 1995, WMB, ASB, WMBfsb, and WM Life had credit lines of 17 percent, 14 percent, 19 percent and 45 percent, respectively, of total regulatory assets. At September 30, 1996, advances under these credit lines totaled $5.5 billion and were secured in aggregate by grants of security interests in all FHLB stock owned, deposits with the FHLB, and certain mortgage loans and deeds of trust and securities of the U.S. government and agencies thereof.


     In August 1995, the Company filed a shelf registration statement with the Commission for the Offerings, on a delayed or continuous basis, of up to $250.0 million of debt securities, of which $100.0 million remains available.



     In November 1996, Washington Mutual received commitments for $200.0 million of Revolving Credit Facilities with two tranches: a $100.0 million 364-day facility and a $100.0 million 4-year facility. Chase Manhattan Bank has agreed to act as Administrative Agent for the Facilities. Proceeds of the Facilities were used for funding needs at the closing of the Transaction, including redemption of the New Capital securities, and are available for general corporate purposes, including providing capital at a subsidiary level.


     WM Life and Empire issue fixed annuity contracts through licensed agents who are employees of subsidiaries of the Company and operate in WMB financial centers. Currently, annuities are issued primarily in Washington and Oregon. At September 30, 1996, the policy value of such contracts was $806.6 million. WM Life also issues variable annuity contracts. At September 30, 1996, the policy value of such contracts was $61.8 million. All annuity contracts impose a contractual surrender charge in the event of a customer's withdrawal of funds within a certain number of years (in the case of most of WM Life's fixed annuity contracts, five years) from the date the annuity contract was issued.

     In December 1996, the Company redeemed $20.5 million of debt securities of New Capital, and intends to redeem the remaining $344 million of New Capital debt securities in early 1997.

ASSET AND LIABILITY MANAGEMENT

     The long-run profitability of the Company depends not only on the success of the services it offers to its customers and the quality of its loans and investments, but also the extent to which its earnings are unaffected by changes in interest rates. The Company's asset and liability management strategy attempts to reduce the risk of a significant decrease in net interest income caused by interest rate changes without unduly penalizing current earnings.


     WMB and WMBfsb, as is true of many financial institutions, have had a mismatch between the maturity of its assets and liabilities. Their customers generally prefer short-term deposits (see "Sources of Funds -- Deposits") and many of them also prefer long-term fixed-rate loans. This mismatch is not a problem when interest rates are stable or declining. However, with a rise in short-term interest rates, as was experienced throughout most of 1994, the interest paid on deposits and other short-term borrowings increases much more quickly than the interest earned on loans and investments. The result for WMB and WMBfsb was a reduction in their net interest spread and corresponding pressure on net interest income in both 1994 and 1995. One means of reducing the effect of interest rate volatility on net interest income is to shorten asset durations. In recent years, WMB and WMBfsb have attempted to do this by emphasizing ARMs and short-term consumer loan programs. At September 30, 1996, the portion of WMB's and WMBfsb's residential loans and MBS that were adjustable-rate was approximately 45 percent. ASB does not suffer from the same asset liability mismatch as WMB and WMBfsb because the majority of its assets are COFI ARMs which reprice monthly. In times of rising interest rates, however, the Company is negatively affected by an inherent timing difference between the repricing of its ARM assets and its liabilities. The effect of this timing difference, or "lag," will be favorable during a period of declining interest rates and unfavorable in a rising interest rate environment. Although the effect of this lag generally balances out over the life of a loan, it can produce shortterm volatility in the Company's net interest income during periods of interest rate movement.


     The lifetime interest rate caps which the Company offers to its ARM borrowers introduce another element of interest rate risk to the Company. In periods of high interest rates, it is possible for the index to exceed the rate on the lifetime interest rate caps offered to customers. When determined appropriate by management, the Company hedges this risk by purchasing COFI- and LIBOR-based interest rate cap and floor agreements.


     Over half of the $4.9 billion of securities reclassified from Washington Mutual's held-to-maturity category to its available-for sale category in 1995 were fixed-rate MBS. The reclassification gave the Company the flexibility to dispose of a portion of such securities over time and replace them with adjustable-rate assets as part of its interest rate risk management program. During the first nine months of 1996, the Company securitized and then sold a substantial portion of the fixed-rate loans it originated, while retaining nearly all of its adjustable-rate loan production. The Company retained the servicing rights to the loans that were sold. In addition, as part of the restructuring strategy initiated in late 1995, the Company purchased adjustable-rate assets and sold fixed-rate mortgage-backed assets.


     In the future, it is anticipated that a portion of the remaining fixed-rate securities may be replaced with adjustable-rate GSE MBS, adjustable-rate private-issue MBS, collateralized mortgage obligations, and purchased loan pools as well as new originations of ARMs, as the fixed-rate securities pay down or are sold as market conditions permit. During periods of moderate to high market interest rates, originations of ARMs have been well received by customers. During periods of low market interest rates, however, customers have preferred fixed-rate mortgage loans. This portfolio restructuring strategy is intended to reduce the Company's interest rate sensitivity while simultaneously protecting its yield. As the Company substitutes adjustable-rate assets for fixed-rate assets, its sensitivity to future changes in interest rates decreases, because, unlike fixed-rate securities, interest rates on adjustable-rate assets change, within certain periodic and lifetime cap restraints, with corresponding changes in market rates. However, substituting adjustable-rate assets for fixed-rate assets can have two disadvantages. First, adjustable-rate assets, when compared with similar fixed-rate assets, carry additional credit risk in an increasing interest rate environment. As these assets reprice upward, the borrower's creditworthiness may become impaired. Second, the holding of adjustable-rate assets will decrease the overall portfolio yield in a stable or declining interest rate environment. Accordingly, the Company plans to replace some of its fixed-rate MBS with private-issue MBS, collateralized mortgage obligations, and purchased loan pools to minimize the decline in portfolio yield.


     Another way to reduce the effect of the volatility of interest rates is to lengthen liability durations, which is difficult because of depositors' preferences for liquidity. This was apparent from the fact that at September 30, 1996, the Company's MMDAs accounted for $5.1 billion or 21 percent of total deposits and time deposits with maturities less than one year totaled $12.2 billion or 51 percent of total deposits.



     At September 30, 1996, interest-sensitive assets of $29.9 billion and interest-sensitive liabilities of $33.9 billion were scheduled to mature or reprice within one year. At September 30, 1996, the Company's one-year gap was a negative 0.97 percent. The Company's interest rate sensitivity has decreased with the sale of WMB's fixed-rate MBS undertaken in 1996 and the retention of ARMs originated by ASB. It still, however, suffers from some short-term volatility of net income because of the effect of COFI lag. Management hopes to reduce this short-term volatility in part by increasing production of non-COFI adjustable-rate products and short-term fixed-rate products such as consumer loans. In addition to managing the terms of its actual assets and liabilities, the Company uses derivative instruments, such as interest rate exchange agreements and interest rate cap agreements, to mitigate interest rate risk. At September 30, 1996, the Company had entered into interest rate exchange agreements and interest rate cap agreements with notional values of $14.8 billion. Without these instruments, the Company's one-year gap at September 30, 1996, would have been a negative 9.0 percent as opposed to a negative 0.97 percent. See "Supplemental Consolidated Financial Statements -- Note 18:
Interest Rate Risk Management" for a discussion of the use of derivative instruments.

BUSINESS COMBINATIONS

     Most of the Company's growth since 1988 has occurred as a result of banking business combinations. These institutions were generally combined with the Company's federally chartered banking subsidiaries, primarily for regulatory reasons.

     The following table summarizes Washington Mutual's business combinations since April 1988:


                                                                                                          NUMBER
            ACQUISITION NAME               DATE ACQUIRED       LOANS       DEPOSITS       ASSETS       OF LOCATIONS
----------------------------------------- ---------------    ---------     ---------     ---------     ------------
                                                                    (DOLLARS IN MILLIONS)
Columbia Federal Savings Bank and
  Shoreline Savings Bank................. April 29, 1988     $   551.0     $   555.0     $   752.6           26
Old Stone Bank(1)........................ June 1, 1990           229.5         292.6         294.0            7
Frontier Federal Savings
  Association(2)......................... June 30, 1990             --          95.6            --            6
Williamsburg Federal Savings Bank(2)..... Sept. 14, 1990            --          44.3            --            3
Vancouver Federal Savings Bank........... July 31, 1991          200.1         253.4         260.7            7
CrossLand Savings, FSB(2)................ Nov. 8, 1991              --         185.4            --           15
Sound Savings and Loan Association....... Jan. 1, 1992            16.8          20.5          23.5            1
World Savings and Loan Association(2).... March 6, 1992             --          37.8            --            2
Great Northwest Bank..................... April 1, 1992          603.2         586.4         710.4           17
Pioneer Federal Savings Bank............. March 1, 1993          624.5         659.5         926.5           17
Pacific First............................ April 9, 1993        3,770.7       3,831.7       5,861.3          129
Far West Federal Savings Bank(2)......... April 15, 1994            --          42.2            --            3
Summit Savings Bank...................... Nov. 14, 1994          127.5         169.3         188.1            4
Olympus Bank, a Federal Savings Bank..... April 28, 1995         237.8         278.6         391.4           11
Enterprise Bank.......................... Aug. 31, 1995           92.8         138.5         153.8            1
Western Bank............................. Jan. 31, 1996          500.8         696.4         776.3           42
Utah Federal Savings Bank(3)............. Nov. 30, 1996           87.5         106.9         122.2            5
American Savings Bank(3)................. Dec. 20, 1996       13,844.0      12,902.0      21,298.2          221
United Western Financial Group(3)........ (4)                    217.9         294.4         414.9            9


---------------
(1) This was an acquisition of selected assets and liabilities.

(2) The acquisition was of branches and deposits only. The only assets acquired were branch facilities or loans collateralized by acquired savings deposits.

(3) Information given at September 30, 1996.


(4) The acquisition is expected to close in January 1997.


     See "Supplemental Consolidated Financial Statements -- Note 2: Business Combinations" for a discussion of the accounting treatment of certain of the acquisitions.

EMPLOYEES

     The number of full-time equivalent employees at the Company increased from 7,915 at December 31, 1995 to 8,214 at September 30, 1996. The Company believes that it has been successful in attracting quality employees and believes its employee relations are excellent.

TAXATION OF THE COMPANY



     GENERAL. For federal income tax purposes, the Company reports its income and expenses using the accrual method of tax accounting and uses the calendar year as its tax year. Except for the interest expense rules pertaining to certain tax exempt income applicable to banks and the recently repealed bad debt reserve deduction, the Company is subject to federal income tax, under existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), in generally the same manner as other corporations.



     TAX BAD DEBT RESERVE RECAPTURE. The recently enacted "Small Business Job Protection Act of 1996" (the "Job Protection Act") requires that qualified thrift institutions, such as WMB, WMBfsb and ASB, generally recapture for federal income tax purposes that portion of the balance of their tax bad debt reserves that exceeds the December 31, 1987 balance, with certain adjustments. Such recaptured amounts are to be generally taken into ordinary income ratably over a six year period beginning in 1996, or as late as 1998 if certain conditions are met. Accordingly, Washington Mutual will have to pay an additional approximately $4.2 million (based upon current federal income tax rates) in federal income taxes each year of the six-year period due to the Job Protection Act. As required by the Merger Agreement, Keystone Holdings filed amended federal income tax returns with the IRS for 1992 and 1993 in order to reduce the tax bad debt reserve recapture amount that ASB would otherwise incur due to the Job Protection Act.


     The Job Protection Act also repeals the reserve method of accounting for tax bad debt deductions and, thus, requires thrifts to calculate the tax bad debt deduction based on actual current loan losses.


     NET OPERATING LOSS CARRYFORWARD DEDUCTIONS. Due to Section 382 of the Code, most of the value of the net operating loss carryforward deductions of Keystone Holdings and its subsidiaries will be eliminated due to the Transaction. Accordingly, the future tax savings attributable to such net operating loss carryforward deductions (other than amounts used to offset bad debt reserve deduction recapture described above for ASB) will be greatly reduced. Further, the actual savings due to such reduced net operating loss carryforward deductions will be even further reduced due to a provision in the Assistance Agreement generally requiring that approximately 75 percent of most of the federal tax savings resulting from such net operating loss carryforwards be paid to the FRF.


     STATE INCOME TAXATION. The state of Washington does not currently have a corporate income tax. A business and occupation tax based on percentage of gross receipts is assessed on businesses. Currently, interest received on loans secured by first mortgages or deeds of trust on residential properties is not subject to such tax. However, it is possible that legislation will be introduced that would repeal or limit this exemption.

     The states of California, Oregon, Utah, Idaho, Montana, Colorado and Nevada have corporate income taxes, which are imposed on companies doing business in those states. The Company's substantial operations in California and Oregon will result in substantial corporate income tax expenses in such states. As the Company's operations in the remaining states increase, the corporate income taxes will have an increasing effect on Company's results of operations or financial condition.

     If and to the extent the Company carries on activities in other states, the Company may in certain circumstances be subject to tax in such states.

TAX-RELATED AGREEMENTS

     CLOSING AGREEMENTS. In connection with the 1988 Acquisition, the Internal Revenue Service entered into the Closing Agreement with respect to the federal income tax consequences of the 1988 Acquisition and certain aspects of the taxation of Keystone Holdings and certain of its affiliates. The Closing Agreement contains provisions that are intended to ensure that losses generated by New West would be available to offset income of ASB for federal income tax purposes. To accomplish this, the Closing Agreement provides, among other things, that: (a) the 1988 Acquisition was a tax-free reorganization, (b) the tax attributes of the Failed Association, including net operating losses and tax bad debt reserves, carried over to ASB, (c) as long as ASB qualified as a domestic building and loan association and New West was its nominee, any assistance received or accrued from the FRF would be excluded from gross income, and (d) as long as certain conditions (the "nominee conditions") existed, New West would be a nominee for ASB with the result that all of New West's income, deductions, gains and losses would be treated as ASB's income, deductions, gains and losses.

     The California Franchise Tax Board issued an opinion letter with provisions substantially similar to the Closing Agreement; thus, New West's losses similarly should be available to offset ASB's income for California franchise tax purposes. In 1993, California enacted legislation reducing the net operating loss carryforward period to 10 years from 15 years for losses incurred prior to 1994 related to assets acquired in a tax-free reorganization such as that used in the 1988 Acquisition. No adverse effect is expected from this legislative change.


     Federal legislation enacted in 1993 retroactively disallowed certain losses and bad debt deductions relating to assets acquired in a federally assisted transaction. This legislation reduced Keystone Holdings' federal net operating loss carryforward by approximately $445 million. The federal net operating loss carryforwards available to Keystone Holdings at December 31, 1995 total approximately $3.2 billion. See "-- Taxation of the Company -- Net Operating Loss Carryforward Deductions."


     On October 24, 1995, New West and ASB ceased to meet the nominee conditions. Accordingly, the tax benefits generated by any future losses of New West may not offset ASB's taxable income.


     ASSISTANCE AGREEMENT. The Assistance Agreement between Keystone Holdings and it subsidiaries is designed, in part, to provide that over time, 75 percent of most of the federal tax savings and 19.5 percent of most of the California tax savings (in each case computed in accordance with specific provisions contained in the Assistance Agreement) attributable to the utilization of any current losses or tax loss carryforwards of New West are paid ultimately to the FRF. The provision for such payments is reflected in the financial statements as "Payments in Lieu of Taxes."



     TAX SETTLEMENT AGREEMENT. The Tax Settlement Agreement, which was a condition to closing the Transaction, resolved certain disputes that arose between Keystone Holdings and certain of its affiliates and the FDIC-Manager regarding interpretations of provisions in the Assistance Agreement pertaining to the general requirement that approximately 75 percent of the federal income tax savings attributable to New West be paid to the FRF. The Tax Settlement Agreement required Keystone Holdings to pay $10.5 million to the FRF upon the closing of the Transaction, in addition to any other undisputed amounts owed.



     TAX SHARING AGREEMENT. Under the Tax Sharing Agreement entered into by Keystone Holdings and its subsidiaries, ASB and its parent are required to pay to Keystone Holdings an amount equal to the federal income tax liability that such corporations would have had if they had filed a separate consolidated federal income tax return, except that such separate federal income tax liability is to be calculated excluding certain significant deductions (including NOL carryforwards attributable to New West) and with certain other adjustments and including as an add-back, for years ending before 1995 the agreed upon amortization of the excess of tax basis over value of the assets acquired by ASB in the 1988 Acquisition. A similar concept applies in determining the amount of the tax sharing payment related to the California franchise tax that ASB must pay to Keystone Holdings. See Note 21, "Payments in Lieu of Taxes," in the Notes to the Supplemental Consolidated Financial Statements.


ENVIRONMENTAL REGULATION


     The Company's business and properties are subject to federal and state laws and regulations governing environmental matters, including the regulation of hazardous substances and wastes. For example, under the federal Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") and similar state laws, owners and operators of contaminated properties may be liable for the costs of cleaning up hazardous substances without regard to whether such persons actually caused the contamination. Such laws may affect the Company both as an owner of properties used in or held for its business, and as a secured lender of property that is found to contain hazardous substances or wastes. With respect to a property owned by the Company, the Company has been notified that it may be liable for certain investigatory and other costs related to groundwater contamination allegedly caused by dry cleaners purported to have operated at the property prior to the Company's ownership. The Company believes it has meritorious defenses in this matter and plans to vigorously defend against any liability therefor. There can be no assurance, however, that the Company will not incur liability for this matter or that any such liability will not be material.



     Further, although CERCLA exempts holders of security interests, the exemption may not be available if a secured party engages in the management of its borrower or the collateral property in a manner deemed beyond the protection of the secured party's interest. Recent federal and state legislation, as well as guidance issued by the United States Environmental Protection Agency and a number of court decisions, have provided assurance to lenders regarding the activities they may undertake and remain within CERCLA's secured party exemption. However, these assurances are not absolute and generally will not protect a lender or fiduciary that participates or otherwise involves itself in the management of its borrower, particularly in foreclosure proceedings. As a result, CERCLA and similar state statutes may affect the Company's decision whether to foreclose on property that is found to be contaminated. It is the Company's general policy to obtain an environmental assessment prior to foreclosure of commercial property. The existence of hazardous substances or wastes on such property may cause the Company to elect not to foreclose on the property, thereby limiting, and in some instances precluding, the Company from realizing on such loans.


                              SELLING STOCKHOLDERS


     The Selling Stockholders consist of the FRF and certain KHP Investors all of whom received shares of Common Stock in the Transaction. The following table sets forth the number of Shares beneficially owned and being offered by each Selling Stockholder specified.



                                       SHARES BENEFICIALLY                        SHARES BENEFICIALLY
                                         OWNED PRIOR TO          NUMBER OF          OWNED AFTER THE
        SELLING STOCKHOLDERS            THE OFFERINGS(1)       SHARES OFFERED        OFFERINGS(1)
-------------------------------------  -------------------     --------------     -------------------
FSLIC Resolution Fund(2).............       14,000,000           14,000,000                   0
Andrew E. Furer(3)...................          520,656              520,656                   0
William E. Oberndorf(4)..............          328,465              100,000             228,465
Barry R. Jackson(4)..................          157,802               50,000             107,802
William P. Hallman, Jr.(4)(5)(6).....           78,777               38,777              40,000
KHI Associates, L.P.(4)(6)...........          349,726               36,223             313,503
26 Savings Associates, L.P.(4)(6)....          156,142               18,910             137,232
President and Fellows of Harvard
  College(7).........................          320,739              320,739                   0
                                            ----------           ----------             -------
          Total......................       15,912,307           15,085,305             827,002
                                            ==========           ==========             =======


---------------

(1) Does not include each Selling Stockholder's contingent right to receive its pro rata interest in the 8,000,000 Litigation Escrow Shares. Upon consummation of the Offerings, none of the Selling Stockholders will own in excess of one percent of the Company's outstanding Common Stock.



(2) The Shares being offered by the FRF were acquired by the FRF pursuant to the Warrant Exchange Agreement as part of the Transaction. See
    "Summary -- Background of the Transaction." The FRF had held the Warrants since 1989, when certain assets and liabilities of the FSLIC, including the Warrants that the FSLIC received as part of the 1988 Acquisition, were transferred to the FRF, pursuant to federal legislation. The FSLIC (and after the FSLIC was abolished, the FRF) has, pursuant to contractual agreements entered into the time of the 1988 Acquisition, as such agreements have been amended from to time, provided a variety of forms of financial assistance to ASB and certain of its affiliates. See "Summary -- Background of the Transaction" and "Business -- Tax-related Agreements." As government-controlled entities of the United States of America, the FRF and the FDIC-Manager benefit from certain governmental immunities from actions under the federal securities laws. See "Risk Factors -- Governmental Immunity of the FRF and FDIC-Manager as Selling Stockholder." At the time of completion of the Offerings, the FRF will not hold, in any capacity, any other securities of the Company, other than the FRF's contingent right to receive a portion of the Litigation Escrow Shares. See "The Keystone Transaction -- The Litigation Escrow." Mr. William Longbrake, the Company's Executive Vice President and Chief Financial Officer, served as Chief Financial Officer and Deputy to the Chairman for Financial Policy at the FDIC from February 1995 through September 1996.



(3) Mr. Furer is a limited partner of KHP and received the Shares held by him and being offered hereunder upon the distribution of such shares by KHP upon consummation of the Transaction. See "The Keystone Transaction -- The Transaction." For different periods during the three-year period prior to the date of the Offerings to which this Prospectus relates, Mr. Furer was a director of Keystone Holdings, New American Holdings, Inc., New Capital, N.A. Capital Holdings, Inc. ("NACH" and which three companies are intermediate holding companies between Keystone Holdings and ASB), ASB, American Real Estate Group, ("AREG"), and New West and was Chairman of the Audit Committee of the board of directors of each of ASB, New West, and AREG. Mr. Furer resigned as a director and as a member of the Audit Committee of AREG on February 15, 1994; resigned as a director and as a member of the Audit Committee of New West on April 22, 1994; and resigned all other directorships referred to above (and as a member of the Audit Committee of ASB) on July 18, 1996. Mr. Furer is, and for the three-year period prior to the date of the Offerings, Mr. Furer has been, a Managing Partner of Castine Partners, which assisted in the organization and execution of the 1988 Acquisition and monitored this investment on behalf of KHP. At the time of completion of the Offerings, Mr. Furer will not hold, in any capacity, any other securities of the Company, other than his contingent right to receive a portion of the Litigation Escrow Shares. See "The Keystone Transaction -- The Litigation Escrow."



(4) Such person or entity is a limited partner of KHP and received the Shares held by them and being offered hereunder upon the distribution of such Shares by KHP upon consummation of the Transaction. See "The Keystone Transaction -- The Transaction."



(5) Mr. Hallman is a director in Kelly, Hart & Hallman, a professional corporation ("KHH"), which served as special counsel to KHP and Keystone Holdings and its subsidiaries in connection with the Transaction and has been or will be paid fees and reimbursed expenses for such services. During the three-year period prior to the Offerings, KHH has from time to time served as outside counsel to KHP and its subsidiaries and has been paid fees and reimbursed expenses for such services.



(6) The general partner of such partnership is a limited partnership, the general partner of which is a trust, the sole trustee of which is William P. Hallman, Jr. As sole trustee of the trust that is the general partner of the limited partnership that is the general partner of KHI Associates, L.P. ("KHIA") and 26 Savings Associates, L.P. ("SA"), Mr. Hallman has voting and investment power with respect to the Shares owned by KHIA and SA and may be deemed to be the beneficial owner of such Shares. Mr. Hallman disclaims beneficial ownership as to Shares held by KHIA or SA. Robert M. Bass is a limited partner in KHIA and SA, but neither KHIA nor SA is disposing of any Shares in the Offering attributable to his respective partnership interests therein.



(7) The President and Fellows of Harvard College received such shares pursuant to a transaction entered into with Mr. Furer.


                 DESCRIPTION OF WASHINGTON MUTUAL CAPITAL STOCK


     Washington Mutual is authorized by its Restated Articles of Incorporation (the "Articles") to issue up to 350,000,000 shares of no par value Common Stock and up to 10,000,000 shares of preferred stock, no par value. At December 30, 1996, there were issued and outstanding 125,285,150 shares of Common Stock, 2,752,500 shares of 9.12% Noncumulative Perpetual Preferred Stock, Series C (the "Series C Preferred"); 184,919 shares of $6.00 Noncumulative Convertible Perpetual Preferred Stock, Series D (the "Series D Preferred"); and 1,970,000 shares of 7.60% Noncumulative Perpetual Preferred Stock, Series E (the "Series E Preferred"). Collectively, the Series C Preferred, Series D Preferred and Series E Preferred are referred to as the "Preferred Stock."

COMMON STOCK

     Each holder of Common Stock is entitled to one vote for each share held by such holder on all matters voted upon by holders of Common Stock. Shareholders are not permitted to cumulate their votes for the election of directors.

     In the unlikely event of liquidation, dissolution or winding up of Washington Mutual, holders of Common Stock will be entitled to share ratably in any remaining assets of Washington Mutual, in cash or in kind, after payment or provision for payment of all liabilities and the liquidation preference of any outstanding Preferred Stock.

     Holders of Common Stock are not entitled to preemptive rights with respect to any additional shares that may be issued.

     The authorized but unissued and unreserved shares of Common Stock will be available for general corporate purposes, including but not limited to possible issuance in exchange for capital notes, as stock dividends or stock splits, upon conversion of preferred stock in future mergers or acquisitions, under a cash dividend reinvestment plan, for employee benefit plans, or in a future underwritten or other public offering. Except as required to approve the transactions in which the additional authorized shares of Common Stock would be issued, no shareholder approval will be required for the issuance of these shares.

PREFERRED STOCK

     Each series of Preferred Stock is prior to Common Stock as to dividends and payments upon liquidation, dissolution or winding up, but does not confer general voting rights.


     The Series C Preferred has a liquidation preference of $25.00 per share plus dividends accrued and unpaid for the then-current dividend period, and is not convertible into any other Washington Mutual securities. Dividends on the Series C Preferred, if and when declared by the Washington Mutual Board of Directors, or a duly authorized committee thereof, are noncumulative, are payable quarterly and are set at an annual rate of $2.28 per share. On or after December 31, 1997, Washington Mutual may at its option redeem the Series C Preferred.


     The Series D Preferred has a liquidation preference of $100.00 per share plus dividends accrued and unpaid for the then-current dividend period, and is convertible into shares of Common Stock. Dividends on the Series D Preferred, if and when declared by the Washington Mutual Board of Directors, or a duly authorized committee thereof, are noncumulative, are payable quarterly and are set at an annual rate of $6.00 per share. On or after December 31, 1996 Washington Mutual may at its option redeem the Series D Preferred. On November 30, 1996, the Company mailed a notice of redemption to holders of the Series D Preferred Stock notifying them that the Series D Preferred Stock will be redeemed on December 31, 1996. The Company anticipates that substantially all of the Series D Preferred Stock will be converted into approximately 5.4 million shares of Common Stock.

     The Series E Preferred has a liquidation preference of $25.00 per share plus dividends accrued and unpaid for the then-current dividend period, and is not convertible into any other Washington Mutual securities. Dividends on the Series E Preferred, if and when declared by the Washington Mutual Board of Directors, or a duly authorized committee thereof, are noncumulative, are payable quarterly and are set at an annual rate of $1.90 per share. On or after September 15, 1998, Washington Mutual may at its option redeem the Series E Preferred.

DIVIDEND POLICY


     Dividends may be paid on the Common Stock as and when declared by the Washington Mutual Board of Directors (the "Board of Directors") out of funds legally available for the payment of dividends. Each quarter, the Board of Directors considers the payment of dividends. The factors affecting this determination include Washington Mutual's long-term interests, current and projected earnings, adequacy of capitalization, expected asset and deposit growth as well as other financial conditions, legal, regulatory and contractual restrictions, and tax considerations.


     According to Washington law, Washington Mutual dividends may be paid only if, after giving effect to the dividend, Washington Mutual will be able to pay its debts as they become due in the ordinary course of business and Washington Mutual's total assets will not be less than the sum of its total liabilities plus the amount that would be needed, if Washington Mutual were to be dissolved at the time of the dividend, to satisfy the preferential rights of persons whose right to payment is superior to those receiving the dividend. Washington Mutual's ability to pay dividends is also dependent on the ability of WMB, and ASB, and WMBfsb and other subsidiary operations to pay dividends to Washington Mutual.

     The three series of outstanding Preferred Stock rank prior to the Common Stock and to all other classes and series of equity securities of Washington Mutual, other than any classes or series of equity securities of Washington Mutual ranking on a parity with the Preferred Stock.


     The rights of holders of Preferred Stock to receive dividends is noncumulative. Accordingly, if the Board of Directors fails to declare a dividend on any dividend payment date, the holders of Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date and Washington Mutual will have no obligation to pay the dividend accrued for such period, whether or not dividends are declared payable on any future dividend payment dates.


     Full dividends on Preferred Stock must be declared and paid or set apart for payment for the most recent dividend period ended before (i) any dividend (other than in Common Stock) on stock junior to the Preferred Stock ("Junior Stock") may be declared or paid or set aside for payment or other distribution made upon the Common Stock or on any other Junior Stock or (ii) Junior Stock is redeemed (or any moneys are paid to or made available for a sinking fund for the redemption of any share of any such stock) or any Junior Stock or stock on a parity with Preferred Stock is purchased or otherwise acquired by Washington Mutual for any consideration except by conversion into or exchange for Junior Stock.


     The Board of Directors may issue preferred stock that is entitled to such dividend rights as the Board of Directors may determine, including priority over Common Stock in the payment of dividends.


CERTAIN ANTI-TAKEOVER PROVISIONS IN WASHINGTON MUTUAL'S ARTICLES AND BYLAWS


     The Articles and bylaws of Washington Mutual currently contain provisions that may assist the Board of Directors in resisting, or enabling the Board of Directors to resist, a takeover attempt it does not consider beneficial to Washington Mutual. These provisions are designed to inhibit hostile takeovers and encourage potential acquirers to negotiate with the Board of Directors. The possible effect of these provisions may be to delay, defer, or prevent a change in control of Washington Mutual.



     AUTHORITY TO ISSUE PREFERRED STOCK. The Board of Directors is authorized to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions, including dividend rights, conversion rights, voting rights, rights and terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the shareholders. Washington Mutual has no present plans to issue any additional shares of preferred stock.



     NO CUMULATIVE VOTING. The Articles do not provide for cumulative voting. As a result, to be ensured of representation on the Board of Directors, a shareholder must control the votes of a majority of the shares present and voting at a shareholders' meeting at which a quorum is present. In addition, the Articles provide that a transaction is not void or voidable solely by virtue of the interested status of a director in such a transaction, if the relationship is known or disclosed and a sufficient number of disinterested directors, at a meeting at which a quorum is present, approve the transaction.

     CLASSIFIED BOARD OF DIRECTORS. Article IV of the Articles provides that the Board of Directors is to be divided into three classes as nearly equal in number as possible. A classified board of directors could make it more difficult for Washington Mutual shareholders, including those holding a majority of the outstanding Common Stock, to force an immediate change in the composition of the majority of the Board of Directors.



     APPROVAL OF MERGERS, CONSOLIDATIONS, SALE OF SUBSTANTIALLY ALL ASSETS AND DISSOLUTION. Article IX of Washington Mutual's Articles provides that if, pursuant to the Washington Business Corporation Act, Washington Mutual's shareholders are required to approve a merger and if two-thirds of the Board of Directors vote to recommend the merger to the Washington Mutual shareholders, then the merger may be approved by a vote of the Washington Mutual shareholders holding a majority of the outstanding voting shares.



     In addition, Article XI of the Articles prohibits, except under specified circumstances, Washington Mutual (or any subsidiary of Washington Mutual) from engaging in certain significant business transactions with a "Major Stockholder" (defined as a person who, without the prior approval of the Board of Directors, acquires beneficial ownership of five percent or more of the votes held by the holders of the outstanding shares of Washington Mutual's voting stock). Prohibited transactions include, among others, any merger with, disposition of assets to, acquisition by Washington Mutual of the assets of, issuance of securities of Washington Mutual to, or acquisition by Washington Mutual of securities of a Major Stockholder, or any reclassification of the voting stock of Washington Mutual or of any subsidiary beneficially owned by a Major Stockholder, or any partial or complete liquidation, spin off, slit off or split up of Washington Mutual or any subsidiary. The above prohibitions do not apply, in general, if the specific transaction is approved by a supermajority vote of either the Board of Directors or the holders of voting stock owned other than by any Major Stockholder. The Articles also provide that during the time a Major Stockholder exists, Washington Mutual may voluntarily dissolve only upon the unanimous consent of its stockholders or an affirmative vote of at least two-thirds of its directors and the holders of at least two-thirds of both the shares entitled to vote on such a dissolution and of each class of shares entitled to vote on such a dissolution as a class, if any. Amendments to this
Article XI require the affirmative vote of 95% of Washington Mutual shareholders holding voting stock beneficially owned by shareholders other than any Major Stockholder.



     SHAREHOLDER RIGHTS PLAN. In October 1990, WMSB's board of directors adopted a shareholder rights plan and declared a dividend of one right for each outstanding share of common stock of WMSB to stockholders of record on October 31, 1990. The Company has assumed the shareholder rights plan. The rights have certain anti-takeover effects and are intended to discourage coercive or unfair takeover tactics and to encourage any potential acquirer to negotiate a price fair to all stockholders. The rights may cause substantial dilution to an acquiring party that attempts to acquire the Company on terms not approved by the Board of Directors, but they will not interfere with any friendly merger or other business combination. The plan was not adopted in response to any specific effort to acquire control of the Company.



     The rights are not exercisable until the tenth day after a party acquires beneficial ownership of 20 percent or more of outstanding Common Stock or commences or publicly announces for the first time a tender offer to do so. Each right entitles the holder to purchase one share of Common Stock for an exercise price that is currently $26.67 per share. In the event, among certain other specified events, that an acquiring party thereafter gains control of 30 percent or more of the Common Stock, any rights held by that party will be void and, for the next 60 days, all other holders of rights can receive that number of shares of Common Stock having a market value of two times the exercise price of the right. The rights, which expire on October 16, 2000, may be redeemed by the Company for $0.0044 per right prior to being exercisable. Until a right is exercised, the holder of that right will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
                        TO NON-UNITED STATES PURCHASERS



     The following is a general discussion of certain United States Federal tax consequences of the acquisition, ownership, and disposition of Common Stock by a holder that, for United States Federal income tax purposes, is not a "United States person" (as defined below) (a "Non-United States Holder"). This discussion is based upon the United States Federal tax law now in effect, which is subject to change, possibly retroactively. This discussion does not consider any specific facts or circumstances that may apply to a particular Non-United States Holder. Prospective investors are urged to consult their tax advisors regarding the United States Federal tax consequences of acquiring, holding, and disposing of Common Stock, as well as any tax consequences that may arise under the laws of any foreign state, local, or other taxing jurisdiction.



     For purposes of this discussion, a "United States person" means (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof, (iii) an estate whose income is includible in gross income for United States Federal income tax purposes regardless of its source, or (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust.



     It is important that each prospective Non-United States Holder understand that all words and phrases in this tax discussion are used in accordance with United States interpretations, which may vary materially from interpretations used by other countries.



DIVIDENDS



     Dividends paid to a Non-United States Holder will generally be subject to withholding of United States Federal income tax at the rate of 30% unless the dividend is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder, in which case the dividend will be subject to the United States Federal income tax imposed on net income on the same basis that applies to United States persons generally (and, with respect to corporate holders and under certain circumstances, the branch profits tax). Non-United States Holders should consult any applicable income tax treaties that may provide for a lower rate of withholding or other rules different from those described above. A Non-United States Holder may be required to satisfy certain certification requirements in order to claim treaty benefits or otherwise claim a reduction of or exemption from withholding under the foregoing rules.



GAIN ON DISPOSITION



     A Non-United States Holder will generally not be subject to United States Federal income tax on gain recognized on a sale or other disposition of Common Stock unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder or (ii) in the case of an individual who holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met. Gain that is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder will be subject to the United States Federal income tax imposed on net income on the same basis that applies to United States persons generally (and, with respect to corporate holders and under certain circumstances, the branch profits tax) but will not be subject to withholding. Non-United States Holders should consult applicable income tax treaties that may provide for different rules. The Company believes that it is not currently, and is not likely to become, a United States real property holding corporation for United States Federal income tax purposes.



FEDERAL ESTATE TAXES



     Common Stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for United States Federal estate tax purposes) of the United States on the date of death will be included in such individual's estate for United States Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING



     The Company must report annually to the United States Internal Revenue Service and to each Non-United States Holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax has been actually withheld. This information may also be made available to the tax authorities of a country in which the Non-United States Holder resides.



     Under temporary United States Treasury regulations, United States information reporting requirements and backup withholding tax will generally not apply to dividends paid on the Common Stock to a Non-United States Holder at an address outside the United States. Payments by a United States office of a broker of the proceeds of a sale of the Common Stock is subject to both backup withholding at a rate of 31% and information reporting unless the holder certifies its Non-United States Holder status under penalties of perjury or otherwise establishes an exemption. Information reporting requirements (but not backup withholding) will also apply to payments of the proceeds of sales of the Common Stock by foreign offices of United States brokers, or foreign brokers with certain types of relationships to the United States, unless the broker has documentary evidence in its records that the holder is a Non-United States Holder and certain other conditions are met, or the holder otherwise establishes an exemption.



     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-United States Holder's United States Federal income tax liability, provided that certain required information is furnished to the United States Internal Revenue Service.



     These information reporting and backup withholding rules are under review by the United States Treasury and their application to the Common Stock could be changed by future regulations. The United States Internal Revenue Service has recently issued proposed Treasury regulations concerning these rules which are presently proposed to be effective for payments made after December 31, 1997. Prospective investors should consult their tax advisors concerning the potential adoption of such proposed Treasury regulations and the potential effect on their ownership and disposition of the Common Stock.

                                  UNDERWRITING


     Subject to the terms and conditions set forth in a U.S. purchase agreement (the "U.S. Purchase Agreement") between the Company and each of the underwriters named below (the "U.S. Underwriters", for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and Friedman, Billings, Ramsey & Co., Inc. are acting as representatives (the "U.S. Representatives")), and concurrently with the sale of shares of Common Stock to certain underwriters outside the United States (the "International Managers" and together with the U.S. Underwriters, the "Underwriters"), the Company has agreed to sell to each of the U.S. Underwriters, and each of the U.S. Underwriters has severally agreed to purchase, the aggregate number of shares of Common Stock set forth opposite its name below:



                                                                               NUMBER OF
                                U.S. UNDERWRITERS                                SHARES
    -------------------------------------------------------------------------  ----------
    Merrill Lynch, Pierce, Fenner & Smith
                Incorporated.................................................
    Friedman, Billings, Ramsey & Co., Inc....................................
                                                                               -----------
              Total..........................................................
                                                                               ===========



     The Company has also entered into a purchase agreement (the "International Purchase Agreement") with the International Managers. Subject to the terms and conditions set forth in the International Purchase Agreement, and concurrently
with the sale of           shares of Common Stock to the U.S. Underwriters, the
Company has agreed to sell to the International Managers, and the International
Managers have severally agreed to purchase, an aggregate of           shares of
Common Stock. The initial public offering price per share of the Common Stock and the underwriting discount per share of the Common Stock are identical under the U.S. Purchase Agreement and the International Purchase Agreement.



     In the U.S. Purchase Agreement and the International Purchase Agreement, the several U.S. Underwriters and the several International Managers, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to each such Purchase Agreement if any such shares of Common Stock being sold pursuant to each such Purchase Agreement are purchased. Under certain circumstances, the commitments of non-defaulting U.S. Underwriters or International Managers may be increased.



     The U.S. Underwriters and the International Managers have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, sales may be made between the U.S. Underwriters and the International Managers of such number of shares of Common Stock as may be mutually agreed. The price of any share of Common Stock so sold shall be the initial public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are non-United States or non-Canadian persons or to persons they believe intend to resell to persons who are non-United States or non-Canadian persons, and the International Managers and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to United States or Canadian persons or to persons they believe intend to resell to United States or Canadian persons, except, in each case, for transactions pursuant to the Intersyndicate Agreement.



     The U.S. Representatives have advised the Company that the U.S. Underwriters propose initially to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers (who may include U.S. Underwriters) at such
price less a concession not in excess of $     per share of Common Stock. The
U.S. Underwriters may allow, and such dealers may reallow, a discount not in
excess of $          per share of Common Stock to certain other dealers. After
the initial public offering, the public offering price, concession and discount may be changed.


     The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     The Company has agreed that it will not, with certain exceptions, offer, sell or otherwise dispose of any shares of Common Stock for a period of 60 days from the date of this Prospectus without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. This prohibition will not affect shares of Common Stock issued by the Company pursuant to acquisitions, employee or director benefit plans, any dividend reimbursement plan, or the conversion or exercise of securities convertible into or exercisable for Common Stock.


     Merrill Lynch, Pierce, Fenner & Smith Incorporated renders various financial advisory services to the Company from time to time.

                                 ERISA MATTERS


     Washington Mutual and certain of its subsidiaries and affiliates, including WMB, ASB, Murphey Favre, Composite Research and WM Life, may be considered "parties in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or "disqualified persons" within the meaning of Section 4975 of the Code, with respect to many employee benefit plans and individual retirement accounts ("IRAs"), including without limitation by reason of providing trust custodial services, annuity products, investment advice or brokerage services to such plans and IRAs. Prohibited transactions within the meaning of ERISA or the Code may occur if, for example, the Shares are acquired by an employee benefit plan or IRA or an entity (such as an insurance company general account) deemed to be investing assets of an employee benefit plan, unless such Shares are acquired pursuant to an exemption from the prohibited transaction rules. Any such plan or entity proposing to invest in the Shares should consult with its legal counsel.


                                    EXPERTS


     The Supplemental Consolidated Financial Statements of the Company, as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, included in this Prospectus and Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein. Insofar as the report of Deloitte & Touche LLP relates to the amounts included for Keystone Holdings Inc. and subsidiaries for 1995, 1994, and 1993 it is based solely on the report of other auditors. The consolidated financial statements of Keystone Holdings and subsidiaries for 1995, 1994 and 1993, incorporated herein by reference from the Proxy Statement dated November 12, 1996 have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their report also incorporated herein by reference. The consolidated financial statements of the Company incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995, as amended by Form 8-K dated October 18, 1996, Form 8-K/A dated October 23, 1996, and Form 8-K/A dated October 25, 1996 also have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference. Such financial statements of the Company and Keystone Holdings are included herein or incorporated by reference in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing.


                                 LEGAL MATTERS


     The validity of the issuance of the Common Stock offered hereby has been passed upon by Foster Pepper & Shefelman, counsel to Washington Mutual. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. As of December 20, 1996, individual members of Foster Pepper & Shefelman owned an aggregate of 43,953 shares of Common Stock, 160 shares of Series C Preferred and 100 shares of Series D Preferred.

                             AVAILABLE INFORMATION


     Washington Mutual is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by Washington Mutual with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center (13th Floor), New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, at prescribed rates. The Commission also maintains a Web site that contains copies of reports, proxy and information statements and other information regarding registrants that file electronically, including the Company, with the Commission at http://www.sec.gov. In addition, material filed by Washington Mutual can be inspected at the offices of the National Association of Securities Dealers, Inc., Report Section, 1735 K Street N.W., Washington, D.C. 20006. In accordance with the rules and regulations of the Commission, this Prospectus does not contain certain information contained in the Registration Statement the Company has filed with the Commission to which reference is hereby made for further information. Statements in this Prospectus regarding the contents of any contract or other document are not necessarily complete; with respect to each such contract or document, reference is made to the copy of such document filed with the Commission for a more complete description of the matter involved, and each statement shall be deemed to be qualified in its entirety by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by Washington Mutual pursuant to the Exchange Act are incorporated by reference in this Prospectus:

     1. Annual Report on Form 10-K for the year ended December 31, 1995;

     2. Quarterly Reports on Form 10-Q, as amended, for each of the quarterly periods ended March 31, 1996, June 30, 1996 and September 30, 1996;

     3. Current Report on Form 8-K dated March 15, 1996;

     4. Item 2 of Current Report on Form 8-K dated July 22, 1996;

     5. Current Report on Form 8-K dated October 18, 1996, as amended by Form 8-K/A dated October 23, 1996, as amended by Form 8-K/A dated October 25, 1996; and

     6. Appendix B, pages B-1 through B-54, of the Company's definitive proxy statement dated November 12, 1996.

     All documents and reports filed by Washington Mutual pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     This Prospectus incorporates documents by reference that are not presented herein or delivered herewith. These documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available upon request to each person to whom a copy of this Prospectus is delivered, without charge, upon request to the Company at Investor Relations, Washington Mutual, Inc., Washington Mutual Tower, 1201 Third Avenue, 12th Floor, Seattle, Washington 98101 (telephone number (206) 461-3187).

               SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS OF

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

                                     INDEX


                                                                                        PAGE
                                                                                        ----
UNAUDITED SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 1996 AND
  1995
  Supplemental Consolidated Statements of Income for the nine months ended September
     30, 1996 and 1995................................................................  F-2
  Supplemental Consolidated Statements of Financial Position as of September 30, 1996
     and December 31, 1995............................................................  F-3
  Supplemental Consolidated Statement of Stockholders' Equity for the nine months ended September 30, 1996 and 1995................................................  F-4
  Supplemental Consolidated Statements of Cash Flows for the nine months ended
     September 30, 1996 and 1995......................................................  F-5
  Notes to Supplemental Consolidated Financial Statements.............................  F-7
SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1995, 1994 AND 1993
  Independent Auditors' Report........................................................  F-9
  Supplemental Consolidated Statements of Income for the years ended December 31,
     1995, 1994 and 1993..............................................................  F-10
  Supplemental Consolidated Statements of Financial Position as of
     December 31, 1995 and 1994.......................................................  F-12
  Supplemental Consolidated Statements of Stockholders' Equity for the years ended
     December 31, 1995, 1994 and 1993.................................................  F-13
  Supplemental Consolidated Statements of Cash Flows for the years ended December 31,
     1995, 1994 and 1993..............................................................  F-14
  Notes to Supplemental Consolidated Financial Statements.............................  F-16

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME

                                                                             NINE MONTHS
                                                                         ENDED SEPTEMBER 30,
                                                                      -------------------------
                                                                         1996           1995
                                                                      ----------     ----------
                                                                       (DOLLARS IN THOUSANDS,
                                                                        EXCEPT FOR PER SHARE
                                                                              AMOUNTS)
                                                                             (UNAUDITED)
INTEREST INCOME
Loans...............................................................  $1,557,650     $1,525,432
Available-for-sale securities.......................................     607,748        252,896
Held-to-maturity securities.........................................     171,164        308,308
Notes receivable....................................................          --         56,650
Cash equivalents....................................................       2,023          2,431
                                                                      ----------     ----------
  Total interest income.............................................   2,338,585      2,145,717
INTEREST EXPENSE
Deposits............................................................     799,045        842,413
Borrowings..........................................................     656,157        582,676
                                                                      ----------     ----------
  Total interest expense............................................   1,455,202      1,425,089
                                                                      ----------     ----------
     Net interest income............................................     883,383        720,628
Provision for loan losses...........................................      58,138         57,540
                                                                      ----------     ----------
     Net interest income after provision for loan losses............     825,245        663,088
OTHER INCOME
Depositor fees......................................................      76,309         55,361
Loan servicing fees.................................................      31,769         21,050
Other service fees..................................................      38,640         36,685
Other operating income..............................................      25,804         22,289
Gain on sale of loans, inclusive of write-downs.....................      15,223         (2,117)
Gain (loss) on sale of other assets, inclusive of write-downs.......      (3,923)           726
Loss on sale of covered assets......................................          --        (37,399)
Federal Deposit Insurance Corporation ("FDIC") assistance on covered
  assets............................................................          --         55,630
                                                                      ----------     ----------
  Total other income................................................     183,822        152,225
OTHER EXPENSE
Salaries and employee benefits......................................     250,106        233,785
Occupancy and equipment.............................................      88,592         82,665
Regulatory assessments..............................................      36,533         41,124
SAIF recapitalization assessment....................................     124,193             --
Data processing fees................................................      28,766         24,527
Other operating expense.............................................     127,062        113,623
Amortization of goodwill and other intangible assets................      20,881         21,337
Real estate owned ("REO") operations, inclusive of write-downs......       8,409          7,963
                                                                      ----------     ----------
  Total other expense...............................................     684,542        525,024
                                                                      ----------     ----------
     Income before income taxes and minority interest...............     324,525        290,289
Income taxes........................................................      97,344         77,877
Provision (benefit) for payments in lieu of taxes...................      14,465         (1,410)
                                                                      ----------     ----------
     Income before minority interest................................     212,716        213,822
Minority interest in earnings of consolidated subsidiaries..........     (10,504)       (12,244)
                                                                      ----------     ----------
Net Income..........................................................  $  202,212     $  201,578
                                                                      ==========     ==========
Net Income Attributable to Common Stock.............................  $  188,397     $  187,640
                                                                      ==========     ==========
Per share amounts -- primary
Net Income..........................................................       $1.68          $1.72
                                                                      ==========     ==========
Per share amounts -- fully diluted
Net Income..........................................................       $1.66          $1.69
                                                                      ==========     ==========

          See Notes to Supplemental Consolidated Financial Statements

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

           SUPPLEMENTAL CONSOLIDATED STATEMENTS OF FINANCIAL POSITION


                                                                     SEPTEMBER       DECEMBER
                                                                        30,             31,
                                                                       1996            1995
                                                                    -----------     -----------
                                                                    (DOLLARS IN THOUSANDS)
                                                                            (UNAUDITED)
ASSETS
Cash and cash equivalents.........................................  $   657,640     $   983,833
Trading account securities........................................        2,151             238
Available-for-sale securities, amortized cost $10,092,075 and
  $11,919,009.....................................................   10,063,100      12,154,725
Held-to-maturity securities, fair value $3,030,168 and
  $3,262,850......................................................    2,986,296       3,197,720
Loans, net of allowance for loan losses...........................   28,336,065      24,109,136
Loans held for sale...............................................      160,692          83,704
REO...............................................................      106,748         125,101
Premises and equipment............................................      463,513         452,743
Goodwill and other intangible assets..............................      140,300         161,127
Other assets......................................................      795,440         758,295
                                                                    -----------     -----------
          Total assets............................................  $43,711,945     $42,026,622
                                                                    ===========     ===========
LIABILITIES
Deposits:
  Checking accounts...............................................  $ 2,835,294     $ 2,776,329
  Savings and money market accounts...............................    6,825,887       6,573,543
  Time deposit accounts...........................................   14,317,334      15,113,088
                                                                    -----------     -----------
          Total deposits..........................................   23,978,515      24,462,960
Annuities.........................................................      868,438         855,503
Federal funds purchased...........................................    1,030,500         433,420
Securities sold under agreements to repurchase....................    8,615,157       7,984,756
Advances from the Federal Home Loan Bank ("FHLB").................    5,539,551       4,715,739
Other borrowings..................................................      688,268         590,217
Other liabilities.................................................      489,600         362,323
                                                                    -----------     -----------
          Total liabilities.......................................   41,210,029      39,404,918
Minority interest.................................................       80,000          80,000
STOCKHOLDERS' EQUITY
Preferred stock, no par value: 10,000,000 shares
  authorized -- 6,122,400 and 6,122,500 shares issued and
  outstanding.....................................................           --              --
Common stock, no par value: 350,000,000 shares
  authorized -- 120,037,913 and 119,687,860 shares issued and
  outstanding.....................................................           --              --
Capital surplus...................................................      928,116         920,406
Valuation reserve for available-for-sale ("AFS") securities.......      (19,570)        188,715
Retained earnings.................................................    1,513,370       1,432,583
                                                                    -----------     -----------
          Total stockholders' equity..............................    2,421,916       2,541,704
                                                                    -----------     -----------
          Total liabilities, minority interest and stockholders'
             equity...............................................  $43,711,945     $42,026,622
                                                                    ===========     ===========


          See Notes to Supplemental Consolidated Financial Statements

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

          SUPPLEMENTAL CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY


                                        NUMBER OF SHARES                    CAPITAL                    VALUATION
                                       -------------------                  SURPLUS                     RESERVE       TOTAL
                                       PREFERRED   COMMON    CAPITAL    OFFSET AGAINST     RETAINED     FOR AFS    STOCKHOLDERS'
                                         STOCK      STOCK    SURPLUS    NOTE RECEIVABLE    EARNINGS    SECURITIES     EQUITY
                                       ---------   -------   --------   ---------------   ----------   ---------   ------------
                                                                            (IN THOUSANDS)
Balance at December 31, 1995.........    6,123     111,688   $920,406      $      --      $1,432,583   $ 188,715    $2,541,704
Net income...........................       --                     --             --         202,212          --       202,212
Cash dividends on preferred stock....       --         --          --             --         (13,814)         --       (13,814)
Cash dividends on common stock.......       --         --          --             --        (107,611)         --      (107,611)
Common stock issued through stock
  options and employee stock plans...       --        350       7,711             --              --          --         7,711
Adjustment in valuation reserve for
  available-for-sale securities......       --         --          --             --              --    (208,285)     (208,285)
Conversion of preferred stock to
  common stock.......................       (1)        --          (1)            --              --          --            (1)
                                         -----     -------   --------      ---------      ----------    --------    ----------
Balance at September 30, 1996
  (unaudited)........................    6,122     112,038   $928,116      $      --      $1,513,370   $ (19,570)   $2,421,916
                                         =====     =======   ========      =========      ==========    ========    ==========
Balance at December 31, 1994.........    6,200     107,720   $890,344      $(167,000)     $1,192,741   $ (61,249)   $1,854,836
Net income...........................       --         --          --             --         201,578          --       201,578
Cash dividends on preferred stock....       --         --          --             --         (13,938)         --       (13,938)
Cash dividends on common stock.......       --         --          --             --         (43,874)         --       (43,874)
Common stock issued through stock
  options and employee stock plans...       --        388       6,038             --              --          --         6,038
Adjustment in valuation reserve for
  available-for-sale securities......       --         --          --             --              --     101,803       101,803
Immaterial business combination
  accounted for as a
  pooling-of-interests...............       --      3,429      23,562             --          26,645           9        50,216
                                         -----     -------   --------      ---------      ----------    --------    ----------
Balance at September 30, 1995
  (unaudited)........................    6,200     111,537   $919,944      $(167,000)     $1,363,152   $  40,563    $2,156,659
                                         =====     =======   ========      =========      ==========    ========    ==========


          See Notes to Supplemental Consolidated Financial Statements

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                            NINE MONTHS
                                                                        ENDED SEPTEMBER 30,
                                                                    ---------------------------
                                                                       1996            1995
                                                                    -----------     -----------
                                                                      (DOLLARS IN THOUSANDS)
                                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income........................................................  $   202,212     $   201,578
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Provision for loan losses.......................................       58,138          57,540
  (Gain) loss on sale of loans....................................      (15,223)          2,117
  Loss (gain) on sale of other assets.............................        3,923            (726)
  Loss on sale of covered assets..................................           --          37,399
  Effect of FDIC assistance on covered assets.....................           --         (55,630)
  REO operations, inclusive of write-downs........................        8,409           7,963
  Depreciation and amortization...................................       63,448          44,752
  FHLB stock dividend.............................................      (22,187)        (18,867)
  (Increase) in trading account securities........................         (722)         (1,330)
  Origination of loans, held for sale.............................   (1,534,225)       (452,177)
  Proceeds on sale of loans, held for sale........................    1,631,365         812,774
  (Increase) in interest receivable...............................      (17,501)        (49,898)
  (Increase) decrease in interest payable.........................       (1,953)         39,064
  Increase in income taxes payable................................        8,430          27,887
  Decrease (increase) in other assets.............................       69,020         (57,186)
  Increase in payable to FSLIC Resolution Fund ("FRF")............       31,117              --
  Increase in other liabilities...................................      150,508          15,182
                                                                    -----------     -----------
     Net cash provided by operating activities....................      634,759         610,442
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available-for-sale securities........................   (1,569,122)     (1,341,521)
Principal payments and maturities of available-for-sale
  securities......................................................    1,101,438         421,038
Sales of available-for-sale securities............................    3,082,344         815,023
Purchases of held-to-maturity securities..........................   (3,963,691)       (529,535)
Principal payments and maturities of held-to-maturity
  securities......................................................    4,172,020         628,088
Sales of loans....................................................       61,335          19,391
Principal payments on loans.......................................    3,012,042       1,981,642
Origination and purchases of loans................................   (8,462,376)     (5,753,939)
New West Note, payments received..................................           --       1,176,763
Sales of REO......................................................      115,376         109,422
Other REO operations..............................................      (16,023)         (2,247)
Proceeds from sales of premises and equipment.....................        1,648           2,868
Purchase of premises and equipment................................      (49,157)        (87,738)
Purchase of mortgage servicing rights.............................      (13,704)        (38,433)
Cash acquired through acquisitions................................           --          69,348
                                                                    -----------     -----------
     Net cash (used) by investing activities......................   (2,527,870)     (2,529,830)

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

                                                                            NINE MONTHS
                                                                        ENDED SEPTEMBER 30,
                                                                    ---------------------------
                                                                       1996            1995
                                                                    -----------     -----------
                                                                      (DOLLARS IN THOUSANDS)
                                                                            (UNAUDITED)
CASH FLOWS FROM FINANCING ACTIVITIES
(Decrease) increase in deposits...................................  $  (482,475)    $   954,257
Increase in annuities.............................................       12,935          51,120
Increase (decrease) in federal funds purchased....................      597,080         (50,000)
Increase in securities sold under short-term agreements to
  repurchase......................................................     (751,998)      1,414,334
Proceeds from securities sold under long-term agreements to
  repurchase......................................................    2,497,407       1,666,557
Repurchase of securities sold under long-term agreements to
  repurchase......................................................   (1,115,008)       (355,151)
Proceeds from FHLB advances.......................................    8,160,050       1,445,084
Repayments of FHLB advances.......................................   (7,335,114)     (3,200,553)
Proceeds from other borrowings....................................       99,172         322,867
Repayments of other borrowings....................................         (192)       (111,129)
Issuance of common stock through stock options and employee stock
  plans...........................................................        7,711           6,037
Increase in payable to affiliate..................................       (1,225)             --
Cash dividends paid...............................................     (121,425)        (57,812)
                                                                    -----------     -----------
     Net cash provided by financing activities....................    1,566,918       2,085,611
                                                                    -----------     -----------
     (Decrease) increase in cash and cash equivalents.............     (326,193)        166,223
     Cash and cash equivalents at beginning of period.............      983,833         477,509
                                                                    -----------     -----------
     Cash and cash equivalents at end of period...................  $   657,640     $   643,732
                                                                    ===========     ===========
NONCASH INVESTING ACTIVITIES
Loans exchanged for mortgage-backed securities....................  $   884,314     $   582,659
Real estate acquired through foreclosure..........................      172,229         210,818
Loans originated to facilitate the sale of foreclosed
  properties......................................................       55,472          52,202
CASH PAID DURING THE PERIOD FOR
Interest on deposits..............................................      778,274         548,950
Interest on borrowings............................................      677,353         354,905
Income taxes......................................................       87,200          55,680

          See Notes to Supplemental Consolidated Financial Statements

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

1.  ACCOUNTING ADJUSTMENTS


     The information included in the consolidated statements of financial position as of September 30, 1996 and December 31, 1995, the supplemental consolidated statements of income and cash flows for the nine months ended September 30, 1996 and 1995, and the supplemental consolidated statement of stockholders' equity for the nine months ended September 30, 1996 and 1995 of Washington Mutual, Inc. ("Washington Mutual" or the "Company") reflect all adjustments which are, in the opinion of management, necessary for a fair statement of the results for the period presented.


2.  EARNINGS PER COMMON SHARE

     Information used to calculate earnings per share was as follows:

                                                                           NINE MONTHS
                                                                       ENDED SEPTEMBER 30,
                                                                  -----------------------------
                                                                     1996              1995
                                                                  -----------       -----------
                                                                     (DOLLARS IN THOUSANDS)
                                                                           (UNAUDITED)
DATA USED TO COMPUTE PER SHARE AMOUNTS
Net income......................................................  $   202,212       $   201,578
Preferred stock dividends:
  Noncumulative Perpetual, Series C.............................       (4,707)           (4,788)
  Noncumulative Perpetual, Series E.............................       (2,808)           (2,850)
  Noncumulative Convertible Perpetual, Series D.................       (6,300)           (6,300)
                                                                  -----------       -----------
Net income available to primary common stock....................  $   188,397       $   187,640
                                                                  ===========       ===========
Net income......................................................  $   202,212       $   201,578
Preferred stock dividends:
  Noncumulative Perpetual, Series C.............................       (4,707)           (4,788)
  Noncumulative Perpetual, Series E.............................       (2,808)           (2,850)
                                                                  -----------       -----------
Net income available to fully diluted common stock..............  $   194,697       $   193,940
                                                                  ===========       ===========
Average common shares outstanding (1):
  Primary.......................................................  111,908,946       109,376,709
  Noncumulative Convertible Perpetual Preferred Stock, Series
     D..........................................................    5,418,860         5,419,247
                                                                  -----------       -----------
  Fully diluted.................................................  117,327,806       114,795,956
                                                                  ===========       ===========

---------------

(1) As part of the business combination with Keystone Holdings, Inc., 8,000,000 shares of common stock, with an assigned value of $42.75 per share were issued to an escrow for the benefit of the general and limited partners of Keystone Holdings, Inc. and the FRF. The Company will use the treasury stock method to determine the effect of the shares upon the Company's financial statements. As of the merger date, there is no potential dilutive effect of the 8,000,000 shares of common stock. The shares in the escrow will be dilutive in the future to the extent that the market price of the common stock exceeds $42.75 per share.


3.  INCOME TAXES


     In August 1996, Keystone Holdings, Inc. amended prior-year federal tax returns to reduce tax bad debt deductions and to make other amendments. As a result, the net operating loss carryforwards for federal tax purposes were reduced by approximately $756 million. In September 1996, ASB amended prior-year state tax returns to reduce tax bad debt deductions. The result was to decrease state net operating loss carryforwards by

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES approximately $545 million. The decrease in the gross deferred tax asset as a result of the amendments which reduced the federal and state net operating loss carryforwards was offset by an equal decrease in the valuation allowance for the deferred tax asset. As of September 30, 1996, the Company had the following federal and state income tax net operating loss carryforwards due to expire under current law during the years indicated:

                                                         FEDERAL           STATE
                                                        ----------       ----------
                                                        (DOLLARS IN THOUSANDS)
            1999......................................  $       --       $      140
            2000......................................       1,666          754,460
            2001......................................         140          599,241
            2002......................................         278          557,803
            2003......................................   1,602,736               --
            2004......................................     784,195               --
            2005......................................     700,619               --
            2007......................................      12,780               --
            2008......................................      37,460               --
                                                        ----------       ----------
                                                        $3,139,874       $1,911,644
                                                        ==========       ==========

4.  COMMON SHARES OUTSTANDING


     On December 18, 1996, the shareholders of Washington Mutual approved an amendment to the Company's Restated Articles of Incorporation to increase the number of authorized shares of common stock from 100,000,000 shares to 350,000,000 shares. The supplemental consolidated financial statements reflect the amendment.

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders of

Washington Mutual, Inc.:


     We have audited the accompanying supplemental consolidated statements of financial position of Washington Mutual, Inc. and subsidiaries ("the Company") as of December 31, 1995 and 1994, and the related supplemental consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental financial statements based on our audits. The supplemental consolidated financial statements give retroactive effect to the merger of Keystone Holdings, Inc., with and into Washington Mutual, Inc. on December 20, 1996, which has been accounted for as a pooling-of-interests as described in Note 2 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These supplemental financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination are issued. We did not audit the consolidated balance sheets of Keystone Holdings, Inc. and subsidiaries as of December 31, 1995 and 1994, or the related consolidated statements of earnings, stockholder's equity, and cash flows for the years ended December 31, 1995, 1994 and 1993, which statements reflect total assets constituting 47% and 49%, respectively, of consolidated total assets as of December 31, 1995 and 1994, and total net income constituting 31%, 25% and 30% for the years ended December 31, 1995, 1994 and 1993, respectively. Those statements were audited by other auditors whose report, dated, January 26, 1996, except as to Note 27 to the consolidated financial statements, which is as of February 8, 1996, has been furnished to us, and our opinion, insofar as it relates to the amounts included for Keystone Holdings, Inc. and subsidiaries for 1995, 1994, and 1993, is based solely on the report of such other auditors.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of the other auditors, such supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Washington Mutual, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.

     As discussed in Note 1 to the financial statements, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities, on January 1, 1994 and December 31, 1993.


                                          Deloitte & Touche LLP


                                          December 24, 1996

                                          Seattle, Washington

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME

                                                                            YEAR ENDED DECEMBER 31,
                                                                      ------------------------------------
                                                                         1995         1994         1993
                                                                      ----------   ----------   ----------
                                                                             (DOLLARS IN THOUSANDS,
                                                                         EXCEPT FOR PER SHARE AMOUNTS)
INTEREST INCOME
Loans...............................................................  $2,061,801   $1,658,818   $1,579,480
Note receivable.....................................................      58,841      141,039      241,014
Held-to-maturity securities.........................................     409,063      235,709       54,377
Available-for-sale securities.......................................     381,633      258,678      320,588
Cash equivalents....................................................       4,748        1,169        3,119
                                                                      ----------   ----------   ----------
  Total interest income.............................................   2,916,086    2,295,413    2,198,578
INTEREST EXPENSE
Deposits............................................................   1,134,818      852,666      868,178
Borrowings..........................................................     788,618      482,692      343,718
                                                                      ----------   ----------   ----------
  Total interest expense............................................   1,923,436    1,335,358    1,211,896
                                                                      ----------   ----------   ----------
     Net interest income............................................     992,650      960,055      986,682
Provision for loan losses...........................................      74,987      122,009      158,728
                                                                      ----------   ----------   ----------
     Net interest income after provision for loan losses............     917,663      838,046      827,954
OTHER INCOME
Depositor fees......................................................      79,017       45,255       39,872
Loan servicing fees.................................................      29,315       23,247       20,569
Other service fees..................................................      49,679       65,248       71,921
Other operating income..............................................      31,035       39,630       39,082
Gain on sale of loans, inclusive of write-downs.....................       1,717       23,488       25,266
Gain (loss) on sale of other assets, inclusive of write-downs.......        (655)      23,926       49,866
Loss on sale of covered assets......................................     (37,399)          --           --
Federal Deposit Insurance Corporation ("FDIC") assistance on covered
  assets............................................................      55,630           --           --
                                                                      ----------   ----------   ----------
  Total other income................................................     208,339      220,794      246,576
OTHER EXPENSE
Salaries and employee benefits......................................     313,304      315,424      316,929
Occupancy and equipment.............................................     111,381      102,403      106,419
Regulatory assessments..............................................      54,909       54,887       52,444
Data processing fees................................................      36,538       33,862       35,613
Other operating expense.............................................     145,394      146,463      132,178
Amortization of goodwill and other intangible assets................      28,306       29,076       24,690
Real estate owned ("REO") operations, inclusive of write-downs......      10,682       13,402       19,246
                                                                      ----------   ----------   ----------
  Total other expense...............................................     700,514      695,517      687,519
                                                                      ----------   ----------   ----------
     Income before income taxes, extraordinary items, cumulative effect of change in tax accounting method and minority
      interest......................................................     425,488      363,323      387,011
Income taxes........................................................     111,906      109,880       96,034
Provision (benefit) for payments in lieu of taxes...................       7,887         (824)      14,075
                                                                      ----------   ----------   ----------
     Income before extraordinary items, cumulative effect of change
      in tax accounting method and minority interest................     305,695      254,267      276,902
Extraordinary items, net of federal income tax effect...............          --           --       (8,953)
Cumulative effect of change in tax accounting method................          --           --       13,365
Minority interest in income of consolidated subsidiaries............     (15,793)     (13,992)     (13,991)
                                                                      ----------   ----------   ----------
Net Income..........................................................  $  289,902   $  240,275   $  267,323
                                                                      ==========   ==========   ==========
Net Income Attributable to Common Stock.............................  $  271,318   $  221,691   $  253,764
                                                                      ==========   ==========   ==========

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

                                                                                 YEAR ENDED DECEMBER 31,
                                                                                -------------------------
                                                                                1995      1994      1993
                                                                                -----     -----     -----
                                                                                 (DOLLARS IN THOUSANDS,
                                                                                  EXCEPT FOR PER SHARE
                                                                                        AMOUNTS)
Per share amounts -- primary
  Income before extraordinary items and cumulative effect of change in tax
     accounting method........................................................  $2.47     $2.09     $2.38
  Extraordinary items, net of federal income tax effect.......................     --        --     (0.09)
  Cumulative effect of change in tax accounting method........................     --        --      0.13
                                                                                -----     -----     -----
     Net Income...............................................................  $2.47     $2.09     $2.42
                                                                                =====     =====     =====
Per share amounts -- fully diluted
  Income before extraordinary items and cumulative effect of change in tax
     accounting method........................................................  $2.42     $2.06     $2.32
  Extraordinary items, net of federal income tax effect.......................     --        --     (0.08)
  Cumulative effect of change in tax accounting method........................     --        --      0.12
                                                                                -----     -----     -----
     Net Income...............................................................  $2.42     $2.06     $2.36
                                                                                =====     =====     =====


          See Notes to Supplemental Consolidated Financial Statements

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

           SUPPLEMENTAL CONSOLIDATED STATEMENTS OF FINANCIAL POSITION


                                                                                    DECEMBER 31,
                                                                             ---------------------------
                                                                                1995            1994
                                                                             -----------     -----------
                                                                               (DOLLARS IN THOUSANDS)
ASSETS
Cash and cash equivalents..................................................  $   983,833     $   477,509
Trading account securities.................................................          238             572
Available-for-sale securities, amortized cost $11,919,009 and $4,362,152...   12,154,725       4,282,160
Held-to-maturity securities, fair value $3,262,850 and $4,228,897..........    3,197,720       4,456,031
Loans, net of the allowance for loan losses................................   24,109,136      25,463,458
Loans held for sale........................................................       83,704           8,634
Note receivable............................................................           --       1,515,040
REO........................................................................      125,101         137,767
Premises and equipment.....................................................      452,743         392,688
Goodwill and other intangible assets.......................................      161,127         190,998
Other assets...............................................................      758,295         556,439
                                                                             -----------     -----------
          Total assets.....................................................  $42,026,622     $37,481,296
                                                                             ===========     ===========
LIABILITIES
Deposits:
  Checking accounts........................................................  $ 2,776,329     $ 2,841,689
  Savings and money market accounts........................................    6,573,543       5,727,765
  Time deposit accounts....................................................   15,113,088      14,774,552
                                                                             -----------     -----------
          Total deposits...................................................   24,462,960      23,344,006
Annuities..................................................................      855,503         799,178
Federal funds purchased....................................................      433,420              --
Securities sold under agreements to repurchase.............................    7,984,756       6,637,346
Advances from the Federal Home Loan Bank ("FHLB")..........................    4,715,739       4,128,977
Other borrowings...........................................................      590,217         381,066
Other liabilities..........................................................      362,323         255,887
                                                                             -----------     -----------
          Total liabilities................................................   39,404,918      35,546,460
Minority interest..........................................................       80,000          80,000
Contingencies (Note 28)....................................................           --              --
STOCKHOLDERS' EQUITY
Preferred stock, no par value: 10,000,000 shares authorized -- 6,122,500
  and 6,200,000 shares issued and outstanding..............................           --              --
Common stock, no par value: 350,000,000 shares authorized -- 119,687,860
  and 115,720,886 shares issued and outstanding............................           --              --
Capital surplus............................................................      920,406         890,344
Capital surplus offset against note receivable.............................           --        (167,000)
Valuation reserve for available-for-sale securities........................      188,715         (61,249)
Retained earnings..........................................................    1,432,583       1,192,741
                                                                             -----------     -----------
          Total stockholders' equity.......................................    2,541,704       1,854,836
                                                                             -----------     -----------
          Total liabilities, minority interest and stockholders' equity....  $42,026,622     $37,481,296
                                                                             ===========     ===========


          See Notes to Supplemental Consolidated Financial Statements

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                          NUMBER OF SHARES                   CAPITAL                    VALUATION
                                         -------------------              SURPLUS OFFSET                 RESERVE        TOTAL
                                         PREFERRED   COMMON    CAPITAL     AGAINST NOTE     RETAINED     FOR AFS     STOCKHOLDERS'
                                           STOCK      STOCK    SURPLUS      RECEIVABLE      EARNINGS    SECURITIES      EQUITY
                                         ---------   -------   --------   --------------   ----------   ----------   ------------
                                                                              (IN THOUSANDS)
Balance at January 1, 1993.............     5,494     98,779   $791,736     $ (167,000)    $  843,099   $       --    $1,467,835
Net income.............................        --         --         --             --        267,323           --       267,323
Miscellaneous stock transactions.......                  375      7,523             --         (7,546)          --           (23)
Cash dividends declared on preferred
  stock................................        --         --         --             --        (13,559)          --       (13,559)
Cash dividends declared on common
  stock................................        --         --         --             --        (48,936)          --       (48,936)
Preferred stock issued.................     2,000         --     48,182             --             --           --        48,182
Common stock issued through stock
  options and employee stock plans.....        --      1,151     15,508             --             18           --        15,526
Establishment of valuation reserve for
  available-for-sale
  securities -- Keystone Holdings,
  Inc..................................        --         --         --             --             --       29,657        29,657
Conversion of preferred stock to common
  stock................................    (1,294)     5,152         --             --           (445)          --          (445)
                                           ------    -------   --------      ---------     ----------    ---------    ----------
Balance at December 31, 1993...........     6,200    105,457    862,949       (167,000)     1,039,954       29,657     1,765,560
Establishment of valuation reserve for
  available-for-sale
  securities -- Washington Mutual,
  Inc..................................        --         --         --             --             --       13,836        13,836
Net income.............................        --         --         --             --        240,275           --       240,275
Miscellaneous stock transactions.......        --        384      7,762             --         (7,774)          --           (12)
Cash dividends declared on preferred
  stock................................        --         --         --             --        (18,584)          --       (18,584)
Cash dividends declared on common
  stock................................        --         --         --             --        (67,835)          --       (67,835)
Adjustments in valuation reserve for
  available-for-sale securities........        --         --         --             --             --     (104,742)     (104,742)
Common stock issued through stock
  options and employee stock plans.....        --        426     10,038             --             --           --        10,038
Immaterial business combination
  accounted for as a
  pooling-of-interests.................        --      1,454      9,595             --          6,705           --        16,300
                                           ------    -------   --------      ---------     ----------    ---------    ----------
Balance at December 31, 1994...........     6,200    107,721    890,344       (167,000)     1,192,741      (61,249)    1,854,836
Net income.............................        --         --         --             --        289,902           --       289,902
Miscellaneous stock transactions.......        --         (1)       (13)            --             --           --           (13)
Cash dividends declared on preferred
  stock................................        --         --         --             --        (18,584)          --       (18,584)
Cash dividends declared on common
  stock................................        --         --         --             --        (57,997)          --       (57,997)
Adjustments in valuation reserve for
  available-for-sale securities........        --         --         --             --             --      249,964       249,964
Common stock issued through stock
  options and employee stock plans.....        --        539      8,379             --             --           --         8,379
Capital surplus previously offset
  against note receivable..............        --         --         --        167,000             --           --       167,000
Immaterial business combination
  accounted for as a
  pooling-of-interests.................        --      3,429     23,562             --         26,645           --        50,207
Repurchase of preferred stock..........       (77)        --     (1,866)            --           (124)          --        (1,990)
                                           ------    -------   --------      ---------     ----------    ---------    ----------
Balance at December 31, 1995...........     6,123    111,688   $920,406     $       --     $1,432,583   $  188,715    $2,541,704
                                           ======    =======   ========      =========     ==========    =========    ==========

          See Notes to Supplemental Consolidated Financial Statements

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                  YEAR ENDED DECEMBER 31,
                                                          ---------------------------------------
                                                             1995          1994          1993
                                                          -----------   -----------   -----------
                                                                  (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income............................................... $   289,902   $   240,275   $   267,323
Adjustments to reconcile net income to net cash provided
  by operating activities:
  Provision for loan losses..............................      74,987       122,009       158,728
  Cumulative effect of change in tax accounting method...          --            --       (13,365)
  (Gain) on sale of loans................................      (1,717)      (23,488)      (25,266)
  Loss (gain) on sale of other assets....................         655       (23,926)      (49,866)
  Loss on sale of covered assets.........................      37,399            --            --
  Effect of FDIC assistance on covered assets............     (55,630)           --            --
  REO operations, inclusive of write-downs...............      10,682        13,402        19,246
  Extraordinary loss.....................................          --            --        13,028
  Depreciation and amortization..........................      54,361        58,939        91,435
  FHLB stock dividend....................................     (23,155)      (22,108)      (25,715)
  Decrease in trading account securities.................         749           691         1,574
  Origination of loans, held for sale....................    (822,025)     (263,055)     (987,678)
  Proceeds on sale of loans, held for sale...............   1,127,076       764,710       900,623
  (Increase) in interest receivable......................     (58,902)      (28,800)      (28,553)
  Increase (decrease) in interest payable................      31,027        22,159        (4,741)
  Increase in income taxes payable.......................      38,683        40,205        10,360
  (Increase) decrease in other assets....................     (88,951)       10,757        31,114
  (Decrease) in other liabilities........................     (23,527)      (65,641)      (78,523)
                                                          -----------   -----------   -----------
     Net cash provided by operating activities...........     591,614       846,129       279,724
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available-for-sale securities...............  (2,312,072)   (1,480,421)     (348,374)
Principal payments and maturities of available-for-sale
  securities.............................................     817,048       545,753       142,116
Sales of available-for-sale securities...................   1,673,853       499,719       262,132
Purchases of held-to-maturity securities.................    (697,470)   (1,931,537)   (2,086,760)
Principal payments and maturities of held-to-maturity
  securities.............................................     885,205     1,109,796     1,774,438
Sales of held-to-maturity securities.....................          --            --       838,358
Proceeds from sales of loans.............................      84,197        54,754       919,768
Principal payments on loans..............................   3,067,145     3,332,483     4,691,734
Origination and purchases of loans.......................  (8,562,080)   (8,666,382)   (8,805,116)
New West Note, payments received.........................   1,682,040     1,569,018     1,569,018
Sales of REO.............................................     148,756       202,374       204,335
Other REO operations.....................................       1,774        (1,236)       (8,573)
Proceeds from sale of premises and equipment.............       4,871         2,211         8,130
Purchase of premises and equipment.......................    (102,877)      (58,396)      (59,852)
Purchase of mortgage servicing rights....................     (38,270)      (37,605)           --
Cash proceeds from disposition of credit card
  receivables............................................          --       166,315            --
Cash acquired through acquisitions.......................      68,358        40,679       387,688
                                                          -----------   -----------   -----------
     Net cash (used) by investing activities.............  (3,279,522)   (4,652,475)     (510,958)

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

                                                                  YEAR ENDED DECEMBER 31,
                                                          ---------------------------------------
                                                             1995          1994          1993
                                                          -----------   -----------   -----------
                                                                  (DOLLARS IN THOUSANDS)
CASH FLOWS FROM FINANCING ACTIVITIES
Increase (decrease) in deposits.........................  $   707,375   $  (380,297)  $(1,048,485)
Increase in annuities...................................       56,325        85,795       141,955
Increase in federal funds purchased.....................      433,420            --            --
(Decrease) increase in securities sold under short-term
  agreements to repurchase..............................     (186,833)    2,289,611     1,065,235
Proceeds from securities sold under long-term agreements
  to repurchase.........................................    2,872,557     1,391,682       914,156
Repurchase of securities sold under long-term agreements
  to repurchase.........................................   (1,408,127)     (260,713)     (332,188)
Proceeds from FHLB advances.............................    4,710,333     8,209,790     7,116,870
Repayments of FHLB advances.............................   (4,123,336)   (7,698,071)   (7,460,874)
Call of subordinated capital notes......................           --            --       (41,600)
Proceeds of other borrowings............................      147,867            --            --
Repayments of other borrowings..........................       (1,470)       (3,488)       (5,536)
Issuance of Keystone Holdings, Inc. Series C Notes......      175,000            --            --
Repayment of Keystone Holdings, Inc. Series A Notes.....     (111,000)           --            --
Proceeds from issuance of subordinate notes.............           --            --        19,988
Retirement of subordinate debentures....................           --            --       (20,000)
Decrease in payable to affiliate........................           --            --       (21,000)
Other capital transactions, net.........................       (1,298)       14,742        26,430
Cash dividends paid.....................................      (76,581)      (96,419)      (52,495)
                                                          -----------   -----------   -----------
  Net cash provided by financing activities.............    3,194,232     3,552,632       302,456
                                                          -----------   -----------   -----------
  Increase (decrease) in cash and cash equivalents......      506,324      (253,714)       71,222
  Cash and cash equivalents at beginning of year........      477,509       731,223       660,001
                                                          -----------   -----------   -----------
  Cash and cash equivalents at end of year..............  $   983,833   $   477,509   $   731,223
                                                          ===========   ===========   ===========
NONCASH INVESTING ACTIVITIES
Loans exchanged for mortgage-backed securities..........  $ 6,588,124   $   183,269   $ 2,374,344
Implementation of new accounting standard -- reclass to
  available-for-sale portfolio..........................           --     2,127,890     1,615,482
Transfer of securities to the available-for-sale
  portfolio.............................................    4,924,168            --            --
Real estate acquired through foreclosure................      255,028       334,499       349,239
Loans originated to facilitate the sale of foreclosed
  properties............................................       65,693        92,415        47,832
CASH PAID DURING THE YEAR FOR
Interest on deposits....................................    1,125,226       851,546       891,626
Interest on borrowings..................................      762,000       458,033       322,310
Federal income taxes....................................       73,130        92,172        65,930
Deposits exchanged in branch swaps......................           --            --       152,382
DIVIDENDS DECLARED AND PAYABLE IN DIFFERENT YEARS
Common stock dividends..................................           --       (10,000)       10,000

          See Notes to Supplemental Consolidated Financial Statements

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION


     The accompanying Supplemental Consolidated Financial Statements are the same as the restated financial statements that will be issued after the postmerger operating results are published. On December 20, 1996, Keystone Holdings, Inc. ("Keystone Holdings") merged with and into Washington Mutual, Inc. ("WMI" and together with its subsidiaries "Washington Mutual" or the "Company"). The supplemental financial statements reflect the accounting for the merger as a pooling-of-interests and are presented as if the companies were merged as of the earliest period shown.


     WMI was formed in August 1994 by the Company's predecessor, Washington Mutual Savings Bank ("WMSB"), a Washington state-chartered savings bank, in connection with the reorganization of WMSB into a holding company structure. The reorganization was completed in November 1994 through the merger of WMSB into Washington Mutual Bank ("WMB"), the Company's Washington state-chartered savings bank subsidiary, with WMB as the surviving entity. WMB continued as a wholly owned subsidiary of WMI. The par values of preferred and common stock and capital surplus of the Company have been restated to reflect the new par value of the holding company, effective November 1994.

     Certain reclassifications have been made to the 1994 and 1993 financial statements to conform to the 1995 presentation. All significant intercompany transactions and balances have been eliminated. Results of operations of companies acquired and accounted for as purchases are included from the dates of acquisition. When Washington Mutual acquires a company through a material pooling-of-interests, current and prior-period financial statements are restated to include the accounts of merged companies. Previously reported balances of the merged companies have been reclassified to conform to WMI's presentation and restated to give effect to the combinations.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements. Changes in these estimates and assumptions are considered reasonably possible and may have a material impact on the financial statements.

LINES OF BUSINESS


     Washington Mutual provides a broad range of financial services to individuals and small to mid-sized businesses in Washington, California, Oregon, Utah, Idaho, Montana, Arizona, Colorado and Nevada through its subsidiary operations. Financial services of the Company include accepting deposits from the general public and making residential loans, consumer loans and limited types of commercial real estate loans, primarily multi-family, which are offered principally through WMB, American Savings Bank, F.A. ("ASB") and Washington Mutual Bank fsb ("WMBfsb"). Washington Mutual, through other subsidiaries, also issues and markets annuity contracts and is the investment advisor to and distributor of mutual funds.


     Washington Mutual diversified its business mix by merging WMB with Enterprise Bank ("Enterprise"), a Seattle-area commercial bank and Western Bank ("Western") of Coos Bay, Oregon, Oregon's largest community-based commercial bank. The mergers with Enterprise and Western provide the Company with access to the higher-growth business segment of commercial banking.

DERIVATIVE INSTRUMENTS

     The Company uses derivative instruments, such as interest rate exchange agreements and interest rate cap agreements, forward sales of financial instruments, financial futures and options to reduce its exposure to

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES interest rate risk. Interest rate exchange agreements and interest rate cap agreements are used only if they have the effect of changing the interest rate characteristics of the assets or liabilities to which they are designated. Such effect is measured either through ongoing correlation or effectiveness tests.

     Interest rate exchange agreements and interest rate cap agreements are designated either against the available-for-sale portfolio or against borrowings and deposits. Agreements designated against available-for-sale securities are included at their fair value in the available-for-sale portfolio and any mark-to-market adjustments are reported as a separate component of stockholders' equity, net of tax. The fair value of interest rate exchange agreements and interest rate cap agreements designated against loans, short-term borrowings, and deposits are not reported on the balance sheet.

     The interest differential paid or received on interest rate exchange agreements is recorded as an adjustment to interest income or interest expense and classified with the interest income or interest expense of the related asset or liability. The purchase premium of interest rate cap agreements is capitalized and amortized and included as a component of interest income or interest expense over the original term of the interest rate cap agreement. No purchase premium is paid at the time an interest rate exchange agreement is entered into.

     From time to time, the Company terminates interest rate exchange agreements and interest rate cap agreements prior to maturity. Such circumstances arise if, in the judgment of management, such instruments no longer cost-effectively meet policy objectives. Often such instruments are within one year of maturity. Gains and losses from terminated interest rate exchange agreements and interest rate cap agreements are recognized, consistent with the gain or loss on the asset or liability designated against the agreement. When the asset or liability is not sold or paid off, the gains or losses are deferred and amortized on a straight-line basis as additional interest income or interest expense over the original terms of the agreements or the remaining life of the designated asset or liability, whichever is less. When the asset or liability is sold or paid off, the gains or losses are recognized in the current period as an adjustment to the gain or loss recognized on the corresponding asset or liability.

     From time to time, the Company redesignates interest rate exchange agreements and interest rate cap agreements between available-for-sale securities and short-term deposits and borrowings. Such redesignations are treated as a sale out of the one portfolio and as a purchase by the other portfolio and recorded at the fair value at the time of transfer.

     The Company may also buy put or call options on mortgage instruments. The purpose and criteria for the purchase of options are to manage the interest rate risk inherent in secondary marketing activities. The costs of such options are capitalized and amortized on a straight-line basis as a reduction of other income over the original terms of the options. All such options are carried at fair value with the corresponding gain or loss recognized in other income.

     The Company may write covered call options on its available-for-sale portfolio to enhance fee income. If the option is exercised, the option fee is an adjustment to the gain or loss on the sale of the security. If the option is not exercised, it is recognized as fee income. Covered call options are carried at cost.

     Additionally, the Company uses forward sales of financial instruments to lock in prices on similar types and coupons of financial instruments and thereby limit market risk until these financial instruments are sold.

     In the event that any of the derivative instruments fail to meet the above established criteria, they would be marked to market with the corresponding gain or loss recognized in income.

INVESTMENT SECURITIES

     Effective December 31, 1993, Keystone Holdings adopted Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities. Washington Mutual

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES adopted SFAS No. 115 on January 1, 1994. Following the provisions of the Statement, management has segregated investment and equity securities into the following three categories: trading, held-to-maturity and available-for-sale, and utilizes the accounting conventions for each category described below. The effect on stockholders' equity at December 31, 1993 of the Keystone Holdings adoption was a $29.7 million increase. The effect on stockholders' equity at January 1, 1994 of the Washington Mutual adoption was a $13.8 million increase.

  Trading Securities

     Trading securities are purchased and held principally for the purpose of reselling them within a short period of time. Their unrealized gains and losses are included in earnings.

  Held-To-Maturity Securities

     Investments classified as held-to-maturity are accounted for at amortized cost, but an institution must have both the positive intent and the ability to hold those securities to maturity. There are limited circumstances under which securities in the held-to-maturity category can be sold without jeopardizing the cost basis of accounting for the remainder of the securities in this category. Recognition is provided for unrealized losses in the debt portfolio if any market valuation differences are deemed to be other than temporary.

  Available-For-Sale Securities

     Securities not classified as either trading or held-to-maturity are considered to be available-for-sale. Gains and losses realized on the sale of these securities are based on the specific identification method. Unrealized gains and losses for available-for-sale securities are excluded from earnings and reported (net of tax) as a net amount in a separate component of stockholders' equity until realized.

     The available-for-sale portfolio contains adjustable- and fixed-rate private-issue (nonagency) mortgage-backed securities ("private-issue securities") and collateralized mortgage obligations that expose the Company to certain risks that are not inherent in agency securities, primarily credit risk and liquidity risk. Because of this added risk, private-issue securities have historically paid a greater rate of interest than agency securities, enhancing the overall yield of the portfolio. Such securities are not guaranteed by the U.S. government or one of its agencies because the loan size, underwriting or underlying collateral of these securities often does not meet set industry standards. Consequently, there is the possibility of loss of the principal investment. For this reason, it is possible that the Company will not receive an enhanced overall yield on the portfolio and, in fact, could incur a loss. Additionally, the Company may not be able to sell such securities in certain market conditions as the number of interested buyers may be limited at that time. Furthermore, the complex structure of certain collateralized mortgage obligations in the Company's portfolio increases the difficulty in assessing the portfolio's risk and its fair value. Examples of some of the more complex structures include certain collateralized mortgage obligations where the Company holds subordinated tranches, certain collateralized mortgage obligations that have been "resecuritized," and certain securities that contain a significant number of jumbo, nonconforming loans. In an effort to reduce the aforementioned risks, the Company now performs a credit review on each individual security prior to purchase. Such a review includes consideration of the collateral characteristics, borrower payment histories and information concerning loan delinquencies and losses of the underlying collateral. After a security is purchased, similar information will be monitored on a periodic basis. Furthermore, the Company has established internal guidelines limiting the geographic concentration of the underlying collateral.

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

LOANS

     Loans held for investment are stated at the principal amount outstanding, net of deferred loan fees and any discounts or premiums on purchased loans. The deferred fees, discounts and premiums are amortized using the interest method over the estimated life of the loan. The Company sells residential fixed-rate loans in the secondary market. At the date of origination, the loans so designated and meeting secondary market guidelines are identified as held-for-sale and carried at the lower of net cost or fair value on an aggregate basis, net of their related hedge gains and losses.

     Management ceases to accrue interest income on any loan that becomes 90 days or more delinquent and reserves all interest accrued up to that time. Thereafter, interest income is accrued only if and when, in management's opinion, projected cash proceeds are deemed sufficient to repay both principal and interest. All loans for which interest in not being accrued are referred to as loans on nonaccrual status.

     On January 1, 1995, the Company adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan. This standard is applicable to all loans except large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment. Loans that are collectively evaluated for impairment by Washington Mutual include residential real estate and consumer loans because of the significant number of loans, their relatively small balances and historically low level of losses. Residential construction, commercial real estate and commercial business loans that become delinquent, regardless of the loan amount, are individually evaluated for impairment. Factors involved in determining impairment include, but are not limited to, the financial condition of the borrower, value of the underlying collateral, and current economic conditions. SFAS No. 114 also applies to all loans that are restructured in a troubled debt restructuring subsequent to the adoption of SFAS No. 114, as defined by SFAS No. 15, Accounting by Debtors and Creditors for Troubled Debt Restructurings. A troubled debt restructuring is a restructuring in which the creditor grants a concession to the borrower that it would not otherwise consider.

     A loan is impaired when it is probable that a creditor will be unable to collect all amounts due according to the terms of the loan agreement. SFAS No. 114 requires that the valuation of impaired loans be based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The Company bases the measurement of loan impairment on the fair value of the loan's underlying collateral. The amount by which the recorded investment in the loan exceeds the value of the impaired loan's collateral is included in the Company's allocated reserve for loan losses. Any portion of an impaired loan classified as loss under regulatory guidelines is charged off. The adoption of SFAS No. 114 had no material impact on the results of operations or financial condition of the Company.

     The Company holds certain loans that have been securitized into mortgage-backed securities with full recourse.

RESERVE FOR LOAN LOSSES

     The reserve for loan losses is maintained at a level sufficient to provide for estimated loan losses based on evaluating known and inherent risks in the loan portfolio. The reserve is based on management's continuing analysis of the pertinent factors underlying the quality of the loan portfolio. These factors include changes in the size and composition of the loan portfolio, actual loan loss experience, current and anticipated economic conditions, and detailed analysis of individual loans and credits for which full collectibility may not be assured. The detailed analysis includes techniques to estimate the fair value of loan collateral and the existence of potential alternative sources of repayment. The appropriate reserve level is estimated based upon factors and trends identified by management at the time financial statements are prepared. The reserve includes amounts relating to loans which have been securitized with recourse, and not sold.

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

     When available information confirms that specific loans or portions thereof are uncollectible, these amounts are charged off against the reserve for loan losses. The existence of some or all of the following criteria will generally confirm that a loss has been incurred: the loan is significantly delinquent and the borrower has not evidenced the ability or intent to bring the loan current; the Company has no recourse to the borrower, or if it does, the borrower has insufficient assets to pay the debt; the fair value of the loan collateral is significantly below the current loan balance, and there is little or no near-term prospect for improvement.

     Commercial real estate loans are considered by the Company to have somewhat greater risk of uncollectibility than residential real estate loans due to the dependency on income production or future development of the real estate.

     The ultimate recovery of all loans is susceptible to future market factors beyond the Company's control. These factors may result in losses or recoveries differing significantly from those provided in the financial statements.

NOTE RECEIVABLE


     On December 28, 1988, (the "1988 Acquisition"), substantially all assets and liabilities of the failed savings and loan subsidiary (the "Failed Association") of Financial Corporation of America ("FCA"), were transferred to ASB and New West Federal Savings and Loan Association ("New West"). As part of the 1988 Acquisition, ASB received a note ("Note Receivable") from New West representing the difference between the amount of the deposits and other liabilities assumed and the value of the assets acquired by ASB at the time of such acquisition.


     As of the 1988 Acquisition, Keystone Holdings and other related entities also entered into an assistance agreement (the "Assistance Agreement") with the Federal Savings and Loan Insurance Corporation (the "FSLIC"). Under the terms of the Assistance Agreement, the FSLIC Resolution Fund (the "FRF") is required to indemnify ASB for specified losses that may be incurred on, or in connection with, certain of the acquired assets, and the FRF received warrants entitling the holder thereof to purchase, for a nominal price, 3,000 shares of N.A. Capital Holdings ("N.A. Holdings") Class B Common Stock.


     Although the Company holds the ownership interest in New West, the Company does not have a financial interest in New West because of certain contractual provisions and indemnifications, described above. Any loss incurred by New West during its liquidation is the financial responsibility of the FRF. In addition, substantially all decisions made by New West's management must be approved by the FDIC prior to execution. New West has not recorded any earnings or losses since its inception. New West was considered a nominee corporation of ASB for state and federal tax purposes until October 24, 1995 when the Note receivable was prepaid in full (see Note 8 "Note Receivable" for further discussion).


     The balance of the Note Receivable reported in the Company's financial statements prior to December 31, 1995 has been reduced by the $167.0 million value ascribed to the warrants. Consensus No. 88-19 of the Emerging Issues Task Force of the Financial Accounting Standards Board ("FASB") requires that capital arising from instruments issued to the FSLIC be offset against amounts receivable from the FSLIC, which in this case included the Note Receivable as its repayment was supported by FRF assistance to New West.

REO

     REO includes properties acquired through foreclosure that are transferred to REO at the lower of cost or fair value, less estimated selling costs, which represents the new recorded basis of the property. Subsequently, properties are evaluated and any additional declines in value are provided for in the REO reserve for losses. The amount the Company will ultimately recover from REO may differ substantially from the amount used in

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES arriving at the net carrying value of these assets because of future market factors beyond the Company's control or because of changes in the Company's strategy for sale or development of the property.

     Commercial REO that is managed and operated by the Company is depreciated using the straight-line method over the property's estimated useful life.

MORTGAGE SERVICING RIGHTS

     In May 1995, the FASB issued SFAS No. 122, Accounting for Mortgage Servicing Rights. The statement eliminates the distinction between servicing rights that are purchased and those that are retained upon the sale or securitization of loans. The statement requires mortgage servicers to recognize the servicing rights on loans as separate assets, no matter how acquired. Banks that sell loans and retain the servicing rights are required to allocate the total cost of the loans between servicing rights and loans based on their relative fair values if their values can be estimated. In September 1995, Keystone Holdings elected early adoption of SFAS No. 122, as permitted by the Statement, and implemented it as of January 1, 1995. Effective January 1, 1996, Washington Mutual adopted SFAS No. 122. The adoption of SFAS No. 122 did not have a material impact on the results of operations or financial condition of the Company.

     Purchased servicing represents the cost of acquiring the right to service mortgage loans. Originated servicing rights are recorded when mortgage loans are originated and subsequently sold or securitized with the servicing rights retained. The total cost of the mortgage loans is allocated to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. The cost relating to purchased and originated servicing is capitalized and amortized in proportion to, and over the period of, estimated future net servicing income.

     The Company assesses impairment of the capitalized mortgage servicing portfolio based on the fair value of those rights on a stratum-by-stratum basis with any impairment recognized through a valuation allowance for each impaired stratum. For purposes of measuring impairment, the rights are stratified based on the following predominant risk characteristics of the underlying loans: fixed-rate loans by coupon (less than 8%, 8%-10%, 10%-12% and greater than 12%); and adjustable rate loans by index (Weighted Average Cost of Funds Index for the Eleventh District Savings Institutions ("COFI"), Treasury, London Interbank Offering Rate ("LIBOR"), etc.) The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

     In order to determine the fair value of the servicing rights, the Company uses the market prices under comparable servicing sales contracts, when available, or alternatively, it uses a valuation model that calculates the present value of future cash flows. Assumptions used in the valuation model include market discount rates and anticipated prepayment speeds. The prepayment speeds are determined from market sources for fixed-rate mortgages with similar coupons and prepayment reports for comparable adjustable-rate mortgages ("ARMs"). In addition, the Company uses market comparables for estimates of the cost of servicing per loan, an inflation rate, ancillary income per loan and default rates. Amounts capitalized are recorded at cost, net of accumulated amortization and valuation allowance.

PREMISES AND EQUIPMENT

     Land, buildings, leasehold improvements and equipment are carried at amortized cost. Buildings and equipment are depreciated over their estimated useful lives on the straight-line method. Leasehold improvements are amortized over the shorter of their useful lives or lease terms.

ANNUITY AND INSURANCE ACCOUNTING

     WM Life Insurance, Inc. ("WM Life") is an Arizona-domiciled life insurance company. WM Life is authorized under state law to issue annuities in seven states. In addition, WM Life owns Empire Life

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

Insurance Co. ("Empire"), which is currently licensed under state law to issue annuities in 28 states. WM Life currently issues fixed and variable flexible premium deferred annuities, single premium fixed deferred annuities and single premium immediate annuities. Empire currently issues fixed flexible premium deferred annuities and single premium immediate annuities. Both companies conduct business through licensed independent agents. The majority of such agents are employees of affiliates of the Company and operate in the Company's financial centers. Currently, annuities are primarily issued in Washington and Oregon.

     The Company defers certain costs, such as commissions and the expenses of underwriting and issuing policies, that are involved in acquiring new annuity and life insurance business. These costs, which are included in other assets in the accompanying Consolidated Statements of Financial Position, are amortized over the lives of the policies in relation to the estimated gross profit. Annuities equal the policy value as defined in the policy contract as of the balance sheet date.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     The Company enters into sales of securities under agreements to repurchase the same ("reverse repurchase agreements") or similar ("dollar repurchase agreements") securities. Reverse repurchase agreements and dollar rolls are accounted for as financing arrangements, with the obligation to repurchase securities sold reflected as a liability in the Consolidated Statement of Financial Position. The dollar amount of securities underlying the agreements remain in the respective asset accounts.

TRUST ASSETS

     Assets held by the Company in fiduciary or agency capacity for customers are not included in the Consolidated Financial Statements as such items are not assets of the Company. Assets totaling $67.3 million and $60.9 million as of December 31, 1995 and 1994 were held by the Company in fiduciary or agency capacity.

FEDERAL INCOME TAXES

     Income taxes are accounted for using the asset and liability method. Under this method, a deferred tax asset or liability is determined based on the enacted tax rates which will be in effect when the differences between the financial statement carrying amounts and tax bases of existing assets and liabilities are expected to be reported in the Company's income tax returns. The deferred tax provision for the year is equal to the change in the deferred tax liability from the beginning to the end of the year. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.


     The Company reports income and expenses using the accrual method of accounting and files a consolidated tax return that includes all of its subsidiaries excluding Keystone Holdings and its subsidiaries. Keystone Holdings and its subsidiaries filed a separate consolidated tax return for periods prior to December 20, 1996.


     Subsequent to the consummation of the merger with Keystone Holdings, the Company will file a consolidated tax return that includes all of its subsidiaries. For California franchise tax purposes, ASB joins in the filing of a combined return with its subsidiaries and with ASB Real Estate Group, Inc. ("AREG"). AREG formerly managed certain real estate related assets of New West and is now inactive as a result of a restructuring transaction in 1993.

     The tax sharing agreement entered into by Keystone Holdings and its subsidiaries (the "Tax Sharing Agreement") requires the subsidiaries to compute their tax sharing payments as if they were filing a separate return. Such agreement further requires N.A. Holdings to compute its tax sharing payment as if it were filing a separate consolidated return with its subsidiaries (including ASB), with certain adjustments. The principal adjustments are (a) the income, expenses, gains and losses of New West, a nominee of ASB for income and

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES franchise tax purposes through October 23, 1995, are excluded; (b) loan fees are recognized on a straight-line basis over seven years, adjusted for sales of such loans, rather than as received; and (c) for the years ending on or before December 31, 1994, the mark-to-market adjustments attributable to the real estate loan portfolio acquired from the Failed Association is accreted into income ratably over seven years, adjusted for sales of the acquired loans.

NOTE 2:  BUSINESS COMBINATIONS

     On March 1, 1993, the Company merged with Pioneer Savings Bank ("Pioneer") of Lynnwood, Washington. Pioneer operated 17 branches and one mortgage lending center. At February 28, 1993, Pioneer had assets of $926.5 million, deposits of $659.5 million and stockholders' equity of $114.4 million. The Company issued 8,779,581 shares of common stock (after adjustment for the third quarter 1993 50 percent stock dividend) to complete the merger with Pioneer. The financial information presented in this document reflects the pooling-of-interests method of accounting for the merger of Pioneer into the Company. Accordingly, under generally accepted accounting principles, the assets and liabilities of Pioneer were recorded on the books of the resulting institution at their values as reported on the books of Pioneer immediately prior to the consummation of the merger with Pioneer. No goodwill was created in the merger with Pioneer. This presentation required the restatement of prior periods as if the companies had been combined.

     The following pro forma information represents the results of operations of the Company and Pioneer for 1993, on an individual as well as combined basis. The pro forma results do not necessarily indicate the actual results that would have been obtained, nor are they necessarily indicative of the future operations of the combined companies. The unaudited pro forma results of operations were as follows:

                                                                                   YEAR ENDED
                                                                               DECEMBER 31, 1993
                                                                             ----------------------
                                                                             (DOLLARS IN THOUSANDS,
                                                                                 EXCEPT FOR PER
                                                                                 SHARE AMOUNTS)
Washington Mutual:
  Net interest income......................................................         $522,816
  Income before extraordinary items and cumulative effect of change in tax
     accounting method.....................................................          173,428
  Extraordinary items, net of federal income tax effect....................           (8,953)
  Cumulative effect of change in tax accounting method.....................           13,365
                                                                                    --------
Net income.................................................................         $177,840
                                                                                    ========
Net income attributable to common stock....................................         $164,282
                                                                                    ========
Per share amounts -- primary
  Income before extraordinary items and cumulative effect of change in tax
     accounting method.....................................................            $2.78
  Extraordinary items, net of federal income tax effect....................            (0.15)
  Cumulative effect of change in tax accounting method.....................             0.23
                                                                                    --------
Net income.................................................................            $2.86
                                                                                    ========
Per share amounts -- fully diluted
  Income before extraordinary items and cumulative effect of change in tax
     accounting method.....................................................            $2.63
  Extraordinary items, net of federal income tax effect....................            (0.14)
  Cumulative effect of change in tax accounting method.....................             0.21
                                                                                    --------
Net income.................................................................            $2.70
                                                                                    ========

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

                                                                                  YEAR ENDED
                                                                              DECEMBER 31, 1993
                                                                            ----------------------
                                                                            (DOLLARS IN THOUSANDS)
Pioneer:
Net interest income.......................................................         $  6,615
Income before extraordinary items and cumulative effect of change in tax
  accounting method.......................................................            1,836
                                                                                   --------
Net income................................................................         $  1,836
                                                                                   ========
Net income attributable to common stock...................................         $  1,836
                                                                                   ========

                                                                                  YEAR ENDED
                                                                              DECEMBER 31, 1993
                                                                            ----------------------
                                                                            (DOLLARS IN THOUSANDS,
                                                                                EXCEPT FOR PER
                                                                                SHARE AMOUNTS)
Washington Mutual and Pioneer combined:
Net interest income.......................................................         $529,431
Income before extraordinary items and cumulative effect of change in tax
  accounting method.......................................................          175,264
Extraordinary items, net of federal income tax effect.....................           (8,953)
Cumulative effect of change in tax accounting method......................           13,365
                                                                                   --------
Net income................................................................         $179,676
                                                                                   ========
Net income attributable to common stock...................................         $166,118
                                                                                   ========
Per share amounts -- primary
  Income before extraordinary items and cumulative effect of change in tax
     accounting method....................................................            $2.74
  Extraordinary items, net of federal income tax effect...................            (0.15)
  Cumulative effect of change in tax accounting method....................             0.23
                                                                                   --------
Net income................................................................            $2.82
                                                                                   ========
Per share amounts -- fully diluted
  Income before extraordinary items and cumulative effect of change in tax
     accounting method....................................................            $2.60
  Extraordinary items, net of federal income tax effect...................            (0.14)
  Cumulative effect of change in tax accounting method....................             0.21
                                                                                   --------
Net income................................................................            $2.67
                                                                                   ========


     On April 9, 1993, the Company acquired Pacific First Bank ("Pacific First") from RT Holdings, Inc. ("RTH"), a subsidiary of Royal Trustco Limited of Toronto, Canada. In April 1993, Pacific First operated 129 branches and 14 home loan centers in Washington and Oregon. At March 31, 1993, Pacific First had assets of $5.8 billion and deposits of $3.8 billion.

     As part of the acquisition of Pacific First, the Company negotiated several provisions designed to reduce the effect of any Pacific First asset quality problems on the resulting combined loan portfolio. As a result of the provisions, RTH purchased $656.2 million book value in assets from Pacific First prior to the sale to the Company.

     As part of the purchase agreement, the Company received indemnification from RTH for a variety of problems Pacific First had that could result in future losses to the Company. These indemnification provisions were secured by both specific funds held in escrow and by a guarantee from RTH's parent company. The largest individual component is a $10.0 million general indemnity escrow that can be drawn upon to pay a variety of claims, including any exposure arising from transactions or acts prior to the purchase date.

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

     The acquisition of Pacific First was treated as a purchase for accounting purposes. Accordingly, under generally accepted accounting principles, the assets and liabilities of Pacific First have been recorded on the books of the Company at their respective fair market values at the time of the consummation of the acquisition of Pacific First. Goodwill, the excess of the purchase price over the net fair value of the assets and liabilities, including identified intangible assets, was recorded at $178.2 million. Amortization of goodwill over a 10-year period will result in a charge to earnings of approximately $17.8 million per year.

     The accompanying financial statements include the operations of the two institutions from April 1, 1993 to December 31, 1993. The following pro forma information presents the results of operations for 1993 as though the acquisition had occurred on January 1, 1993. The pro forma results do not necessarily indicate the actual results that would have been obtained, nor are they necessarily indicative of the future operations of the combined companies. The unaudited pro forma results of operations were as follows:

                                                                                   YEAR ENDED
                                                                               DECEMBER 31, 1993
                                                                             ----------------------
                                                                             (DOLLARS IN THOUSANDS,
                                                                                 EXCEPT FOR PER
                                                                                 SHARE AMOUNTS)
Net interest income........................................................         $571,220
Income before extraordinary items and cumulative effect of change in tax
  accounting method........................................................          198,327
Extraordinary items, net of federal income tax effect......................           (8,953)
Cumulative effect of change in tax accounting method.......................           13,365
                                                                                    --------
Net income.................................................................         $202,739
                                                                                    ========
Net income attributable to common stock....................................         $189,181
                                                                                    ========
Per share amounts -- primary
  Income before extraordinary items and cumulative effect of change in tax
     accounting method.....................................................            $3.13
  Extraordinary items, net of federal income tax effect....................            (0.15)
  Cumulative effect of change in tax accounting method.....................             0.23
                                                                                    --------
Net income.................................................................            $3.21
                                                                                    ========
Per share amounts -- fully diluted
  Income before extraordinary items and cumulative effect of change in tax
     accounting method.....................................................            $2.95
  Extraordinary items, net of federal income tax effect....................            (0.14)
  Cumulative effect of change in tax accounting method.....................             0.21
                                                                                    --------
Net income.................................................................            $3.02
                                                                                    ========

     On April 28, 1995, Washington Mutual merged with Olympus Capital Corporation of Salt Lake City, Utah ("Olympus"), the holding company of Olympus Bank, a Federal Savings Bank ("Olympus Bank"). At the merger date, Olympus (on a consolidated basis) had assets of $391.4 million, deposits of $278.6 million and stockholders' equity of $37.2 million. Olympus Bank operated 11 branches in Utah and Montana. Under the terms of the transaction, Olympus Bank merged into WMBfsb. The merger was treated as a pooling-of-interests. Due to the immaterial nature of the transaction, prior-period information has not been restated as if the companies had been combined.

     On August 31, 1995, Washington Mutual acquired Enterprise through a merger of Enterprise with and into WMB. Enterprise, a Washington-based commercial bank specializing in lending to small- and mid-size businesses, had assets of $153.8 million, deposits of $138.5 million and stockholders' equity of $14.0 million on August 31, 1995. The merger was treated as a pooling-of-interests. Due to the immaterial nature of the transaction, prior-period information has not been restated as if the companies had been combined.

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

     On January 31, 1996, WMB merged with Western of Coos Bay, Oregon. At the time of the merger, Western had 42 offices in 35 communities and was Oregon's largest community-based commercial bank. At January 31, 1996 Western had assets of $776.3 million, deposits of $696.4 million and stockholders' equity of $69.5 million. The Company issued 5,866,199 shares of common stock to complete the merger with Western. The merger was treated as a pooling-of-interests. The supplemental financial information presented in this document reflects the pooling-of-interests method of accounting for the merger of Western into the Company. Accordingly, under generally accepted accounting principles, the assets and liabilities of Western were recorded on the books of the resulting institution at their values as reported on the books of Western immediately prior to the consummation of the merger with Western. No goodwill was created in the merger with Western. This presentation required the restatement of prior periods as if the companies had been combined for all years presented.

     The following supplemental information represents the results of operations of the Company and Western for 1995, 1994 and 1993 on an individual as well as combined basis. This information does not necessarily indicate the actual results that would have been obtained, nor are they necessarily indicative of the future operations of the combined companies. The supplemental results of operations were as follows:

                                                                   YEAR ENDED DECEMBER 31,
                                                             ------------------------------------
                                                                1995         1994         1993
                                                             ----------   ----------   ----------
                                                                    (DOLLARS IN THOUSANDS,
                                                                EXCEPT FOR PER SHARE AMOUNTS)
Washington Mutual:
Total revenue..............................................  $1,625,451   $1,315,651   $1,177,313
  Income before extraordinary items and cumulative effect
     of change in tax accounting method....................     190,624      172,304      175,264
  Extraordinary items, net of federal income tax effect....          --           --       (8,953)
  Cumulative effect of change in tax accounting method.....          --           --       13,365
                                                             ----------   ----------   ----------
Net income.................................................  $  190,624   $  172,304   $  179,676
                                                             ==========   ==========   ==========
Per share amounts -- primary
  Income before extraordinary items and cumulative effect
     of change in tax accounting method....................       $2.68        $2.54        $2.74
  Extraordinary items, net of federal income tax effect....          --           --        (0.15)
  Cumulative effect of change in tax accounting method.....          --           --         0.23
                                                             ----------   ----------   ----------
Net income.................................................       $2.68        $2.54        $2.82
                                                             ==========   ==========   ==========
Per share amounts -- fully diluted
  Income before extraordinary items and cumulative effect
     of change in tax accounting method....................       $2.59        $2.46        $2.60
  Extraordinary items, net of federal income tax effect....          --           --        (0.14)
  Cumulative effect of change in tax accounting method.....          --           --         0.21
                                                             ----------   ----------   ----------
Net income.................................................       $2.59        $2.46        $2.67
                                                             ==========   ==========   ==========

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

                                                                   YEAR ENDED DECEMBER 31,
                                                             ------------------------------------
                                                                1995         1994         1993
                                                             ----------   ----------   ----------
                                                                    (DOLLARS IN THOUSANDS,
                                                                EXCEPT FOR PER SHARE AMOUNTS)
Western:
Total revenue..............................................  $   71,383   $   61,401   $   56,571
                                                             ----------   ----------   ----------
Net Income.................................................  $    9,177   $    9,018   $    8,907
                                                              =========    =========    =========

                                                                   YEAR ENDED DECEMBER 31,
                                                             ------------------------------------
                                                                1995         1994         1993
                                                             ----------   ----------   ----------
                                                                    (DOLLARS IN THOUSANDS,
                                                                EXCEPT FOR PER SHARE AMOUNTS)
Washington Mutual and Western:
Total revenue..............................................  $1,696,834   $1,377,052   $1,233,884
  Income before extraordinary items and cumulative effect
     of change in tax accounting method....................     199,801      181,322      184,171
  Extraordinary items, net of federal income tax effect....          --           --       (8,953)
  Cumulative effect of change in tax accounting method.....          --           --       13,365
                                                             ----------   ----------   ----------
Net income.................................................  $  199,801   $  181,322   $  188,583
                                                             ==========   ==========   ==========
Per share amounts -- primary
  Income before extraordinary items and cumulative effect
  of change in tax accounting method.......................       $2.59        $2.45        $2.63
  Extraordinary items, net of federal income tax effect....          --           --        (0.14)
  Cumulative effect of change in tax accounting method.....          --           --         0.21
                                                             ----------   ----------   ----------
Net income.................................................       $2.59        $2.45        $2.70
                                                             ==========   ==========   ==========
Per share amounts -- fully diluted
  Income before extraordinary items and cumulative effect
  of change in tax accounting method.......................       $2.51        $2.38        $2.51
  Extraordinary items, net of federal income tax effect....          --           --        (0.13)
  Cumulative effect of change in tax accounting method.....          --           --         0.19
                                                             ----------   ----------   ----------
Net income.................................................       $2.51        $2.38        $2.57
                                                             ==========   ==========   ==========

     On November 30, 1996, WMI merged with Utah Federal Savings Bank ("Utah FSB") by merging Utah FSB with and into WMBfsb. At October 31, 1996, Utah FSB, which was an Ogden-based institution, had assets of $121.9 million, deposits of $105.9 million and stockholders' equity of $12.2 million. The merger will be accounted for as a pooling-of-interests. Due to the immaterial nature of the transaction, the Company will not restate prior-period information as if the companies had been combined.


     On December 20, 1996, WMI merged with Keystone Holdings. Keystone Holdings is an indirect holding company whose principal operating subsidiary, through a multi-tiered holding company structure, is ASB, a California-based federally chartered savings bank. N.A. Holdings owns all of the outstanding common stock of ASB. N.A. Holdings is owned by New American Capital, Inc. ("New Capital") whose common stock is owned by New American Holdings, Inc. ("New Holdings"), a direct subsidiary of Keystone Holdings.



     At December 20, 1996, Keystone Holdings had assets of approximately $21.9 billion, deposits of approximately $12.9 billion and stockholder's equity of approximately $574.0 million. The Company issued 47,883,333 shares of common stock to complete the merger with Keystone Holdings. The merger was treated as a pooling-of-interests. The financial information presented in this document reflects the pooling-of-interests

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES method of accounting for the merger of Keystone Holdings into the Company. Accordingly, under generally accepted accounting principles, the assets and liabilities of Keystone Holdings were recorded on the books of the resulting institution at the amounts as reported on the books of Keystone Holdings immediately prior to the consummation of the merger with Keystone Holdings. No goodwill was created in the merger with Keystone Holdings. This presentation required the restatement of prior periods as if the companies had been combined for all years presented. Certain amounts in Keystone Holdings' financial statements have been restated to conform to WMI's presentation.

     The following pro forma information represents the results of operations of the Company and Keystone Holdings for 1995, 1994 and 1993 on an individual as well as combined basis. The pro forma results do not necessarily indicate the actual results that would have been obtained, nor are they necessarily indicative of the future operations of the combined companies. The pro forma results of Keystone Holdings have been adjusted to (i) eliminate earnings attributable to the warrant holders and (ii) reflect the preferred stock dividends to related parties as minority interest. The pro forma results of operations were as follows:

                                                                 YEAR ENDED DECEMBER 31,
                                                         ----------------------------------------
                                                            1995           1994           1993
                                                         ----------     ----------     ----------
                                                                  (DOLLARS IN THOUSANDS,
                                                              EXCEPT FOR PER SHARE AMOUNTS)
Washington Mutual:
Total revenue..........................................  $1,696,834     $1,377,052     $1,233,884
  Income before extraordinary items and cumulative
     effect of change in tax accounting method.........     199,801        181,322        184,171
  Extraordinary items, net of federal income tax
     effect............................................          --             --         (8,953)
  Cumulative effect of change in tax accounting
     method............................................          --             --         13,365
                                                         ----------     ----------     ----------
Net income.............................................  $  199,801     $  181,322     $  188,583
                                                         ==========     ==========     ==========
Per share amounts -- primary
  Income before extraordinary items and cumulative
     effect of change in tax accounting method.........       $2.59          $2.45          $2.63
  Extraordinary items, net of federal income tax
     effect............................................          --             --          (0.14)
  Cumulative effect of change in tax accounting
     method............................................          --             --           0.21
                                                         ----------     ----------     ----------
Net income.............................................       $2.59          $2.45          $2.70
                                                         ==========     ==========     ==========
Per share amounts -- fully diluted
  Income before extraordinary items and cumulative
     effect of change in tax accounting method.........       $2.51          $2.38          $2.51
  Extraordinary items, net of federal income tax
     effect............................................          --             --          (0.13)
  Cumulative effect of change in tax accounting
     method............................................          --             --           0.19
                                                         ----------     ----------     ----------
Net income.............................................       $2.51          $2.38          $2.57
                                                         ==========     ==========     ==========

                                                                 YEAR ENDED DECEMBER 31,
                                                         ----------------------------------------
                                                            1995           1994           1993
                                                         ----------     ----------     ----------
                                                                  (DOLLARS IN THOUSANDS)
Keystone Holdings:
Total revenue..........................................  $1,427,591     $1,139,155     $1,211,270
                                                         ----------     ----------     ----------
Net Income.............................................  $   90,101     $   58,953     $   78,740
                                                         ==========     ==========     ==========

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

                                                                 YEAR ENDED DECEMBER 31,
                                                         ----------------------------------------
                                                            1995           1994           1993
                                                         ----------     ----------     ----------
                                                                  (DOLLARS IN THOUSANDS,
                                                              EXCEPT FOR PER SHARE AMOUNTS)
Washington Mutual and Keystone Holdings:
Total revenue..........................................  $3,124,425     $2,516,207     $2,445,154
Income before extraordinary items and cumulative effect
  of change in tax accounting method...................     289,902        240,275        262,911
Extraordinary items, net of federal income tax
  effect...............................................          --             --         (8,953)
Cumulative effect of change in tax accounting method...          --             --         13,365
                                                         ----------     ----------     ----------
Net income.............................................  $  289,902     $  240,275     $  267,323
                                                         ==========     ==========     ==========
Per share amounts -- primary
  Income before extraordinary items and cumulative
     effect of change in tax accounting method.........       $2.47          $2.09          $2.38
  Extraordinary items, net of federal income tax
     effect............................................          --             --          (0.09)
  Cumulative effect of change in tax accounting
     method............................................          --             --           0.13
                                                         ----------     ----------     ----------
Net income.............................................       $2.47          $2.09          $2.42
                                                         ==========     ==========     ==========
Per share amounts -- fully diluted
  Income before extraordinary items and cumulative
     effect of change in tax accounting method.........       $2.42          $2.06          $2.32
  Extraordinary items, net of federal income tax
     effect............................................          --             --          (0.08)
  Cumulative effect of change in tax accounting
     method............................................          --             --           0.12
                                                         ----------     ----------     ----------
Net income.............................................       $2.42          $2.06          $2.36
                                                         ==========     ==========     ==========

NOTE 3:  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consisted of the following:

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                       1995         1994
                                                                     --------     --------
                                                                          (DOLLARS IN
                                                                          THOUSANDS)
    Cash and demand deposits.......................................  $689,258     $406,149
    Cash equivalents:
      Overnight investments........................................   293,000       69,884
      Time deposits................................................     1,575        1,476
                                                                     --------     --------
                                                                      294,575       71,360
                                                                     --------     --------
                                                                     $983,833     $477,509
                                                                     ========     ========

     For the purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, overnight investments and time deposits. Generally, time deposits are short term, with an original maturity of three months or less.

     Federal Reserve Board regulations require depository institutions to maintain certain minimum reserve balances. Included in cash and demand deposits were required deposits at the Federal Reserve of $107.9 million and $96.0 million at December 31, 1995 and 1994.

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

NOTE 4:  AVAILABLE-FOR-SALE SECURITIES

     Available-for-sale securities classified by type and contractual maturity date consisted of the following:


                                                                 DECEMBER 31, 1995
                                           --------------------------------------------------------------
                                            AMORTIZED    UNREALIZED   UNREALIZED
                                              COST         GAINS        LOSSES     FAIR VALUE    YIELD(1)
                                           -----------   ----------   ----------   -----------   --------
                                                               (DOLLARS IN THOUSANDS)
Investment securities:
  U.S. government and agency obligations:
     Due within one year.................  $    65,120    $      --    $     (64)  $    65,056     4.72%
     After one but within five years.....      184,837          526          (29)      185,334     6.48
     After five but within 10 years......        9,755           41         (125)        9,671     7.23
     After 10 years......................       59,813          121         (770)       59,164     7.02
                                           -----------     --------     --------   -----------     ----
                                               319,525          688         (988)      319,225     6.24
  Corporate debt obligations:
     Due within one year.................        1,502           10           --         1,512     8.27
     After one but within five years.....      136,447        7,492         (205)      143,734     8.70
     After five but within 10 years......      181,038        8,237         (819)      188,456     7.02
     After 10 years......................       97,755        6,626          (98)      104,283     7.50
                                           -----------     --------     --------   -----------     ----
                                               416,742       22,365       (1,122)      437,985     7.69
  Equity securities:
     Preferred stock.....................      110,532        2,535       (2,311)      110,756     7.21
     FHLB stock..........................      414,389           --           --       414,389     6.74
     Other stock.........................            5            3           --             8       --
                                           -----------     --------     --------   -----------     ----
                                               524,926        2,538       (2,311)      525,153     6.84
                                           -----------     --------     --------   -----------     ----
                                             1,261,193       25,591       (4,421)    1,282,363     6.98
  Mortgage-backed securities:
     U.S. government agency:
       Due within one year...............            5           --           --             5     9.23
       After one but within five years...      467,226       14,883         (497)      481,612     7.64
       After five but within 10 years....      236,497       14,338          (86)      250,749     7.84
       After 10 years....................    8,713,086      226,286      (19,214)    8,920,158     6.93
                                           -----------     --------     --------   -----------     ----
                                             9,416,814      255,507      (19,797)    9,652,524     6.99
     Corporate:
       Due after five but within 10
          years..........................       18,614          901         (258)       19,257     7.14
       After 10 years....................    1,211,290        8,739      (17,016)    1,203,013     7.37
                                           -----------     --------     --------   -----------     ----
                                             1,229,904        9,640      (17,274)    1,222,270     7.37
                                           -----------     --------     --------   -----------     ----
                                            10,646,718      265,147      (37,071)   10,874,794     7.03
  Derivative instruments:
     Interest rate exchange agreements...         (848)       2,225      (13,224)      (11,847)      --
     Interest rate cap agreements........       11,946           --       (2,531)        9,415       --
                                           -----------     --------     --------   -----------     ----
                                                11,098        2,225      (15,755)       (2,432)      --
                                           -----------     --------     --------   -----------     ----
                                           $11,919,009    $ 292,963    $ (57,247)  $12,154,725     7.03%
                                           ===========     ========     ========   ===========     ====


---------------
(1) Weighted average yield at end of year

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

                                                                 DECEMBER 31, 1994
                                            ------------------------------------------------------------
                                            AMORTIZED    UNREALIZED   UNREALIZED
                                               COST        GAINS        LOSSES     FAIR VALUE   YIELD(1)
                                            ----------   ----------   ----------   ----------   --------
                                                               (DOLLARS IN THOUSANDS)
Investment securities:
  U.S. government and agency obligations:
     Due within one year..................  $   66,937    $     --    $     (887)  $   66,050     4.17%
     After one but within five years......     382,890           7       (17,728)     365,169     5.55
     After five but within 10 years.......       9,469          --          (254)       9,215     6.08
     After 10 years.......................      70,340          --        (2,316)      68,024     5.97
                                            ----------     -------     ---------   ----------     ----
                                               529,636           7       (21,185)     508,458     5.44
  Corporate debt obligations:
     Due after one but within five
       years..............................     133,255         231        (3,857)     129,629     6.33
     After five but within 10 years.......      50,609         296        (2,980)      47,925     7.50
     After 10 years.......................       6,502          23          (644)       5,881     7.65
                                            ----------     -------     ---------   ----------     ----
                                               190,366         550        (7,481)     183,435     6.68
  Equity securities:
     Preferred stock......................      35,457          --        (1,790)      33,667     9.95
     FHLB stock...........................     353,298          --            --      353,298     5.67
     Other stock..........................       1,032          --            --        1,032       --
                                            ----------     -------     ---------   ----------     ----
                                               389,787          --        (1,790)     387,997     6.03
                                            ----------     -------     ---------   ----------     ----
                                             1,109,789         557       (30,456)   1,079,890     5.86
  Mortgage-backed securities
     U.S. government agency:
       Due after one but within five
          years...........................     209,806          35        (7,440)     202,401     5.06
       After five but within 10 years.....      56,929           9        (2,134)      54,804     5.61
       After 10 years.....................   2,608,957       1,272       (79,609)   2,530,620     6.30
                                            ----------     -------     ---------   ----------     ----
                                             2,875,692       1,316       (89,183)   2,787,825     6.20
     Corporate:
       Due after five but within 10
          years...........................       9,716          --          (280)       9,436     5.46
       After 10 years.....................     360,549         511       (16,395)     344,665     6.14
                                            ----------     -------     ---------   ----------     ----
                                               370,265         511       (16,675)     354,101     6.12
                                            ----------     -------     ---------   ----------     ----
                                             3,245,957       1,827      (105,858)   3,141,926     6.19
  Derivative instruments:
     Interest rate exchange agreements....      (2,360)     21,014            --       18,654       --
     Interest rate cap agreements.........       8,766      32,924            --       41,690       --
                                            ----------     -------     ---------   ----------     ----
                                                 6,406      53,938            --       60,344       --
                                            ----------     -------     ---------   ----------     ----
                                            $4,362,152    $ 56,322    $ (136,314)  $4,282,160     6.02%
                                            ==========     =======     =========   ==========     ====

---------------
(1) Weighted average yield at end of year

     Proceeds from sales of investment securities in the available-for-sale portfolio during 1995 and 1994 were $626.2 million and $161.8 million. The Company realized $4.0 million in gains and $2.2 million in losses on these sales during 1995. Similarly, the Company realized $2.5 million in gains and $740,000 in losses on sales

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES during 1994. Proceeds from sales of mortgage-backed securities in the available-for-sale portfolio during 1995 and 1994 were $1.0 billion and $337.9 million. The Company realized $13.5 million in gains and $16.2 million in losses on these sales during 1995 and $2.8 million in gains and $469,000 in losses on these sales during 1994.

     Available-for-sale mortgage-backed securities with a book value of $5.6 billion and a market value of $5.8 billion at December 31, 1995 were pledged to secure public deposits, securities sold under agreements to repurchase, other borrowings, interest rate exchange agreements and access to the Federal Reserve discount window.

     There were no sales out of the held-to-maturity portfolio during 1995 and 1994. During 1995, FASB issued a report entitled A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities, Questions and Answers that allowed companies a one-time reassessment and related reclassification from the held-to-maturity category to the available-for-sale category without adverse accounting consequences for the remainder of the portfolio. During the fourth quarter of 1995, the Company elected to take advantage of this opportunity and reclassified held-to-maturity securities with a book value of $4.9 billion and gross unrealized gains of $82.6 million and gross unrealized losses of $28.2 million. No transfers between the held-to-maturity and available-for-sale categories were made during 1994.

     At December 31, 1995, net unrealized gains on the available-for-sale portfolio were $249.2 million and unrealized losses on the derivative instruments designated against this portfolio were $13.5 million, resulting in a combined net unrealized gain included as a separate component of stockholders' equity (on an after-tax basis) of $188.7 million. At December 31, 1994, net unrealized losses on the available-for-sale portfolio were $133.9 million and unrealized gains on the derivative instruments designated against this portfolio were $53.9 million, resulting in a combined net unrealized loss included as a separate component of stockholders' equity (on an after-tax basis) of $61.2 million.

     On December 31, 1995, the Company held $1.2 billion of private-issue mortgage-backed securities. Of that amount, 33 percent were of the highest investment grade (AAA), 55 percent were rated investment grade (AA or A), 8 percent were rated lowest investment grade (BBB) and 4 percent were rated below investment grade (BB or below). During 1995, the Company realized $8.4 million in losses on securities in the below investment grade portfolio.

     As of December 31, 1995, the Company had mortgage-backed securities with book value of $293.3 million and a market value of $291.9 million from a single issuer, the Resolution Trust Corporation.

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

NOTE 5:  HELD-TO-MATURITY SECURITIES

     Held-to-maturity securities classified by type and contractual maturity date consisted of the following:


                                                                  DECEMBER 31, 1995
                                             ------------------------------------------------------------
                                             AMORTIZED    UNREALIZED   UNREALIZED
                                                COST        GAINS        LOSSES     FAIR VALUE   YIELD(1)
                                             ----------   ----------   ----------   ----------   --------
                                                                (DOLLARS IN THOUSANDS)
Investment securities:
  U.S. government and agency obligations:
     Due within one year...................  $   19,693    $     --     $     --    $   19,693     5.24%
     After five but within 10 years........       6,592         906           --         7,498     8.09
                                             ----------     -------      -------    ----------     ----
                                                 26,285         906           --        27,191     6.03
  Corporate debt obligations:
     Due within one year...................      98,969          --           (9)       98,960     5.70
     After one but within five years.......      31,173       2,895           (2)       34,066     8.66
     After five but within 10 years........      22,586       2,472           (3)       25,055     8.37
     After 10 years........................      17,162       2,310           (9)       19,463     8.91
                                             ----------     -------      -------    ----------     ----
                                                169,890       7,677          (23)      177,544     7.00
  Municipal obligations:
     Due within one year...................       1,090           1           --         1,091     6.85
     After one but within five years.......       1,658          89           --         1,747     7.44
     After five but within 10 years........      36,202       2,083           --        38,285     6.88
     After 10 years........................      53,371       2,908           --        56,279     6.37
                                             ----------     -------      -------    ----------     ----
                                                 92,321       5,081           --        97,402     6.60
                                             ----------     -------      -------    ----------     ----
                                                288,496      13,664          (23)      302,137     6.78
Mortgage-backed securities
  U.S. government agency:
     After 10 years........................   2,909,224      54,833       (3,344)    2,960,713     7.44
                                             ----------     -------      -------    ----------     ----
                                             $3,197,720    $ 68,497     $ (3,367)   $3,262,850     7.38%
                                             ==========     =======      =======    ==========     ====


---------------
(1) Weighted average yield at end of year.

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

                                                                 DECEMBER 31, 1994
                                            ------------------------------------------------------------
                                            AMORTIZED    UNREALIZED   UNREALIZED
                                               COST        GAINS        LOSSES     FAIR VALUE   YIELD(1)
                                            ----------   ----------   ----------   ----------   --------
                                                               (DOLLARS IN THOUSANDS)
Investment securities:
  U.S. government and agency obligations:
     Due within one year..................  $   24,038     $   --     $       (2)  $   24,036    $ 4.95%
     After one but within five years......      23,972          1           (478)      23,495      6.82
     After five but within 10 years.......       8,557         --            (61)       8,496      7.75
                                            ----------    -------      ---------   ----------      ----
                                                56,567          1           (541)      56,027      6.16
  Corporate debt obligations:
     Due within one year..................      69,269         15            (82)      69,202      5.65
     After one but within five years......      95,607      1,914         (3,644)      93,877      8.00
     After five but within 10 years.......     172,808        727        (13,787)     159,748      7.24
     After 10 years.......................      95,857        493         (8,831)      87,519      7.80
                                            ----------    -------      ---------   ----------      ----
                                               433,541      3,149        (26,344)     410,346      7.27
  Municipal obligations:
     Due within one year..................         806          3             --          809      8.33
     After one but within five years......       1,662          7            (14)       1,655      7.15
     After five but within 10 years.......      26,968        812           (636)      27,144      6.51
     After 10 years.......................      51,326      1,867           (753)      52,440      6.88
                                            ----------    -------      ---------   ----------      ----
                                                80,762      2,689         (1,403)      82,048      6.78
                                            ----------    -------      ---------   ----------      ----
                                               570,870      5,839        (28,288)     548,421      7.08
Mortgage-backed securities:
  U.S. government agency:
     Due within one year..................           4         --             --            4      6.72
     After five but within 10 years.......      12,296         --         (1,019)      11,277      6.13
     After 10 years.......................   3,313,021        640       (188,128)   3,125,533      6.68
                                            ----------    -------      ---------   ----------      ----
                                             3,325,321        640       (189,147)   3,136,814      6.68
  Corporate:
     Due within one year..................          15         --             --           15      9.23
     After one but within five years......          51          2             (1)          52     10.44
     After five but within 10 years.......         548         13             --          561     11.06
     After 10 years.......................     559,226        252        (16,444)     543,034      6.44
                                            ----------    -------      ---------   ----------      ----
                                               559,840        267        (16,445)     543,662      6.44
                                            ----------    -------      ---------   ----------      ----
                                             3,885,161        907       (205,592)   3,680,476      6.65
                                            ----------    -------      ---------   ----------      ----
                                            $4,456,031     $6,746     $ (233,880)  $4,228,897      6.71%
                                            ==========    =======      =========   ==========      ====

---------------
(1) Weighted average yield at end of year.

     Held-to-maturity mortgage-backed securities with a book value of $1.9 billion and a market value of $1.9 billion at December 31, 1995 were pledged to secure public deposits, securities sold under agreements to repurchase, other borrowings, interest rate exchange agreements and access to the Federal Reserve discount window.

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

NOTE 6:  LOANS


     Loans consisted of the following:


                                                                       DECEMBER 31,
                                                                ---------------------------
                                                                   1995            1994
                                                                -----------     -----------
                                                                  (DOLLARS IN THOUSANDS)
    Real Estate:
      Residential.............................................  $17,303,305     $17,766,215
      Residential construction................................      615,814         549,271
      Commercial real estate..................................    3,487,574       4,699,220
                                                                -----------     -----------
                                                                 21,406,693      23,014,706
    Second mortgage and other consumer........................    1,974,673       1,841,613
    Manufactured housing......................................      867,181         731,714
    Commercial business.......................................      179,568         129,048
    Reserve for loan losses...................................     (235,275)       (244,989)
                                                                -----------     -----------
                                                                $24,192,840     $25,472,092
                                                                ===========     ===========

     Included in the table above are loans held-for-sale of $83.7 million and $8.6 million at December 31, 1995 and 1994.

     Nonaccrual loans totaled $213.8 million and $280.9 million at December 31, 1995 and 1994. If interest on these loans had been recognized, such income would have been $10.8 million and $11.6 million for 1995 and 1994. At December 31, 1995 and 1994, the Company had troubled debt restructurings aggregating $90.6 million and $54.6 million. During 1995 and 1994, these troubled debt restructurings returned a net yield of 8.13 percent and 8.87 percent, thereby contributing $5.9 million and $5.5 million to interest income. Had these loans not been restructured and interest accrued at their original rates, the additional interest income would not have been material.


     At December 31, 1995, loans totaling $169.1 million were impaired, of which $91.7 million had allocated reserves of $16.6 million. The remaining $77.4 million were previously written down and had no reserves allocated to them. Of the $169.1 million of impaired loans, $26.7 million were on nonaccrual status and $142.3 million (including $57.1 million of troubled debt restructurings) were performing but judged to be impaired. The average balance of impaired loans during the year was $177.6 million, and the Company recognized $12.4 million of related interest income. Interest income on impaired loans is normally recognized on the accrual basis, unless the loan is more than 90 days past due, in which case interest income is recorded on the cash basis. An immaterial amount of interest income was recorded on the cash basis during 1995.

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

     Loans, exclusive of reserve for loan losses, by geographic concentration were as follows:


                                                            DECEMBER 31, 1995
                                      --------------------------------------------------------------
                                      CALIFORNIA    WASHINGTON     OREGON      OTHER        TOTAL
                                      -----------   ----------   ----------   --------   -----------
                                                          (DOLLARS IN THOUSANDS)
Real estate:
  Residential.......................  $ 9,701,368   $5,669,411   $1,450,311   $482,215   $17,303,305
  Residential construction..........           --      345,163      224,117     46,534       615,814
  Apartment buildings...............    1,296,649      591,764      201,452    109,358     2,199,223
  Other commercial real estate......      500,652      425,240      264,235     98,224     1,288,351
                                      -----------   ----------   ----------   --------   -----------
                                       11,498,669    7,031,578    2,140,115    736,331    21,406,693
Second mortgage and other
  consumer..........................       88,764    1,519,796      344,708     21,405     1,974,673
Manufactured housing................       99,464      567,012      166,322     34,383       867,181
Commercial business.................           --       57,882      121,519        167       179,568
                                      -----------   ----------   ----------   --------   -----------
                                      $11,686,897   $9,176,268   $2,772,664   $792,286   $24,428,115
                                      ===========   ==========   ==========   ========   ===========

     California loans include $3.7 billion of loans in the Los Angeles area, $3.7 billion of loans in the San Francisco Bay area, $1.5 billion of loans in Orange County and $2.9 billion of loans in other California areas.

     Loans, exclusive of reserve for loan losses, deferred loan fees and premiums and discounts, by maturity or repricing date were as follows:

                                                                          DECEMBER 31, 1995
                                                                        ----------------------
                                                                        (DOLLARS IN THOUSANDS)
    Adjustable-rate loans:
      Due within one year.............................................       $ 14,151,629
      After one but within five years.................................          2,385,004
      After five but within 10 years..................................            101,957
      After 10 years..................................................             29,840
                                                                              -----------
                                                                               16,668,430
    Fixed-rate loans:
      Due within one year.............................................            401,380
      After one but within five years.................................          1,347,147
      After five but within 10 years..................................          1,690,024
      After 10 years..................................................          4,396,502
                                                                              -----------
                                                                                7,835,053
                                                                              -----------
                                                                             $ 24,503,483
                                                                              ===========

     In addition to loans the Company serviced for its own portfolio, it serviced loans of $21.4 billion and $15.3 billion at December 31, 1995 and 1994 for U.S. government agencies, institutions and private investors.

     Loans of $5.2 billion at December 31, 1995 were pledged to secure advances from the FHLB.

     Unamortized deferred loan fees were $75.1 million and $121.3 million at December 31, 1995 and 1994.

     At December 31, 1995, the Company had $663.4 million in fixed-rate mortgage loan commitments, $638.2 million in adjustable-rate mortgage loan commitments, $72.0 million in commercial business loan commitments and $576.5 million in undisbursed lines of credit.

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

NOTE 7:  RESERVE FOR LOAN LOSSES

     Changes in the reserve for loan losses were as follows:

                                                                 YEAR ENDED DECEMBER 31,
                                                           ------------------------------------
                                                             1995         1994          1993
                                                           --------     ---------     ---------
                                                                  (DOLLARS IN THOUSANDS)
Balance, beginning of year...............................  $244,989     $ 245,062     $ 179,612
Provision for loan losses................................    74,987       122,009       158,728
Reserves added through business combinations.............     5,372           921        46,000
Reserves charged off:
  Residential............................................   (57,147)      (89,637)      (93,799)
  Residential construction...............................      (125)         (190)         (297)
  Commercial real estate.................................   (33,149)      (26,835)      (26,967)
  Manufactured housing, second mortgage and other
     consumer............................................    (6,888)      (10,544)      (16,964)
  Commercial business....................................      (813)       (2,065)       (3,065)
                                                           --------     ---------     ---------
                                                            (98,122)     (129,271)     (141,092)
Reserves recovered:
  Residential............................................     2,393         2,522            45
  Residential construction...............................        47            --            --
  Commercial real estate.................................     4,426         2,186           889
  Manufactured housing, second mortgage and other
     consumer............................................       701         1,117           768
  Commercial business....................................       482           443           112
                                                           --------     ---------     ---------
                                                              8,049         6,268         1,814
                                                           --------     ---------     ---------
Balance, end of year.....................................  $235,275     $ 244,989     $ 245,062
                                                           ========     =========     =========

     The Company holds certain loans that have been securitized into mortgage-backed securities with full recourse. The Company includes those loans securitized with recourse in determining the adequacy of the reserve for loan losses. The balance of the reserve for loan losses related to loans securitized with recourse totaled $17.4 million, $16.7 million and $12.1 million at December 31, 1995, 1994 and 1993.

     As part of the ongoing process to determine the adequacy of the reserve for loan losses, the Company reviews the components of its loan portfolio for specific risk of principal loss. Reserves are then allocated for impaired loans.

     The Company intends to provide an additional $125.0 million in loan loss provision at the Effective Date. This additional loan loss provision is being provided principally because a number of Washington Mutual (prior to the business combination with Keystone Holdings) credit administration and asset management philosophies and procedures differ from those of ASB. These differences consist principally of the following: (i) Washington Mutual is more proactive than ASB in dealing with emerging credit problems and tends to prefer judicial foreclosure actions to induce borrowers to correct defaults, whereas ASB tends to prefer workouts in lieu of a more aggressive foreclosure stance; and (ii) ASB has considered the risk characteristics of its portfolio of multi-family loans of less than $1 million to be similar to its single-family residential portfolio. Washington Mutual, on the other hand, considers the risk characteristics of that portfolio to be more closely aligned with its commercial property portfolio, which tends to have more loss exposure than the single-family residential portfolio. Washington Mutual intends to conform ASB's asset management practices, administration, philosophies and procedures to its own, or in some instances to revise ASB's current asset management strategies to conform to strategies being developed by Washington Mutual. The plan of realization of troubled loans differed between the companies and therefore results in different levels of loss

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES reserves. The additional loan loss provision is to a lesser degree being provided because Washington Mutual believes that, while there has been an increase in the price of houses in California markets, a decline in collateral values for some portions of the California real estate market has occurred in 1996.

     An analysis of the reserve for loan losses is as follows:

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                       1995         1994
                                                                     --------     --------
                                                                          (DOLLARS IN
                                                                          THOUSANDS)
    Allocated reserves:
      Commercial real estate.......................................  $ 16,488     $ 20,025
      Residential construction.....................................       158        1,327
      Commercial business..........................................        --           --
                                                                     --------     --------
                                                                       16,646       21,352
    Unallocated reserves...........................................   218,629      223,637
                                                                     --------     --------
                                                                     $235,275     $244,989
                                                                     ========     ========
    Total reserve for loan losses as a percentage of:
      Total loans and recourse obligations.........................      0.79%        0.91%
      Nonperforming loans..........................................    110.04        87.22

NOTE 8:  NOTE RECEIVABLE

     In October 1995, Keystone Holdings agreed with the FDIC to allow prepayment of the remaining balance of the Note Receivable. Prior to October 1995, the FDIC had always caused New West to prepay the Note Receivable to the maximum extent permitted by its terms. If the maximum prepayments under its terms were to have continued, the balance of the Note Receivable would have been reduced to approximately $113.0 million in November 1995 and fully repaid in February 1996. ASB received the remaining principal balance of $505.3 million, plus interest, on October 24, 1995. ASB utilized the proceeds received to pay down certain short-term borrowings and to originate new loans.

     The following is a summary of the Note Receivable activity for the years indicated:

                                                                           CAPITAL             NET OF
                                                    NOTE RECEIVABLE     SURPLUS OFFSET     CAPITAL SURPLUS
                                                    ---------------     --------------     ---------------
                                                                    (DOLLARS IN THOUSANDS)
Balance at December 31, 1992......................    $ 4,767,144        $     167,000       $ 4,600,144
Receivable transferred to New West................         52,932                   --            52,932
Optional prepayments..............................     (1,569,018)                  --        (1,569,018)
                                                      -----------             --------       -----------
Balance at December 31, 1993......................      3,251,058              167,000         3,084,058
Optional prepayments..............................     (1,569,018)                  --        (1,569,018)
                                                      -----------             --------       -----------
Balance at December 31, 1994......................      1,682,040              167,000         1,515,040
Optional prepayments..............................     (1,682,040)            (167,000)       (1,515,040)
                                                      -----------             --------       -----------
Balance at December 31, 1995......................    $        --        $          --       $        --
                                                      ===========             ========       ===========

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

NOTE 9:  REO

     REO consisted of the following:

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                       1995         1994
                                                                     --------     --------
                                                                          (DOLLARS IN
                                                                          THOUSANDS)
    Real estate acquired through foreclosure.......................  $134,195     $144,923
    Other repossessed assets.......................................     1,018          979
    Reserve for losses.............................................   (10,112)      (8,135)
                                                                     ---------    --------
                                                                     $125,101     $137,767
                                                                     =========    ========

     Changes in the REO reserve for losses were as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                         ----------------------------------
                                                           1995         1994         1993
                                                         --------     --------     --------
                                                               (DOLLARS IN THOUSANDS)
    Balance, beginning of year.........................  $  8,135     $ 13,330     $ 16,025
    Provision for REO losses...........................    10,523       15,491       26,889
    Reserves charged-off, net of recoveries............    (8,546)     (20,686)     (29,584)
                                                          -------     --------     --------
                                                         $ 10,112     $  8,135     $ 13,330
                                                          =======     ========     ========

     REO operations, inclusive of write-downs were as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                         ----------------------------------
                                                           1995         1994         1993
                                                         --------     --------     --------
                                                               (DOLLARS IN THOUSANDS)
    Income (loss) from operations......................  $ (3,457)    $ (2,977)    $    665
    Gain on sale of REO................................     3,298        5,066        6,978
    Provision for REO losses...........................   (10,523)     (15,491)     (26,889)
                                                         --------     --------     --------
                                                         $(10,682)    $(13,402)    $(19,246)
                                                         ========     ========     ========

NOTE 10:  PREMISES AND EQUIPMENT

     Premises and equipment consisted of the following:

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                       1995         1994
                                                                     --------     --------
                                                                          (DOLLARS IN
                                                                          THOUSANDS)
    Furniture and equipment........................................  $243,527     $235,771
    Buildings......................................................   363,894      289,434
    Leasehold improvements.........................................    54,683       54,490
    Construction in progress.......................................     8,080        9,047
                                                                     ---------    ---------
                                                                      670,184      588,742
    Accumulated depreciation.......................................  (296,779)    (268,755)
                                                                     ---------    ---------
                                                                      373,405      319,987
    Land...........................................................    79,338       72,701
                                                                     ---------    ---------
                                                                     $452,743     $392,688
                                                                     =========    =========

     Depreciation expense for 1995, 1994, and 1993 was $41.3 million, $38.4 million, and $38.9 million, respectively.

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

     The Company has noncancelable operating leases for financial centers, office facilities and equipment. Rental expense, including amounts paid under month-to-month cancelable leases, amounted to $40.4 million, $44.5 million and $44.2 million in 1995, 1994, and 1993, respectively.

     Future minimum net rental commitments, including maintenance and other associated costs, for all noncancelable leases were as follows:

                                                                        DECEMBER 31, 1995
                                                                    -------------------------
                                                                     LAND &       FURNITURE &
                                                                    BUILDINGS      EQUIPMENT
                                                                    ---------     -----------
                                                                     (DOLLARS IN THOUSANDS)
    Commitments:
      Due within one year.........................................  $  30,200       $ 3,882
      After one but within two years..............................     28,803         2,822
      After two but within three years............................     26,268         1,630
      After three but within four years...........................     24,177           652
      After four but within five years............................     22,344            --
      After five years............................................     87,315            --
                                                                     --------        ------
                                                                    $ 219,107       $ 8,986
                                                                     ========        ======

     In March 1995, the FASB issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The statement establishes accounting standards for the impairment of long-lived assets that either will be held and used in operations or that will be disposed of. Effective January 1, 1996, the Company adopted SFAS No. 121. The adoption is not anticipated to have a material impact on the results of operations or financial condition of the Company.

     In January 1995, a wholly owned service corporation subsidiary of ASB purchased from a related limited partnership the Irvine Plaza building structures and adjoining land currently utilized for ASB's executive offices and various departments. The total cash purchase price paid for the property was $45.2 million.

NOTE 11:  GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill and other intangible assets consisted of the following:

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                       1995         1994
                                                                     --------     --------
                                                                          (DOLLARS IN
                                                                          THOUSANDS)
    Washington Mutual Bank, net of amortization of $98,654 and
      $71,366......................................................  $159,259     $186,547
    Murphey Favre and Composite Research & Management Co., net of
      amortization of $9,389 and $8,653............................     1,468        2,203
    Mutual Travel, Inc., net of amortization of $3,136.............        --        1,799
    Other, net of amortization of $85 and $36......................       400          449
                                                                     --------     --------
                                                                     $161,127     $190,998
                                                                     ========     ========

     Goodwill and other intangible assets result from business combinations accounted for as a purchase of assets and an assumption of liabilities. Other intangible assets primarily consist of core deposit intangibles and covenants not-to-compete resulting from acquisitions of thrift branch systems. Goodwill and other intangible assets are amortized using the straight-line method over the period that is expected to be benefited, which ranges from three to 10 years. The average remaining amortization period at December 31, 1995 was approximately six years. The Company periodically evaluates goodwill and other intangible assets for impairment. The level of goodwill and other intangible assets at December 31, 1995 was supported by the value attributed to the retail operations of acquired financial institutions.

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

     During 1993, the acquisition of Pacific First was accounted for as a purchase of assets and assumption of liabilities and increased goodwill and other intangible assets by $178.2 million.

NOTE 12:  MORTGAGE SERVICING RIGHTS

     Mortgage servicing rights are included in other assets and consisted of the following:

                                                              YEAR ENDED DECEMBER 31,
                                                        -----------------------------------
                                                          1995          1994         1993
                                                        ---------     --------     --------
                                                              (DOLLARS IN THOUSANDS)
    Balance, beginning of year........................  $  70,911     $ 66,031     $ 77,945
    Additions.........................................     58,306       38,385       21,446
    Sales.............................................         --      (13,087)          --
    Amortization......................................    (23,840)     (20,418)     (27,083)
    Write-downs.......................................         --           --       (6,277)
    Impairment valuation allowance....................       (882)          --           --
                                                         --------     --------     --------
    Balance, end of year..............................  $ 104,495     $ 70,911     $ 66,031
                                                         ========     ========     ========

     In 1995, with the adoption of SFAS No. 122, the Company recorded a valuation allowance for impairment of mortgage servicing rights of $882,000. No write-downs were recorded in 1994. In 1993, prior to the adoption of SFAS No. 122, the Company recorded a specific write-down of $6.3 million on mortgage servicing rights.

NOTE 13:  DEPOSITS

     Deposits consisted of the following:

                                                                       DECEMBER 31,
                                                                ---------------------------
                                                                   1995            1994
                                                                -----------     -----------
                                                                  (DOLLARS IN THOUSANDS)
    Checking accounts:
      Interest bearing........................................  $ 2,111,124     $ 2,342,407
      Noninterest bearing.....................................      665,205         499,282
                                                                -----------     -----------
                                                                  2,776,329       2,841,689
    Savings accounts..........................................    1,905,659       2,224,784
    Money market accounts.....................................    4,667,884       3,502,981
    Time deposit accounts:
      Due within one year.....................................   12,696,186      10,496,491
      After one but within two years..........................    1,410,809       2,780,944
      After two but within three years........................      409,580         765,219
      After three but within four years.......................      243,541         293,167
      After four but within five years........................      258,415         293,522
      After five years........................................       94,557         145,209
                                                                -----------     -----------
                                                                 15,113,088      14,774,552
                                                                -----------     -----------
                                                                $24,462,960     $23,344,006
                                                                ===========     ===========

     Time certificates of deposit in amounts of $100,000 or more totaled $3.1 billion and $2.8 billion at December 31, 1995 and 1994. At December 31, 1995, $1.9 billion of these deposits mature within three

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES months, $490.8 million mature in three to six months, $371.3 million mature in six months to one year, and $352.8 million mature after one year.

     Financial data pertaining to the weighted average cost of deposits were as follows:

                                                                      YEAR ENDED DECEMBER
                                                                              31,
                                                                     ----------------------
                                                                     1995     1994     1993
                                                                     ----     ----     ----
    Weighted daily average interest rate during the year...........  4.69%    3.69%    3.76%

NOTE 14:  FEDERAL FUNDS PURCHASED

     The Company purchased federal funds from a variety of counterparties during 1995. All federal funds purchased had maturities of thirty days or less, with the majority having maturities of one day. As of December 31, 1995, the balance of federal funds purchased was $433.4 million.

     Financial data pertaining to the weighted average cost, the level of federal funds purchased, and the related interest expense were as follows:

                                                                 YEAR ENDED DECEMBER 31,
                                                                --------------------------
                                                                  1995       1994     1993
                                                                --------     ----     ----
                                                                  (DOLLARS IN THOUSANDS)
    Weighted average interest rate at end of year.............      5.83%      --%      --%
    Weighted daily average interest rate during the year......      5.98       --       --
    Daily average balance of federal funds purchased..........  $270,861     $ --     $ --
    Maximum amount of federal funds purchased at any month
      end.....................................................   998,000       --       --
    Interest expense during the year..........................    16,188       --       --

NOTE 15:  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     Securities sold under agreements to repurchase consisted of the following:


                                                                        DECEMBER 31,
                                                                  -------------------------
                                                                     1995           1994
                                                                  ----------     ----------
                                                                   (DOLLARS IN THOUSANDS)
    Reverse repurchase agreements...............................  $7,592,841     $6,109,868
    Dollar repurchase agreements................................     391,915        527,478
                                                                  ----------     ----------
                                                                  $7,984,756     $6,637,346
                                                                  ==========     ==========


     The Company sold, under agreements to repurchase, specific securities of the U.S. government and its agencies and other approved investments to broker-dealers and customers. The securities underlying the agreements with broker-dealers were delivered to the dealer who arranged the transaction or were held by a safekeeping agent for the Company's account. Securities delivered to broker-dealers may be loaned out in the ordinary course of operations. The securities underlying the agreements with customers were held in a segregated account by a safekeeping agent for the Company.

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

     Scheduled maturities or repricing of securities sold under agreements to repurchase were as follows:

                                                                        DECEMBER 31,
                                                                  -------------------------
                                                                     1995           1994
                                                                  ----------     ----------
                                                                   (DOLLARS IN THOUSANDS)
    Securities sold under agreements to repurchase:
      Due within 30 days........................................  $5,225,817     $4,853,237
      After 30 but within 90 days...............................   1,764,074        787,151
      After 90 but within 180 days..............................     490,361        502,123
      After 180 but within one year.............................          --        244,360
      After one year............................................     504,504        250,475
                                                                  ----------     ----------
                                                                  $7,984,756     $6,637,346
                                                                  ==========     ==========

     Financial data pertaining to the weighted average cost, the level of securities sold under agreements to repurchase and the related interest expense were as follows:


                                                             YEAR ENDED DECEMBER 31,
                                                     ----------------------------------------
                                                        1995           1994           1993
                                                     ----------     ----------     ----------
                                                              (DOLLARS IN THOUSANDS)
    Weighted average interest rate at end of
      year.........................................        5.92%          5.94%          3.41%
    Weighted daily average interest rate during the
      year.........................................        6.14           4.69           3.66
    Daily average of securities sold under
      agreements to repurchase.....................  $7,859,948     $4,318,592     $2,155,082
    Maximum securities sold under agreements to
      repurchase at any month end..................   8,647,814      6,637,346      3,208,288
    Interest expense during the year...............     482,698        202,677         78,853


NOTE 16:  ADVANCES FROM THE FHLB

     As members of the FHLB, WMB, WM Life, WMBfsb and ASB maintain credit lines that are percentages of their total regulatory assets, subject to collateralization requirements. As members of the FHLB of Seattle, WMB's, WM Life's and WMBfsb's advances are collateralized in aggregate, as provided for in the Advances, Security and Deposit Agreements with the FHLB, by all FHLB stock owned, by deposits with the FHLB, and by certain mortgages or deeds of trust and securities of the U.S. government and agencies thereof. As a member of the FHLB of San Francisco, ASB's advances are collateralized by all FHLB stock owned and certain mortgages and deeds of trust.

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

     Scheduled maturities of advances from the FHLB were as follows:

                                                                  DECEMBER 31,
                                       -------------------------------------------------------------------
                                                    1995                                1994
                                       -------------------------------     -------------------------------
                                                         RANGES OF                           RANGES OF
                                         AMOUNT        INTEREST RATES        AMOUNT        INTEREST RATES
                                       ----------     ----------------     ----------     ----------------
                                                             (DOLLARS IN THOUSANDS)
FHLB advances:
  Due within one year................  $2,545,594        4.74%-8.54%       $1,466,133        3.95%-8.30%
  After one but within two years.....   1,331,000        4.38 -8.45         1,394,852        4.74 -8.54
  After two but within three years...     545,642        5.59 -8.50           789,478        4.38 -7.44
  After three but within four
     years...........................      57,000        8.50 -8.63           146,944        5.49 -6.15
  After four but within five years...      55,137        6.25 -9.34           110,403        6.19 -8.53
  After five years...................     181,366        2.80 -8.65           221,167        4.50 -9.34
                                       ----------                          ----------
                                       $4,715,739                          $4,128,977
                                       ==========                          ==========

     Financial data pertaining to the weighted average cost, the level of FHLB advances and the related interest expense were as follows:


                                                                 YEAR ENDED DECEMBER 31,
                                                         ----------------------------------------
                                                            1995           1994           1993
                                                         ----------     ----------     ----------
                                                                  (DOLLARS IN THOUSANDS)
Weighted average interest rate at end of year..........        5.76%          5.72%          5.36%
Weighted daily average interest rate during the year...        5.72           5.38           6.17
Daily average of FHLB advances.........................  $3,539,006     $3,966,494     $3,152,198
Maximum FHLB advances at any month end.................   4,715,739      4,560,891      3,617,596
Interest expense during the year.......................     202,422        213,259        194,631


NOTE 17:  OTHER BORROWINGS

     Other borrowings consisted of the following:


                                                                     DECEMBER 31,
                                              -----------------------------------------------------------
                                                              RANGE OF                        RANGE OF
                                               AMOUNT      INTEREST RATES      AMOUNT      INTEREST RATES
                                              --------     --------------     --------     --------------
                                                                (DOLLARS IN THOUSANDS)
Series C Floating Rate Notes, due 2000......  $175,000             7.31%      $     --               --%
Series B 9.60% Notes, due 1999..............   169,000             9.60        169,000             9.60
Senior notes, due 2005......................   147,845             7.46             --               --
Series A Floating Notes, due 1997...........        --               --        111,000             7.88
Notes payable, due 1998.....................    76,405        6.13-8.00         79,039        6.13-8.75
Subordinated notes, due 1998................    20,500             8.81         20,500             8.50
Other.......................................     1,467               --          1,527               --
                                              --------                        --------
                                              $590,217                        $381,066
                                              ========                        ========


     On March 23, 1995, New Capital completed the private placement of $175.0 million of its Series C Floating Rate Notes due April 12, 2000 (the "Series C Notes"). The net proceeds from the issuance of the Series C Notes were used to redeem the $111.0 million Series A Notes and to fund a $60.0 million capital contribution from N.A. Holdings to ASB. Interest on the Series C Notes accrues at a rate equal to three-month LIBOR plus 1.375 percent, reset on a quarterly basis, and interest payments are made quarterly.

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

     The indenture related to the Series C Notes contains certain covenants that, among other things, require the maintenance of regulatory capital at ASB and limit the following: (i) funded indebtedness, (ii) subsidiary funded indebtedness, (iii) upstream payments, (iv) subsidiary dividends, (v) liens,
(vi) certain mergers and consolidations, (vii) issuance of subsidiary capital stock, (viii) transactions with affiliates and (ix) lines of business. New Capital is in compliance with all such covenants and restrictions.

     On January 14, 1992, New Capital completed the private placement of $111.0 million of its Series A Floating Rate Notes due 1997 ("Series A Notes") and $169.0 million of its Series B 9.60 percent Notes due 1999 ("Series B Notes"). Interest on the Series A Notes accrued at three-month LIBOR plus 2.25 percent and repriced quarterly. A note purchase agreement (the "Note Purchase Agreement") was executed by New Capital in connection with the private placement of the Series A and Series B Notes.

     On October 12, 1993, in accordance with a subordinated note purchase agreement (the "Subordinated Note Agreement"), New Capital issued $20.5 million of subordinated notes. The subordinated notes accrue interest at a rate equal to three-month LIBOR plus 2.875 percent. Interest is paid quarterly and the subordinated notes mature on October 12, 1998.

     The Note Purchase Agreement and the Subordinated Note Agreement contain certain limitations regarding the payment of cash dividends on common or preferred stock, the reacquisition or issuance of common or preferred stock, additional borrowings and payments thereon and certain other transactions. Under the terms of the Note Purchase Agreement and the Subordinated Note Agreement, New Capital cannot pay dividends on its preferred stock or common stock unless its consolidated net worth exceeds $375.0 million. As long as New Capital's consolidated net worth exceeds $375.0 million, it can make restricted payments if the cumulative restricted payments do not exceed the sum of (i) $30.0 million, (ii) the proceeds from certain capital contributions, and (iii) 50% of the cumulative adjusted net earnings (as defined in the agreements) of New Capital. The percentage limitation applied to cumulative adjusted net earnings is increased to 65% percent as long as New Capital's consolidated net worth after the proposed restricted payments exceeds $475.0 million. As of December 31, 1995, New Capital's consolidated net worth was $653.4 million and the 65% percent limitation was in effect. Under the terms of the Series C Note Indenture, New Capital may pay dividends and make other capital distributions ("Upstream Payments") to the extent that it has the capacity to incur an additional dollar of funded indebtedness (as defined in the Series C Indenture) after the proposed Upstream Payment. Based on the most restrictive of New Capital's debt covenants, as of December 31, 1995, New Capital would have been permitted to make up to $55.8 million in dividend or other restricted payments. New Capital is in compliance with all such limitations.

     A redemption notice was provided to holders of the Series A Notes as required by the Note Purchase Agreement and the redemption was completed on April 12, 1995. As of March 30, 1995, New Capital irrevocably placed sufficient funds in trust with its paying agent to satisfy the required principal and interest necessary to redeem the Series A Notes on their redemption date. As a result, New Capital recorded the payment of those funds as an in-substance defeasance of the Series A Notes. The early retirement of the Series A Notes required New Capital to write off certain related unamortized debt issuance costs and to mark certain interest rate cap agreements to market as of March 30, 1995, resulting in a pre-tax loss on early retirement of debt of approximately $2.1 million.

     In August 1995, the Company issued $150.0 million of senior notes bearing an interest rate of 7.25 percent. The notes are due August 15, 2005 and may not be redeemed prior to maturity.

     As part of the acquisition of Pacific First, the Company assumed a $75.0 million note payable bearing an interest rate of 8.0 percent to the City of Tampa. The City of Tampa issued capital improvement revenue bonds in 1988 and invested a portion of the receipts with Pacific First. The note matures in 1998 and is subject to periodic withdrawals.

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

NOTE 18:  INTEREST RATE RISK MANAGEMENT

     From time to time, the following strategies may be used by the Company to reduce its exposure to interest rate risk: the origination and purchase of adjustable-rate mortgage loans and the purchase of adjustable-rate mortgage-backed securities; the sale of fixed-rate residential mortgage loan production or fixed-rate mortgage-backed securities; and the use of derivative instruments, such as interest rate exchange agreements and interest rate cap agreements.

     As of December 31, 1995, interest-sensitive assets of $27.7 billion and interest-sensitive liabilities of $31.5 billion were scheduled to mature or reprice within one year. At December 31, 1995, the Company had entered into interest rate exchange agreements and interest rate cap agreements with notional values of $2.7 billion and $9.8 billion. Without these instruments the Company's one-year gap at December 31, 1995 would have been a negative 8.90 percent as opposed to a negative 2.57 percent.

     Interest rate exchange agreements and interest rate cap agreements expose the Company to credit risk in the event of nonperformance by counterparties to such agreements. This risk consists primarily of the termination value of agreements where the Company is in a favorable position. The Company controls the credit risk associated with its interest rate exchange agreements and interest rate cap agreements through counterparty credit review, counterparty exposure limits and monitoring procedures.

     The Company's use of derivative instruments reduces the negative effect that changing interest rates may have on net interest income. The Company uses such instruments to reduce the volatility of net interest income over an interest rate cycle. None of the Company's derivative instruments are what are termed leveraged derivative instruments. These types of instruments are riskier than the derivatives used by the Company in that they have significant embedded options that enhance the performance in certain circumstances but dramatically reduce the performance in other circumstances.

     From time to time, the Company terminates interest rate exchange agreements and interest rate cap agreements prior to maturity. Such circumstances arise if, in the judgment of management, such instruments no longer cost-effectively meet policy objectives. Often such instruments are within one year of maturity. During 1995, the Company terminated an interest rate exchange agreement with a notional value of $75.0 million and recorded a deferred gain of $845,000. There were no other terminations of interest rate exchange agreements or interest rate cap agreements in 1995. During 1994, the Company terminated interest rate exchange agreements with a notional value of $370.0 million for deferred gains of $1.4 million and deferred losses of $4.8 million. In 1993, interest rate exchange agreements with a notional value of $90.0 million were terminated and deferred losses of $3.4 million were recorded. During 1994, the Company terminated interest rate cap agreements with a notional value of $375.0 million and deferred gains of $860,000 were recorded. No interest rate cap agreements were terminated in 1993.

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

     Scheduled maturities of interest rate exchange agreements were as follows:

                                                               DECEMBER 31, 1995
                                       -----------------------------------------------------------------
                                        NOTIONAL      SHORT-TERM       LONG-TERM     CARRYING     FAIR
                                         AMOUNT     RECEIPT RATE(1)   PAYMENT RATE    VALUE      VALUE
                                       ----------   ---------------   ------------   --------   --------
                                                            (DOLLARS IN THOUSANDS)
Designated against available-for-sale
  securities:
  Due within one year................  $  465,000         5.13%           5.92%      $  1,528   $  1,528
  After one but within two years.....     200,000         6.83            5.88         (4,144)    (4,144)
  After two but within three years...     300,000         6.05            5.92         (5,244)    (5,244)
  After three years..................     200,000         6.88            5.88         (3,987)    (3,987)
Designated against deposits and
  borrowings:
  Due within one year................     495,000         6.95            6.08             --      2,385
  After one but within two years.....     484,500         5.96            6.62             --     (8,461)
  After two but within three years...     276,000         6.04            6.75             --     (8,746)
  After three years..................     261,000         7.10            8.27             --     (7,793)
                                       ----------         ----            ----       ---------  ---------
                                       $2,681,500         6.26%           6.38%      $(11,847)  $(34,462)
                                       ==========         ====            ====       =========  =========

---------------
(1) The terms of each agreement have specific London Interbank Offering Rate reset and index requirements, which result in different short-term receipt rates for each agreement. The receipt rate represents the weighted average rate as of the last reset date for each agreement.

                                                               DECEMBER 31, 1994
                                       -----------------------------------------------------------------
                                        NOTIONAL      SHORT-TERM       LONG-TERM     CARRYING     FAIR
                                         AMOUNT     RECEIPT RATE(1)   PAYMENT RATE    VALUE      VALUE
                                       ----------   ---------------   ------------   --------   --------
                                                            (DOLLARS IN THOUSANDS)
Designated against available-for-sale
  securities:
  Due within one year................  $  150,000         6.38%           4.33%      $  4,700   $  4,700
  After one but within two years.....     350,000         5.69            4.54         13,954     13,954
Designated against deposits and
  borrowings:
  Due within one year................     355,000         4.62            6.66             --     (3,367)
  After one but within two years.....     685,000         6.52            6.16             --      8,748
  After two but within three years...     500,500         5.75            6.76             --     14,772
  After three years..................     602,000         6.33            7.70             --      1,908
                                       ----------         ----            ----       ---------  ---------
                                       $2,642,500         5.96%           6.37%      $ 18,654   $ 40,715
                                       ==========         ====            ====       =========  =========

---------------
(1) The terms of each agreement have specific London Interbank Offering Rate reset and index requirements, which result in different short-term receipt rates for each agreement. The receipt rate represents the weighted average rate as of the last reset date for each agreement.

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

     Scheduled maturities of interest rate cap agreements were as follows:

                                                                   DECEMBER 31, 1994
                                               ---------------------------------------------------------
                                                                       SHORT-TERM
                                                NOTIONAL    STRIKE      RECEIPT       CARRYING    FAIR
                                                 AMOUNT      RATE       RATE(1)        VALUE      VALUE
                                               ----------   ------   --------------   --------   -------
                                                                (DOLLARS IN THOUSANDS)
Designated against available-for-sale
  securities:
  Due within one year(2).....................  $1,425,000    5.34%        5.90%       $  4,484   $ 4,484
  After one but within two years(3)..........     875,000    5.85         5.83           3,799     3,799
  After two but within three years(4)........     250,000    6.05         5.90           1,132     1,132
Designated against deposits and borrowings:
  Due within one year(5).....................   5,193,000    7.43         5.63             151    (1,775)
  After one but within two years(6)..........     386,000    9.18         5.60           1,241         2
  After two but within three years(7)........     286,000    8.81         5.49           1,177        42
After three years............................   1,359,000    8.05         5.27          15,122     1,101
                                               ----------    ----         ----        --------   -------
                                               $9,774,000    7.14%        5.64%       $ 27,106   $ 8,785
                                               ==========    ====         ====        ========   =======

---------------
(1) The terms of each agreement have specific London Interbank Offering Rate or Cost of Funds Index for the Eleventh District Savings Institutions reset and index requirements, which result in different short-term receipt rates for each agreement. The receipt rate represents the weighted average rate as of the last reset date for each agreement.

(2) Includes $425.0 million notional amount with a weighted average cap ceiling of 8.06%

(3) Includes $600.0 million notional amount with a weighted average cap ceiling of 7.75%

(4) Includes $250.0 million notional amount with a weighted average cap ceiling of 7.65%

(5) Includes $30.0 million notional amount with a weighted average cap ceiling of 9.50% and $5.0 billion notional amount with a weighted average floor of 4.85%

(6) Includes $45.0 million notional amount with a weighted average cap ceiling of 9.50%

(7) Includes $40.0 million notional amount with a weighted average cap ceiling of 9.50%

(8) Includes $1.1 billion notional amount with a weighted average cap ceiling of 9.50%

                                                                   DECEMBER 31, 1994
                                               ---------------------------------------------------------
                                                                       SHORT-TERM
                                                NOTIONAL    STRIKE      RECEIPT       CARRYING    FAIR
                                                 AMOUNT      RATE       RATE(1)        VALUE      VALUE
                                               ----------   ------   --------------   --------   -------
                                                                (DOLLARS IN THOUSANDS)
Designated against available-for-sale
  securities:
  Due after one but within two years.........  $  600,000    5.13%        5.76%       $ 24,936   $24,936
  After two years............................     275,000    4.80         5.70          16,754    16,754
Designated against deposits and borrowings:
  Due after one but within two years(2)......   1,018,000    6.14         5.90             937    21,366
  After two but within three years(3)........     441,000    9.21         5.91           2,234     3,677
  After three years(4).......................   1,250,000    8.21         4.53          13,641    15,759
                                               ----------    ----         ----         -------   -------
                                               $3,584,000    6.97%        5.38%       $ 58,502   $82,492
                                               ==========    ====         ====         =======   =======

---------------
(1) The terms of each agreement have specific London Interbank Offering Rate or Cost of Funds Index for the Eleventh District Savings Institutions reset and index requirements, which result in different short-term receipt rates for each agreement. The receipt rate represents the weighted average rate as of the last reset date for each agreement.

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

(2) Includes $455.0 million notional amount with a weighted average cap ceiling of 8.15%.

(3) Includes $45.0 million notional amount with a weighted average cap ceiling of 9.50%.

(4) Includes $968.5 million notional amount with a weighted average cap ceiling of 9.50%.

     Changes in interest rate exchange agreements and interest rate cap agreements were as follows:

                                                              INTEREST RATE      INTEREST RATE
                                                           EXCHANGE AGREEMENTS   CAP AGREEMENTS
                                                           -------------------   --------------
                                                                  (DOLLARS IN THOUSANDS)
    Notional balance, beginning of year..................      $ 2,642,500         $3,584,000
    Purchases............................................          705,000          6,190,000
    Terminations and maturities..........................         (666,000)                --
                                                                ----------         ----------
    Notional balance, end of year........................      $ 2,681,500         $9,774,000
                                                                ==========         ==========

     The unamortized balance of prepaid fees and deferred gains and losses from terminated interest rate exchange agreements and interest rate cap agreements are scheduled to be amortized into interest expense as follows:

                                                               DECEMBER 31, 1995
                                         -------------------------------------------------------------
                                             GAIN ON       GAIN ON SHORT-    LOSS ON SHORT-      NET
                                         AVAILABLE-FOR-    TERM BORROWINGS   TERM BORROWINGS    GAIN
                                         SALE SECURITIES    AND DEPOSITS      AND DEPOSITS     (LOSS)
                                         ---------------   ---------------   ---------------   -------
                                                            (DOLLARS IN THOUSANDS)
    1996...............................      $ 1,152            $ 367            $(3,030)      $(1,511)
    1997...............................           --               --               (392)         (392)
    1998...............................           --               --                (81)          (81)
                                              ------             ----            -------       -------
    Unamortized deferred gain (loss)...      $ 1,152            $ 367            $(3,503)      $(1,984)
                                              ======             ====            =======       =======

     Financial data pertaining to the weighted average net effective (benefit) cost, the level of interest rate exchange agreements and the related cost (benefit) were as follows:

                                                                 YEAR ENDED DECEMBER 31,
                                                         ----------------------------------------
                                                            1995           1994           1993
                                                         ----------     ----------     ----------
                                                                  (DOLLARS IN THOUSANDS)
Weighted average net effective cost at end of year.....        0.12%          0.42%          0.88%
Weighted average net effective cost during the year....          --           1.44           2.26
Monthly average notional amount of interest rate
  exchange agreements..................................  $2,749,167     $2,803,750     $1,992,517
Maximum notional amount of interest rate exchange
  agreements at any month end..........................   2,901,500      3,058,500      2,593,500
Net cost included with interest expense on deposits
  during the year......................................       3,540         13,286         19,250
Net cost included with interest expense on borrowings
  during the year......................................       6,842         28,426         25,827
Net (benefit) included with interest income on
  available-for-sale securities during the year........     (10,495)        (1,316)            --

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

     Financial data pertaining to the level of interest rate cap agreements and related net cost (benefit) were as follows:

                                                                 YEAR ENDED DECEMBER 31,
                                                         ----------------------------------------
                                                            1995           1994           1993
                                                         ----------     ----------     ----------
                                                                  (DOLLARS IN THOUSANDS)
Monthly average notional amount of interest rate cap
  agreements...........................................  $6,363,000     $2,557,625     $1,761,625
Maximum notional amount of interest rate cap agreements
  at any month end.....................................   9,774,000      3,584,000      2,129,500
Net cost included with interest expense on deposits
  during the year......................................       7,875          2,257          3,078
Net cost included with interest expense on borrowings
  during the year......................................         415            565            472
Net (benefit) cost included with interest income on
  available-for-sale securities during the year........      (5,340)         1,365             --

NOTE 19:  GAIN (LOSS) ON SALE OF OTHER ASSETS, INCLUSIVE OF WRITE-DOWNS

     Gain (loss) on sale of other assets, inclusive of write-downs consisted of the following:

                                                                YEAR ENDED DECEMBER 31,
                                                            -------------------------------
                                                             1995        1994        1993
                                                            -------     -------     -------
                                                                (DOLLARS IN THOUSANDS)
    Trading account securities............................  $   529     $    45     $ 1,123
    Available-for-sale securities.........................     (929)      4,111       2,675
    Held-to-maturity securities...........................       --          --      26,706
    Premises and equipment................................   (1,458)     (1,270)        442
    Other.................................................    1,203      21,040      18,920
                                                            -------     -------     -------
                                                            $  (655)    $23,926     $49,866
                                                            =======     =======     =======

NOTE 20:  INCOME TAXES

     The provision for income taxes from continuing operations consisted of the following:

                                                               YEAR ENDED DECEMBER 31,
                                                          ---------------------------------
                                                            1995         1994        1993
                                                          --------     --------     -------
                                                               (DOLLARS IN THOUSANDS)
    Current income tax expense..........................  $ 92,315     $ 94,452     $77,390
    Deferred income tax expense.........................    19,591       15,428      14,569
                                                          --------     --------     -------
                                                          $111,906     $109,880     $91,959
                                                          ========     ========     =======

     In determining taxable income, savings banks are allowed bad debt deductions based on a percentage of taxable income or on actual experience. Each year, savings banks may select whichever method results in the most tax savings. The Company primarily used the percentage method in 1995 and 1994 and the experience method in 1993. Effective with the adoption of SFAS No. 109, this bad debt deduction is no longer treated as a permanent difference. Effective for years ending after December 31, 1995, the reserve method of accounting for tax basis bad debts is no longer available to the Company (see Note 32, "Subsequent Events").

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

     The significant components of the Company's deferred tax assets and liabilities were as follows:

                                                                       DECEMBER 31,
                                                                ---------------------------
                                                                   1995            1994
                                                                -----------     -----------
                                                                  (DOLLARS IN THOUSANDS)
    Deferred tax assets:
      Net operating loss carryforwards........................  $ 1,632,230     $ 1,690,939
      Book loan loss reserves.................................      106,828         124,075
      Purchase accounting adjustments.........................       41,343          56,486
      Deferred losses.........................................           --          12,166
      Other...................................................       59,468          52,377
                                                                -----------     -----------
                                                                  1,839,869       1,936,043
    Valuation allowance.......................................   (1,150,206)     (1,157,320)
                                                                -----------     -----------
    Deferred tax asset, net of valuation allowance............      689,663         778,723
    Deferred tax liabilities:
      Tax bad debt reserves...................................      467,125         538,297
      FHLB stock dividends....................................       60,636          50,810
      Deferred loan fees......................................       32,958          19,163
      Deferred gains..........................................       50,947          11,655
      Purchase accounting adjustments.........................       26,644          41,831
      Other...................................................       63,546          49,073
                                                                -----------     -----------
                                                                    701,856         710,829
                                                                -----------     -----------
    Net deferred tax (liability) asset........................  $   (12,193)    $    67,894
                                                                ===========     ===========

     The valuation allowances of $1.2 billion at December 31, 1995 and 1994, include $130.6 million and $270.2 million, respectively, related to payments in lieu of taxes that will arise from the realization of the net deferred tax asset. These valuation allowances represent the excess of the gross deferred tax asset over the sum of the taxes and the payments in lieu of taxes related to:
(1) projected future taxable income; (2) reversing taxable temporary differences; and (3) tax planning strategies.

     The decline in the valuation allowance of $7.1 million during the year ended December 31, 1995 was due primarily to a greater-than-anticipated utilization of the beginning balance of the deferred tax asset.

     The enactment in 1993 of certain federal tax legislation had the effect of retroactively disallowing certain losses and bad debt deductions arising from assets of New West. As a result, the Company reduced its gross deferred tax asset and related valuation allowance by $155.0 million.

     Also during 1993, California enacted legislation reducing the net operating loss carryforward period from 15 years to 10 years for losses incurred prior to 1994 relating to assets acquired in a tax-free reorganization under Internal Revenue Code Section 368(a)(1)(G). This change had a negligible impact on the valuation allowance.

     As of December 31, 1995, Keystone Holdings' net deferred tax asset was $112.6 million. In order to fully realize the net deferred tax asset, Keystone Holdings will need to generate future taxable income of approximately $672.1 million prior to the expiration of its tax net operating losses, which begin to expire in 1999. Based on Keystone Holdings' history of prior operating earnings and expectations for the future, management believes it is more likely than not that Keystone Holdings, on a continuing company basis, will realize the recorded benefit of $112.6 million as of December 31, 1996 through use of existing net operating

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES loss carryovers existing at December 31, 1995. However, in August 1996 Keystone Holdings amended certain prior-year state and federal tax returns. (See Note 32 "Subsequent Events" for further discussion.)

     As of December 31, 1995, prior to the amendments mentioned above, the Company had the following federal and state income tax net operating loss carryforwards due to expire under current law during the years indicated:


                                                                   FEDERAL         STATE
                                                                  ----------     ----------
                                                                   (DOLLARS IN THOUSANDS)
    2000........................................................  $       --     $      140
    2001........................................................          --        754,460
    2002........................................................          --        599,241
    2003........................................................          --      1,102,387
    2004........................................................   1,641,595             --
    2005........................................................     784,196             --
    2006........................................................     701,008             --
    2007........................................................     105,825             --
    2008........................................................     625,887             --
    2009........................................................      37,460             --
                                                                  ----------     ----------
                                                                  $3,895,971     $2,456,228
                                                                  ==========     ==========


     In April 1994, revenue procedures were issued allowing the Company to change its method of accounting for loan fees, effective for 1993. The change allowed most members of the Company's consolidated filing group to defer the recognition of loan fees for income tax purposes.

     Under SFAS No. 115, where actual benefits or liabilities are expected to be realized, the net realizable tax effects of unrealized gains and losses on available-for-sale securities at December 31, 1995 and 1994 were included in the deferred tax liabilities and assets. The tax effect was made directly to stockholders' equity and was not included in the provision for income taxes.

     The change in the net deferred tax asset (liability) was as follows:

                                                                  YEAR ENDED DECEMBER 31, 1995
                                                                  ----------------------------
                                                                     (DOLLARS IN THOUSANDS)
    Deferred tax asset, beginning of year.......................            $ 67,894
      Tax effect of valuation adjustment on available-for-sale
         securities.............................................             (55,155)
      Deferred income tax expense...............................             (19,591)
      Other adjustments.........................................              (5,341)
                                                                            --------
    Deferred tax liability, end of year.........................            $(12,193)
                                                                            ========

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

     Reconciliations between income taxes computed at statutory rates and income taxes included in the Supplemental Consolidated Statements of Income were as follows:


                                                              YEAR ENDED DECEMBER 31,
                                                        -----------------------------------
                                                          1995         1994         1993
                                                        --------     --------     ---------
                                                              (DOLLARS IN THOUSANDS)
    Income taxes computed at statutory rates..........  $148,920     $127,163     $ 136,420
      Tax effect of:
         Utilization of current tax losses of New West
           (nominee to ASB)...........................   (17,482)     (55,100)      (90,136)
         Amortization of goodwill and other
           intangible assets..........................     6,631        6,688         6,281
         Change in tax laws and rates.................        --           --       121,034
         State franchise tax, net of federal tax
           benefit....................................     3,899       (2,890)       39,286
         Increase in base year reserve amount.........   (16,318)     (11,605)           --
         Valuation allowance change from prior year...    (7,114)      48,241      (107,658)
         Dividends received deduction.................      (987)        (506)         (441)
         Tax exempt income............................    (1,973)      (1,680)       (1,924)
         Other........................................    (3,670)        (431)       (6,828)
                                                        --------     --------     ---------
    Income taxes before extraordinary items...........   111,906      109,880        96,034
      Tax effect of:
         Call of subordinated capital notes...........        --           --          (709)
         Penalty for prepayment of FHLB advances......        --           --        (3,366)
                                                        --------     --------     ---------
    Income taxes included in the Consolidated
      Statements of Income............................  $111,906     $109,880     $  91,959
                                                        ========     ========     =========


NOTE 21:  PAYMENTS IN LIEU OF TAXES

     The Assistance Agreement generally provides that 75.0 percent of most of the federal tax savings and approximately 19.5 percent of most of the California tax savings (as computed in accordance with the Assistance Agreement) attributable to ASB's utilization of any current tax losses or tax loss carryovers of New West are to be paid by the Company for the benefit of the FRF. The Assistance Agreement sets forth certain special adjustments to federal taxable income to arrive at "FSLIC taxable income." The principal adjustments effectively permit ASB to (i) recognize loan fees ratably over seven years adjusted for loan dispositions, (ii) treat the income and expenses of N.A. Holdings and New Capital as income and expenses of ASB, and (iii) for years ending on or before December 31, 1994, to recognize approximately 36.0 percent of the amortization of the mark-to-market adjustment attributable to the acquired loan portfolio.

     The provision (benefit) for payments in lieu of taxes consisted of the following:

                                                                 YEAR ENDED DECEMBER 31,
                                                               ----------------------------
                                                                1995      1994       1993
                                                               ------     -----     -------
                                                                  (DOLLARS IN THOUSANDS)
    Provision (benefit) for payments in lieu of taxes:
      Federal................................................  $3,450     $(137)    $   327
      State..................................................   4,437      (687)     13,748
                                                               ------     -----     -------
    Total provision (benefit) for payments in lieu of
      taxes..................................................  $7,887     $(824)    $14,075
                                                               ======     =====     =======

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

NOTE 22:  EXTRAORDINARY ITEMS

     Extraordinary items consisted of the following:

                                                               YEAR ENDED DECEMBER 31,
                                                            ------------------------------
                                                             1995       1994        1993
                                                            ------     ------     --------
                                                                (DOLLARS IN THOUSANDS)
    Call of subordinated capital notes....................  $   --     $   --     $ (2,266)
    Penalty for prepayment of FHLB advances...............      --         --      (10,762)
                                                             -----      -----     --------
                                                                --         --      (13,028)
    Federal income tax benefits...........................      --         --        4,075
                                                             -----      -----     --------
                                                            $   --     $   --     $ (8,953)
                                                             =====      =====     ========

     On September 15, 1993, the Company redeemed for cash all $40.0 million in principal of its 10.50 percent subordinated capital notes due March 15, 1999. The Company prepaid $432.6 million in advances from the FHLB during 1993.

NOTE 23:  STOCKHOLDERS' EQUITY

COMMON STOCK

     In the third quarter of 1993, Washington Mutual's Board of Directors declared a 50 percent stock dividend on its shares of common stock. The stock dividend had the effect of a three-for-two stock split. Cash dividends declared, as adjusted for the above mentioned stock dividend, were as follows:

                                                                     YEAR ENDED DECEMBER
                                                                           31,(1)
                                                                  -------------------------
                                                                  1995      1994      1993
                                                                  -----     -----     -----
    First quarter...............................................  $0.19     $0.16     $0.10
    Second quarter..............................................   0.19      0.17      0.11
    Third quarter...............................................   0.19      0.18      0.14
    Fourth quarter..............................................   0.20      0.19      0.15

---------------
(1) Dividends per share includes only those amounts paid to Washington Mutual shareholders, prior to business combinations.

     Prior to the business combination with Washington Mutual, Keystone Holdings paid total common cash dividends of $5.6 million, $22.5 million and $18.0 million in 1995, 1994 and 1993.

     Not only is the dividend policy of Washington Mutual influenced by legal, regulatory and economic restrictions, but it is also predicated on the ability of its subsidiaries to declare and pay dividends to Washington Mutual. These subsidiaries are in turn subject to legal and regulatory restrictions on their ability to pay dividends.

     Retained earnings of the Company at December 31, 1995 included a pre-1988 thrift bad debt reserve for tax purposes of $448.1 million for which no federal income taxes had been provided. In the future, if this thrift bad debt reserve is used for any purpose other than to absorb bad debt losses, if any of the banking subsidiaries do not meet the 60 percent qualified assets test or if legislation is enacted requiring recapture of all thrift bad debt reserves, the Company will incur a federal income tax liability at the then prevailing corporate tax rate.

     On October 16, 1990, the Company's Board of Directors adopted a shareholder rights plan and declared a dividend of one right for each outstanding share of common stock to shareholders of record on October 31, 1990. The rights have certain anti-takeover effects. They are intended to discourage coercive or unfair takeover tactics and to encourage any potential acquirer to negotiate a price fair to all shareholders. The rights

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES may cause substantial dilution to an acquiring party that attempts to acquire the Company on terms not approved by the Board of Directors, but they will not interfere with any friendly merger or other business combination. The plan was not adopted in response to any specific effort to acquire control of the Company.

PREFERRED STOCK

     In August 1989, the Company issued 1,300,000 shares of Noncumulative Convertible Perpetual Preferred Stock, Series A, at $50 per share for net proceeds of $63.2 million. In January 1993, the Company issued a notice of redemption to all holders of its Preferred Stock, Series A. Virtually all holders of the Preferred Stock, Series A, converted their shares into common stock prior to the redemption date of February 12, 1993.

     In December 1992, the Company issued 2,800,000 shares of Noncumulative Perpetual Preferred Stock, Series C, at $25 per share for net proceeds of $67.4 million. The stock has a liquidation preference of $25 per share plus dividends accrued and unpaid for the then current dividend period. Dividends, if and when declared by Washington Mutual's Board of Directors, are at an annual rate of $2.28 per share. Dividends have been declared and paid in all quarters since issuance. The Company may redeem the stock on or after December 31, 1997 at the redemption price of $25 per share plus unpaid dividends, whether or not declared, for the then current dividend period up to the date fixed for redemption. In November 1995, the Company purchased and retired 47,500 shares of its stock.

     Also in December 1992, the Company issued 1,400,000 shares of Noncumulative Convertible Perpetual Preferred Stock, Series D, at $100 per share for net proceeds of $136.4 million. The stock has a liquidation preference of $100 per share plus dividends accrued and unpaid for the then current dividend period. The stock is convertible at a rate of 3.870891 shares of common stock per share of preferred stock (after adjustment for the third quarter 1993 50 percent stock dividend discussed below). Dividends, if and when declared by Washington Mutual's Board of Directors, are at an annual rate of $6.00 per share. Dividends have been declared and paid in all quarters since issuance. The Company may redeem the stock on or after December 31, 1996 at an initial redemption price of $103.60 per share. The redemption price declines to $100 per share by the year 2003.

     In September 1993, the Company issued 2,000,000 shares of Noncumulative Perpetual Preferred Stock, Series E, at $25 per share for net proceeds of $48.2 million. The stock has a liquidation preference of $25 per share plus dividends accrued and unpaid for the then current dividend period. Dividends, if and when declared by Washington Mutual's Board of Directors, are at an annual rate of $1.90 per share. Dividends have been declared and paid in all quarters since issuance. The Company may redeem the stock on or after September 15, 1998, at the redemption price of $25 per share plus unpaid dividends, whether or not declared, for the then current dividend period up to the date fixed for redemption. In November 1995, the Company purchased and retired 30,000 shares of its stock.

     In December 1988, New Capital issued $80 million of Cumulative Redeemable Preferred Stock. The Preferred Stock is presented as a minority interest in the Company's Supplemental Consolidated Financial Statements.

     The Preferred Stocks, Series C, Series D and Series E, are senior to common stock as to dividends and liquidation, but they do not confer general voting rights.

NOTE 24:  EARNINGS PER COMMON SHARE

     Primary earnings per common share have been calculated by dividing net income, after deducting dividends on preferred stock, by the weighted average number of shares outstanding for the period. Fully diluted earnings per common share assume conversion of the outstanding convertible preferred stock.

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

     Information used to calculate earnings per share was as follows:

                                                                YEAR ENDED DECEMBER 31,
                                                      -------------------------------------------
                                                         1995            1994            1993
                                                      -----------     -----------     -----------
                                                                (DOLLARS IN THOUSANDS)
Net income..........................................  $   289,902     $   240,275     $   267,323
Preferred stock dividends:
  Noncumulative Perpetual, Series C.................       (6,384)         (6,384)         (5,628)
  Noncumulative Perpetual, Series E.................       (3,800)         (3,800)           (538)
  Noncumulative Convertible Perpetual, Series D.....       (8,400)         (8,400)         (7,393)
                                                      -----------     -----------     -----------
Net income attributable to primary common stock.....  $   271,318     $   221,691     $   253,764
                                                      ===========     ===========     ===========
Net income..........................................  $   289,902     $   240,275     $   267,323
Preferred stock dividends:
  Noncumulative Perpetual, Series C.................       (6,384)         (6,384)         (5,628)
  Noncumulative Perpetual, Series E.................       (3,800)         (3,800)           (538)
                                                      -----------     -----------     -----------
Net income attributable to fully diluted common
  stock.............................................  $   279,718     $   230,091     $   261,157
                                                      ===========     ===========     ===========
Average number of common shares outstanding (1):
  Primary...........................................  109,944,477     106,245,127     104,691,406
  Noncumulative Convertible Perpetual, Series A.....           --              --         643,121
  Noncumulative Convertible Perpetual, Series D.....    5,419,247       5,419,247       5,419,247
                                                      -----------     -----------     -----------
  Fully diluted.....................................  115,363,724     111,664,374     110,753,774
                                                      ===========     ===========     ===========

---------------

(1) As part of the business combination with Keystone Holdings, 8,000,000 shares of common stock, with a assigned value of $42.75 per share were issued to an escrow for the benefit of the general and limited partners of Keystone Holdings and the FRF. The Company will use the treasury stock method to determine the effect of the shares upon the Company's financial statements. As of the merger date, there is no potential dilutive effect of the 8,000,000 shares of common stock. The shares in the escrow will be dilutive in the future to the extent that the market price of the common stock exceeds $42.75 per share.


NOTE 25:  REGULATORY CAPITAL REQUIREMENTS

     WMI is not subject to any regulatory capital requirements. However, each of its subsidiary depository and insurance institutions is subject to various capital requirements. WMB is subject to the FDIC capital requirements while ASB and WMBfsb are subject to the Office of Thrift Supervision ("OTS") capital requirements.

     The FDIC currently measures an institution's capital using a leverage limit together with certain risk-based ratios. The FDIC requires most banks it regulates to maintain a minimum leverage ratio, defined as core ("Tier 1") capital divided by total regulatory assets, of at least 4.00 percent to 5.00 percent. It also requires total capital of at least 8.00 percent of risk-weighted assets and Tier 1 capital of at least 4.00 percent of risk-weighted assets. The OTS requires savings associations, such as ASB and WMBfsb, to meet each of three separate capital adequacy standards: a core capital leverage requirement, a tangible capital requirement and a risk-based capital requirement. OTS regulations require savings associations to maintain core capital of at least 3.00 percent of assets and tangible capital (excluding all goodwill) of at least 1.50 percent of assets. Most savings institutions are required to maintain a minimum leverage capital ratio of at least 4.00 percent. OTS regulations incorporate a risk-based capital requirement that is designed to be no less stringent than the capital

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES standard applicable to national banks and is modeled in many respects on, but not identical to, the risk-based capital requirements adopted by the FDIC. These regulations require a core risk-based capital ratio of at least 4.00 percent and a total risk-based capital ratio of at least 8.00 percent.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") created a statutory framework that increased the importance of meeting applicable capital requirements. For WMB, ASB and WMBfsb, FDICIA establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. An institution's category depends upon where its capital levels are in relation to relevant capital measures, which include a risk-based capital measure, a leverage ratio capital measure and certain other factors. The federal banking agencies (including the FDIC and the OTS) have adopted regulations which implement this statutory framework. Under these regulations, in order to be well capitalized a bank must have a ratio of total capital to risk-weighted assets of not less than 10.00 percent, a ratio of Tier 1 capital to risk-weighted assets of not less than 6.00 percent, and a leverage ratio of Tier 1 capital to total average assets of not less than 5.00 percent and must not be subject to any federal supervisory order or directive to meet a specific capital level. In order to be adequately capitalized, an institution must have a total risk-based capital ratio of not less than 8.00 percent, a Tier 1 risk-based capital ratio of not less than 4.00 percent, and a leverage ratio of not less than 4.00 percent. Any institution which is neither well capitalized nor adequately capitalized will be considered undercapitalized. Undercapitalized institutions are subject to certain regulatory controls and restrictions which become more extensive as an institution becomes more severely undercapitalized. At December 31, 1995, WMB, ASB and WMBfsb were well capitalized.

     The OTS has adopted final regulations adding an interest rate risk component to the risk-based capital requirements for savings associations (such as ASB and WMBfsb), although implementation of the regulation has been delayed. Management believes the effect of including such an interest rate risk component in the calculation of risk-adjusted capital will not cause ASB or WMBfsb to cease to be well capitalized. In August 1995, the FDIC revised its capital standards to state explicitly that it will consider the risk of declines in the economic value of capital due to changes in interest rates. The FDIC stated that in the future, after gaining more experience with the risk measurement process, it will issue a proposed rule that would establish an explicit minimum capital charge for interest rate risk. The ultimate effect of such risk-based capital requirements cannot be determined until final regulations are adopted.

     WM Life is subject to risk-based capital requirements developed by the National Association of Insurance Commissioners ("NAIC"). This measure uses four major categories of risk to calculate an appropriate level of capital to support an insurance company's overall business operations. The four risk categories are asset risk, insurance risk, interest rate risk and business risk. At December 31, 1995, WM Life's capital was 672 percent of its required regulatory risk-based level.

     Capital ratios for WMB (on a consolidated basis), WMBfsb (on a consolidated basis) and ASB (on a consolidated basis) were as follows:

                                                                    DECEMBER 31, 1995
                                                                --------------------------
                                                                 WMB      WMBfsb      ASB
                                                                -----     ------     -----
    Tangible capital ratio....................................   n.a.%     6.76%      5.39%
    Leverage capital ratio....................................   5.72      6.76       5.41
    Total risk-based capital ratio............................  11.58     12.64      10.12
    Tier 1 or core risk-based capital ratio...................  10.70     11.39       9.39

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

     Reconciliations of WMB, WMBfsb and ASB's consolidated stockholders' equity to regulatory capital were as follows:

                                                                     DECEMBER 31, 1995
                                                           -------------------------------------
                                                              WMB         WMBfsb         ASB
                                                           ----------     -------     ----------
                                                                  (DOLLARS IN THOUSANDS)
Stockholders' equity.....................................  $1,418,271     $46,117     $1,238,950
Reporting differences:
  Goodwill and other intangible assets...................    (160,781)       (401)        (3,329)
  Valuation reserve for available-for-sale securities....     (65,683)       (202)      (110,367)
  Deferred tax asset.....................................          --          --        (78,596)
  Investment in securities-related subsidiaries..........      (6,579)         --             --
  Purchased mortgage servicing rights....................        (542)       (818)            --
  Other nonqualifying assets.............................        (542)         --             --
                                                           ----------     --------    ----------
     Total regulatory capital............................  $1,184,144     $44,696     $1,046,658
                                                           ==========     ========    ==========

NOTE 26:  STOCK OPTION PLAN

     On March 8, 1984, the Company's stockholders approved the adoption of the 1983 incentive stock option plan, providing for the award of incentive stock options or nonqualified stock options and stock appreciation rights ("SARs") to certain officers of the Company at the discretion of the Board of Directors. On April 19, 1994, the Company's stockholders' approved the adoption of the 1994 stock option plan in which the right to purchase common stock of the Company may be granted to employees, directors, consultants and advisers of the Company. The 1994 plan is similar in some respects to the 1983 plan, which terminated according to its terms in 1993. Consistent with the Company's practice under the 1983 plan, it is anticipated that the majority of options available under the plan will be granted to the most senior management of the Company. The 1994 plan does not affect any options granted under the 1983 plan.

     Under the 1994 stock option plan, on the date of the grant, the exercise price of the option must at least equal the market value per share of the Company's common stock. The 1994 plan provides for the granting of options for a maximum of 4,000,000 common shares.

     A SAR represents the right to receive in cash an amount equal to the difference between the market value of one share of the Company's common stock on the date of exercise of the SAR and the market value of such a share on the date of the grant. The market value is the closing stock price on the date of the grant. The increased value of SARs during 1995 and 1993, which had been recorded as compensation expense, was $81,000 and $15,000. During 1994, due to the decline in the price of the Company's common stock, a credit of $49,000 was recorded against compensation expense.

     Stock options and SARs are exercisable on a phased-in schedule. At December 31, 1995, stock options of 900,528 and 6,750 SARs were fully exercisable.

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

     Stock options and SARs granted, exercised or terminated were as follows:

                                                    STOCK OPTIONS(1)                   SARs(1)
                                               ---------------------------     ------------------------
                                               AVERAGE PRICE      NUMBER       AVERAGE PRICE     NUMBER
                                               -------------     ---------     -------------     ------
Outstanding January 1, 1993..................     $  7.86        1,456,859         $5.86         6,750
Granted in 1993..............................       22.25          202,500            --            --
Exercised in 1993............................        6.04         (519,019)           --            --
                                                    -----        ---------          ----         -----
Outstanding December 31, 1993................       11.24        1,140,340          5.86         6,750
Granted in 1994..............................       22.27          191,631            --            --
Exercised in 1994............................        7.96         (106,399)           --            --
                                                    -----        ---------          ----         -----
Outstanding December 31, 1994................       13.25        1,225,572          5.86         6,750
Granted in 1995..............................       17.47          416,618            --            --
Exercised in 1995............................        7.92         (290,981)           --            --
Terminated in 1995...........................       22.07          (49,848)           --            --
                                                    -----        ---------          ----         -----
Outstanding December 31, 1995................     $ 15.46        1,301,361         $5.86         6,750
                                                    =====        =========          ====         =====

---------------
(1) Average price and number of stock options and SARs granted, exercised and terminated in 1993 have been adjusted for the third quarter 1993 50 percent stock dividend, which had the effect of a three-for-two stock split.

     In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-based Compensation. The statement requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) application of the fair value recognition provisions in the statement. SFAS No. 123 does not rescind or interpret the existing accounting rules for employee stock-based arrangements. Companies may continue following those rules to recognize and measure compensation as outlined in Accounting Principles Board Opinion 25 ("APB 25"), but they will now be required to disclose the pro forma amounts of net income and earnings per share that would have been reported had the company elected to follow the fair value recognition provisions of SFAS No.
123. Effective January 1, 1996, the Company adopted the disclosure requirements of SFAS No. 123, but has determined that it will continue to measure its employee stock-based compensation arrangements under the provisions of APB 25. The adoption of the disclosure requirements of SFAS No. 123 will have no material impact on the results of operations or financial condition of the Company.

NOTE 27:  EMPLOYEE BENEFITS PROGRAMS

     Washington Mutual maintains a noncontributory cash balance defined benefit pension plan for substantially all eligible employees. American provided a substantially similar plan which was terminated effective June 30, 1995. Benefits earned for each year of service are based primarily on the level of compensation in that year plus a stipulated rate of return on the benefit balance. It is the Company's policy to fund the Plan on a current basis to the extent deductible under federal income tax regulations. The combined net periodic pension cost for the Plans was $2.0 million, $1.3 million and $3.9 million for 1995, 1994 and 1993. The weighted average discount rate was 7.25 percent, 8.00 percent and 7.25 percent for 1995, 1994 and 1993. The long-term rate of return on assets was 8.00 percent for 1995, 8.00 percent for 1994 and
9.00 percent for 1993. The assumed rate of increase in future compensation levels was 6.00 percent for all years presented. The Plan's assets consist primarily of listed common stocks, U. S. government obligations, corporate debt obligations and annuity contracts.

     At the termination date of American's plan, all participants' accrued benefits became fully vested. The net assets of the plan were allocated as prescribed by the Employee Retirement Income Security Act of 1974

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES and the Pension Benefit Guaranty Corporation and their related regulations. All participants received full benefits. The termination resulted in a settlement under SFAS 88. American recognized a gain of $1.7 million as a result of the settlement. The majority of the projected benefit obligation was settled in 1995. At December 31, 1995, the terminated plan had $1.8 million in remaining assets. Ultimate distribution of these assets is pending IRS approval.

     The plan's funded status and amounts recognized in the Company's financial statements were as follows:

                                                                         DECEMBER 31,
                                                              ----------------------------------
                                                                                        KEYSTONE
                                                                WASHINGTON MUTUAL       HOLDINGS
                                                              ---------------------     --------
                                                                1995         1994         1994
                                                              --------     --------     --------
                                                                    (DOLLARS IN THOUSANDS)
Benefit obligations:
  Vested benefits...........................................  $(46,628)    $(34,885)    $ (5,307)
  Nonvested benefits........................................    (2,367)      (4,690)      (1,316)
                                                              --------     --------      -------
Accumulated benefit obligation..............................   (48,995)     (39,575)      (6,623)
Effect of future compensation increases.....................    (1,598)      (1,429)          --
                                                              --------     --------      -------
Projected benefit obligation................................   (50,593)     (41,004)      (6,623)
Plan assets at fair value...................................    61,722       53,037        8,035
Plan assets in excess of projected benefit obligation.......    11,129       12,033        1,412
                                                              --------     --------      -------
Unrecognized (gain) loss due to past experience different
  from assumptions..........................................    (2,103)       1,710           --
Unrecognized prior service cost.............................     2,093           --           --
Unrecognized net asset at transition being recognized over
  18.6 years................................................    (3,300)      (3,682)      (3,317)
                                                              --------     --------      -------
Prepaid pension asset.......................................  $  7,819     $ 10,061     $ (1,905)
                                                              ========     ========      =======

     Net periodic pension expense included the following:

                                               WASHINGTON MUTUAL              KEYSTONE HOLDINGS
                                            YEAR ENDED DECEMBER 31,        YEAR ENDED DECEMBER 31,
                                         ------------------------------    ------------------------
                                           1995       1994       1993      1995     1994      1993
                                         --------    -------    -------    -----    -----    ------
                                                           (DOLLARS IN THOUSANDS)
Service cost -- benefits earned during
  the period...........................  $  3,240    $ 2,952    $ 1,643    $  --    $  --    $3,162
Interest cost on projected benefit
  obligation...........................     3,336      2,695      1,904      594      688       803
Actual (gain) loss on plan assets......   (11,935)       463     (5,637)    (896)     152      (840)
Amortization and deferral, net.........     7,601     (4,779)     2,665       78     (896)      233
                                         --------    -------    -------    -----    -----    ------
                                         $  2,242    $ 1,331    $   575    $(224)   $ (56)   $3,358
                                         ========    =======    =======    =====    =====    ======

     During 1994, the defined benefit pension plan acquired in the acquisition of Pacific First was merged into the Company's defined benefit pension plan. The fair value of plan assets exceeded the projected benefit obligation, and the accrued pension cost was reduced by $10.8 million.

     In addition, the Company currently provides eligible retired employees with access to medical coverage on the same basis as active employees and provides certain other health care insurance benefits to a limited number of retired employees. Postretirement benefits, such as retiree health benefits, are accrued during the years an employee provides services.

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

     The funded status of these benefits were as follows:

                                                                          DECEMBER 31,
                                                                       -------------------
                                                                        1995        1994
                                                                       -------     -------
                                                                           (DOLLARS IN
                                                                           THOUSANDS)
    Accumulated postretirement benefit obligation....................  $(5,484)    $(4,488)
    Unrecognized transition obligation...............................    2,503       2,650
    Unrecognized (gain)..............................................      (36)       (189)
                                                                       -------     -------
    Prepaid postretirement liability.................................  $(3,017)    $(2,027)
                                                                       =======     =======

     Net periodic postretirement expense included the following:

                                                                         YEAR ENDED
                                                                         DECEMBER 31,
                                                                    ----------------------
                                                                    1995     1994     1993
                                                                    ----     ----     ----
                                                                    (DOLLARS IN THOUSANDS)
    Service cost..................................................  $206     $220     $154
    Interest cost.................................................   344      322      320
    Amortization of transition obligation.........................   147      147      147
                                                                    ----     ----     ----
                                                                    $697     $689     $621
                                                                    ====     ====     ====

     The weighted average discount rate was 7.25 percent, 8.00 percent and 7.25 percent for 1995, 1994 and 1993. The medical trend rate starts at 13.00 percent for 1993 and declines steadily to 6.00 percent by the year 2000. The effect of a
1.00 percent increase in the trend rates is not significant.

     Washington Mutual maintains a savings plan for substantially all eligible employees that allows participants to make contributions by salary deduction equal to 15.00 percent or less of their salary pursuant to Section 401(k) of the Internal Revenue Code. ASB maintained a substantially similar plan. Employees' contributions vest immediately. The Company's partial matching contributions vest over five years.

     ASB implemented a Supplemental Executive Retirement Plan ("SERP") in 1990. The SERP is a non qualified, noncontributory, defined benefit plan where benefits are paid to certain officers using a target percentage which is based upon the number of years of service with ASB. This percentage is applied to the participant's average annual earnings for the highest three out of the final ten years of employment. These benefits are reduced to the extent a participant receives benefits from the defined benefit pension plan.

     In 1990, ASB implemented the Phantom Share Plan (the "PSP") for the benefit of certain of its officers. The PSP provides a long-term financial performance incentive to its participants. Participants in the PSP are granted phantom shares (units of value), the values of which are determined similar to that of actual equity securities. The PSP calls for immediate exercisability and cashing out in the event of a change in control of Keystone Holdings or any of its subsidiaries. In July 1996, Keystone Holdings entered into an agreement to merge with Washington Mutual. As a result of the business combination, the phantom shares will become immediately exercisable, and ASB will incur an expense of approximately $12.0 million in 1996, upon consummation of the merger.

     ASB established a Short-Term Incentive Plan ("STI") for the benefit of certain of its executives. The STI provides a short-term incentive to its participants based upon the achievement of both overall company and individual goals.

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

     Total employee benefit plan expense was as follows:

                                                                YEAR ENDED DECEMBER 31,
                                                            -------------------------------
                                                             1995        1994        1993
                                                            -------     -------     -------
                                                                (DOLLARS IN THOUSANDS)
    Net periodic pension expense........................    $ 2,018     $ 1,275     $ 3,933
    Net periodic postretirement expense.................        697         689         621
    Company's contributions to savings plan.............     10,027      12,374       7,641
    SERP expense........................................      1,590       1,900       1,237
    STI expense.........................................      3,247       2,219       3,141
                                                            -------     -------     -------
                                                            $17,579     $18,457     $16,573
                                                            =======     =======     =======

     In November 1992, the FASB issued SFAS No. 112, Employers' Accounting for Postemployment Benefits. This statement establishes standards of financial accounting and reporting for the estimated cost of benefits provided by an employer to former or inactive employees after employment but before retirement. Effective January 1, 1994, the Company adopted SFAS No. 112. There were no costs accrued under this pronouncement.

NOTE 28:  CONTINGENCIES

     The Company has certain litigation and negotiations in progress resulting from activities arising from normal operations. In the opinion of management, none of these matters is likely to have a material adverse effect on the Company's financial position.

     As part of the administration and oversight of the Assistance Agreement and other agreements among ASB, certain of its affiliates and the FDIC, the FDIC has a variety of review and audit rights, including the right to review and audit computations of payments in lieu of taxes. ASB and certain of its affiliates have entered into a settlement agreement with the FDIC for all periods through June 30, 1994, pursuant to which ASB, its affiliates and the FDIC have mutually settled and released various claims in consideration of certain nominal payments. The Office of Inspector General has commenced an audit of certain transactions and payments under the Assistance Agreement and other agreements occurring during the period beginning July 1, 1994 and ending June 30, 1996. Keystone Holdings has received no notice of any issues involving more than nominal amounts arising after June 30, 1994.

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

NOTE 29:  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     The results of operations on a quarterly basis have been restated to give effect to the business combination with Keystone Holdings. Results of operations on a quarterly basis were as follows:

                                                      YEAR ENDED DECEMBER 31, 1995
                                   -------------------------------------------------------------------
                                            FIRST QUARTER                      SECOND QUARTER
                                   --------------------------------   --------------------------------
                                   WASHINGTON   KEYSTONE              WASHINGTON   KEYSTONE
                                     MUTUAL     HOLDINGS   RESTATED     MUTUAL     HOLDINGS   RESTATED
                                   ----------   --------   --------   ----------   --------   --------
                                          (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Interest income..................   $367,447    $305,735   $673,182    $390,016    $330,727   $720,743
Interest expense.................    218,374     228,270    446,644     240,585     242,493    483,078
                                    --------    --------   --------    --------    --------   --------
Net interest income..............    149,073      77,465    226,538     149,431      88,234    237,665
Provision for loan losses........      2,800      18,869     21,669       2,850      15,664     18,514
Other income.....................     28,855      29,188     58,043      29,554      18,315     47,869
Other expense....................    103,081      71,496    174,577     106,332      73,101    179,433
                                    --------    --------   --------    --------    --------   --------
Income before income taxes.......     72,047      16,288     88,335      69,803      17,784     87,587
Income taxes.....................     26,797      (6,081)    20,716      22,030         642     22,672
Minority interest in earnings of
  consolidated subsidiary........         --       3,948      3,948          --       3,948      3,948
                                    --------    --------   --------    --------    --------   --------
Net income.......................   $ 45,250    $ 18,421   $ 63,671    $ 47,773    $ 13,194   $ 60,967
                                    ========    ========   ========    ========    ========   ========
Net income attributable to common
  stock..........................   $ 40,604    $ 18,421   $ 59,025    $ 43,127    $ 13,194   $ 56,321
                                    ========    ========   ========    ========    ========   ========
Net income per common share:
  Primary........................      $0.60                  $0.55       $0.62                  $0.51
  Fully diluted..................       0.58                   0.54        0.60                   0.51

                                                      YEAR ENDED DECEMBER 31, 1995
                                   -------------------------------------------------------------------
                                            THIRD QUARTER                      FOURTH QUARTER
                                   --------------------------------   --------------------------------
                                   WASHINGTON   KEYSTONE              WASHINGTON   KEYSTONE
                                     MUTUAL     HOLDINGS   RESTATED     MUTUAL     HOLDINGS   RESTATED
                                   ----------   --------   --------   ----------   --------   --------
                                          (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Interest income..................   $405,638    $346,343   $751,981    $415,859    $354,321   $770,180
Interest expense.................    248,844     246,712    495,556     252,921     245,237    498,158
                                    --------    --------   --------    --------    --------   --------
Net interest income..............    156,794      99,631    256,425     162,938     109,084    272,022
Provision for loan losses........      2,800      14,557     17,357       2,700      14,747     17,447
Other income.....................     28,280      18,033     46,313      31,185      24,929     56,114
Other expense....................    102,530      68,484    171,014     105,712      69,778    175,490
                                    --------    --------   --------    --------    --------   --------
Income before income taxes.......     79,744      34,623    114,367      85,711      49,488    135,199
Income taxes.....................     28,056       5,023     33,079      30,621      12,705     43,326
Minority interest in earnings of
  consolidated subsidiary........         --       3,948      3,948          --       3,949      3,949
                                    --------    --------   --------    --------    --------   --------
Net income.......................   $ 51,688    $ 25,652   $ 77,340    $ 55,090    $ 32,834   $ 87,924
                                    ========    ========   ========    ========    ========   ========
Net income attributable to common
  stock..........................   $ 47,042    $ 25,652   $ 72,694    $ 50,444    $ 32,834   $ 83,278
                                    ========    ========   ========    ========    ========   ========
Net income per common share:
  Primary........................      $0.66                  $0.66       $0.71                  $0.75
  Fully diluted..................       0.64                   0.64        0.69                   0.73

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

                                                      YEAR ENDED DECEMBER 31, 1994
                                   -------------------------------------------------------------------
                                            FIRST QUARTER                      SECOND QUARTER
                                   --------------------------------   --------------------------------
                                   WASHINGTON   KEYSTONE              WASHINGTON   KEYSTONE
                                     MUTUAL     HOLDINGS   RESTATED     MUTUAL     HOLDINGS   RESTATED
                                   ----------   --------   --------   ----------   --------   --------
                                          (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Interest income..................   $287,581    $253,452   $541,033    $300,272    $248,798   $549,070
Interest expense.................    136,111     155,147    291,258     149,832     157,856    307,688
                                    --------    --------   --------    --------    --------   --------
Net interest income..............    151,470      98,305    249,775     150,440      90,942    241,382
Provision for loan losses........      5,000      32,973     37,973       5,050      25,218     30,268
Other income.....................     30,782      34,481     65,263      30,236      16,500     46,736
Other expense....................    107,557      74,647    182,204     104,422      68,627    173,049
                                    --------    --------   --------    --------    --------   --------
Income before income taxes.......     69,695      25,166     94,861      71,204      13,597     84,801
Income taxes.....................     25,923       1,467     27,390      26,930         921     27,851
Minority interest in earnings of
  consolidated subsidiary........         --       3,498      3,498          --       3,498      3,498
                                    --------    --------   --------    --------    --------   --------
Net income.......................   $ 43,772    $ 20,201   $ 63,973    $ 44,274    $  9,178   $ 53,452
                                    ========    ========   ========    ========    ========   ========
Net income attributable to common
  stock..........................   $ 39,126    $ 20,201   $ 59,327    $ 39,628    $  9,178   $ 48,806
                                    ========    ========   ========    ========    ========   ========
Net income per common share:
  Primary........................      $0.59                  $0.56       $0.60                  $0.46
  Fully diluted..................       0.58                   0.55        0.58                   0.46

                                                      YEAR ENDED DECEMBER 31, 1994
                                   -------------------------------------------------------------------
                                            THIRD QUARTER                      FOURTH QUARTER
                                   --------------------------------   --------------------------------
                                   WASHINGTON   KEYSTONE              WASHINGTON   KEYSTONE
                                     MUTUAL     HOLDINGS   RESTATED     MUTUAL     HOLDINGS   RESTATED
                                   ----------   --------   --------   ----------   --------   --------
                                          (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Interest income..................   $321,545    $257,746   $579,291    $349,152    $276,867   $626,019
Interest expense.................    168,756     173,468    342,224     197,172     197,016    394,188
                                    --------    --------   --------    --------    --------   --------
Net interest income..............    152,789      84,278    237,067     151,980      79,851    231,831
Provision for loan losses........      5,200      21,047     26,247       5,150      22,371     27,521
Other income.....................     28,389      15,788     44,177      29,095      35,523     64,618
Other expense....................    101,464      69,387    170,851     101,857      67,556    169,413
                                    --------    --------   --------    --------    --------   --------
Income before income taxes.......     74,514       9,632     84,146      74,068      25,447     99,515
Income taxes.....................     28,035      (1,249)    26,786      27,271        (242)    27,029
Minority interest in earnings of
  consolidated subsidiary........         --       3,498      3,498          --       3,498      3,498
                                    --------    --------   --------    --------    --------   --------
Net income.......................   $ 46,479    $  7,383   $ 53,862    $ 46,797    $ 22,191   $ 68,988
                                    ========    ========   ========    ========    ========   ========
Net income attributable to common
  stock..........................   $ 41,833    $  7,383   $ 49,216    $ 42,151    $ 22,191   $ 64,342
                                    ========    ========   ========    ========    ========   ========
Net income per common share:
  Primary........................      $0.63                  $0.47       $0.63                  $0.60
  Fully diluted..................       0.61                   0.46        0.61                   0.59

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

NOTE 30:  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

     The fair value of financial instruments were as follows:


                                                               DECEMBER 31,
                                        -----------------------------------------------------------
                                         CARRYING          FAIR          CARRYING          FAIR
                                          AMOUNT           VALUE          AMOUNT           VALUE
                                        -----------     -----------     -----------     -----------
                                                          (DOLLARS IN THOUSANDS)
Financial assets:
  Cash and cash equivalents...........  $   983,833     $   983,833     $   477,509     $   477,509
  Trading account securities..........          238             238             572             572
  Available-for-sale securities.......   12,154,725      12,154,725       4,282,160       4,282,160
  Held-to-maturity securities.........    3,197,720       3,262,850       4,456,031       4,228,897
  Mortgage servicing rights...........      104,495         109,950          70,911          71,915
  Loans, exclusive of reserve for loan
     losses...........................   24,428,115      24,788,750      25,717,081      24,777,595
  Note receivable.....................           --              --       1,515,040       1,667,405
                                        -----------     -----------     -----------     -----------
                                         40,869,126      41,300,346      36,519,304      35,506,053
Financial liabilities:
  Deposits............................   24,462,960      24,624,673      23,344,006      23,284,547
  Annuities...........................      855,503         855,503         799,178         799,178
  Federal funds purchased.............      433,420         433,493              --              --
  Securities sold under agreements to
     repurchase.......................    7,984,756       7,985,202       6,637,346       6,636,487
  Advances from the FHLB..............    4,715,739       4,732,366       4,128,977       4,060,902
  Other borrowings....................      590,217         612,240         381,066         378,780
                                        -----------     -----------     -----------     -----------
                                         39,042,595      39,243,477      35,290,573      35,159,894
Derivative instruments(1):
  Interest rate exchange agreements:
  Designated against available for
     sale securities..................      (11,847)        (11,847)         18,654          18,654
  Designated against short term
     borrowings and deposits..........           --         (22,615)             --          22,061
  Interest rate cap agreements:                  --              --              --              --
  Designated against available for
     sale securities..................        9,415           9,415          41,690          41,690
  Designated against short term
     borrowings and deposits..........       17,691            (630)         16,812          40,802
                                        -----------     -----------     -----------     -----------
                                             15,259         (25,677)         77,156         123,207
Off-balance-sheet loan commitments....           --           3,595              --          (8,078)
                                        -----------     -----------     -----------     -----------
Net financial instruments.............  $ 1,841,790     $ 2,034,787     $ 1,305,887     $   461,288
                                        ===========     ===========     ===========     ===========


---------------
(1) See Note 18: Interest Rate Risk Management.

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument as of December 31, 1995 and 1994:

     Cash and cash equivalents -- The carrying amount represented fair value.

     Note Receivable -- In January 1995, the FDIC offered to pay down the remaining principal balance of the Note Receivable at-par. Therefore, the fair value of the Note Receivable at December 31, 1994 represented the at-par offer by the FDIC, as it was the best indication of the current fair value. Keystone Holdings agreed with the FDIC in October 1995 to allow prepayment of the remaining balance of the Note Receivable. On October 24, 1995, ASB received the remaining principal balance of the Note Receivable of $505.3 million, plus interest.

     Trading account securities--Fair values were based on quoted market prices.

     Available-for-sale securities--Fair values were based on quoted market prices or dealer quotes. If a quoted market price was not available, fair value was estimated using quoted market prices for similar securities.

     Held-to-maturity securities--Fair values were based on quoted market prices or dealer quotes. If a quoted market price was not available, fair value was estimated using quoted market prices for similar securities.

     Mortgage servicing rights--The fair value of mortgage servicing rights is estimated using projected cash flows, adjusted for the effects of anticipated prepayments, using a market discount rate.

     Loans--Loans were priced using the discounted cash flow method. The discount rate used was the rate currently offered on similar products.

     Deposits--The fair value of checking accounts, savings accounts and money market accounts was the amount payable on demand at the reporting date. For time deposit accounts, the fair value was determined using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar products. Core deposit intangibles are not included.

     Annuities--The carrying amount represented fair value.

     Federal funds purchased--These were valued using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar borrowings.

     Securities sold under agreements to repurchase--These were valued using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar borrowings.

     Advances from the FHLB--These were valued using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar borrowings.

     Other borrowings--These were valued using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar borrowings.

     Derivative instruments--The fair value for interest rate exchange agreements was determined using dealer quotations, when available, or the discounted cash flow method. The market prices for similar instruments were used to value interest rate cap agreements.

     Off-balance-sheet loan commitments--Loan commitments are commitments the Company made to borrowers at locked-in rates. The fair value of loan commitments was estimated based on current levels of interest rates versus the committed interest rates. The balance shown represents the differential between committed value and fair value.

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

NOTE 31:  FINANCIAL INFORMATION -- WMI

     WMI was formed August 17, 1994. The following WMI (parent company only) financial information should be read in conjunction with the other notes to the consolidated financial statements.

STATEMENTS OF INCOME

                                                                               PERIOD OF AUGUST 17, 1994
                                                            YEAR ENDED              (INCEPTION) TO
                                                         DECEMBER 31, 1995         DECEMBER 31, 1994
                                                         -----------------     -------------------------
                                                                     (DOLLARS IN THOUSANDS)
INTEREST INCOME
Available-for-sale securities............................     $  8,033                 $ 1,641
Cash equivalents.........................................          471                      44
                                                              --------                 -------
  Total interest income..................................        8,504                   1,685
INTEREST EXPENSE
Borrowings...............................................        9,072                     884
                                                              --------                 -------
  Total interest expense.................................        9,072                     884
                                                              --------                 -------
     Net interest (expense) income.......................         (568)                    801
OTHER INCOME
Equity in net earnings of subsidiaries(1)................      293,630                  13,103
Other operating income...................................            8                      --
(Loss) on sale of other assets, inclusive of
  write-downs............................................         (171)                     --
                                                              --------                 -------
  Total other income.....................................      293,467                  13,103
OTHER EXPENSE
Salaries and employee benefits...........................        2,716                      --
Occupancy and equipment..................................            1                      --
Other operating expense..................................        3,289                     228
                                                              --------                 -------
  Total other expense....................................        6,006                     228
                                                              --------                 -------
     Income before income taxes..........................      286,893                  13,676
Income taxes.............................................         (865)                    201
                                                              --------                 -------
Net income(1)............................................     $287,758                 $13,475
                                                              ========                 =======

---------------
(1) Contains intercompany transactions eliminated upon consolidation.

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

STATEMENTS OF FINANCIAL POSITION


                                                                            DECEMBER 31,
                                                                      -------------------------
                                                                         1995           1994
                                                                      ----------     ----------
                                                                       (DOLLARS IN THOUSANDS)
ASSETS
Cash and cash equivalents...........................................  $   90,096     $    5,903
Available-for-sale securities.......................................      99,932        104,987
Loans...............................................................     147,867             --
Investment in subsidiaries(1).......................................   2,451,956      1,834,977
Other assets........................................................         929            654
                                                                      ----------     ----------
Total assets........................................................  $2,790,780     $1,946,521
                                                                      ==========     ==========
LIABILITIES
Securities sold under agreements to repurchase......................  $   82,481     $   84,329
Other borrowings....................................................     147,845             --
Other liabilities...................................................       5,647            (14)
                                                                      ----------     ----------
Total liabilities...................................................     235,973         84,315
Stockholders' Equity
  Preferred stock, no par value: 10,000,000
    shares authorized -- 6,122,500 and 6,200,000 shares issued and
    outstanding.....................................................          --             --
  Common stock, no par value: 350,000,000 shares
    authorized -- 119,574,254 and 115,720,886 shares issued and
    outstanding.....................................................          --             --
Capital surplus(1)..................................................   1,029,549        998,497
Valuation reserve for available-for-sale securities.................       2,390         (2,511)
Valuation reserve for available-for-sale
  securities -- subsidiaries........................................     186,325        (58,738)
Retained earnings(1)................................................   1,336,543        924,958
                                                                      ----------     ----------
Total stockholders' equity..........................................   2,554,807      1,862,206
                                                                      ----------     ----------
Total liabilities and stockholders' equity..........................  $2,790,780     $1,946,521
                                                                      ==========     ==========


---------------
(1) Contains intercompany transactions eliminated upon consolidation.

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

STATEMENTS OF CASH FLOWS

                                                                               PERIOD OF AUGUST 17, 1994
                                                              YEAR ENDED            (INCEPTION) TO
                                                           DECEMBER 31, 1995       DECEMBER 31, 1994
                                                           -----------------   -------------------------
                                                                      (DOLLARS IN THOUSANDS)
Cash Flows From Operating Activities Net income(1).......      $ 287,758              $ 13,475
Adjustments to reconcile net income to net cash provided
  (used) by operating activities:
  Decrease (increase) in interest receivable..............            80                  (693)
  Increase in interest payable............................         3,167                   884
  (Decrease) in income taxes payable......................          (865)               (1,151)
  Equity in undistributed earnings of subsidiaries(1).....      (293,630)              (13,103)
  Decrease in other assets................................         9,910                    39
  Increase in other liabilities...........................           720                   252
                                                               ---------              --------
     Net cash provided (used) by operating activities.....         7,140                  (297)
Cash Flows From Investing Activities
Purchases of available-for-sale securities................            --              (111,984)
Principal repayments of available-for-sale securities.....        12,594                 4,486
Originations and purchases of loans.......................      (147,867)                   --
Dividends received from subsidiaries......................       136,521                    --
Acquisition of wholly owned subsidiary(1).................            --               (82,877)
                                                               ---------              --------
     Net cash provided (used) by investing activities.....         1,248              (190,375)
Cash Flows From Financing Activities
(Decrease) increase in securities sold under agreements to
  repurchase..............................................        (1,848)               84,329
Proceeds of other borrowings..............................       147,845                    --
Issuance of common stock through stock options and
  employee stock plans....................................         8,379                   994
Repurchase of preferred stock.............................        (1,990)                   --
Cash dividends paid.......................................       (76,581)                   --
Contribution from wholly owned subsidiaries(1)............            --               111,252
                                                               ---------              --------
     Net cash provided by financing activities............        75,805               196,575
                                                               ---------              --------
     Increase in cash and cash equivalents................        84,193                 5,903
     Cash and cash equivalents at beginning of year.......         5,903                    --
                                                               ---------              --------
     Cash and cash equivalents at end of year.............     $  90,096              $  5,903
                                                               =========              ========

---------------
(1) Contains intercompany transactions eliminated upon consolidation.

NOTE 32:  SUBSEQUENT EVENTS


BUSINESS COMBINATIONS



     On July 21, 1996, Washington Mutual signed an agreement to acquire, through merger, Keystone Holdings, the indirect holding company of American Savings Bank F.A. At September 30, 1996, Keystone Holdings, on a consolidated basis, had assets of $21.3 billion, deposits of $12.9 billion, and stockholder's equity of $520.0 million. The transaction was completed December 20, 1996.

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

     On September 9, 1996, Washington Mutual signed an agreement to acquire United Western Financial Group, Inc. ("United Western") of Salt Lake City and its United Savings Bank and Western Mortgage Loan subsidiaries for $80.3 million in cash. At September 30, 1996, United Western had assets of $414.9 million, deposits of $294.4 million, and stockholders' equity of $53.8 million. The transaction, which is scheduled to be completed in the first quarter of 1997, is subject to the approval of banking regulators and a majority of shareholders of United Western's common stock.

     On November 30, 1996, WMI merged with Utah Federal Savings Bank (Utah FSB") by merging Utah FSB with and into WMBfsb. At October 31, 1996, Utah FSB, which was an Ogden-based institution, had assets of $121.9 million, deposits of $105.9 million and stockholders' equity of $12.2 million. The merger will be accounted for as a pooling-of-interests. Due to the immaterial nature of the transaction, the Company will not restate prior-period information as if the companies had been combined.

     The balances stated above related to Keystone Holdings, United Western and Utah FSB are unaudited.

FEDERAL AND STATE TAXATION MATTERS

     In August 1996, the President signed the Small Business Job Protection Act of 1996 (the "Act"). Under the Act, the reserve method of accounting for tax basis bad debts is no longer available, effective for years ending after December 31, 1995. As a result, the Company will be required to use the specific charge-off method of accounting for tax basis bad debts for 1996 and later years. In addition, the Company will also be required to recapture its post-1987 additions to its bad debt reserves, whether such additions were made pursuant to the percentage of taxable income method or the experience method. As of December 31, 1995, these additions were $151.3 million which, pursuant to the Act, will be included in taxable income ratably over a six-taxable-year period beginning with the year ending December 31, 1997. The recapture of the post-1987 additions to tax basis bad debt reserves will not result in a charge to earnings as these amounts are included in the deferred tax liability at December 31, 1995.

     In August 1996, Keystone Holdings amended prior-year federal tax returns to reduce tax bad debt deductions and to make other amendments. As a result, net operating loss carryforwards for federal tax purposes were reduced by approximately $756 million. In September 1996, ASB amended prior-year state tax returns to reduce tax bad debt deductions. The result was to decrease state net operating loss carryovers by approximately $545 million. The decrease in the gross deferred tax asset as a result of the amendments which reduced the federal and state net operating loss carryforwards was offset by an equal decrease in the valuation allowance for the deferred tax asset.

SAIF RECAPITALIZATION ASSESSMENT

     On September 30, 1996, President Clinton signed legislation intended, among other things, to recapitalize the Savings Association Insurance Fund ("SAIF") and to reduce the gap between SAIF premiums and the Bank Insurance Fund ("BIF") premiums. The legislation provides for a special one-time assessment on SAIF-insured deposits that were held as of March 31, 1995, including certain deposits acquired after that date. The assessment will bring the SAIF's reserve ratio to the legally required level of $1.25 for every $100 in insured deposits. Beginning in January 1997, deposits insured through the SAIF at most institutions probably will be subject to regular FDIC assessments amounting to
6.4 cents per $100 per year, while deposits insured through the BIF at most institutions probably will be subject to regular FDIC assessments amounting to
1.3 cents per $100 per year.


     The Company's special assessment resulted in a pretax charge of $124.2 million, which was taken in the quarter ended September 30, 1996. Based on the current level of deposits, the Company estimates that the reduction in the regular assessment on its SAIF deposits beginning in 1997 should result in annual savings of approximately $31 million.

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

FINANCING MATTERS


     On February 8, 1996, ASB completed the private placement of $100.0 million of Subordinated Notes (the "Notes") maturing February 15, 2006. The Notes bear interest at a rate of 6.625% per annum. Interest on the Notes is payable semi-annually in arrears on each February 15 and August 15, beginning on August 15, 1996.


     In November 1996, Washington Mutual received commitments for $200 million of Revolving Credit Facilities with two tranches: a $100 million 364-day facility and a $100 million 4-year facility. Chase Manhattan Bank will act as Administrative Agent for the Facilities. Proceeds of the Facilities were used for funding needs at the closing of the Transaction, including redemption of the New Capital securities, and are available for general corporate purposes, including providing capital at a subsidiary level.



     On December 2, 1996, Washington Mutual announced it will redeem on December 31, 1996, all of the Company's outstanding noncumulative perpetual preferred stock, Series D at the redemption price of $103.60 per share.



     On December 20, 1996, Washington Mutual redeemed $10.5 million of debt securities and $80.0 million of nonconvertible preferred stock issued by New Capital. Washington Mutual also gave the requisite notice to redeem $354.0 million of additional debt securities issued by New Capital. By redeeming such equity and debt, management believes it can significantly reduce its overall cost of funds.


AMENDMENTS TO THE ARTICLES OF INCORPORATION


     On December 18, 1996, the shareholders of Washington Mutual approved an amendment to the Company's Restated Articles of Incorporation to increase the number of authorized shares of common stock from 100,000,000 shares to 350,000,000 shares.

------------------------------------------------------
------------------------------------------------------


     NO DEALER, SALESPERSON, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.


                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    3
Summary Financial Data................    7
Risk Factors..........................   11
Use of Proceeds.......................   13
Market Prices and Dividends...........   13
The Keystone Transaction..............   15
Selected Financial Data...............   17
Management's Discussion and Analysis
  of Financial Position and Results of
  Operations..........................   20
Business..............................   47
Selling Stockholders..................   67
Description of Washington Mutual
  Common Stock........................   68
Certain United States Federal Tax
  Consequences to Non-United States
  Purchasers..........................   72
Underwriting..........................   74
ERISA Matters.........................   75
Experts...............................   75
Legal Matters.........................   75
Available Information.................   76
Incorporation of Certain Documents by
  Reference...........................   76
Supplemental Consolidated Financial
  Statements..........................  F-1


------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

                               15,085,305 SHARES

                            [WASHINGTON MUTUAL LOGO]

                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS

                            ------------------------

                              MERRILL LYNCH & CO.

                     FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

                                           , 1997

------------------------------------------------------
------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES


     MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION TIME BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL


     THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR

     QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                                                        INTERNATIONAL PROSPECTUS


                             SUBJECT TO COMPLETION


                  PRELIMINARY PROSPECTUS DATED JANUARY 2, 1997


PROSPECTUS


                               15,085,305 SHARES

                                      LOGO

                                  COMMON STOCK

                            ------------------------

     Of the 15,085,305 shares (the "Shares") of common stock, no par value ("Common Stock"), of Washington Mutual, Inc., a Washington corporation ("Washington Mutual" or the "Company"), offered hereby, 14,000,000 Shares are offered by the Federal Deposit Insurance Corporation (the "FDIC"), for the account of the FSLIC Resolution Fund, which is a government-controlled instrumentality of the United States of America managed by the FDIC (the "FRF"; the FDIC in its capacity as manager of the FRF is referred to herein as the "FDIC-Manager"), and 1,085,305 Shares are offered by certain other stockholders of the Company identified herein (collectively with the FRF, the "Selling Stockholders"). See "Selling Stockholders." The Shares were issued in connection with a recent transaction pursuant to which Washington Mutual acquired Keystone Holdings, Inc. ("Keystone Holdings") by merger, as a result of which the direct and indirect subsidiaries of Keystone Holdings, including American Savings Bank, F.A. ("ASB"), became subsidiaries of the Company. See "The Keystone Transaction." The Company will not receive any proceeds from the sale of the Shares hereunder.


     Of the 15,085,305 Shares offered hereby,           Shares are being offered
outside the United States and Canada by the International Managers (the
"International Offering") and           Shares are being offered in a concurrent
offering in the United States and Canada by the U.S. Underwriters (the "U.S. Offering" and, together with the International Offering, the "Offerings"). The initial public offering price and the aggregate underwriting discount per Share are identical for the Offerings. See "Underwriting."


     The Company's Common Stock is traded on the National Market tier of The Nasdaq Stock Market (the "Nasdaq Stock Market") under the symbol "WAMU." On December 30, 1996, the last reported sale price of the Common Stock was $43 1/8 per share.


     SEE "RISK FACTORS" BEGINNING ON PAGE 11 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION,
   PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

==============================================================================

                          PRICE TO      UNDERWRITING      PROCEEDS TO SELLING
                           PUBLIC        DISCOUNT(1)        STOCKHOLDERS(2)
------------------------------------------------------------------------------
Per Share................     $               $                    $
------------------------------------------------------------------------------
Total....................  $               $                    $
==============================================================================


(1) The Company and the Selling Stockholders have severally agreed to indemnify the several Underwriters (the "Underwriters") against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."


(2) Before deduction of expenses payable by the Company estimated to be $720,000.


     The Shares are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Shares
will be made in New York, New York, on or about             , 1997.

                            ------------------------

MERRILL LYNCH INTERNATIONAL


                                          FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

                            ------------------------

               The date of this Prospectus is             , 1997

                                                              ALTERNATE PAGE FOR
                                                        INTERNATIONAL PROSPECTUS

     MAP OF THE STATES OF WASHINGTON, OREGON, CALIFORNIA, UTAH, IDAHO, MONTANA, ARIZONA, COLORADO AND NEVADA AND A TABLE SETTING FORTH THE NUMBERS OF THE COMPANY'S BRANCHES, LOAN PRODUCTION CENTERS, COMMERCIAL BANK OFFICES AND NUMBER OF HOUSEHOLDS SERVED.

                            ------------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ STOCK MARKET'S SMALLCAP MARKET, THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ STOCK MARKETS' SMALLCAP MARKET, THE NASDAQ NATIONAL MARKET OR OTHERWISE IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934.

     NO ACTION HAS BEEN TAKEN IN ANY JURISDICTION BY THE COMPANY OR THE UNDERWRITERS THAT WOULD PERMIT A PUBLIC OFFERING OF THE COMMON STOCK IN ANY JURISDICTION WHERE ACTION FOR THAT PURPOSE IS REQUIRED, OTHER THAN THE UNITED STATES. THE DISTRIBUTION OF THIS PROSPECTUS AND THE OFFERING AND SALE OF THE COMMON STOCK IN CERTAIN JURISDICTIONS MAY BE RESTRICTED BY LAW. THE COMMON STOCK MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, AND NEITHER THIS PROSPECTUS NOR ANY OTHER OFFERING MATERIAL OR ADVERTISEMENT IN CONNECTION WITH THE COMMON STOCK MAY BE DISTRIBUTED OR PUBLISHED, IN OR FROM ANY JURISDICTION, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH APPLICABLE RULES AND REGULATIONS OF ANY SUCH JURISDICTION. PERSONS INTO WHOSE POSSESSION THIS PROSPECTUS COMES ARE REQUIRED BY THE COMPANY AND THE INTERNATIONAL MANAGERS TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY SUCH RESTRICTIONS. FOR A FURTHER DESCRIPTION OF CERTAIN RESTRICTIONS ON OFFERING AND SALES OF THE COMMON STOCK, SEE "UNDERWRITING."

     THE COMMON STOCK MAY NOT BE OFFERED OR SOLD IN OR INTO THE UNITED KINGDOM EXCEPT TO PERSONS WHOSE ORDINARY ACTIVITIES INVOLVE THEM IN ACQUIRING, HOLDING, MANAGING OR DISPOSING OF INVESTMENTS (AS PRINCIPAL OR AGENT) FOR THE PURPOSES OF THEIR BUSINESSES (OR IN OTHER CIRCUMSTANCES THAT DO NOT CONSTITUTE AN OFFER TO THE PUBLIC IN THE UNITED KINGDOM FOR THE PURPOSES OF THE PUBLIC OFFERS OF SECURITIES REGULATIONS 1995), AND THIS DOCUMENT MAY ONLY BE ISSUED OR PASSED ON IN OR INTO THE UNITED KINGDOM TO ANY PERSON TO WHOM THE DOCUMENT MAY LAWFULLY BE ISSUED OR PASSED ON BY REASON OF, OR OF ANY REGULATION MADE UNDER, SECTION 58 FINANCIAL SERVICES ACT 1986.

     ALL APPLICABLE PROVISIONS OF THE PUBLIC OFFERS OF SECURITIES REGULATIONS 1995 AND THE FINANCIAL SERVICES ACT 1986 MUST BE COMPLIED WITH IN RESPECT OF ANYTHING DONE IN RELATION TO THE COMMON STOCK IN, FROM OR OTHERWISE INVOLVING, THE UNITED KINGDOM.

                                                              ALTERNATE PAGE FOR


                                                        INTERNATIONAL PROSPECTUS



                                  UNDERWRITING



     Subject to the terms and conditions set forth in a purchase agreement (the "International Purchase Agreement") between the Company and each of the institutions named below (the "International Managers", for whom Merrill Lynch International and Friedman, Billings, Ramsey & Co., Inc. are acting as representatives (the "International Representatives")), and concurrently with
the sale of           shares of Common Stock to certain underwriters in the
United States (the "U.S. Underwriters" and, together with the International Managers, the "Underwriters"), the Company has agreed to sell to each of the International Managers, and each of the International Managers has severally agreed to purchase, the aggregate number of shares of Common Stock set forth opposite its name below:



                                                                                 NUMBER
                             INTERNATIONAL MANAGERS                            OF SHARES
    -------------------------------------------------------------------------  ----------
    Merrill Lynch International..............................................
    Friedman, Billings, Ramsey & Co., Inc....................................
                                                                               -----------
              Total..........................................................
                                                                               ===========



     The Company also has entered into a purchase agreement (the "U.S. Purchase Agreement") with the U.S. Underwriters. Subject to the terms and conditions set forth in the U.S. Purchase Agreement, and concurrently with the sale of shares of Common Stock to the International Managers, the Company has agreed to sell to the U.S. Underwriters, and the U.S. Underwriters have
severally agreed to purchase an aggregate of           shares of
Common Stock. The initial public offering price per share of the Common Stock and the underwriting discount per share of the Common Stock are identical under the International Purchase Agreement and the U.S. Purchase Agreement.



     In the International Purchase Agreement and the U.S. Purchase Agreement, the several International Managers and the several U.S. Underwriters, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to each such Purchase Agreement if any such shares of Common Stock being sold pursuant to each such Purchase Agreement are purchased. Under certain circumstances, the commitments of non-defaulting International Managers or U.S. Underwriters may be increased.



     The International Managers and the U.S. Underwriters have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, sales may be made between the International Managers and the U.S. Underwriters of such number of shares of Common Stock as may be mutually agreed. The price of any share of Common Stock so sold shall be the initial public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are non-United States or non-Canadian persons or to persons they believe intend to resell to persons who are non-United States or non-Canadian persons, and the International Managers and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to United States or Canadian persons or to persons they believe intend to resell to United States or Canadian persons, except, in each case, for transactions pursuant to the Intersyndicate Agreement.



     The International Representatives have advised the Company that the International Managers propose initially to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers (who may include International Managers)
at such price less a concession not in excess of $   per share of Common Stock.
The International Managers may allow, and such dealers may reallow, a discount
not in excess of $   per share of Common Stock on sales to certain other
dealers. After the initial public offering, the public offering price, concession and discount may be changed.

                                                              ALTERNATE PAGE FOR
                                                        INTERNATIONAL PROSPECTUS

     Each International Manager has agreed that (i) it has not offered or sold, and will not for a period of six months following consummation of the Offerings offer or sell, in the United Kingdom by means of any document, any shares of Common Stock offered hereby, other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances that do not constitute an offer to the public within the meaning of the Public Offers of Securities Regulations 1995, (ii) it has complied with and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares of Common Stock in, from, or otherwise involving the United Kingdom any document received by it in connection with the issue of the shares of Common Stock if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995, as amended, or is a person to whom the document may otherwise lawfully be issued or passed on.

     The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     The Company has agreed that it will not, with certain exceptions, offer, sell or otherwise dispose of any shares of Common Stock for a period of 60 days from the date of this Prospectus without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. This prohibition will not affect shares of Common Stock issued by the Company pursuant to acquisitions, employee or director benefit plans, any dividend reimbursement plan, or the conversion or exercise of securities convertible into or exercisable for Common Stock.

     Merrill Lynch, Pierce, Fenner & Smith Incorporated renders various financial advisory services to the Company from time to time.

                                 ERISA MATTERS

     Washington Mutual and certain of its subsidiaries and affiliates, including WMB, ASB, Murphey Favre, Composite Research and WM Life, may be considered "parties in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or "disqualified persons" within the meaning of Section 4975 of the Code, with respect to many employee benefit plans and individual retirement accounts ("IRAs"), including without limitation by reason of providing trust custodial services, annuity products, investment advice or brokerage services to such plans and IRAs. Prohibited transactions within the meaning of ERISA or the Code may occur if, for example, the Shares are acquired by an employee benefit plan or IRA or an entity (such as an insurance company general account) deemed to be investing assets of an employee benefit plan, unless such Shares are acquired pursuant to an exemption from the prohibited transaction rules. Any such plan or entity proposing to invest in the Shares should consult with its legal counsel.

                                    EXPERTS

     The Supplemental Consolidated Financial Statements of the Company, as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, included in this Prospectus and Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein. Insofar as the report of Deloitte & Touche LLP relates to the amounts included for Keystone Holdings Inc. and subsidiaries for 1995, 1994, and 1993 it is based solely on the report of other auditors. The consolidated financial statements of Keystone Holdings and subsidiaries for 1995, 1994 and 1993, incorporated herein by reference from the Proxy Statement dated November 12, 1996 have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their report also incorporated herein by reference. The consolidated financial statements of the Company incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995, as amended by Form 8-K dated October 18, 1996, Form 8-K/A dated October 23, 1996, and Form 8-K/A dated October 25, 1996 also have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which

                                                              ALTERNATE PAGE FOR
                                                        INTERNATIONAL PROSPECTUS

are incorporated herein by reference. Such financial statements of the Company and Keystone Holdings are included herein or incorporated by reference in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the issuance of the Common Stock offered hereby has been passed upon by Foster Pepper & Shefelman, counsel to Washington Mutual. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. As of December 20, 1996, individual members of Foster Pepper & Shefelman owned an aggregate of 43,953 shares of Common Stock, 160 shares of Series C Preferred and 100 shares of Series D Preferred.

                             AVAILABLE INFORMATION

     Washington Mutual is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by Washington Mutual with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center (13th Floor), New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, at prescribed rates. The Commission also maintains a Web site that contains copies of reports, proxy and information statements and other information regarding registrants that file electronically, including the Company, with the Commission at http://www.sec.gov. In addition, material filed by Washington Mutual can be inspected at the offices of the National Association of Securities Dealers, Inc., Report Section, 1735 K Street N.W., Washington, D.C. 20006. In accordance with the rules and regulations of the Commission, this Prospectus does not contain certain information contained in the Registration Statement the Company has filed with the Commission to which reference is hereby made for further information. Statements in this Prospectus regarding the contents of any contract or other document are not necessarily complete; with respect to each such contract or document, reference is made to the copy of such document filed with the Commission for a more complete description of the matter involved, and each statement shall be deemed to be qualified in its entirety by such reference.

                                                              ALTERNATE PAGE FOR
                                                        INTERNATIONAL PROSPECTUS

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by Washington Mutual pursuant to the Exchange Act are incorporated by reference in this Prospectus:

     1. Annual Report on Form 10-K for the year ended December 31, 1995;

     2. Quarterly Reports on Form 10-Q, as amended, for each of the quarterly periods ended March 31, 1996, June 30, 1996 and September 30, 1996;

     3. Current Report on Form 8-K dated March 15, 1996;

     4. Item 2 of Current Report on Form 8-K dated July 22, 1996;

     5. Current Report on Form 8-K dated October 18, 1996, as amended by Form 8-K/A dated October 23, 1996, as amended by Form 8-K/A dated October 25, 1996; and

     6. Appendix B, pages B-1 through B-54, of the Company's definitive proxy statement dated November 12, 1996.

     All documents and reports filed by Washington Mutual pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     This Prospectus incorporates documents by reference that are not presented herein or delivered herewith. These documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available upon request to each person to whom a copy of this Prospectus is delivered, without charge, upon request to the Company at Investor Relations, Washington Mutual, Inc., Washington Mutual Tower, 1201 Third Avenue, 12th Floor, Seattle, Washington 98101 (telephone number (206) 461-3187).

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

======================================================

     NO DEALER, SALESPERSON, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.


     IN THIS PROSPECTUS, REFERENCES TO "DOLLARS" AND "$" ARE TO UNITED STATES DOLLARS.

        ------------------------

           TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    3
Summary Financial Data................    7
Risk Factors..........................   11
Use of Proceeds.......................   13
Market Prices and Dividends...........   13
The Keyshare Transaction..............   15
Selected Financial Data...............   17
Management's Discussion and Analysis
  of Financial Position and Results of
  Operations..........................   20
Business..............................   47
Selling Stockholders..................   67
Description of Washington Mutual
  Common Stock........................   68
Certain United States Federal Tax
  Consequences to Non-United States
  Purchasers..........................   72
Underwriting..........................   74
ERISA Matters.........................   75
Experts...............................   75
Legal Matters.........................   76
Available Information.................   76
Incorporation of Certain Documents by
  Reference...........................   77
Supplemental Consolidated Financial
  Statements..........................  F-1

======================================================

======================================================

                 15,085,305 SHARES


              WASHINGTON MUTUAL, INC.


                    COMMON STOCK

              ------------------------

                     PROSPECTUS

              ------------------------

             MERRILL LYNCH INTERNATIONAL


        FRIEDMAN, BILLINGS, RAMSEY & CO., INC.


                                 , 1997

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


    Securities and Exchange Commission Registration Fee.......................  $184,567
                                                                                --------
    Attorneys' Fees and Expenses..............................................   125,000
                                                                                --------
    Accountants' Fees and Expenses............................................   200,000
                                                                                --------
    Blue Sky Filing Fees and Expenses.........................................     5,000
                                                                                --------
    Printing Fees and Expenses................................................   200,000
                                                                                --------
    Miscellaneous Expenses....................................................     5,433
                                                                                --------
              Total...........................................................  $720,000
                                                                                ========


---------------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Section 23B.08.320 of the Washington Business Corporation Act (the "Corporation Act") provides that the personal liability of directors to a corporation imposed by Section 23B.08.310 of the Corporation Act may be eliminated by the articles of incorporation of the corporation, except in the case of acts or omissions involving certain types of conduct. At Article XIII of its Restated Articles of Incorporation, the Registrant has elected to eliminate the liability of directors to the Registrant to the extent permitted by law. Thus, a director of the Registrant is not personally liable to the Registrant or its shareholders for monetary damages for conduct as a director, except for liability of the director (i) for acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the director, (ii) for conduct violating Section 23B.08.310 of the Corporation Act, or (iii) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If Washington law is amended to authorize corporate action that further eliminates or limits the liability of directors, then the liability of Washington Mutual directors will be eliminated or limited to the fullest extent permitted by Washington law, as so amended.

     Section 23B.08.560 of the Corporation Act provides that if authorized by
(i) the articles of incorporation, (ii) a bylaw adopted or ratified by the shareholders, or (iii) a resolution adopted or ratified, before or after the event, by the shareholders, a corporation will have the power to indemnify directors made party to a proceeding, or to obligate itself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations on indemnification contained in Sections 23B.08.510 through 23B.08.550 of the Corporation Act.

     Pursuant to Article X of Washington Mutual's Restated Articles of Incorporation and Article VIII of Washington Mutual's Bylaws, Washington Mutual must, subject to certain exceptions, indemnify and defend its directors against any expense, liability or loss arising from or in connection with any actual or threatened action, suit or proceeding relating to service for or at the request of Washington Mutual, including without limitation, liability under the Securities Act. Washington Mutual is not permitted to indemnify a director from or on account of acts or omissions of such director which are finally adjudged to be intentional misconduct, or from or on account of conduct in violation of RCW 23B.08.310, or a knowing violation of the law from or on account of any transaction with respect to which it is finally adjudged that such director received a benefit in money, property or services to which he or she was not entitled. If Washington law is amended to authorize further indemnification of directors, then Washington Mutual directors shall be indemnified to the fullest extent permitted by Washington law, as so amended. Also, pursuant to Article X of Washington Mutual's Restated Articles of Incorporation and Article VIII of Washington Mutual's Bylaws, Washington Mutual may, by action of the Board of Directors of Washington Mutual, provide indemnification and pay expenses to officers, employees and agents of Washington Mutual or another corporation, partnership, joint venture, trust or other enterprise with the same scope and effect as above described in relation to directors. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Washington Mutual pursuant to the provisions described above, Washington Mutual has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.  EXHIBITS


  EXHIBIT
  -------
   1.1*      Form of Purchase Agreement
   3.1       Restated Articles of Incorporation of the Registrant, as amended dated December
             18, 1996
   3.2**     Bylaws of the Registrant
   4.1**     Rights Agreement, dated October 16, 1990, as amended by Amendment No. 1 to Rights
             Agreement, dated October 31, 1994, and as supplemented by Supplement to Rights
             Agreement, dated November 29, 1994
   5.1       Opinion of Foster Pepper & Shefelman
  23.1       Consent of Deloitte & Touche LLP
  23.2       Consent of KPMG Peat Marwick LLP
  23.3       Consent of Foster Pepper & Shefelman (contained in its opinion filed as Exhibit
             5.1)
  24.1       Power of Attorney (included on Signatures pages)
  27         Financial Data Schedule


---------------

* To be filed as an exhibit to a report on Form 8-K to be incorporated by reference into this Registration Statement subsequent to its effectiveness.



** Incorporated by reference to Washington Mutual, Inc. Current Report on Form
   8-K dated November 29, 1994 (File No. 0-25188).


ITEM 17.  UNDERTAKINGS


     (b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the Offerings of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions referred to in Item 15 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (i) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.


          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the Offerings of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 30th day of December, 1996.


                                          WASHINGTON MUTUAL, INC.

                                          By: /s/ KERRY K. KILLINGER
                                             -----------------------------------
                                             Kerry K. Killinger
                                             President and Chief Executive
                                               Officer


     Pursuant to the requirement of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated below on the 30th day of December, 1996.



/s/ KERRY K. KILLINGER                          /s/ WILLIAM A. LONGBRAKE*
--------------------------------------------    --------------------------------------------
Kerry K. Killinger                              William A. Longbrake
Chairman, President and                         Executive Vice President and
Chief Executive Officer; Director               Chief Financial Officer
(Principal Executive Officer)                   (Principal Financial Officer)

                                                /s/ DOUGLAS G. WISDORF*
                                                --------------------------------------------
                                                Douglas G. Wisdorf
                                                Deputy Chief Financial Officer and
                                                Controller
                                                (Principal Accounting Officer)

/s/ DOUGLAS P. BEIGHLE*                         /s/ WILLIAM P. GERBERDING*
--------------------------------------------    --------------------------------------------
Douglas P. Beighle                              William P. Gerberding
Director                                        Director

/s/ HERBERT M. BRIDGE*                          /s/ DR. SAMUEL B. MCKINNEY*
--------------------------------------------    --------------------------------------------
Herbert M. Bridge                               Dr. Samuel B. McKinney
Director                                        Director

/s/ ROGER H. EIGSTI*                            /s/ MICHAEL K. MURPHEY*
--------------------------------------------    --------------------------------------------
Roger H. Eigsti                                 Michael K. Murphey
Director                                        Director

/s/ JOHN W. ELLIS*                              /s/ LOUIS H. PEPPER*
--------------------------------------------    --------------------------------------------
John W. Ellis                                   Louis H. Pepper
Director                                        Director

/s/ DANIEL J. EVANS*                            /s/ WILLIAM G. REED, JR.*
--------------------------------------------    --------------------------------------------
Daniel J. Evans                                 William G. Reed, Jr.
Director                                        Director

/s/ ANNE V. FARRELL*                            /s/ JAMES H. STEVER*
--------------------------------------------    --------------------------------------------
Anne V. Farrell                                 James H. Stever
Director                                        Director

--------------------------------------------    --------------------------------------------
David Bonderman                                 J. Taylor Crandall
Director                                        Director


*By /s/ KERRY K. KILLINGER
    ----------------------------------------
    Kerry K. Killinger
    Attorney-in-Fact

                                 EXHIBITS INDEX



3.1     Restated Articles of Incorporation of the Registrant, as amended dated December 18,
        1996
5.1     Opinion of Foster Pepper & Shefelman
23.1    Consent of Deloitte & Touche LLP
23.2    Consent of KPMG Peat Marwick LLP
27      Financial Data Schedule